As filed with the Securities and Exchange Commission on August 1, 2005

Registration Statement No. _333-____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERPOOL, INC.
(Exact name of registrant is specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7359 6159 (Primary Standard Industrial Classification Code No.)	13-3467669 (I.R.S. Employer Identification Number)

211 College Road East
Princeton, New Jersey 08540
(609) 452-8900
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

MARTIN TUCHMAN
Chairman and Chief Executive Officer
Interpool, Inc.
211 College Road East
Princeton, New Jersey 08540
(609) 452-8900
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Jeffrey S. Lowenthal, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
(212) 806-5400

          Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
6% Senior Notes due 2014	$230,000,000	100%	$230,000,000	$27,071

(1)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f).

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 1, 2005

P R O S P E C T U S

$230,000,000

Offer to Exchange 6% Senior Notes Due 2014
for any and all outstanding 6% Senior Notes Due 2014

This Exchange Offer Will Expire at 5:00 P.M., New York City Time,
On [__________], 2005, Unless Extended

THE EXCHANGE OFFER

•	We will exchange all outstanding Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for an equal principal amount of Exchange Notes that are freely tradable.

•	You may withdraw tenders of outstanding Notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City Time, on [__________,] 2005, unless extended. We do not currently intend to extend the expiration date.

•	We will not receive any proceeds from the exchange offer.

•	There is no existing market for the Exchange Notes to be issued, and we do not intend to apply for their listing on any securities exchange.

THE EXCHANGE NOTES

•	The terms of the Exchange Notes to be issued in the exchange offer are substantially identical to the outstanding Notes, except that the Exchange Notes will be freely tradable.

BROKER-DEALERS

•	Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resales of those Exchange Notes. The letter of transmittal states that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning if the Securities Act.

•	This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for outstanding Notes where the outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activates.

•	We have agreed that, for a period of 90 days after the consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of Exchange Notes. See "Plan of Distribution."

           SEE THE SECTION ENTITLED "RISK FACTORS" THAT BEGINS ON PAGE 14 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING NOTES FOR EXCHANGE.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is [____________], 2005.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

TABLE OF CONTENTS

Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Price Range of Common Stock
Dividend Policy
Capitalization
Selected Consolidated Historical Financial and Operating Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Certain Relationships and Related Party Transactions
Principal Stockholders
The Exchange Offer
Description of Exchange Notes
Certain Federal Income Tax Consequences
Description of Capital Stock
Plan of Distribution
Legal Matters
Experts
Available Information
Index to Financial Statements	1 11 18 20 21 22 23 24 26 72 82 97 101 103 113 138 138 141 141 142 143 F-1

SUMMARY

           All fleet statistics including the size of the fleet, utilization of the leasing equipment or the rental rates per day that are set forth in this prospectus include our equipment, including that portion of our equipment managed by Container Applications, Inc. ("CAI"). To the extent that our equipment is managed by CAI, the equipment is considered fully utilized since it is not available for us to put on hire regardless of whether all of the units are generating income. All equipment owned by CAI or managed by CAI (with the exception of equipment owned by us and managed by CAI) is excluded from all statistics, unless otherwise indicated. In addition, all of our chassis assigned to chassis pools are considered fully utilized. This exclusion of information relative to CAI, unless indicated otherwise, provides a focus on the drivers which are critical to our core business. The market share, ranking and other data contained in this prospectus are based either on our management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, might not be reliable.

           This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and related Notes, before making an investment decision. Unless otherwise noted, references to "Interpool," refer to Interpool, Inc., a Delaware corporation. Unless otherwise noted, references to "we," "our" and "us" refer collectively to Interpool and its consolidated subsidiaries.

Interpool, Inc.

           We believe we are the largest lessor of intermodal chassis in North America and one of the world’s leading lessors of intermodal dry freight standard containers. At March 31, 2005, our chassis fleet totaled approximately 211,000 chassis and our container fleet totaled approximately 802,000 twenty-foot equivalent units ("TEU"). From 1998 to 2003, we increased the size of our chassis fleet at a compound annual rate of 22% and our container fleet at a compound annual rate of 12%. During 2004, our chassis fleet remained flat and our total container fleet declined by 7%, primarily due to the contractual runoff of the container direct financing lease portfolio and the fact that we entered into only a limited number of new lease transactions due to the reduced availability of new financings during the first three quarters of 2004. This reduction in availability was due to the delay in filing our Annual Report on Form 10-K for 2002, our Quarterly and Annual Reports on Forms 10-Q and 10-K for 2003 and our Quarterly Reports on Form 10-Q for 2004. Our fleet of containers decreased from 808,000 TEU at December 31, 2004 to 802,000 TEU at March 31, 2005 primarily due to the sale or retirement of damaged and older containers. The size of our chassis fleet increased from 208,000 units at December 31, 2004 to 211,000 units at March 31, 2005.

           We concentrate on leasing equipment to our customers on a long-term basis (leases for a term greater than one year). Substantially all of our new equipment is initially leased for terms of five to eight years and approximately 77% of our total fleet of chassis and 81% of our total fleet of containers as of March 31, 2005 are on long-term lease. We believe our focus on long-term leasing has enabled us to:

•	Maintain high utilization rates of our equipment fleet, consisting of both operating and direct financing leases, which over the last five years averaged 99% for containers and 95% for chassis;

•	Achieve more stable and predictable earnings; and

•	Concentrate on the expansion of our asset base through the purchase and lease of new equipment to fulfill specific orders for new long-term leases.

           Approximately 22% of our chassis are currently leased on a short-term basis to satisfy customers’ peak or seasonal requirements and to provide operational flexibility, generally at higher rates than under long-term leases. For customers who require daily or weekly chassis rentals, we operate chassis pools at major domestic shipping ports and terminals. These chassis pools consist of our chassis as well as those of our customers.

           Approximately 19% of our containers are currently leased on a short-term basis. Our 50%-owned consolidated subsidiary, CAI, markets our containers available for short-term leasing as part of its fleet, facilitating redeployment of our containers at the end of long-term leases. Our relationship with CAI maximizes utilization of our container fleet and increases our influence in the marketplace by giving us one of the world’s largest container lessor fleets on a combined basis. At March 31, 2005, CAI had a container fleet of approximately 601,000 TEU. Approximately 185,000 TEU were owned by CAI with the remaining 416,000 TEU managed for others. CAI’s managed equipment included approximately 151,000 TEU that were managed for us.

           We have been involved in the business of leasing transportation equipment since 1968. We lease our chassis and containers to a diversified customer base of over 600 shipping and transportation companies throughout the world, including nearly all of the world’s 25 largest international container shipping lines and major North American railroads. We provide customer service and market to our customers through a worldwide network of offices and agents. We believe one of the key factors in our ability to compete effectively has been the long-standing relationships that we have established with most of the world’s large shipping lines and major North American railroads. As a result of these relationships, 22 of our top 25 customers have been customers for at least 10 years.

Our Strategy

           Our objective is to continue to expand on our market position as a leading long-term lessor of intermodal transportation equipment. To achieve this objective, we intend to continue to:

•	Focus on our core business of domestic chassis and international marine container leasing;

•	Concentrate on long-term leasing to achieve high utilization rates and minimize the impact of economic cycles on earnings;

•	Remarket equipment when returned by lessees; and

•	Make strategic acquisitions of complementary businesses and asset portfolios on an opportunistic and financially disciplined basis.

Corporate Information

           Our executive offices are located at 211 College Road East, Princeton, New Jersey 08540. Our main telephone number is (609) 452-8900. We were incorporated in the State of Delaware in 1988. Our principal website is located at www.interpool.com. The information contained on that website, as well as any of our other websites, is not part of this prospectus.

THE EXCHANGE OFFER

References to "Notes" in this prospectus refer to both the outstanding Notes and the Exchange Notes.

On September 14, 2004, we issued and sold $150 million aggregate principal amount of 6% Senior Notes due 2014 in a transaction exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). On November 29, 2004, we issued and sold an additional $80 million aggregate principal amount of 6% Senior Notes due 2014 in a transaction exempt from the registration requirements of the Securities Act. Simultaneously with these transactions, we entered into registration rights agreements with the initial purchasers of these Notes, in which we agreed to deliver this prospectus to you and to commence this exchange offer. In this exchange offer, you may exchange your outstanding Notes for new Exchange Notes which have substantially identical terms, except that (i) the Exchange Notes have been registered under the Securities Act, (ii) the Exchange Notes are not entitled to registration rights under the registration rights agreement, and (iii) the liquidated damages provisions of the registration rights agreement are not applicable to the Exchange Notes. You should read the discussion under the headings "The Exchange Offer" and "Description of Exchange Notes" for further information regarding the Exchange Notes to be issued in the exchange offer.

The Exchange Offer	We are offering to exchange up to $230 million aggregate principal amount of 6% Senior Notes due 2014 registered under the Securities Act for up to $230 million aggregate principal amount of outstanding 6% Senior Notes due 2014. Outstanding Notes may be exchanged only in integral multiples of $1,000.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued in the exchange offer in exchange for outstanding Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of Exchange Notes; and

•	you are not an "affiliate" of ours within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives Exchange Notes for its own account during the exchange offer in exchange for shares of outstanding Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Prospectus delivery requirements are discussed in greater detail in the section captioned "Plan of Distribution."

Any holder of outstanding Notes who:

•	is an affiliate of ours,

•	does not acquire Exchange Notes in the ordinary course of its business, or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes,

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes.

Expiration Date; Withdrawal of Tenders	The expiration date of the exchange offer will be at 5:00 p.m., New York City time, on [ ], 2005, or such later date and time to which we extend it. A tender of outstanding Notes in connection with the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned "The Exchange Offer--Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding Notes and any other required documents to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding Notes through The Depository Trust Company (DTC) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for outstanding Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•	you are not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding Notes which are not registered in your name, and you wish to tender outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding Notes, either make appropriate arrangements to register ownership of the outstanding Notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures	If you wish to tender your outstanding Notes and your outstanding Notes are not immediately available or you cannot deliver your outstanding Notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

Consequences of Failure to Exchange	All untendered outstanding Notes will continue to be subject to the restrictions on transfer provided for in the outstanding Notes and in the indenture. In general, the outstanding Notes may not be offered or sold, unless registered under the Securities Act, except in compliance with an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding Notes under the Securities Act.

U.S. Federal Income Tax Considerations	The exchange of outstanding Notes for Exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned "U.S. Federal Income Tax Consequences of the Exchange Offer" for more information on tax consequences of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes in the exchange offer.

Shelf Registration Statement	Under certain circumstances, including the unavailability of the Exchange Offer to holders of the outstanding Notes, we may be required to file and use commercially reasonable efforts to cause to become effective a shelf registration statement under the Securities Act to cover resales of outstanding Notes by these holders. We would be required to use commercially reasonable efforts to keep the shelf registration statement continuously effective, subject to blackout periods, for a period of two years or until there are no longer any outstanding Notes whose resale requires registration. See "The Exchange Offer—Purpose and Effect of the Exchange Offer."

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The Exchange Offer--Exchange Agent" of this prospectus.

THE EXCHANGE NOTES

The form and terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the form and terms of the outstanding Notes, except that (i) the Exchange Notes have been registered under the Securities Act, (ii) the Exchange Notes are not entitled to registration rights under the registration rights agreement, and (iii) the contingent interest rate provisions of the registration rights agreement are not applicable to the Exchange Notes. The Exchange Notes will evidence the same obligations as the outstanding Notes and will be issued pursuant to, and entitled to the benefits of, the indenture governing the outstanding Notes. The exchange offer is being made to satisfy the obligations of the Company under the registration rights agreement relating to the outstanding Notes. For further information, see "The Exchange Offer" and "Description of the Exchange Notes."

Issuer	Interpool, Inc.

Securities Offered	$230 million in principal amount of 6% Senior Notes due 2014. As of the date of this prospectus, $230 million aggregate principal amount of the Notes are outstanding.

Interest Payment Dates	March 1 and September 1 of each year, commencing on September 1, 2005.

Maturity Date	September 1, 2014.

Optional Redemption	We may redeem the Notes beginning on September 1, 2009, in whole or in part, at the redemption price set forth in this prospectus, plus accrued interest. See "Description of Exchange Notes--Optional Redemption."

Mandatory Redemption	We are not required to make any mandatory redemption or sinking fund payments.

Ranking	The Exchange Notes will be senior unsecured obligations of the Company and will rank equal in right of payment with any of our existing or future senior unsecured indebtedness and other liabilities and senior in right of payment to any of our future subordinated indebtedness. The Exchange Notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries. We and our subsidiaries may incur additional debt, subject to the limits of the indenture, and our subsidiaries may incur other liabilities without limit by the indenture.

Change of Control	Upon a change of control, we will be required to make an offer to purchase the Notes at a purchase price of 101% of the principal amount of the Notes on the date of purchase plus accrued interest. We may not have sufficient funds available at that time to make any required debt repayments (including purchases of Notes) and certain provisions of our other debt agreements may further limit our ability to make these purchases.

Certain Covenants	The terms of the Notes restrict our ability and the ability of certain of our subsidiaries to:

(i) incur or guarantee additional indebtedness;

(ii) make certain restricted payments;

(iii) pay dividends on or redeem capital stock;

(iv) sell assets and capital stock;

(v) enter into transactions with affiliates; and

(vi) create liens. However, these limitations are subject to a number of important qualifications and exceptions. See "Description of Exchange Notes - Certain Covenants."

Registration Rights	Upon consummation of the exchange offer, holders of the Notes will no longer have any rights under the registration rights agreement, except to the extent that we have a continuing obligation with respect to a shelf registration statement.

Liquidated Damages	We have agreed to file this registration statement with the Securities and Exchange Commission by August 1, 2005 and to use commercially reasonable efforts to have it declared effective by October 1, 2005. If the registration statement is not filed by August 1, 2005 or not declared effective by November 1, 2005, we will be required to pay liquidated damages to the holders of the Notes until the registration statement is filed or is declared effective, as the case may be, based upon a value of $230.0 million for the Notes. For the first 90 days, the amount of liquidated damages to be paid related to the Notes will be calculated using a rate of 0.25% per annum for each day the registration statement is not effective after October 31, 2005 or if the registration statement is not filed by August 1, 2005. This percentage will be increased by 0.25% per annum for each 90 day period, until these conditions are met, up to a maximum of 1.00% per annum.

Risk Factors

See "Risk Factors" for a discussion of factors that should be considered by holders of outstanding Notes before tendering their outstanding Notes in the exchange offer. Most of these factors will apply to the Exchange Notes as well as the outstanding Notes.

Summary Consolidated Historical Financial and Operating Data

           The following table sets forth our selected historical consolidated financial data for the periods and at the dates indicated. The historical consolidated financial data for each of the years in the five year period ended December 31, 2004 are derived from and qualified by reference to the historical consolidated financial statements that have been audited and reported upon by KPMG LLP, independent registered public accounting firm. The historical financial data for the three months ended March 31, 2004 and 2005 and as of March 31, 2005 are derived from our unaudited condensed consolidated financial statements. In our opinion, this unaudited information has been prepared on a basis consistent with the audited consolidated historical financial statements appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring accruals, that we consider necessary for a fair presentation of our financial position and results of operations for these periods. This information should be read in conjunction with our "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the Notes thereto. The historical results presented are not necessarily indicative of future results.

(in thousands, except per share amounts)

                                                                                                       (unaudited)
                                                       Years Ended December 31,                        Three Months
                                                                                                       Ended March 31,
                                                                                                      ----------------
                                 2000(1)(2)(4)(5)   2001(1)(2)(4)   2002(1)(2)(3)   2003(1)(2)     2004      2004        2005
                                 ----            -----         -----         -----         -----     -----       -----
 Income Statement Data:
 Equipment leasing revenue...    $287,553      $338,718       $325,080      $374,287     $388,183   $94,937      $95,142
 Depreciation and
    amortization of
    leasing equipment........     $66,075       $79,678        $88,707       $87,498      $89,458    22,872      $21,993
 Interest expense............     $87,809       $98,270       $108,344      $106,688     $112,013   $28,381      $29,373
 Fair value adjustment for
    warrants.................          --           --           --             --        $49,222     --        $(6,858)
 Income before cumulative
    effect of change in
    accounting principle.....     $44,040       $28,104         $4,389       $41,190       $8,429   $10,207      $20,388
 Net Income per share:
      Basic..................       $1.61         $1.03          $0.16         $1.51        $0.31     $0.37        $0.74
                                    -----         -----          -----         -----        -----     -----        -----
      Diluted................       $1.61         $0.97          $0.15         $1.42        $0.29     $0.35        $0.63
                                    =====         =====          =====         =====        =====     =====        =====
 Weighted average shares
    outstanding:
      Basic..................      27,421        27,417         27,360        27,365       27,380    27,378       27,638
      Diluted................      27,426        28,973         29,202        30,396       28,960    30,243       33,193
 Cash dividends declared
    per common share.........       $0.15       $0.1925        $0.2275         $0.25        $0.25    $.0625       $.0625

 Ratio of earnings to
    fixed charges............         1.6           1.3            1.0           1.4          1.2       1.4          1.7
(1)	As disclosed in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2004, the Company uncovered an immaterial error related to the consolidated financial statements not part of any current filing, which has been reported as an adjustment to opening retained earnings. For further information regarding this adjustment, see Note 1 to the Consolidated Financial Statements included in this prospectus.

(2)	Certain reclassifications have been made to the 2003, 2002, 2001 and 2000 amounts in order to conform to the 2004 presentation.

(3)	Effective June 27, 2002, our consolidated financial statements include CAI as a consolidated subsidiary. See Note 11 to the Consolidated Financial Statements included in this prospectus.

(4)	As a result of adopting Statement of Financial Accounting Standards No. 145 ("SFAS 145") "Rescission of FASB statements 4, 44 and 64, Amendment of FASB statement No 13 and Technical Corrections," extraordinary gains related to the retirement of debt during the years ended December 31, 2001 and 2002, respectively, have been reclassified into operating income on a pretax basis. Income before cumulative effect of change in accounting principle include net of tax amounts of $558 and $840 for the years ended December 31, 2001 and 2000, respectively.

(5)	The 2000 income statement data excludes $660 resulting from the cumulative effect of change in accounting principle. The 2000 results include earnings from the assets acquired from Transamerica ("TA"), which we acquired on October 24, 2000, with an effective date of October 1, 2000. The 2000 results include only the chassis acquired from TA as the rail trailers and domestic containers were identified as assets held for sale at the time of purchase.

                                                                                              As of March 31, 2005
                                                                                                (in thousands)
                                                                                                  (unaudited)
  Balance Sheet Data:
  Cash and cash equivalents.................................................                        $266,322
  Net investment in direct financing leases.................................                        $370,627
  Leasing equipment, net....................................................                      $1,643,470
  Total assets..............................................................                      $2,428,844
  Debt and capital lease obligations........................................                      $1,686,419
  Stockholders' equity......................................................                        $418,029

                                                     As of December 31,
                               ----------------------------------------------------------------    As of March 31,
                                  2000       2001         2002          2003          2004             2005
Fleet Data:(1)                    ----       ----         ----          ----          ----             ----
Chassis:
--------
Chassis units.............      175,000    190,000       204,000       208,000       208,000          211,000
Utilization rate..........        97%         94%          93%           96%           97%              97%
Containers:
-----------
Containers (TEU)..........      650,000    703,000       796,000       870,000       808,000          802,000
Utilization rate..........        99%         97%          99%           99%           99%              99%

________________

(1) Excludes CAI data.

RISK FACTORS

           You should consider carefully the following risks and all of the information set forth in this prospectus before tendering your outstanding Notes for exchange in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations. The risk factors set forth below, other than those which discuss the consequences of failing to exchange your outstanding Notes in the exchange offer, are generally applicable to both the outstanding Notes and the Exchange Notes issued in the exchange offer.

Risks Relating to the Exchange Notes

The Notes are not secured.

           The Notes are not secured by any of our assets or those of our subsidiaries and rank equally with our other unsecured and unsubordinated indebtedness. The Exchange Notes will be effectively subordinated to our secured debt with respect to the assets pledged as collateral therefor and, consequently, the rights of the holders of the Exchange Notes to receive payments will be subject to the rights of our secured creditors. As of March 31, 2005, our aggregate secured debt was $1,216.6 million. In addition, the Indenture and the covenants thereunder will permit us to incur substantial secured indebtedness in the future.

           Most of our business activities and assets are operated or held by our subsidiaries. As a holding company, our ability to meet our financial obligations, including our obligations under the Exchange Notes, and our ability to pay dividends is dependent primarily upon the receipt of cash dividends, advances and other payments from our subsidiaries. In addition, the Exchange Notes are effectively subordinated to all the existing and future liabilities, including trade payables, of our subsidiaries. Any right we have to participate in any distribution of the assets of any of our subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the Notes to participate in such distributions) will be subject to the claims of the creditors (including trade creditors) and preferred shareholders of such subsidiaries. As of March 31, 2005, liabilities (excluding intercompany payables) of our subsidiaries aggregated approximately $1,192.1 million. See "Description of Exchange Notes."

If you choose not to exchange your outstanding Notes, the present transfer restrictions will remain in force and the market price of your outstanding Notes could decline.

           If you do not exchange your outstanding Notes for Exchange Notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding Notes. In general, the outstanding Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding Notes under the Securities Act. You should refer to "Prospectus Summary—Summary of the Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding Notes.

           The tender of outstanding Notes under the exchange offer will reduce the principal amount of the Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding Notes due to a reduction in liquidity.

There is no existing market for the Exchange Notes, and we cannot assure you that an active trading market will develop for the Exchange Notes or that you will be able to sell your Exchange Notes.

           The outstanding Notes were issued to, and we believe these securities are currently owned by, a relatively small number of beneficial owners. The outstanding Notes have not been registered under the Securities Act and will remain subject to restrictions on transferability if they are not exchanged for the Exchange Notes. Although the Exchange Notes may be resold or otherwise transferred by the holders (who are not our affiliates) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. There can be no assurance that such a market will develop. In addition, the Exchange Notes will not be listed on any national securities exchange. The Exchange Notes may trade at a discount from the initial offering price of the outstanding Notes, depending upon prevailing interest rates, the market for similar securities, our operating results and other factors. Therefore, there can be no assurance that an active market for any of the Exchange Notes will develop. If an active public market does not develop, the market price and liquidity of the Exchange Notes may be adversely affected.

           If a public trading market develops for the Exchange Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, our financial condition, and the market for similar securities. Depending on these and other factors, the Exchange Notes may trade at a discount.

           Notwithstanding the registration of the Exchange Notes in the exchange offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of us may publicly offer for sale or resale the Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act.

           Each broker-dealer that receives Exchange Notes for its own account in exchange for outstanding Notes, where such outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Risks Relating to Our Business and Operations

We are subject to the cyclicality of world trade which may impair demand for our chassis and containers.

           The demand for our chassis and containers primarily depends upon levels of world trade of finished goods and component parts. Recessionary business cycles, political conditions, the status of trade agreements and international conflicts may have an impact on our operating results. The demand for leased chassis also depends upon domestic economic conditions and volumes of exports to the United States which are likely to be adversely affected if the value of the United States dollar declines. When the volume of world trade decreases, our business of leasing chassis and containers may be adversely affected as the demand for chassis and containers is reduced. A substantial decline in world trade may also adversely affect our customers, leading to possible defaults and the return of equipment prior to the end of a lease term.

We operate in a highly competitive industry, which may adversely affect our results of operations or ability to expand our business.

           The transportation equipment leasing industry is highly competitive. We compete with many domestic and foreign leasing companies, some of which have greater financial resources and access to capital than we do. From time to time, the industry may have large under-utilized inventories of chassis and containers, which could lead to significant downward pressure on pricing and margins. In addition, if the available supply of intermodal transportation equipment were to increase significantly as a result of, among other factors, new companies entering the business of leasing and selling intermodal transportation equipment, our competitive position could be adversely affected.

Potential customers may decide to buy rather than lease chassis and containers.

           We, like other suppliers of leased chassis and containers, are dependent upon decisions by shipping lines and other transportation companies to lease rather than buy their equipment. In addition, our ability to achieve our strategy of expanding our business in response to customer demand for long-term leasing would be adversely affected if our customers shifted to more short-term leasing over long-term leasing. Most of the factors affecting the decisions of our customers are outside our control. Operating costs such as storage and repair and maintenance costs also increase as utilization decreases.

Pending governmental investigations may adversely affect us.

           Following our announcement in July 2003 that our Audit Committee had commissioned an internal investigation by special counsel into our accounting, we were notified that the SEC had opened an informal investigation of Interpool. As we anticipated, this investigation was subsequently converted to a formal investigation and remains pending as of the date this registration statement was filed. We are fully cooperating with this investigation. The New York office of the SEC has received a copy of the written report of the internal investigation and has received documents and information from us, our Audit Committee and certain other parties pursuant to SEC subpoenas. In late 2003, we were also advised that the United States Attorney’s office for the District of New Jersey received a copy of the written report of the internal investigation and opened a parallel investigation focusing on certain matters described in the report by the Audit Committee’s special counsel. We were informed that Interpool is neither a subject nor a target of the investigation by the U.S. Attorney’s office. We cannot predict the final outcome of these investigations and accordingly cannot be assured that they will not result in the taking of actions adverse to us.

Stockholder litigation may adversely affect us.

           In February and March 2004, several lawsuits were filed in the United States District Court for the District of New Jersey, by purchasers of our common stock naming us and certain of our present and former executive officers and directors as defendants. The complaints alleged violations of the federal securities laws relating to our reported Consolidated Financial Statements for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002, which we announced in March 2003 would require restatement. Each of the complaints purported to be a class action brought on behalf of persons who purchased our securities during a specified period. In April 2004, the lawsuits, which seek unspecified amounts of compensatory damages and costs and expenses, including legal fees, were consolidated into a single action with lead plaintiffs and lead counsel having been appointed. The plaintiffs filed a consolidated amended complaint in September 2004, which includes allegations of purported misstatements and omissions in our public disclosures throughout an expanded purported class period from March 31, 1999 through December 26, 2003. In November 2004, we filed a motion to dismiss the amended complaint, which is currently pending. In the event our motion to dismiss is denied, we would expect to incur additional defense costs typical of this type of class action litigation. We intend to vigorously defend this lawsuit but are unable at this time to ascertain the impact this litigation may have on our financial position or results of operations.

Our internal controls and procedures require further improvements.

           As we disclosed in our 2002, 2003 and 2004 Form 10-K reports, and in our Form 10-Q reports for the years 2003 and 2004, and the quarter ended March 31, 2005, we have previously concluded that certain internal control deficiencies identified by our external auditors and by management, as well as through the investigation by the Audit Committee of the Board of Directors, constituted "material weaknesses" or "significant deficiencies" as defined by the Public Company Accounting Oversight Board (United States). In addition, as described in detail in our 2004 Form 10-K report and our Form 10-Q report for the quarter ended March 31, 2005, our review of internal controls over financial reporting, using the framework defined by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), confirmed that most of the previously disclosed deficiencies still existed as of December 31, 2004 and March 31, 2005. Accordingly, management, including our Chief Executive Officer and Chief Financial Officer, concluded that our controls over financial reporting, as required under the Sarbanes-Oxley Act, were not effective as of December 31, 2004.

           We believe that actions implemented to date and those we expect to implement in 2005, 2006 and beyond will correct the material weaknesses in our internal controls and information systems and that our processes and systems of internal controls will be effective. However, we cannot give any assurances that all material weaknesses and significant deficiencies have been entirely corrected or that internal control weaknesses will not be identified from time to time in the future. Any material internal control weakness could materially affect our financial results.

Defaults by our customers could adversely affect our business by decreasing revenues and increasing doubtful accounts, storage, collection and recovery expenses.

           We are dependent upon our lessees continuing to make lease payments for our equipment. A default by a lessee may cause us to not be able to collect receivables for past services and incur expenses for storage, collection and recovery. Repossession from defaulting lessees may be difficult and more expensive in jurisdictions whose laws do not confer the same security interests and rights to creditors and lessors as those in the United States and in jurisdictions where recovery of equipment from the defaulting lessees is more cumbersome.

           If a lessee defaults, we may be unable to re-lease recovered equipment for comparable rates or terms. Our reserves for anticipated losses may increase over historical levels or not be sufficient to cover actual losses, or our earnings may be adversely affected by customer defaults.

Sustained Asian economic instability could reduce demand for leasing.

           A number of the shipping lines to which we lease containers are entities domiciled in several Asian countries. In addition, many of our customers are substantially dependent upon shipments of goods exported from Asia. From time to time, there have been economic disruptions, financial turmoil and political instability in this region. If similar events were to occur in the future, they could adversely affect these customers and lead to a reduced demand for leasing of our containers or otherwise adversely affect us.

Changes in market price, availability or transportation costs of containers and chassis manufactured in China could adversely affect our ability to maintain our supply of containers and chassis.

           Changes in the political, economic or financial condition of China, which would increase the market price, availability or transportation costs of containers or chassis, could adversely affect our ability to maintain our supply of equipment. China is currently the largest container producing nation in the world and a significant supplier of chassis. We currently purchase substantially all of our containers and a significant portion of our chassis from manufacturers in China. In the event that it were to become more expensive for us to procure containers and chassis in China or to transport these containers or chassis at a low cost from China to the locations where they are needed, because of a shift in U.S. trade policy toward China, increased tariffs imposed by the United States or other governments, a significant downturn in the political, economic or financial condition of China, or for any other reason, we would have to seek alternative sources of supply. We may not be able to make alternative arrangements quickly enough to meet our equipment needs, and the alternative arrangements may increase our costs. It is impossible to predict the effect that recent changes in Chinese currency policy to let the yuan float in relation to the dollar will have on our ability to maintain our supply of containers and chassis.

We are controlled by a limited number of stockholders; this concentrated ownership could discourage acquisition bids for us that are not supported by our majority stockholders or limit the price investors will be willing to pay in the future for shares of our common stock.

           As of June 30, 2005, approximately 63.55% of our common stock was beneficially owned, directly or indirectly, in the aggregate by Martin Tuchman, Warren L. Serenbetz, Jr., Raoul J. Witteveen and Arthur L. Burns, together with certain members of their immediate families and certain related entities. Each of Messrs. Tuchman, Serenbetz and Burns is a member of our Board of Directors and Mr. Tuchman and Mr. Burns are executive officers. Mr. Witteveen is a former director and executive officer. These individuals, either directly or indirectly, have the ability to elect all of the members of our Board of Directors and to control the outcome of all matters submitted to a vote of our stockholders. Our concentrated ownership may discourage acquisition bids for us that are not supported by our majority stockholders. This concentration of ownership could limit the price that investors might be willing to pay in the future for shares of our common stock.

We have relationships with and have entered into transactions with members of our management and affiliated entities that may involve inherent conflicts of interest.

           Various relationships exist and various transactions have been entered into between or among us, on the one hand, and members of our management and affiliated entities, on the other hand. Some of these relationships and transactions may involve inherent conflicts of interest. (See "Certain Relationships and Related Transactions.")

We are dependent on the knowledge and experience of members of our senior management; loss of these members could adversely affect our ability to formulate and achieve our strategy and pursue new business initiatives.

           Our growth and continued profitability are dependent upon, among other factors, the abilities, experience and continued service of certain members of our senior management, including Martin Tuchman, our Chairman and Chief Executive Officer. Mr. Tuchman holds, either directly or indirectly, a substantial equity interest in Interpool and also is a director of Interpool. Additionally, other members of our senior management possess knowledge of, and extensive experience in, the intermodal transportation industry. We rely on this knowledge and experience in our strategic planning and in our day-to-day business operations. If one or more members of our senior management were to resign or otherwise be unavailable to serve us, the loss could adversely affect our ability to formulate and achieve our strategy and pursue new business initiatives. In addition, we do not currently have employment agreements with all of our executive officers.

The volatility of the residual value of chassis and containers upon expiration of their leases could adversely affect our operating results.

           Although our operating results primarily depend upon equipment leasing, our profitability is also affected by the residual values (either for sale or continued operation) of our chassis and containers upon expiration of their leases. These values, which can vary substantially, depend upon, among other factors,

•	The maintenance standards observed by lessees;

•	The need for refurbishment;

•	Our ability to remarket equipment profitably;

•	The cost of comparable new equipment;

•	The cost to remanufacture chassis;

•	The availability of used equipment;

•	Rates of inflation;

•	Market conditions;

•	The costs of materials and labor; and

•	The obsolescence of certain types of equipment in our fleet.

           Most of these factors are outside of our control. Operating leases, which represent the predominant form of lease in our portfolio, are subject to greater residual risk than direct financing leases.

Loss of our eligibility for tax benefits under the U.S.-Barbados tax treaty could increase our tax liability.

           Through December 31, 2004, we claimed tax benefits under an income tax convention between the United States and Barbados ("pre-2005 Treaty"), the jurisdiction in which our subsidiary Interpool Limited, which operates our container business, is incorporated. Specifically, under that income tax convention, any profits of Interpool Limited from leasing of containers used in international trade generally are taxable only in Barbados and not in the United States.

           Interpool Limited has been entitled to the benefits of the Tax Convention for each year by satisfying the two-pronged test to the "limitation of benefits" provision: (1) more than 50% of the shares of Interpool Limited were owned, directly or indirectly, by any combination of individual United States residents or citizens (the "51% U.S. ownership test"), and (2) its income was not used in substantial part, directly or indirectly, to meet liabilities to persons who were not residents or citizens of the United States (the "base erosion test"). We believe Interpool Limited passed both of these tests through December 31, 2004.

           On July 14, 2004, the United States and Barbados signed a protocol to the pre-2005 Treaty ("post-2004 Treaty") that contains a more restrictive limitation on benefits provision than the pre-2005 Treaty. The post-2004 Treaty took effect on January 1, 2005 following its ratification by the United States Senate and the government of Barbados on December 20, 2004. Under the post-2004 Treaty, in addition to having to satisfy the 51% U.S. ownership and base erosion tests described above, Interpool Limited is only eligible for Treaty benefits with respect to its container rental and sales income if Interpool, Inc. is listed on a "recognized stock exchange" and Interpool, Inc.’s stock is "primarily" and "regularly" traded on such exchange.

           Although our common stock had been delisted during 2004 and was not traded on the New York Stock Exchange as of December 31, 2004, on January 13, 2005 Interpool, Inc. was again listed, and began trading, on the New York Stock Exchange. Interpool believes this listing and its current trading volume satisfies the "primarily" and "regularly" traded requirements of the post-2004 Treaty, and that Interpool Limited qualified for benefits under the post-2004 Treaty on January 13, 2005.

           There is no assurance we will continue to satisfy the "regularly" traded, 51% U.S. ownership or base erosion tests of the post-2004 Treaty. In addition, at some future date the tax convention could be further modified in a manner adverse to us or repealed in its entirety, or we might not continue to be eligible for these tax benefits.

           As a company resident in Barbados, Interpool Limited is required to file tax returns in Barbados and pay any tax liability to Barbados. However, no Barbados tax returns have been prepared or filed for Interpool Limited for any period subsequent to its 1997 tax year. We believe the failure to file these returns has not resulted in any material underpayment of taxes, interest or penalties (other than a nominal late filing penalty), because we believe no material Barbados taxes would have been due for the years for which returns have not been filed. We further believe Interpool Limited’s failure to file these returns would not present any other material risk to Interpool. The preparation of these tax returns is currently in process and we intend to submit these returns as promptly as practicable. However, we cannot be assured our failure to file these returns would not adversely affect us.

A substantial portion of our future cash flows will be needed to service our indebtedness. Since our debt was downgraded beginning in 2003, our cost of borrowing has increased.

           Historically, we have made, and continue to make, use of indebtedness to finance our equipment leasing activities and for other general corporate purposes. As of March 31, 2005, our total outstanding indebtedness was approximately $1.7 billion. We anticipate that we will incur additional indebtedness in the future. We are required to dedicate a substantial portion of our cash flow to payments on our indebtedness, thereby reducing the amount of cash flow available to fund working capital, capital expenditures, including fleet growth, and other corporate requirements. Should our cash flow be insufficient to service our debt obligations, we would be required to seek additional funds to meet our obligations. Additional funds, if needed, might not be available to us or, if available, might not be made available on terms acceptable to us.

           Our business is highly dependent upon the availability of capital. In particular, the growth and replacement of our fleet through new equipment purchases or acquisitions, as well as the refinancing of our existing debt, will require further debt or equity financings. There is no assurance that interest rates and advance rates on any future financings will be as attractive as those experienced in the past. If we raise additional funds by issuing equity securities, further dilution to the existing stockholders may result.

           During October and November 2003, the ratings on our debt securities were downgraded by three major rating agencies, Standard & Poor’s, Fitch, and Moody’s, citing the resignation of our former President, continued delay in issuing audited restated consolidated financial statements for 2000 and 2001 and our audited consolidated financial statements for 2002 to be included in our 2002 Annual Report on Form 10-K, and the need to obtain waivers from our lenders to avoid technical defaults under our loan agreements associated with the financial statement delays. Our debt securities were again downgraded by all three rating agencies following our press release on December 29, 2003, that indicated that release of our 2000, 2001 and 2002 financial statements and the filing of our 2002 Annual Report on Form 10-K would again be delayed. Our 2002 Annual Report was subsequently filed on January 9, 2004. On January 27, 2004, Moody’s again downgraded our debt securities citing continued uncertainty associated with the delayed release of our financial information for 2003. We were subsequently advised that Moody’s also reduced the "shadow rating" of our chassis securitization. We were advised by the provider of the insurance "wrap" portion of the chassis securitization that, as a result of the downgrade of the shadow rating, we are liable to indemnify such provider for certain of the provider’s increased capital charge costs. During October 2004, we reached an agreement with such provider, pursuant to which we will pay approximately $0.2 million per month in additional premium, declining as the loan is paid down. Such additional premium will be further adjusted downward after eighteen months if the shadow rating improves, potentially going away entirely. In addition, as part of this agreement the wrap provider and the other participants in the chassis securitization have permanently waived any early amortization event or default associated with the downgrade of the shadow rating. Such downgrades may also have a negative effect on our interest cost, although two financings completed in the fourth quarter of 2004 and first quarter of 2005 totaling approximately $650.0 million have interest rates that will reduce should our credit ratings improve. Although the credit ratings of our debt securities were upgraded by Moody’s on March 4, 2005, there can be no assurance that we will not be downgraded again in the future.

Increases in interest rates may increase our debt service obligations and adversely affect our liquidity.

           A portion of our borrowings are at variable rates of interest and expose us to interest rate risk. As of March 31, 2005, $223.5 million or 13.3% of our borrowings are exposed to changes in variable interest rates. As interest rates rise, our debt service obligations increase. A significant rise in interest rates could have a material adverse effect on results of operations in future periods. For further discussion on interest rate risk see "Management’s Discussion and Analysis of Financial Condition and Results of Operation—Quantitative and Qualitative Disclosure about Market Risk."

The price of our common stock may fluctuate.

           The market price for our common stock has fluctuated in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

•	Announcements of developments related to our business;

•	Fluctuations in our quarterly results of operations;

•	Sales of substantial amounts of our shares into the marketplace;

•	General conditions in our industry or the worldwide economy;

•	A shortfall in revenues or earnings compared to securities analysts' expectations;

•	Changes in analysts' recommendations or projections;

•	Announcements of new acquisitions; and

•	An outbreak of war or hostilities.

           The current market price of our common stock may not be indicative of future market prices.

Future changes to the fair market value of our common stock purchase warrants will cause volatility in our earnings.

           On September 14, 2004, we issued two series of warrants in connection with a financing pursuant to which we sold $150.0 million of long-term Notes. The warrants are exercisable for a total of 8,333,333 shares of our common stock at an exercise price of $18.00 per share. The warrants are currently classified as a liability on our Consolidated Balance Sheets. Generally accepted accounting principles require that, as long as the warrants are classified as a liability rather than equity, the liability should be stated at fair market value. Changes in the fair market value of the warrants from one quarter to the next quarter are recorded as a non-cash expense or income in the Consolidated Statements of Income. The fair market value of these warrants increased from $22.5 million at September 30, 2004 to $71.7 million at December 31, 2004, resulting in non-cash expense in the fourth quarter of 2004 of $49.2 million that adversely affected our net income for that quarter and the year. The increase in fair market value resulted primarily from the increase in the market price of our common stock. The fair market value of these warrants as of March 31, 2005 was $64.9 million, resulting in non-cash income in the first quarter of 2005 of $6.9 million. The changes in fair market value recorded during the fourth quarter of 2004 and the first quarter of 2005 were primarily related to changes in the market price of our common stock during those periods. The market price of our common stock increased during the fourth quarter resulting in an increase in the fair market value of the warrants and decreased during the first quarter resulting in a decrease in the fair market value of the warrants. Because these warrants continue to be classified as a liability, any further increase in the fair market value of the warrants will result in an additional non-cash expense to our Consolidated Statements of Income. If the fair market value of the warrants decreases in the future, we will record non-cash income in our Consolidated Statements of Income. Accordingly, future changes to the fair market value of these warrants will cause volatility in our future financial results.

Our charter documents and Delaware law may inhibit a takeover and limit our growth opportunities, which could cause the market price of our shares to decline.

           Our Restated Certificate of Incorporation and Amended and Restated By-laws, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. These provisions apply even if the change may be considered beneficial by some stockholders. If a change of control or change in management is delayed or prevented, the market price of our shares could decline. In addition, our Restated Certificate of Incorporation and Amended and Restated By-laws contain provisions that may discourage acquisition bids for Interpool.

FORWARD-LOOKING STATEMENTS

           This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements under "Summary," "Risk Factors," "Management Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

           We will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as described in this prospectus, we will receive in exchange a like principal amount of outstanding Notes, the terms of which are identical in all material respects to the Exchange Notes. The outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change to our capitalization.

           The portion of the gross proceeds to us from the September 2004 offering attributable to the sale of the Notes was $127.5 million. We used $49.1 million of the proceeds to repurchase other outstanding debt securities. We have used and intend to continue to use the remaining proceeds from the September 2004 offering of Notes for capital expenditures, acquisitions, and for working capital and general corporate purposes. We retain broad discretion as to the use of the net proceeds.

           The gross proceeds to us from the November 2004 offering of Notes were $68.1 million. We have used and intend to continue to use the proceeds from the November 2004 offering of Notes for capital expenditures, acquisitions, and for working capital and general corporate purposes. We retain broad discretion as to the use of the net proceeds.

PRICE RANGE OF COMMON STOCK

           Our common stock was listed on the New York Stock Exchange from 1993 to December 2003. Effective December 29, 2003, due to the delay in filing our 2002 Annual Report on Form 10-K with the Securities and Exchange Commission, our common stock and other listed securities were suspended from trading on the New York Stock Exchange, and delisting proceedings were commenced. Although we filed our 2002 Form 10-K on January 9, 2004 and appealed the suspension, our listed securities were delisted in April 2004. During the period the suspension and delisting were in effect, our common stock was traded on the over-the-counter market under the symbol IPLI. In December 2004, after making all delinquent SEC filings, we applied for relisting on the New York Stock Exchange and on January 13, 2005, our common stock and other listed securities were relisted on the New York Stock Exchange. Our common stock is traded on the New York Stock Exchange under the symbol "IPX." The following table sets forth for the periods indicated commencing on January 1, 2003, the high and low closing sale prices for our common stock. All share and per share data have been rounded to the nearest cent.

                                                                             Common Stock Price
                                                                             ------------------
                                                                       High                      Low
                                                                       ----                      ---
Year ended December 31, 2003
First Quarter............................................              16.83                    13.14
Second Quarter...........................................              18.60                    13.88
Third Quarter............................................              18.55                    15.50
Fourth Quarter...........................................              19.40                   12.00*

Year ended December 31, 2004 *

First Quarter............................................              16.50                    14.00
Second Quarter...........................................              17.50                    15.50
Third Quarter............................................              19.10                    16.50
Fourth Quarter...........................................              24.00                    17.25

Year ending December 31, 2005

First Quarter............................................              24.00                    21.60
Second Quarter...........................................              22.23                    18.60
Third Quarter (through July 26, 2005)....................              21.69                    21.05

_______________
* The low closing price for the fourth quarter of 2003 and all closing prices for 2004 were obtained from the over-the-counter market.

           As of June 30, 2005 there were approximately 2,368 stockholders of record of our common stock. On June 30, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $21.38 per share.

DIVIDEND POLICY

           We paid a quarterly dividend of $0.0625 per share on our common stock in January and April 2005. We paid a quarterly dividend of $0.0625 per share on our common stock in January, April, July and October of 2004 and 2003. We paid a quarterly dividend of $0.055 per share on our common stock in January, April, July and October of 2002 and a quarterly dividend in the amount of $0.05 per share on our common stock in July and October 2001. Prior to July 1, 2001, we had paid a quarterly dividend of $0.0375 per share on our common stock for the prior 17 quarters.

           The Board of Directors has instituted a dividend reinvestment plan, which went into effect at the end of 2001. The plan is non-dilutive; shares required for the plan are acquired on the open market by an independent third party plan administrator and not through the issuance of additional shares by us.

           In June 2005 the Board of Directors approved an increase in the quarterly dividend from $0.0625 to $0.075 per share commencing with the July 2005 dividend payment.

CAPITALIZATION

           The following table sets forth our short-term debt and capitalization as of March 31, 2005. Our short-term debt and capitalization is presented on an actual basis.

           You should read the information in this table together with our consolidated financial statements and the related Notes and with "Selected Consolidated Historical Financial and Operating Data" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                              As of March 31, 2005
                                                              --------------------
                                                                 (in thousands)
Short-term debt obligations (including current portion
   of long-term debt and capital lease obligations)......            $263,270
                                                                     ========
Long-term debt and capital obligations (less current
   portion)..............................................           1,423,149
                                                                    ---------
Minority interest in equity of subsidiaries..............              40,885
                                                                    ---------

Stockholders' equity:
Preferred stock, par value $.001 per share, 1,000,000
   authorized, none issued..............................                  -
Common stock, par value $.001 per share, 100,000,000
   shares authorized, 28,286,564 shares issued and
   outstanding..........................................                  28
Additional paid-in capital..............................             138,021
Unamortized deferred compensation - stock grants........                (504)
Treasury stock, at cost, 646,711 shares.................             (11,508)
Retained earnings.......................................             292,582
Accumulated other comprehensive loss, net of taxes......                (590)
                                                                    ---------
         Total stockholders' equity.....................             418,029
                                                                    ---------
         Total capitalization...........................          $1,882,063
                                                                  ===========

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

           The following table sets forth our selected historical consolidated financial data for the periods and at the dates indicated. The historical financial data for each of the years in the five year period ended December 31, 2004, and at December 31, 2000, 2001, 2002, 2003 and 2004 are derived from and qualified by reference to the historical consolidated financial statements that have been audited and reported upon by KPMG LLP, independent registered public accounting firm. The historical financial data for the three months ended March 31, 2004 and 2005 and as of March 31, 2005 are derived from our unaudited condensed consolidated financial statements. In our opinion, this unaudited information has been prepared on a basis consistent with the audited consolidated historical financial statements appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring accruals, that we consider necessary for a fair presentation of our financial position and results of operations for these periods. This information should be read in conjunction with our "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the Notes thereto. The historical results presented are not necessarily indicative of future results.

(in thousands, except per share amounts)

                                                                                                       (unaudited)
                                                   Years Ended December 31,                            Three Months
                                                                                                     Ended March 31,
                                                                                               ---------------------------
                                 2000(1)(2)(4)(5)    2001(1)(2)(4)    2002(1)(2)(3)  2003(1)(2)     2004         2004        2005
                                 ----             ----            ----           ----         ----         ----         ----
Income Statement Data:
Equipment leasing revenue...     $287,553         $338,718       $325,080       $374,287     $388,183      $94,937    $95,142
Depreciation and
   amortization of
   leasing equipment........      $66,075          $79,678        $88,707        $87,498      $89,458       22,872    $21,993
Interest expense............      $87,809          $98,270       $108,344       $106,688     $112,013      $28,381    $29,373
Fair value adjustment for
   warrants.................           --             --             --            --         $49,222          -      $(6,858)
Income before cumulative
   effect of change in
   accounting principle.....      $44,040          $28,104         $4,389        $41,190       $8,429      $10,207    $20,388
Net income per share:
     Basic..................        $1.61            $1.03          $0.16          $1.51        $0.31        $0.37      $0.74
                                    -----            -----          -----          -----        -----        -----      -----
     Diluted................        $1.61            $0.97          $0.15          $1.42        $0.29        $0.35      $0.63
                                    =====            =====          =====          =====        =====        =====      =====
Weighted average shares
   outstanding:
     Basic..................       27,421           27,417         27,360         27,365       27,380       27,378     27,638
     Diluted................       27,426           28,973         29,202         30,396       28,960       30,243     33,193
Cash dividends declared
   per common share.........        $0.15          $0.1925        $0.2275          $0.25        $0.25       $.0625     $.0625

Ratio of earnings to
   fixed charges............          1.6              1.3            1.0            1.4          1.2          1.4        1.7
(1)	As disclosed in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2004, the Company uncovered an immaterial error related to the consolidated financial statements not part of any current filing, which has been reported as an adjustment to opening retained earnings. For further information regarding this adjustment, see Note 1 to the Consolidated Financial Statements included in this prospectus.

(2)	Certain reclassifications have been made to the 2003, 2002, 2001 and 2000 amounts in order to conform to the 2004 presentation.

(3)	Effective June 27, 2002, our consolidated financial statements include CAI as a consolidated subsidiary. See Note 11 to the Consolidated Financial Statements included in this prospectus.

(4)	As a result of adopting Statement of Financial Accounting Standards No. 145 ("SFAS 145") "Rescission of FASB statements 4, 44 and 64, Amendment of FASB statement No. 13 and Technical Corrections," extraordinary gains related to the retirement of debt during the years ended December 31, 2001 and 2002, respectively, have been reclassified into operating income on a pretax basis. Income before cumulative effect of change in accounting principle include net of tax amounts of $558 and $840 for the years ended December 31, 2001 and 2000, respectively.

(5)	The 2000 income statement data excludes $660 resulting from the cumulative effect of change in accounting principle. The 2000 results include earnings from the assets acquired from Transamerica ("TA"), which we acquired on October 24, 2000, with an effective date of October 1, 2000. The 2000 results include only the chassis acquired from TA as the rail trailers and domestic containers were identified as assets held for sale at the time of purchase.

                                                        (in thousands)                              (unaudited)
                                                                                                    -----------
                                                       As of December 31,                         As of      As of
                                                       ------------------                        March 31,  March 31,
                                      2000        2001        2002        2003        2004         2004       2005
                                      ----        ----        ----        ----        ----         ----       ----
Balance Sheet Data:
Cash and cash equivalents...        $157,224    $103,760    $170,613    $141,019    $309,458     $140,807    $266,322
Net investment in direct
financing leases............        $213,180    $275,372    $334,129    $426,815    $363,445     $403,626    $370,627
Leasing equipment, net            $1,231,037  $1,335,610  $1,557,639  $1,636,716  $1,579,196   $1,628,896  $1,643,470
Total assets................      $2,204,590  $1,923,052  $2,241,944  $2,373,036  $2,404,086   $2,329,899  $2,428,844
Debt and capital lease            $1,706,985  $1,429,680  $1,672,211  $1,715,687  $1,718,198   $1,725,462  $1,686,419
obligations
Stockholders' equity........        $341,322    $352,072    $336,996    $383,640    $394,186     $388,669    $418,029

                                                     As of December 31,
                               ----------------------------------------------------------------   As of March 31,
                                  2000       2001         2002          2003          2004             2005
                                  ----       ----         ----          ----          ----             ----
Fleet Data:(1)
Chassis:
Chassis units.............      175,000    190,000       204,000       208,000       208,000          211,000
Utilization rate..........        97%         94%          93%           96%           97%              97%
Containers:
Containers (TEU)..........      650,000    703,000      796,000        870,000       808,000          802,000
Utilization rate..........        99%         97%         99%            99%           99%              99%

________________
(1)  Excludes CAI data.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion of our historical financial condition and results of operations in conjunction with "Risk Factors," "Selected Consolidated Historical Financial and Operating Data" and our consolidated financial statements and the related Notes included elsewhere in this prospectus. (All fleet statistics including the size of the fleet, utilization of the leasing equipment or the rental rates per day that are set forth in this prospectus include our equipment, including that portion of our equipment managed by CAI. To the extent that our equipment is managed by CAI, the equipment is considered fully utilized since it is not available for us to put on hire regardless of whether all of the units are generating equipment leasing revenue. All equipment owned by CAI or managed by CAI (with the exception of equipment owned by us and managed by CAI), is excluded from all statistics, unless otherwise indicated. In addition, all of our chassis assigned to chassis pools are considered fully utilized. This exclusion of information relative to CAI, unless indicated otherwise, provides a focus on the drivers which are critical to our core business.)

General

           We are one of the world’s leading suppliers of equipment and services to the intermodal transportation industry. We believe we are the world’s largest lessor of intermodal container chassis and a world-leading lessor of international dry freight standard containers used in international trade.

          Our primary sources of equipment leasing revenue are derived from operating leases and income earned on direct financing leases. We generate this revenue through leasing transportation equipment, primarily intermodal container chassis and intermodal dry freight standard containers. Operating lease equipment (operating leases) and direct financing leases are the two major asset types that generate this revenue. In the case of operating lease equipment, we retain the substantive risks and rewards of equipment ownership. In the case of direct financing leases, the lessee generally has the substantive risks and rewards of equipment ownership and the right to purchase the equipment at the end of the lease term. This equipment leasing revenue is supplemented by other sources of revenue such as fees charged to the lessee for handling, delivery and repairs earned under contractual agreement with the lease customer. Equipment leasing revenue derived from an operating lease generally consists of the monthly lease payments from the customer. For direct financing leases, the lessee’s payment is segregated into principal and interest components much like a loan. The interest component, calculated using the effective interest method over the term of the lease, is recognized by us as equipment leasing revenue. The principal component of the direct financing lease payment is reflected as a reduction to the net investment in the direct financing lease.

          Our mix of operating and direct financing leases is a function of customer preference and demand and our success in meeting those customer requirements. An operating lease, during its initial lease term, will generally be more profitable than a direct financing lease, primarily due to the return of principal inherent in a direct financing lease, which is usually greater than the depreciation expense associated with an operating lease. However, after the initial term (and any renewal) of an operating lease expires, the operating lease will have redeployment costs and related risks that are avoided under a direct financing lease. In evaluating the revenue performance of our operating lease portfolio, the primary factors considered are utilization and daily rental rates.

          During the year ended December 31, 2004, as compared with the year ended December 31, 2003, our equipment leasing revenues increased due to strong demand for equipment, resulting in a favorable increase in utilization rates for our chassis and continued high utilization rates for our containers. During 2004, the size of our chassis fleet was at essentially the same level as the earlier period. However, our fleet of containers decreased from 870,000 twenty-foot equivalent units ("TEU") to 808,000 TEU primarily due to the number of direct financing leases maturing being greater than the investment in new direct financing lease containers. Utilization of our container and chassis fleets (including equipment on both operating and direct financing leases) was 99% and 97%, respectively, at December 31, 2004.

          During the first quarter of 2005, as compared with the first quarter of 2004, total equipment leasing revenues were essentially unchanged. Our fleet of containers decreased from 808,000 TEU at December 31, 2004 to 802,000 TEU at March 31, 2005 primarily due to the sale or retirement of damaged and older containers. The size of our chassis fleet increased from 208,000 units at December 31, 2004 to 211,000 units at March 31, 2005. We have continued to experience high utilization of equipment, both in our container and chassis business segments during the first quarter of 2005. Utilization of our container and chassis fleets (including equipment on both operating and direct financing leases) was 99% and 97%, respectively, at March 31, 2005.

           Although daily rental rates for new long-term leases in our operating lease container fleet remained relatively flat during 2003, container daily lease rates on new equipment rose in 2004 due to the increased demand for equipment as well as the increases in costs of new containers. However, daily rental rates for used containers are very competitive and expiring operating leases for larger contracts are sometimes renewed at daily rental rates that are lower than the rental rates in the initial lease term.

           Daily rental rates for long-term leases of new equipment in our container fleet rose during the first quarter of 2005 primarily due to the increased cost of new equipment. Recently, however, an excess supply of new containers has developed in China. While we believe this situation is probably temporary due to the significant deliveries of container ships scheduled for the next several years and the normal retirement of older containers, it has resulted in a slowing of new production, some reduction in new container prices and, in turn, has also resulted in some softness in leasing demand and daily rental rates for long-term leases of new equipment. In addition, daily rental rates for used containers are very competitive and expiring operating leases are sometimes renewed at daily rental rates that are lower than the rental rates during the initial lease term. During the second quarter of 2005, the number of new containers we had available for long-term lease increased, as customer demand for new on-hires was below demand expectations. However, we do expect to place most of this equipment on long-term lease during the third and fourth quarters of 2005.

           Lease rates for new chassis were essentially flat during the first half of 2004. They rose in the last half of 2004, and continue to rise thus far in 2005. Price increases for new chassis are largely driven by the increase in steel costs, but have increased at a slower rate than container costs due to the large number of sub-assemblies that make up a chassis. Many of these sub-assemblies were in inventory prior to the steel cost increases and only recently have started to rise in price. The effect of higher material costs has been tempered by the recent shift in the manufacturing base for chassis toward China, where there are significantly lower labor and overhead costs. Lease rates for used chassis remained flat during the first half of 2004, but have been rising since then. The increases are due largely to the depletion of used chassis inventories and the rising price of new and remanufactured chassis.

          Lease rates for new chassis rose during the first quarter of 2005 due to both the increased cost of new equipment and the overall limitations in production space. Lease rates for used chassis have been gradually rising since mid-2004 largely due to the depletion of used chassis inventories and the rising price of new and remanufactured chassis.

          We anticipate that industry demand for chassis and containers will generally be strong in 2006. This expectation is supported by continued anticipation of a major expansion of the world cellular container ship fleet through 2008 and as evidenced by recent reports that the major shipyards are experiencing large order backlogs through 2008. The world cellular container ship fleet is expected to increase by 14.2% in 2005, 15.8% in 2006 and 12.0 % in 2007 (excluding scrapping) as reported in the February 2005 edition of Containerisation International. As of January 1, 2005, the total order book was for 964 ships with a total capacity of approximately 3.8 million TEU, or approximately 53% of the world cellular container ship fleet. Nevertheless, periods of fluctuation in leasing demand can occur. As indicated above, during the second quarter of 2005, we noted a decrease in leasing demand for containers and in daily rental rates for long-term container leases. We are not able currently to predict whether this decrease in demand represents a trend that will continue in the third quarter or thereafter.

          We believe a number of factors have contributed to the strong demand for equipment in the industry. From 2002 to 2003, according to the Containerisation International Yearbook 2005, global containerized traffic increased by 9.6%, from 276.6 million TEU in 2002 to 303.1 million TEU in 2003, fueling demand for transportation equipment generally. In addition, several major shipping lines started to bring new, very large 8,000-9,000 TEU ships to the West Coast of the United States in the fall of 2004. When ships of this size are unloaded, they require the use of a larger number of chassis to move the containers to local railroad terminals or their final destinations. The large quantity of vessels on order will also require additional containers to support them. Demand for chassis has also been affected by the inability of large, fully loaded ships to pass through the Panama Canal. These ships typically discharge their cargo on the West Coast of the United States, with the cargo being moved by "land bridges", by truck and rail, inland and across the country, using chassis at various stages during this process. At the same time, the demand for chassis, along with increased congestion at many of the rail and marine facilities around the country, have fueled an increase in the pooling of chassis for greater efficiencies. Correspondingly, we have experienced an increase in demand for our "PoolStat"™ chassis management services as more shipping lines are entering into these chassis sharing arrangements. In addition, we have continued to experience high demand in our own Trac Lease neutral chassis pools at railroads and marine terminals.

          Our container fleet (including units on hire as direct financing leases) decreased in size by 7.0% from December 31, 2003 to December 31, 2004, while our chassis fleet held at essentially the same level. We were not able to take full advantage of the strong customer demand for containers and chassis during the latter part of 2003 and the first nine months of 2004, as a result of the delay in filing our Annual Report on Form 10-K for 2002, our Quarterly and Annual Reports on Forms 10-Q and 10-K for 2003 and our Quarterly Reports on Form 10-Q for 2004 which adversely affected our ability to obtain the financing necessary for us to purchase equipment for lease to customers. In addition, the requirement to maintain certain levels of unrestricted cash continued to limit the amount of new business we have written with our customers during the first nine months of 2004. This requirement was eliminated when our revolving credit facility and one other facility were repaid in full during November 2004. We have successfully completed $747.0 million of financings and commitments from January 1, 2004 to December 31, 2004, of which $517.0 million is secured by equipment and leases, while the remaining $230.0 million is unsecured debt. Of the $517.0 million of new financings and commitments secured by equipment and leases, approximately $333.0 million was used (1) to satisfy required payments to equipment manufacturers, (2) to finance previously unencumbered assets, (3) to re-finance existing secured debt, and (4) for other working capital requirements. This left $184.0 million available under these facilities for future use at December 31, 2004. Of the $230.0 million of unsecured debt, one financing for $150.0 million was completed during September 2004, with $49.1 million of the proceeds concurrently used to reduce existing unsecured debt. A second financing for $80.0 million of unsecured debt was completed during November 2004. (For further discussion of these transactions, see "Debt and Capital Lease Obligations" below and Note 4 to the Consolidated Financial Statements.) In addition, our cost of new financing during 2004 was higher than we experienced in 2003, due to higher interest rates in general and increased borrowing costs resulting from the lowering of our credit ratings over the past year. The increase in interest expense during 2004 was the result of increased interest rates and bank fees paid in order to obtain waivers related to our delayed filings, offset by carrying lower debt balances as compared to the prior year period. We regularly evaluate financing proposals which, when coupled with available cash balances and funds available under commitments mentioned above, could be used for growth, for refinancing existing facilities and for working capital.

          During the first three months of 2005, we received net additional financing commitments of $223.0 million from several institutions. At March 31, 2005, (excluding $45.5 million available under CAI’s revolving credit facility), we have a total of $412.1 million of unused commitments for growth, to re-finance existing secured debt or for other working capital requirements. Our interest expense was $1.0 million higher during the first quarter of 2005 than it was during the first quarter of 2004 as we experienced a higher level of interest rates in general, coupled with an increase in the amortization of deferred financing fees. These increases were partially offset by the fact that no waiver-related bank fees were paid during the first quarter of 2005 as they had been during the first quarter of 2004. We regularly evaluate financing proposals which, when coupled with available cash balances and funds available under commitments mentioned above, could be used for growth, for refinancing existing facilities and for working capital.

          As of March 31, 2005, our commitments for future capital expenditures totaled approximately $206.0 million with approximately $166.2 million committed for the remainder of fiscal 2005. Our available liquidity at March 31, 2005, including $457.6 million available under credit facilities, was $700.2 million after deducting $23.7 million of restricted cash. Required debt repayments and capital lease payments for the next 12 months totaled $263.3 million. Based on our existing cash balances, financings closed, and our financial projections of operating cash flow for the future, we believe that we will have sufficient liquidity to grow our portfolio while meeting our obligations and commitments as they become due.

          Other than interest expense and depreciation expense on our operating lease equipment, our primary expenses are corporate administrative and lease operating expenses, which include maintenance and repair expense, as well as storage and positioning expense. Our lessees are generally responsible for lease operating expenses during the term of their lease. Our corporate administrative expenses are primarily employee related costs such as salary expense, costs of employee benefits, information technology expenses and travel and entertainment costs, as well as expenses incurred for outside services such as legal, consulting and audit related fees. During 2004, lease operating and administrative expenses as a percentage of total revenues were 35.9%, compared to 38.9% during the same period in 2003. During the first three months of 2005, lease operating and administrative expenses as a percentage of total revenues were 36.9%, compared to 32.8% during the same period in 2004. The additional personnel and systems enhancements we are adding to improve our internal controls, as well as additional procedures being implemented to comply with Sarbanes-Oxley requirements, have added incremental administrative expenses in 2005.

          During 2003 and 2004, we incurred significant costs related to the investigations by our Audit Committee and the SEC, separation agreements with our former Chief Financial Officer and our former President, legal representation for the Company as well as our officers, directors and employees, the payment of fees in order to obtain necessary waivers from our financial institutions and, during 2004, the proceedings before The New York Stock Exchange to delist our securities. We will continue to incur additional costs relating to the formal investigation by the SEC and the class action lawsuit, including the cost of legal representation for the Company and our current and former officers, directors and employees.

          Non-performing receivables totaled $11.7 million at March 31, 2005 compared with $12.5 million at December 31, 2004. Reserves of $11.2 million and $11.8 million, respectively, have been established against these non-performing receivables. During the first three months of 2005, receivable write-offs net of recoveries totaled $0.8 million as compared with $0.2 million for the same period in 2004.

          Our net income for the year ended December 31, 2004 was $8.4 million as compared with $41.2 million for the year ended December 31, 2003, a reduction of 79.6%. The December 31, 2004 net income included non-cash expense of $49.2 million (for which no tax benefit is derived) resulting from the change in fair value of the warrants issued by us during September 2004 in connection with a Securities Purchase Agreement pursuant to which we sold $150.0 million of 6.0% Notes due in 2014 (See Note 4 to the Consolidated Financial Statements). In addition, our 2004 net income included an after tax gain on the settlement of an insurance litigation of $5.2 million. Our net income per share on a fully diluted basis for the year ended December 31, 2004 and 2003 was $0.29 and $1.42, respectively. Annualized return on average stockholders’ equity was 2.2% for the year ended December 31, 2004 compared to 11.5% for the year ended December 31, 2003. Excluding the non-cash expense for the change in the fair value of the warrants and the gain on settled insurance litigation, the annualized return on average stockholder’s equity was 13.5% for the year ended December 31, 2004.

          Our net income for the three months ended March 31, 2005 was $20.4 million as compared with $10.2 million for the three months ended March 31, 2004, an increase of 100.0%. The March 31, 2005 net income included non-cash income of $6.9 million (for which no tax expense is recorded) resulting from the change in fair value of the warrants issued by us during September 2004 in connection with a Securities Purchase Agreement pursuant to which we sold $150.0 million of 6.0% notes due in 2014. Our net income per share on a fully diluted basis for the three months ended March 31, 2005 and 2004 was $0.63 and $0.35, respectively. Annualized return on average stockholders' equity was 20.1% for the three months ended March 31, 2005. Excluding the non-cash income for the change in the fair value of the warrants, the annualized return on average stockholder's equity was 13.3% for the three months ended March 31, 2005.

          We conduct business with shipping line customers throughout the world and are therefore subject to the risks of operating in disparate political and economic conditions including those associated with increasing oil prices. Offsetting this risk is the worldwide nature of the shipping business and the ability of our shipping line customers to shift their operations from areas of unfavorable political and/or economic conditions to more promising areas. Approximately 99% of our revenues are billed and paid in U.S. dollars. We believe these factors substantially mitigate foreign currency rate risks.

          Our container leasing operations are primarily conducted through our subsidiary, Interpool Limited, a Barbados corporation, as well as through CAI, our consolidated 50% owned subsidiary. Our effective tax rate benefits substantially from the application of an income tax convention, pursuant to which the profits of Interpool Limited from international container leasing operations are exempt from federal taxation in the United States. These profits are subject to Barbados tax at rates that are significantly lower than the applicable rates in the United States.

          Through December 31, 2004, we claimed treaty benefits under the United States and Barbados income tax treaty ("pre-2005 Treaty"). The pre-2005 Treaty contained a limitation on benefits provision which denies treaty benefits under certain circumstances. However, we did not fall within the pre-2005 Treaty’s limitation on benefits provision.

          On July 14, 2004, the United States and Barbados signed a protocol to the pre-2005 Treaty which was ratified on December 20, 2004 ("post-2004 Treaty") that contains a more restrictive limitation on benefits provision than the pre-2005 Treaty. The post-2004 Treaty took effect on January 1, 2005 following its ratification by the United States Senate and the government of Barbados on December 20, 2004. Under the post-2004 Treaty, Interpool Limited is only eligible for Treaty benefits with respect to its container rental and sales income if, among other things, Interpool, Inc., is listed on a "recognized stock exchange" and Interpool, Inc.’s stock is "primarily" and "regularly" traded on such exchange.

          Although we were not listed on a recognized stock exchange at December 31, 2004, on January 13, 2005, Interpool, Inc. was listed, and began trading, on the New York Stock Exchange. We believe this listing and our current trading volume satisfies the "primarily" and "regularly" traded requirements of the amended Barbados Tax Treaty ("Treaty") in effect beginning January 1, 2005, thus qualifying us for benefits under the Treaty on January 13, 2005. We estimated there should be no U.S. current tax expense for the period from January 1, 2005 to January 12, 2005, when we were not covered by the Treaty.

Results of Operations

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

          Equipment Leasing Revenue. Our equipment leasing revenues increased to $95.1 million for the three months ended March 31, 2005, from $94.9 million in the three months ended March 31, 2004, an increase of $0.2 million.

          Container leasing segment revenues were essentially unchanged at $43.8 million for the three months ended March 31, 2005, compared to $43.9 million in the three months ended March 31, 2004. The decrease was primarily attributable to a reduction in direct financing lease revenues of $0.9 million, partially offset by an increase in container operating lease revenues of $0.8 million. The incremental container operating lease revenues, as compared to the prior year period, are primarily due to increasing utilization rates experienced by CAI, partially offset by a 5% reduction in the average size of our container operating lease fleet. The daily rental rates and the utilization rates for the overall container fleet were higher, partially offsetting the reduced revenue resulting from the reduction in the average size of our container operating lease fleet. Utilization rates of our container fleet have historically been calculated assuming containers managed by CAI were 100% utilized since they were not available to us to put on hire regardless of whether all of these units are generating revenue. Under this method, utilization rates of our container operating lease fleet were 99% and 98% at March 31, 2005 and 2004, respectively. The utilization rates of our operating lease container fleet, considering CAI's actual utilization rates for our operating lease containers managed by CAI, were 96% and 94% at March 31, 2005 and 2004, respectively.

          Domestic intermodal equipment segment revenues increased to $51.3 million for the three months ended March 31, 2005, from $51.0 million in the three months ended March 31, 2004, an increase of $0.3 million or 1%. The increase was attributable to an increase in chassis operating lease revenues of $0.7 million, partially offset by a decrease in direct financing lease revenues of $0.4 million. The incremental chassis operating lease revenues are primarily due to an increase in the utilization rates for our chassis fleet as compared to the prior year period and our chassis operating lease fleet which increased in size by 2%. The utilization rates of our domestic intermodal chassis operating lease fleet were 97% and 96% at March 31, 2005 and 2004, respectively.

          Other Revenue. Our other revenues increased to $4.9 million for the three months ended March 31, 2005, from $4.1 million in the three months ended March 31, 2004, an increase of $0.8 million or 20%.

          Container leasing segment other revenues remained consistent at $2.5 million for the three months ended March 31, 2005, compared to $2.4 million in the three months ended March 31, 2004. The increase was primarily attributable to an increase in container positioning revenue of $0.5 million, partially offset by a reduction in billable repairs to our lessees at the termination of a lease of $0.4 million.

          Domestic intermodal equipment segment other revenues increased to $2.4 million for the three months ended March 31, 2005, from $1.7 million in the three months ended March 31, 2004, an increase of $0.7 million or 41%. The increase was primarily attributable to an increase in billable repairs to our lessees at the termination of a lease of $0.6 million and an increase in chassis positioning revenue of $0.1 million.

          Lease Operating and Administrative Expenses. Our lease operating and administrative expenses increased to $36.9 million for the three months ended March 31, 2005 from $32.4 million in the three months ended March 31, 2004, an increase of $4.5 million or 14%.

           The increase was primarily due to:

•	An increase in maintenance and repair costs of $3.0 million primarily due to an increase in repairs of equipment for the chassis product line, partially offset by a reduction in the repair activity within the container product lines.

•	An increase in legal and consulting fees of $1.2 million primarily due to increased consulting services in order to comply with the Sarbanes-Oxley Act and other corporate initiatives.

•	An increase in salary expense of $1.0 million primarily related to an increase in headcount and other employee related costs.

•	A decrease in storage costs of $1.0 million primarily due to increased utilization experienced within CAI's container fleet as well as our containers managed by CAI.

          A further breakdown of the lease operating and administrative expense variances, as compared to the prior period, by reportable segment is as follows:

•	Container leasing segment lease operating and administrative expenses decreased to $10.5 million for the three months ended March 31, 2005 from $12.2 million in the three months ended March 31, 2004, a decrease of $1.7 million or 14%. This decrease can be summarized as follows:

                                                                                         Container
                           (Dollars in millions)                                          Leasing
                           ---------------------                                          -------
                           Storage expense                                                $(0.9)
                           Maintenance and repairs expense                                 (0.4)
                           Positioning and handling expense                                (0.3)
                           Legal and consulting fees                                       (0.2)
                           Salaries expense                                                 0.4
                           Other, net                                                      (0.3)
                                                                                          -----
                           Total                                                          $(1.7)
                                                                                          =====
•	Domestic intermodal equipment segment lease operating and administrative expenses increased to $26.4 million for the three months ended March 31, 2005 from $20.3 million in the three months ended March 31, 2004, an increase of $6.1 million or 30%. This increase can be summarized as follows:

                                                                                          Domestic
                                                                                         Intermodal
                          (Dollars in millions)                                          Equipment
                          ---------------------                                          ---------
                          Maintenance and repairs expense                                   $3.4
                          Legal and consulting fees                                          1.4
                          Salaries expense                                                   0.6
                          Positioning and handling expense                                   0.3
                          Storage expense                                                   (0.1)
                          Other, net                                                         0.5
                                                                                            ----
                          Total                                                             $6.1
                                                                                            ====

          Provision for Doubtful Accounts. Our provision for doubtful accounts increased to $0.7 million for the three months ended March 31, 2005 from $0.6 million for the three months ended March 31, 2004. During the three months ended March 31, 2005, our nonperforming receivables decreased $0.8 million ($11.7 million at March 31, 2005 and $12.5 million at December 31, 2004). As of March 31, 2005 and December 31, 2004, our non-performing receivables, net of applicable reserves, were 0.60% and 1.01%, respectively, of accounts receivable, net. Our provision for doubtful accounts is provided based upon a quarterly review of the receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral in the case of direct financing lease receivables.

          Fair Value Adjustment for Derivative Instruments. Our non-cash fair value adjustment for derivative instruments income amounted to $0.7 million for the three months ended March 31, 2005 as compared to expense of $1.0 million for the three months ended March 31, 2004. The income for the three months ended March 31, 2005, as well as the expense for the prior year period, was primarily due to the change in fair value of interest rate swap agreements held which do not qualify as cash flow hedges.

          Fair Value Adjustment for Warrants. Our non-cash fair value adjustment for warrant income amounted to $6.9 million for the three months ended March 31, 2005, without a similar item in the prior year period. The income for the three months ended March 31, 2005 was due to the change during the first quarter of 2005 in the fair value of the Warrants issued during September 2004 in connection with the 6.0% Notes, which Warrants are classified as a liability on the accompanying Consolidated Balance Sheets. This reduction in the value of the Warrants is due primarily to the decrease in the market value of our common stock during the first quarter of 2005. The fair market value of these Warrants decreased from $71.7 million at December 31, 2004 to $64.9 million at March 31, 2005. Because these Warrants are classified as a liability, any further increase in the fair market value of the Warrants will result in an additional non-cash expense to the Condensed Consolidated Statements of Income. If the fair market value of the warrants decreases in the future, we will record non-cash income in our Condensed Consolidated Statements of Income. Accordingly, future changes to the fair market value of these Warrants have the potential to cause volatility in our future results.

          Depreciation and Amortization of Leasing Equipment. Our depreciation and amortization expenses decreased to $22.0 million for the three months ended March 31, 2005, from $22.9 million for the three months ended March 31, 2004, a decrease of $0.9 million or 4%. This decrease was primarily due to reductions to our operating lease fleet.

          Impairment of Leasing Equipment. Our expense related to the impairment of leasing equipment decreased to $0.9 million for the three months ended March 31, 2005, from $2.0 million for the three months ended March 31, 2004, a decrease of $1.1 million. This decrease was primarily due to a reduction in impairment losses for idle equipment ($1.3 million) which is primarily due to the favorable market conditions in the resale sector for containers.

          Income for Investments Accounted for Under the Equity Method. The decrease in (income)/loss for investments accounted for under the equity method of $0.1 million during the three months ended March 31, 2005 resulted primarily from reduced earnings for certain investments accounted for under the equity method.

          Other Income, Net. We had other income of $3.7 million during the three months ended March 31, 2005 compared to $0.7 million of other income for the three months ended March 31, 2004. The increase of $3.0 million was primarily due to an increase in gains on equipment sales of $2.6 million, including an increase of $1.4 million in gains on equipment sales to third parties recognized by CAI. The increase in gains on equipment sales recognized by CAI was due to an increase in volume of units sold to these investors, as well as an increase in the returns generated on these sales. The remainder of the increase in gains on equipment sales was primarily due to the favorable market conditions we experienced in the resale sector for containers as compared to the prior year period.

          Interest Expense. Our interest expense increased to $29.4 million in the three months ended March 31, 2005 from $28.4 million in the three months ended March 31, 2004, an increase of $1.0 million or 4%. The increase in interest expense was primarily attributable to increased interest rates resulting in increased interest expense of $2.7 million and an increase in amortization of deferred financing fees of $0.4 million, partially offset by a decrease of $2.1 million for bank fees incurred during the three months ended March 31, 2004 in order to obtain waivers related to our delayed filings.

          Interest Income. Our interest income increased to $4.0 million in the three months ended March 31, 2005 from $0.7 million in the three months ended March 31, 2004, an increase of $3.3 million. The increase in interest income was primarily due to an increase in average invested cash balances due to the proceeds received during late 2004 under new debt agreements and the receipt of $1.6 million of past due interest received on a note receivable which was accounted for as non-performing at December 31, 2004 due to the multiple extensions of the repayment terms by the borrower.

          Minority Interest Expense, Net. The change in minority interest expense, net of $1.0 million for the three months ended March 31, 2005 as compared to the prior year was primarily due to an increase in net income reported by our 50%-owned consolidated subsidiary, CAI.

          Provision for Income Taxes. We recorded an income tax provision of $3.1 million for the three months ended March 31, 2005 as compared to $2.3 million for the three months ended March 31, 2004. This increase resulted principally from the net increase in taxable income of $4.1 million after adjusting for the $6.9 million permanent tax difference that arose from the non-cash income pertaining to the Warrant liability, and a $0.4 million increase in the valuation allowance for state net operating losses.

          Interpool Limited's pre-tax income (international sourced income) is taxed at a low rate (approximately 3%) due to the income tax convention between the United States and Barbados. The domestic intermodal division's pre-tax income (United States sourced income), including corporate activities and the results of operations of CAI, is taxed at the higher United States tax rates. During the three months ended March 31, 2005, 27% of taxable income was generated from United States sources as compared to 32% during the three months ended March 31, 2004, thus reducing the net increase in the provision for income taxes.

          Net Income. As a result of the factors described above, our net income increased to $20.4 million in the three months ended March 31, 2005 from $10.2 million in the three months ended March 31, 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

          Equipment Leasing Revenue. Our equipment leasing revenues increased to $388.2 million for the year ended December 31, 2004, from $374.3 million in the year ended December 31, 2003, an increase of $13.9 million or 4%.

          Container leasing segment revenues increased to $181.5 million for the year ended December 31, 2004, from $175.1 million in the year ended December 31, 2003, an increase of $6.4 million or 4%. The increase was primarily attributable to an increase in container operating lease revenues of $9.4 million, partially offset by a decrease in direct financing lease revenues of $3.1 million. The incremental container operating lease revenues, as compared to the prior year period, are primarily due to our container operating lease fleet which increased in size by 7%. The daily rental rates for the overall container fleet were lower, partially offsetting the incremental revenue resulting from the increased average size of our container operating lease fleet. Utilization rates of our container fleet have historically been calculated assuming containers managed by CAI were 100% utilized since they were not available to us to put on hire regardless of whether all of these units are generating revenue. Under this method, utilization rates of our container operating lease fleet were 99% at December 31, 2004 and 2003. The utilization rates of our operating lease container fleet, considering CAI’s actual utilization rates for our operating lease containers managed by CAI, were 96% and 94% at December 31, 2004 and 2003, respectively.

          Domestic intermodal equipment segment revenues increased to $206.7 million for the year ended December 31, 2004, from $198.5 million in the year ended December 31, 2003, an increase of $8.2 million or 4%. The increase was attributable to an increase in chassis operating lease revenues of $9.4 million, partially offset by a decrease in direct financing lease revenues of $1.2 million. The incremental chassis operating lease revenues are primarily due to an increase in the utilization and daily rental rates for our chassis fleet as compared to the prior year period. The utilization rates of our domestic intermodal chassis operating lease fleet were 97% and 96% at December 31, 2004 and 2003, respectively.

          Computer leasing equipment segment revenues decreased $0.6 million as compared to the prior year period due to the liquidation of the computer leasing segment which was completed during the first quarter of 2004.

          Other Revenue. Our other revenues decreased to $16.2 million for the year ended December 31, 2004, from $27.8 million in the year ended December 31, 2003, a decrease of $11.6 million or 42%.

          Container leasing segment other revenues decreased to $8.7 million for the year ended December 31, 2004, from $11.8 million in the year ended December 31, 2003, a decrease of $3.1 million or 26%. The decrease was primarily attributable to a decrease in container positioning revenue of $2.0 million as well as a reduction in billable repairs to our lessees at the termination of a lease of $1.2 million.

          Domestic intermodal equipment segment other revenues decreased to $7.5 million for the year ended December 31, 2004, from $16.0 million in the year ended December 31, 2003, a decrease of $8.5 million or 53%. The decrease was primarily attributable to a reduction in billable services for positioning of equipment provided to the United States military of $4.0 million and a reduction in billable repairs to our lessees at the termination of a lease of $4.4 million.

          Lease Operating and Administrative Expenses. Our lease operating and administrative expenses decreased to $145.3 million for the year ended December 31, 2004 from $156.4 million in the year ended December 31, 2003, a decrease of $11.1 million or less than 7%.

          The decrease was primarily due to:

•	A decrease in storage costs of $4.7 million primarily due to increased utilization experienced within CAI’s container fleet as well as within the domestic intermodal chassis product line.

•	A decrease of $2.7 million in positioning and handling expenses, primarily due to a reduction in services incurred for the United States military.

•	A decrease in maintenance and repair costs of $2.6 million primarily due to a decrease in repairs of equipment for both the chassis and container product lines.

•	A decrease in legal and consulting fees of $2.0 million primarily due to a reduction in legal fees related to the Audit Committee and SEC investigations in 2003 and the class action lawsuit, partially offset by increased consulting services.

•	A decrease in commission expense of $1.1 million primarily due to the write-off of deferred sales commissions in the prior year period, as well as an overall reduction in agency commissions.

•	An increase in foreign exchange gains of $1.1 million primarily due to the effects of foreign currency fluctuations.

•	A decrease in travel and entertainment expense of $0.7 million primarily due to reduced executive travel incurred within the container leasing segment.

•	An increase in salary expense of $3.9 million primarily related to an increase in headcount and other employee related costs, partially offset by the expenses recorded in 2003 related to separation agreements with our former Chief Financial Officer who resigned in July 2003 and our former President who resigned in October 2003.

          A further breakdown of the lease operating and administrative expense variances, as compared to the prior period, by reportable segment is as follows:

•	Container leasing segment lease operating and administrative expenses decreased to $46.7 million for the year ended December 31, 2004 from $54.2 million in the year ended December 31, 2003, a decrease of $7.5 million or 14%. This decrease can be summarized as follows:

                                                                                    Container
                           (Dollars in millions)                                     Leasing
                           ----------------------------------------------     --------------------
                           Storage expense                                            $(3.9)
                           Legal and consulting fees                                   (1.7)
                           Commissions expense                                         (1.1)
                           Exchange                                                    (1.1)
                           Maintenance and repairs expense                             (0.8)
                           Travel and entertainment expense                            (0.7)
                           Positioning and handling expense                            (0.5)
                           Salaries expense                                             3.0
                           Other, net                                                  (0.7)
                                                                                     ------
                           Total                                                     $ (7.5)
                                                                                     ======
•	Domestic intermodal equipment segment lease operating and administrative expenses decreased to $98.6 million for the year ended December 31, 2004 from $102.1 in the year ended December 31, 2003, a decrease of $3.5 million or 3%. This decrease can be summarized as follows:

                                                                                    Domestic
                                                                                    Intermodal
                           (Dollars in millions)                                    Equipment
                           ----------------------------------------------     --------------------
                           Positioning and handling expense                           $(2.2)
                           Maintenance and repairs expense                             (1.8)
                           Storage expense                                             (0.8)
                           Legal and consulting fees                                   (0.3)
                           Salaries expense                                             0.9
                           Other, net                                                   0.7
                                                                                      -----
                           Total                                                      $(3.5)
                                                                                      =====

          During 2003 and 2004, we incurred significant costs related to the investigations by our Audit Committee and the SEC, separation agreements with our former Chief Financial Officer and our former President, legal representation for the Company as well as our officers, directors and employees, the payment of fees in order to obtain necessary waivers from our financial institutions and, during 2004, the proceedings before The New York Stock Exchange to delist our securities. We will continue to incur additional costs relating to the formal investigation by the SEC and the class action lawsuit including the cost of legal representation for the Company and our current and former officers, directors and employees. The costs incurred during 2003 and 2004 are as follows:

                                                              Year Ended                Year Ended
          (Dollars in millions):                           December 31, 2003        December 31, 2004
          ------------------------------------------     --------------------   -------------------------
          Audit fees for the reaudits and
              restatements                                       $3.6                       $0.5
          Cost of investigations                                  5.9                        0.2
          Legal and consulting fees                               3.2                        2.4
          Separation agreements                                   5.9                        0.3
          Bank waiver fees                                        1.6                        2.5
                                                                  ---                        ---
          Amounts before tax                                    $20.2                       $5.9
                                                                =====                       ====

          Amounts net of tax                                    $12.9                       $4.0
                                                                =====                       ====

          Provision for Doubtful Accounts. Our provision for doubtful accounts decreased to $1.5 million for the year ended December 31, 2004 from $4.2 million for the year ended December 31, 2003. The decrease was primarily attributable to an improvement in the risk profile of our outstanding receivables, partially offset by the reversal during the prior year period of bad debt provisions previously recorded by Microtech, without a similar reversal of bad debt provisions during the current year period ($0.4 million). During the year ended December 31, 2004, our non-performing receivables decreased $0.3 million ($12.5 million at December 31, 2004 and $12.8 million at December 31, 2003). As of December 31, 2004 and December 31, 2003, our non-performing receivables, net of applicable reserves, were 1.01% and 1.27%, respectively, of accounts receivable, net. Our provision for doubtful accounts is provided based upon a quarterly review of the receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral in the case of direct financing lease receivables.

          Fair Value Adjustment for Derivative Instruments. Our non-cash fair value adjustment for derivative instruments income amounted to $2.4 million for the year ended December 31, 2004 as compared to income of $0.8 million for the year ended December 31, 2003. The income for the year ended December 31, 2004, as well as the prior year period, was primarily due to the change in fair value of interest rate swap agreements held which do not qualify as cash flow hedges.

          Fair Value Adjustment for Warrants. Our non-cash fair value adjustment for warrants expense amounted to $49.2 million for the quarter and year ended December 31, 2004, without a similar item in the prior year period. The expense for the year ended December 31, 2004 was due to the change in the fair value of the Warrants issued during September 2004 in connection with the 6.0% Notes, which Warrants are classified as a liability on the accompanying Consolidated Balance Sheets. Due primarily to the increase in the market value of our common stock during the last quarter of 2004, the fair market value of these Warrants increased from $22.5 million at September 30, 2004 to $71.7 million at December 31, 2004. Because these Warrants are classified as a liability, any further increase in the fair market value of the Warrants will result in an additional non-cash expense to the Consolidated Statements of Income. If the fair market value of the Warrants decreases in the future, we will record non-cash income in our Consolidated Statements of Income. Accordingly, future changes to the fair market value of these Warrants have the potential to cause volatility in our future results.

          Depreciation and Amortization of Leasing Equipment. Our depreciation and amortization expenses increased to $89.5 million for the year ended December 31, 2004, from $87.5 million for the year ended December 31, 2003, an increase of $2.0 million or 2%. This increase was primarily due to additions to our operating lease fleet.

          Impairment of Leasing Equipment. Our impairment of leasing equipment expense decreased to $4.6 million for year ended December 31, 2004, from $9.0 million for the year ended December 31, 2003, a decrease of $4.4 million. This decrease was primarily due to a reduction in impairment losses related to damaged equipment that was subsequently remanufactured ($3.0 million), and a decrease in impairment losses for idle equipment ($1.5 million).

          (Income)/Loss for Investments Accounted for Under the Equity Method. The increase in (income)/loss for investments accounted for under the equity method of $2.1 million during the year ended December 31, 2004 resulted primarily from improved earnings for certain investments accounted for under the equity method.

          Gain on Insurance Settlement. During the year ended December 31, 2004, we signed an agreement settling the lawsuit and claims under our insurance policy related to the default of a South Korean Customer. In connection with this settlement, we recognized a pre-tax gain of $6.3 million related to the $26.4 million settlement of the claim during the three months ended June 30, 2004.

          Other (Income)/Expense, Net. We had other income of $15.7 million during the year ended December 31, 2004 compared to $5.1 million of other income for the year ended December 31, 2003. The increase of $10.6 million was primarily due to:

•	An increase in gains on equipment sales of $13.7 million, including an increase of $10.4 million in gains on equipment sales to third parties recognized by CAI. The increase in gains on equipment sales recognized by CAI was due to an increase in volume, as well as an increase in the returns generated on the equipment sales due to the favorable market conditions within the container resale sector. In addition, during the fourth quarter of 2004, we sold certain assets of CTC Container Trading (U.K.) Limited, a wholly-owned subsidiary which leased specialized cargo carrying units and other equipment for use by companies operating in the North Sea, which resulted in a pre-tax profit of approximately $0.9 million. The remainder of the increase in gains on equipment sales was primarily due to the favorable market conditions we experienced in the resale sector for containers as compared to the prior year period, as well as sales of certain railcars which contributed favorably to profits on equipment sales.

•	A $2.9 million gain recorded in October 2003 resulting from the consolidation of assets and liabilities of a special purpose entity (which no longer qualified for off-balance sheet treatment for accounting purposes) formed as part of our container lease securitization program. This gain resulted primarily from the favorable credit loss experience through September 30, 2003 on the underlying direct financing leases as compared to the assumed credit losses of 1.5%.

          Interest Expense. Our interest expense increased to $112.0 million in the year ended December 31, 2004 from $106.7 million in the year ended December 31, 2003, an increase of $5.3 million or 5%. The increase in interest expense was primarily attributable to an increase in amortization of deferred financing fees of $2.8 million, increased interest rates resulting in increased interest expense of $2.6 million and an increase of $0.9 million for bank fees in order to obtain waivers related to our delayed filings. These increases were partially offset by reduced borrowings resulting in a reduction in interest expense of $1.0 million.

          Interest Income. Our interest income decreased to $3.4 million in the year ended December 31, 2004 from $4.0 million in the year ended December 30, 2003, a decrease of $0.6 million or 15%. The decrease in interest income was primarily due to reduced earnings on invested cash balances due to lower interest rates, partially offset by an increase in average invested balance.

          Minority Interest Expense, Net. The change in minority interest expense, net of $6.5 million for the year ended December 30, 2004 as compared to the prior year was primarily due to a $13.5 million increase in net income reported by our 50%-owned consolidated subsidiary, CAI.

          Provision for Income Taxes. We recorded an income tax provision of $13.7 million for the year ended December 31, 2004 as compared to $3.3 million for the year ended December 31, 2003. This increase was principally caused by an increase in taxable income of $26.9 million as adjusted for the $49.2 million permanent tax difference that arose from the non-cash expense pertaining to the Warrant liability. In addition, a larger proportion of taxable income was generated from United States sources as compared to lower-taxed international source income.

          Interpool Limited’s pre-tax income (international sourced income) is taxed at a low rate (approximately 3%) due to the income tax convention between the United States and Barbados. The domestic intermodal division’s pre-tax income (United States sourced income), including corporate activities and the results of operations of CAI, is taxed at the higher United States tax rates. During the year ended December 31, 2004, 36% of taxable income was generated from United States sources as compared to a loss experienced during the year ended December 31, 2003, thus contributing to the increase in the provision for income taxes.

          Net Income. As a result of the factors described above, our net income decreased to $8.4 million in the year ended December 31, 2004 from $41.2 million in the year ended December 31, 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

          Equipment Leasing Revenue. Our equipment leasing revenues increased to $374.3 million for the year ended December 31, 2003, from $325.1 million in the year ended December 31, 2002, an increase of $49.2 million or 15%.

          Container leasing segment revenues increased to $175.1 million for the year ended December 31, 2003, from $138.3 million in the year ended December 31, 2002, an increase of $36.8 million or 27%. The increase was attributable to $17.1 million of incremental leasing revenues as a result of consolidating the activities of CAI for a full year in 2003 as compared to approximately six months in 2002. In addition, container operating lease revenues increased $10.1 million and direct financing lease revenues increased $9.6 million. The incremental container operating lease revenues are primarily due to our container operating lease fleet which increased in size by 11% and an increase in the utilization rates for our containers as compared to the prior year period. The daily rental rates for containers were relatively flat as compared to the prior year period. Utilization rates of our container fleet have historically been calculated assuming containers managed by CAI were 100% utilized since they were not available to us to put on hire regardless of whether all of these units are generating revenue. Under this method, utilization rates of our container operating lease fleet were 99% and 98% at December 31, 2003 and 2002, respectively. The utilization rates of our operating lease container fleet, considering CAI’s actual utilization rates for our operating lease containers managed by CAI, were 94% and 92% at December 31, 2003 and 2002, respectively.

          Domestic intermodal equipment segment revenues increased to $198.5 million for the year ended December 31, 2003, from $185.3 million in the year ended December 31, 2002, an increase of $13.2 million or 7%. The increase was attributable to an increase in chassis operating lease revenues of $12.4 million and direct financing lease revenues which increased $0.8 million. The incremental chassis operating lease revenues are primarily due to our chassis operating lease fleet which increased in size by 5% and an increase in the utilization rates for our chassis as compared to the prior year period. The daily rental rates for chassis were relatively flat as compared to the prior year period. The utilization rates of our domestic intermodal chassis operating lease fleet were 96% and 93% at December 31, 2003 and 2002, respectively.

          Computer leasing equipment segment revenues decreased to $0.6 million for the year ended December 31, 2003, from $1.5 million in the year ended December 31, 2002, a decrease of $0.9 million or 60%. This decrease is due to the liquidation of the computer leasing segment which was taking place throughout 2003.

          Other Revenue. Our other revenues increased to $27.8 million for the year ended December 31, 2003, from $19.9 million in the year ended December 31, 2002, an increase of $7.9 million or 40%.

          Container leasing segment other revenues increased to $11.8 million for the year ended December 31, 2003, from $8.1 million in the year ended December 31, 2002, an increase of $3.7 million or 46%. The increase was primarily attributable to an increase in container positioning revenue of $2.1 million and an increase in billable repairs to our lessees at the termination of a lease of $1.6 million.

          Domestic intermodal equipment segment other revenues increased to $16.0 million for the year ended December 31, 2003, from $11.8 million in the year ended December 31, 2002, an increase of $4.2 million or 36%. The increase was primarily attributable to an increase in billable services for positioning of equipment provided to the United States military of $4.0 million.

          Lease Operating and Administrative Expenses. Our lease operating and administrative expenses increased to $156.4 million for the year ended December 31, 2003 from $117.0 million in the year ended December 31, 2002, an increase of $39.4 million or 34%.

          The increase was primarily due to:

•	An increase of $13.0 million resulting from the consolidation of the activities of CAI for the full year in 2003 compared to approximately six months in the prior year.

•	An increase in legal fees of $11.6 million primarily related to the Audit Committee and SEC investigations as well as the restatement of our 2001 and 2000 annual financial results and the financial results of the first three quarters of 2002.

•	An increase in salary expense of $5.9 million due to recording of substantially all costs related to separation agreements with our former Chief Financial Officer who resigned in July 2003 and our former President who resigned in October 2003. In addition, salary expense increased by $2.6 million as a result of an increase in headcount and other employee related costs.

•	An increase in maintenance and repair costs of $4.7 million primarily due to the refurbishment of chassis for use within the chassis product line and an increase in repairs within the container product line.

•	An increase in audit expenses of $4.3 million primarily as a result of the restatement of our 2001 and 2000 annual financial results and the financial results of the first three quarters of 2002.

•	An increase of $3.5 million in positioning and handling expenses, primarily due to an increase in services provided for the United States military during 2003.

•	An increase in insurance expense of $0.8 million primarily due to premiums for insurance coverage against customer insolvency and related equipment losses. The premium rates and deductibles for this type of insurance have increased as a result of higher claim experience by the Company and others within the industry.

•	A decrease in storage costs of $6.4 million primarily due to increased utilization, as well as a reduction in storage related expenses as we sold equipment recovered from a customer in default.

•	A decrease in computer leasing equipment segment lease operating and administrative expenses of $0.4 million due to the liquidation of the computer leasing segment which was taking place throughout 2003.

          A further breakdown of the lease operating and administrative expense variances, as compared to the prior period, by reportable segment is as follows:

•	Container leasing segment lease operating and administrative expenses (excluding the activities of CAI as CAI was a consolidated entity for the full year in 2003 compared to approximately six months in the prior year) increased to $27.0 million for the year ended December 31, 2003 from $26.1 in the year ended December 31, 2002, an increase of $0.9 million or 3%. This increase can be summarized as follows:

                                                                     Container
                 (Dollars in millions)                                Leasing
                 -------------------------------------------     -----------------
                 Legal fees                                             $1.7
                 Audit expense                                           1.3
                 Salaries expense                                        1.2
                 Maintenance and repairs expense                         1.2
                 Insurance expense                                       0.3
                 Storage expense                                        (5.0)
                 Other, net                                              0.2
                                                                         ---
                 Total                                                  $0.9
                                                                        ====
•	Domestic intermodal equipment segment lease operating and administrative expenses increased to $102.1 million for the year ended December 31, 2003 from $76.3 in the year ended December 31, 2002, an increase of $25.8 million or 34%. This increase can be summarized as follows:

                                                                                Domestic
                                                                               Intermodal
                 (Dollars in millions)                                         Equipment
                 ----------------------------------------------------     -------------------
                 Legal fees                                                        $9.9
                 Salaries expense                                                   7.3
                 Maintenance and repairs expense                                    3.5
                 Positioning and handling expense                                   3.5
                 Audit expense                                                      3.0
                 Insurance expense                                                  0.5
                 Storage expense                                                   (1.4)
                 Other, net                                                        (0.5)
                                                                                   ----
                 Total                                                            $25.8
                                                                                  =====
------------------------------------------------------------------------------------------------------------------

          Provision for Doubtful Accounts. Our provision for doubtful accounts decreased to $4.2 million for the year ended December 31, 2003 from $7.8 million for the year ended December 31, 2002. The decrease was primarily attributable to reduced provisions for Microtech ($2.0 million) and additional provisions for specific customers which became part of our non-performing receivables during 2002. During 2003, our non-performing receivables increased $1.7 million ($12.8 million at December 31, 2003 and $11.1 million at December 31, 2002). As of December 31, 2003 and 2002, our non-performing receivables, net of applicable reserves, were 1.27% and 2.54%, respectively, of accounts receivable, net. Our provision for doubtful accounts is provided based upon a quarterly review of the receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral in the case of direct financing lease receivables.

          Fair Value Adjustment for Derivative Instruments. Our non-cash fair value adjustment for derivative instruments income amounted to $0.8 million for the year ended December 31, 2003 as compared to expense of $5.5 million in the year ended December 31, 2002, a change of $6.3 million. This change is primarily related to the change in the fair market value of interest rate swaps accounted for as free standing derivatives.

          Depreciation and Amortization of Leasing Equipment. Our depreciation and amortization expenses decreased to $87.5 million for the year ended December 31, 2003, from $88.7 million for the year ended December 31, 2002, a decrease of $1.2 million or 1%.

          While our operating fleet grew, the related increase in depreciation was offset by the following:

•	A decrease related to the write-off of $7.5 million during the year ended December 31, 2002, representing the book value of the unrecovered equipment from a lease customer in default. No similar write off was recorded in 2003.

•	A depreciation reduction of $2.3 million and $0.2 million for chassis and containers, respectively, due to the change to our estimated useful lives which was effective April 1, 2002.

•	A $1.0 million decrease in impairment write-downs recorded in 2003 ($3.1 million) as compared to 2002 ($4.1 million) based on an evaluation of the carrying value of our long-lived assets.

•	An increase in depreciation expense of $7.7 million resulting from the consolidation of the activities of CAI for full year 2003, as opposed to approximately six months in 2002.

          Impairment of Leasing Equipment. Our impairment of leasing equipment expense decreased to $9.0 million for the year ended December 31, 2003, from $9.6 million for the year ended December 31, 2002, a decrease of $0.6 million. This decrease was primarily due to a reduction in impairment losses for idle equipment ($0.8 million), partially offset by an increase in impairment losses related to damaged equipment that was subsequently remanufactured ($0.3 million).

          Losses for Investments Accounted for Under the Equity Method. The decrease in losses for investments accounted for under the equity method of $4.9 million during the year ended December 31, 2003 as compared to the prior year period resulted primarily from decreased equity method losses of CAI that we recorded through June 26, 2002, at which time CAI became our consolidated subsidiary. For the period from January 1, 2002 through June 26, 2002, our share of the equity losses of CAI was $4.0 million. In addition, for the year ended December 31, 2003, we recorded $1.7 million representing our share of equity losses as a result of certain other investments accounted for under the equity method of accounting, as compared to equity losses of $2.6 million for the year ended December 31, 2002.

          Other (Income)/Expense, Net. We had other income of $5.1 million during the year ended December 31, 2003 compared to $1.1 million of other expense for the year ended December 30, 2002. The change of $6.2 million for the year ended December 31, 2003 was primarily due to:

•	The establishment of reserves during 2002 for our Notes receivable from PCR ($4.0 million), which effectively reduced the carrying value of these Notes to zero during 2002, and the establishment of a reserve for our guarantee of PCR debts due to third parties as well as other liquidation accruals which are our responsibility ($5.7 million).

•	Payments of $2.7 million made to PCR by a company controlled by certain of our officers and directors which were expensed during 2002.

•	The write off in 2002 of Microtech’s $1.4 million of computer equipment related receivables from PCR which have been determined to be uncollectible.

•	A $2.9 million gain recorded in October 2003 resulting from the consolidation of assets and liabilities of a special purpose entity (which no longer qualified for off-balance sheet treatment for accounting purposes) formed as part of our container lease securitization program. This gain resulted primarily from the favorable credit loss experience through September 30, 2003 on the underlying direct financing leases as compared to the assumed credit losses of 1.5%.

•	An increase in fee income of $0.7 million as a result of our acting as an agent and arranging a lease transaction between two parties during 2003.

•	Gains on equipment sales of $0.7 million during the year ended December 31, 2003 as compared to losses on equipment sales of $4.3 million during the prior year period. The change of $5.0 million resulted primarily from gains on equipment sales to third parties recognized by CAI which became a consolidated subsidiary on June 27, 2002, as well as losses on the sale of leasing equipment of $3.0 million resulting primarily from equipment recovered from a customer in default which generated losses during 2002.

•	In 2003 we recorded $0.5 million in insurance revenue, which resulted in the recovery of costs incurred, resulting from a policy covering losses realized on a defaulted loan as compared to $10.6 million recorded in 2002.

•	The sale of our Chicago property in 2002, which had been acquired as part of the acquisition of TA and resulted in a pre-tax gain of $4.8 million.

•	A reduction in gains on retirement of debt of $1.1 million as compared to the prior year period.

          Interest Expense. Our interest expense decreased to $106.7 million in the year ended December 31, 2003 from $108.3 million in the year ended December 31, 2002, a decrease of $1.6 million or 1%. The decrease in interest expense was primarily attributable to reduced interest rates resulting in reduced interest expense of $10.2 million and a reduction in amortization of deferred financing fees of $2.6 million as compared to the prior year period. These decreases to interest expense were partially offset by increased borrowings to fund capital expenditures, resulting in incremental interest expense of $7.7 million, an increase in interest expense of $1.7 million related to CAI for a full year of expense in 2003 compared with approximately six months in 2002 and $1.7 million of bank fees in order to obtain waivers related to our delayed filings.

          Interest Income. Our interest income decreased to $4.0 million in the year ended December 31, 2003 from $4.6 million in the year ended December 31, 2002, a decrease of $0.6 million or 13%. The decrease in interest income was primarily due to reduced earnings on invested cash balances due to lower interest rates, as well as a decline in invested cash balances.

          Minority Interest Expense, Net. The change in minority interest expense, net of $0.1 million for the year ended December 31, 2003 as compared to the prior year resulted primarily from a decrease in minority interest income of $0.1 million as a result of the consolidation of CAI effective June 27, 2002.

           Provision/(Benefit) for Income Taxes. We recorded an income tax provision of $3.3 million for the year ended December 31, 2003 as compared to a tax benefit of $1.4 million for the year ended December 31, 2002. This increase in the provision for income taxes was caused by an increase in pre-tax income of $41.5 million and the mix between pre-tax income and losses generated from international sources and United States sources. The international container division that is taxed at lower rates (approximately 3%) based upon the income tax convention between the United States and Barbados, contributed favorably to net income. The domestic intermodal division (including corporate activities) which is taxed at higher United States tax rates, experienced reduced losses during the year ended December 31, 2003, as compared to the prior year. Additionally, other provisions for deferred tax asset valuation allowances increased the tax provision by $1.2 million during the year ended December 31, 2003 while the provisions for deferred tax asset valuation allowances decreased tax benefits by $6.3 million for the year ended December 31, 2002.

          Net Income. As a result of the factors described above, our net income increased to $41.2 million in the year ended December 31, 2003 from $4.4 million in the year ended December 31, 2002.

Liquidity and Capital Resources

          Historically, we have used funds from various sources to meet our corporate obligations and to finance the acquisition of equipment for lease to customers. The primary funding sources have been cash provided by operations, borrowings (generally from banks), securitization of lease receivables, the issuance of capital lease obligations and the sale of our securities. In addition, we have generated cash from the sale of equipment being retired from our fleet. In general, we have sought to meet debt service requirements from the leasing revenue generated by our equipment. Our scheduled capital lease and debt service payments (principal and estimated interest) for 2005 total $341.9 million and for 2006 total $230.0 million. Scheduled payments due to us under non-cancelable operating and direct financing lease agreements with our lessees total $302.2 million for 2005 and $260.6 million for 2006. As of December 31, 2004, we had approximately $284.6 million of unrestricted cash and marketable securities on hand. The combination of unrestricted cash and marketable securities ($284.6 million) and non-cancelable lease payments due to us during 2005 and 2006 ($562.8 million) exceeds our scheduled debt service payments (principal and estimated interest) of $571.9 million for 2005 and 2006 by approximately $275.5 million. In addition, as of March 31, 2005, we had approximately $242.6 million of unrestricted cash and marketable securities on hand.

          Our utilization rates, as well as those of our competitors are at high levels. We anticipate that demand for chassis will continue to be strong well into 2006. We also expect that the current weakness in the demand for new container leasing will improve, driven primarily by the fact that all major shipyards are reporting large order backlogs through 2008. As of January 1, 2005, the existing order backlog was enough to account for an increase of approximately 58% in the world’s cellular container ship fleet and is expected to result in demand for a significant number of additional containers and chassis, as well as high utilization of existing units, for the next several years. Lease rates on both new and used chassis have been rising since the middle of 2004, reflecting increases in the cost of new chassis and increased utilization of used chassis. Lease rates for new containers have also been increasing along with the cost of the underlying units. Lease rates for used containers were competitive for much of 2004, although expiring leases are sometimes renewed at lower lease rates. It is management’s expectation that lease rates will also remain strong for the next several years.

          We have usually funded a significant portion of the purchase price for new containers and chassis through secured borrowings from financial institutions under various credit facilities. While we successfully completed financings and commitments totaling $747.0 million during 2004, our ability to borrow funds on terms as favorable as those available previously was limited from March 31, 2003 through September 30, 2004. This limitation was due to the delay in filing our Annual Report on Form 10-K for 2002, our Quarterly and Annual Reports on Forms 10-Q and 10-K for 2003 and our Quarterly Reports on Form 10-Q for 2004. These factors, coupled with the requirement to maintain certain levels of unrestricted cash until the delayed financial filings were completed, affected the amount of business we wrote with our customers during 2004. During the first quarter of 2005, we received an additional $223.0 million in net financing commitments, none of which has been utilized as of the date this registration statement was filed with the SEC, and completed a draw-down under a lease arrangement with a Japanese lessor for which we received additional cash proceeds of approximately $4.2 million. As of March 31, 2005 (excluding $45.5 million available under CAI’s revolving credit facility), a total of $412.1 million of these financing commitments were available for future use. In addition, we regularly evaluate financing proposals which, when coupled with available cash balances and funds available under commitments mentioned above, could be used for growth, for re-financing existing facilities and for working capital.

          Our financial restatement and re-audits, as well as the completion of the internal investigations by special counsel to our Audit Committee, prevented the timely completion of our financial statements and Form 10-K for the year ended December 31, 2003, our financial statements and SEC filings for 2004 and other required periodic reports contained in our loan documents. We requested and received necessary waivers under our loan documents. During February 2004, we provided our lenders with a revised schedule for completing and filing our financial statements and periodic SEC filings for 2003 and 2004, and requested that our lenders waive any default resulting from the late preparation and filing of the financial statements and required periodic reports. We completed and filed each of the financial statements and required periodic reports mentioned above before the dates required by our lenders.

          During 2003 and 2004, we received waivers from various financial institutions for the delay in issuing our SEC financial reports. In connection with certain of those waivers, we agreed to certain modifications to the terms of several of our debt agreements, including, in a few cases, the pledging of additional collateral and changes to amortization schedules. With the filing of our report on form 10-Q for the third quarter of 2004 on December 27, 2004 we were no longer delinquent with our SEC financial filings and the waivers were no longer required. In addition, the two facilities where amortization schedules had been accelerated were paid off in full during the fourth quarter of 2004.

          In connection with our delayed SEC filings and the receipt of waivers from our lenders necessitated by the delayed filings, beginning in January 2004, the members of our Board of Directors and certain of their affiliates who own shares of our common stock agreed to defer their receipt of any dividend payments, until we were in compliance with all SEC filing requirements. As of December 27, 2004, we were no longer delinquent with regard to our SEC filings and the deferred dividends described above were paid prior to December 31, 2004.

          Over the years, we have explored from time to time the possibility of raising capital or reducing our leverage through the issuance and sale of our equity securities. As of the date this registration statement is being filed, we have not entered into any agreement for any such transaction other than the issuance of warrants in connection with the $150.0 million Note financing consummated in September 2004.

Cash Flow

          Net cash provided by operating activities amounted to $160.3 million in 2004, $150.0 million in 2003 and $120.1 million in 2002. While net income for the year ended December 31, 2004 was $32.8 million lower than net income for the year ended December 31, 2003, it included a non-cash expense of $49.2 million related to the adjustment of the fair value of warrants issued by us in the third quarter of 2004. Excluding this adjustment for the fair value of the warrants, net cash provided by these activities increased $16.4 million. This increase, along with a decrease in other receivables ($26.8 million) was partially offset by a decrease in accounts payable and accrued expenses ($13.6 million) and an increase in other assets ($13.0 million). The increase in net cash provided by these activities in 2003 as compared to 2002 was primarily due to an increase in net income, as well as changes in operating assets and liabilities in the ordinary course of business.

          Net cash provided by operating activities amounted to $27.4 million for the three months ended March 31, 2005 compared to $35.0 million for the same period last year. While net income for the three months ended March 31, 2005 was $10.2 million higher than net income for the three months ended March 31, 2004, it included non-cash income of $6.9 million related to the adjustment of the fair value of warrants issued by us in the third quarter of 2004. Excluding this adjustment for the fair value of the warrants, net cash provided by these activities increased $3.3 million for the three months ended March 31, 2005 as compared to the three months ended March 31, 2004. The overall decrease in net cash provided by these activities was primarily due to an increase in accounts receivable ($8.5 million), partially offset by the previously mentioned increase in net income, exclusive of the adjustment for the fair value of the warrants, as well as changes in other operating assets and liabilities in the ordinary course of business.

          Net cash used for investing activities amounted to $8.3 million in 2004, $212.7 million in 2003 and $176.4 million in 2002. The decrease in net cash used in these activities in 2004 as compared to 2003 was primarily due to a decrease in the investment in direct financing leases ($65.5 million), a decrease in acquisition of leasing equipment ($30.9 million), an increase in cash collections on direct financing leases ($11.1 million) and an increase in the proceeds from disposition of leasing equipment ($98.7 million). The increase in net cash used in these activities in 2003 as compared to 2002 was primarily due to an increase in the acquisition of leasing equipment ($45.6 million) and an increase in the investment in direct financing leases ($45.2 million), partially offset by an increase in cash collections on direct financing leases ($18.0 million).

          Net cash used for investing activities amounted to $36.4 million for the three months ended March 31, 2005 compared to $42.9 million for the same period in 2004. The decrease in net cash used in these activities in 2005 as compared to 2004 was primarily due to a decrease in the investment in direct financing leases ($8.9 million), an increase in the proceeds from disposition of leasing equipment ($14.7 million) and an increase in cash collections on direct financing leases ($0.4 million), partially offset by an increase in acquisition of leasing equipment ($17.5 million).

          Net cash provided by financing activities amounted to $16.4 million in 2004, $33.0 million in 2003 and $123.1 million in 2002. The decrease in net cash provided by these activities in 2004 as compared to 2003 was primarily due to an increase in repayment of revolving credit lines ($189.5 million), an increase in repayment of long term debt and capital lease obligations ($183.1 million) and a decrease in borrowings under revolving credit facilities ($57.5 million), partially offset by an increase in the proceeds from the issuance of debt ($415.5 million). The decrease in net cash provided by these activities in 2003 as compared to 2002 was primarily due to a decrease in the proceeds from the issuance of debt ($1,015.6 million), partially offset by a decrease in repayment of long term debt and capital lease obligations ($819.4 million), a decrease in repayment of revolving credit lines ($65.3 million) and an increase in borrowings under revolving credit facilities ($41.0 million).

          Net cash used for financing activities amounted to $34.1 million for the three months ended March 31, 2005 compared to net cash provided by financing activities of $7.7 million for the same period in 2004. The change for these activities in 2005 as compared to 2004 was primarily due to a decrease in the proceeds from the issuance of debt ($73.1 million) partially offset by a decrease in repayment of long term debt and capital lease obligations ($28.0 million), and a decrease in repayment of revolving credit lines ($3.0 million).

          The following table sets forth certain historical cash flow information for the three years ended December 31, 2004.

                                                                                     Year Ended December 31
                                                                                     (Dollars in millions)
                                                                              2004            2003          2002
                                                                           ----------      ----------    ----------
         Net cash provided by operating activities                           $160.3          $150.0        $120.1
         Proceeds from disposition of leasing equipment                       153.1            54.4          12.0
         Acquisition of leasing equipment                                    (206.6)         (237.5)       (191.9)
         Investment in direct financing leases                                (43.7)         (109.3)        (64.1)
         Net collections on direct financing leases                            88.9            77.8          59.7
         Net proceeds of issuance of long-term debt and capital lease
           obligations in excess of payment of long-term debt and             240.0             7.6         203.8
           capital lease obligations
         Net (repayment) borrowings of revolving credit lines                (215.5)           31.5         (74.8)

Contractual Obligations and Commercial Commitments

          We and our subsidiaries are parties to various operating and capital leases and are obligated to make payments related to our long-term borrowings. We are also obligated under various commercial commitments, including obligations to our equipment manufacturers.

          The following tables summarize our contractual obligations and commercial commitments at December 31, 2004.

                                                    Amounts Due by Period
                                                    (Dollars in millions)
                                                           Less than 1                                  More than 5
         Contractual Obligations               Total          year         1-3 years      4-5 years        years
         -----------------------               -----          ----         ---------      ---------        -----
         Long-Term Debt                       $ 990.7        $ 161.3         $ 298.5       $ 108.7        $ 422.2
         Capital Lease Obligations              727.5           79.3           125.5         136.8          385.9
         Interest on Long-Term Debt and
           and Capital Lease Obligations        732.6          101.3           168.9         122.8          339.6
         Operating Leases                        56.6           15.2            29.1           9.6            2.7
         Unconditional Purchase                 149.6          116.7            32.9          --             --
         Obligations
         Employment Agreements                   10.3            2.8             2.5           2.4            2.6
         Separation Agreements                    2.6            1.3             1.3          --             --
                                                  ---            ---             ---          ---            ---
         Total Contractual Cash
           Obligations                       $2,669.9         $477.9         $ 658.7       $ 380.3      $ 1,153.0
                                             ========         ======         =======       =======      =========

                                                                  Amount of Commitment Expiration Per Period
                                                          -----------------------------------------------------------
                                               Total
                                              Amounts      Less than 1
         Other Commercial Commitments        Committed        year        1-3 years      4-5 years    Over 5 years
         ------------------------------   -------------- -------------- -------------- -------------- --------------
         Standby Letters of Credit              $ 6.0           $6.0            $--           $--            $--
         Guarantees                              16.8            --              1.5           6.6            8.7
                                                 ----                            ---           ---            ---
         Total Commercial Commitments           $22.8           $6.0            $1.5          $6.6           $8.7
                                                =====           ====            ====          ====           ====

Debt and Capital Lease Obligations

          The following table summarizes our debt and capital lease obligations as of December 31, 2004 and 2003 and March 31, 2005:

                                                                        (Dollars in Millions)
                                                               March 31,    December 31,     December 31,
                                                                 2005          2004             2003
                                                             ------------   ------------    -------------
Capital lease obligations payable in varying amounts
  through 2013                                                  $346.3         $329.6          $325.2
Chassis Securitization Facility interest at 5.96%,
  5.99% and 5.59% at March 31, 2005, December 31, 2004
  and 2003, respectively                                                         --              --
       Warehouse facility                                         22.5           22.5            25.5
       Debt obligation                                            46.4           53.9            86.4
       Capital lease obligation                                  395.5          397.8           404.7
Secured equipment financing facility, interest at 4.60%
  and 4.45% at March 31, 2005 and December 31, 2004,
  respectively, revolving period ending October 31,
  2006, term out period ending April 30, 2012                    237.9          243.0            --
Revolving credit facility, interest rate at 3.09% at
  December 31, 2003                                               --             --             193.5
Revolving credit facility CAI, interest at 4.47%, 4.56%
  and 3.37% at March 31, 2005 and December 31, 2004 and
  2003, respectively                                              58.5           65.0            87.0
Container securitization facility, interest at 6.50% at
  December 31, 2003                                               --             --              76.6
6.00% Notes due 2014 (unsecured) net of unamortized
  discount of $33.1 million and  $33.7 million at March
  31, 2005 and December 31, 2004, respectively                   196.9          196.3            --
7.35% Notes due 2007 (unsecured)                                 115.4          115.4           147.0
7.20% Notes due 2007 (unsecured)                                  45.3           45.3            62.8
9.25% Convertible redeemable subordinated debentures,
  mandatory redemption 2022 (unsecured)                           37.2           37.2            37.2
9.875% Preferred capital securities due 2027 (unsecured)          75.0           75.0            75.0
Notes and loans payable with various rates ranging from
  3.60% to 7.90% and maturities from 2005 to 2010                109.5          137.2           194.8
                                                                 -----          -----           -----
Total Debt and Capital Lease Obligations                       1,686.4        1,718.2         1,715.7
                                                               -------        -------         -------
  Less Current Maturities                                        263.3          240.6           219.2
Total Non-Current Debt and Capital Lease Obligations          $1,423.1       $1,477.6        $1,496.5
                                                              ========       ========        ========

          Our debt consists of notes (including the outstanding Notes), loans and capital lease obligations with installments payable in varying amounts through 2027, with a weighted average interest rate of 6.7% and 6.2% in the three months ended March 31, 2005 and for the year ended December 31, 2004, respectively. The principal amount of debt and capital lease obligations payable under fixed rate contracts was $899.5 million at March 31, 2005. Remaining debt and capital lease obligations of $786.9 million at March 31, 2005 are payable under floating rate arrangements, of which $563.4 million has been converted to fixed rate debt through the use of interest rate swap agreements at March 31, 2005. At March 31, 2005 and December 31, 2004, most of our debt and capital lease obligations were secured by a substantial portion of our leasing equipment, direct financing leases, and accounts receivable. Approximately $469.8 million of debt was unsecured at March 31, 2005.

          Debt Modifications During 2003 and 2004: Throughout 2003 and 2004, in connection with obtaining necessary waivers from lenders for late filing of our periodic reports with the SEC and the restatement of our past financial statements, we agreed to certain modifications to our existing debt agreements as follows:

•	Our container securitization facility was amended to relinquish our right to request additional advances under the facility and we agreed that all lease payments subsequently received under the facility would be used to reduce the indebtedness. In addition, we agreed to comply with several new covenants, consistent with those contained in the amendment to our revolving credit agreement, as described below. This facility was paid in full during December 2004.

•	In May 2003, we established a $200.0 million revolving warehouse facility within our chassis securitization facility and received funding from a $25.5 million debt obligation issuance. In July 2003 and October 2003, we agreed, among other things, to suspend our ability to incur additional funding under the warehouse facility until such time as the loan and guarantee parties have each agreed in their sole discretion to reinstate their funding commitments. The loan and guarantee parties are under no obligation to reinstate any commitments to the warehouse facility.

•	In July 2003 and October 2003, and January and February 2004, in connection with obtaining necessary amendments under the revolving credit facility due to the late filing of our periodic reports with the SEC and the restatement of our past financial statements, we agreed, among other things, to reduce advance rates under this revolving facility, to add several events of default, to increase the interest rate margin, and to maintain specified levels of unrestricted cash and cash equivalents until delinquent SEC filings were made. Specifically, we agreed to maintain unrestricted cash and cash equivalents of at least $71.0 million at all times and at least $80.0 million as of the last business day of each month, until our 2002 Form 10-K was filed. Our 2002 Form 10-K was filed on January 9, 2004. Subsequent to January 9, 2004, we were obligated to maintain unrestricted cash and cash equivalents of at least $60.0 million at all times and at least $67.5 million as of the last business day of the month until completion and filing of all delayed financial statements for 2003 and 2004. This minimum cash requirement was also adopted in the waivers of the container securitization and one other loan agreement. In conjunction with the waiver received during February 2004, we replaced our annual amortization payment with monthly amortization payments under our revolving credit facility beginning in March 2004. The related minimum cash requirement was subsequently reduced dollar-for-dollar with the amortization payments and, at June 30, 2004, amounted to $50.0 million. Beginning with the amortization payment due September 1, 2004, the minimum cash requirement was again reduced dollar-for-dollar as amortization payments were made. These facilities were paid in full during November 2004.

•	We also agreed to restrictions on dispositions of collateral and on encumbrances of assets as well as a limitation on concessions that could be made to our other financial institutions in connection with obtaining waivers. The October 2003 amendment also required us to provide additional financial information to the lenders under the facility and to continue the engagement of a financial advisor. With the filing of our Form 10-Q for the third quarter of 2004 during December 2004, the payment in full of certain financing facilities during the fourth quarter of 2004, and the agreement of three lenders during the first quarter of 2005, these restrictions and reporting requirements are no longer in effect.

•	In addition to the debt specifically identified above, we had additional notes and loans outstanding with various financial institutions. In the fourth quarter of 2003, we agreed to certain modifications to the provisions of some of these instruments. These modifications included, in certain instances, changes to the amortization schedule resulting in a requirement for accelerated principal payments of $16.6 million ($2.0 million of which were made during January and February 2004 and the rest of which were eliminated when the facility in question was paid in full during March 2004), an average interest rate increase of 241 basis points on two debt facilities having a total of $67.7 million outstanding as of December 31, 2003 and the pledging of $9.1 million in additional collateral to four facilities having a total of $38.6 million outstanding at the time the additional collateral was pledged.

•	In April 2003, in connection with a borrowing under the container securitization, we entered into an interest rate swap agreement with an original notional amount of $31.2 million. This swap contract matures in 2009 and the swap was used to manage interest rate risks on the floating rate borrowings in the securitization facility. In May 2003, in connection with a borrowing under the chassis revolving warehouse securitization facility, we entered into an interest rate swap with an original notional amount of $25.5 million. This swap contract matures in 2014 and the swap is used to manage interest rate risks on floating rate facilities.

          New Financings and Commitments During 2004: During 2004, we entered into new financings and commitments totaling $747.0 million of which $563.0 million was utilized. The new debt utilized during 2004 consisted of the following:

                                                                                                 New Borrowings
             Total New Debt and Capital Lease Obligations                                             2004
             ------------------------------------------------------------------------------     ----------------
             Capital lease obligations payable through 2013 with interest
               imputed at rates from 5.45% to 7.45%                                                  $55.8
             6.00% Notes due 2014 (unsecured)                                                        230.0
             Secured equipment financing facility, interest at 4.45% at
               December 31, 2004, revolving period ending 10/31/06, term out
               period ending 4/30/12                                                                 243.0
             Notes and loans repayable with various rates ranging from 4.28%
               to 7.53% and maturities from 2005 to 2009                                              34.2
             Total New Debt and Capital Lease Obligations 2004                                      $563.0
             Original Issue Discount on 6.00% Notes due 2014                                         (34.2)
                                                                                                     -----
             Total Net New Debt and Capital Lease Obligations 2004                                  $528.8
                                                                                                    ======

          New Financings During 2004: The following financings, which are included in the above summary, were completed during 2004:

•	In March 2004, we completed secured financings of $81.6 million and in May 2004, $13.6 million, the proceeds of which were used to pay amounts due to equipment manufacturers and for general corporate purposes. One of the March financings which was originally $76.0 million was subsequently refinanced in November and thus not included above.

•	We successfully completed a secured financing of $15.0 million during July 2004 with installments payable through 2005 at an interest rate of LIBOR plus 2.5%. A portion of the proceeds was used to satisfy a note payable from PCR to an unrelated financial institution, which we guaranteed for PCR. The remaining proceeds were used for general corporate purposes.

•	During August 2004, we entered into a lease arrangement with a Japanese lessor involving $21.1 million of equipment previously financed with a financial institution during December 2003 and May 2004. The lease "advance rate" against this equipment was 107% ($22.5 million total advance), increasing the cash proceeds received by us by $5.8 million from the level of the previous financings. The lease expires in December 2008, and we have a fixed purchase option at that time for $14.6 million that we expect to exercise. The aggregate fixed interest rate is 7.44%.

•	On September 14, 2004, we entered into a Securities Purchase Agreement pursuant to which we sold $150.0 million total principal amount of a new series of 6.0% Notes due 2014 (the "Notes") in a private transaction with four investors. In connection with the sale of the Notes, we also issued to the investors two series of Warrants exercisable for a total of 8,333,333 shares of our common stock at an exercise price of $18.00 per share (the "Warrants"). The exercise price will be subject to customary anti-dilution adjustments as set forth in the Warrants.

The Notes mature on September 1, 2014, with interest payable semi-annually at a rate of 6.0% per annum. We have the right to redeem the Notes at any time after September 1, 2009 with a declining premium. The maturity of the Notes can be accelerated upon the occurrence of an "Event of Default" as such term is defined in the indenture governing the Notes (the "Indenture"). The Indenture also contains various restrictive covenants, including limitations on the payment of dividends and other restricted payments, limitations on incurrence of indebtedness, and limitations on asset sales, the violation of which would result in an Event of Default.

The first series of Warrants (the "Series A" Warrants) is exercisable at any time for a total of 5,475,768 shares. The second series of warrants (the "Series B" Warrants) became exercisable for a total of 2,857,565 shares, following stockholder approval of such exercise at a special meeting of our stockholders on June 30, 2005. We also entered into agreements with the investors to file registration statements with the Securities and Exchange Commission, for the benefit of the investors, with respect to the Notes and the Warrants. The terms of the Warrants provide that the exercise price will be paid by the investors to us solely in cash except that after we have filed a registration statement with the Securities and Exchange Commission relating to the Warrants and underlying common stock, in the event such registration statement has not become effective or is otherwise not available to the Warrant holders or if the exercise of the Warrants for cash would not be permitted under the federal securities laws, the exercise price may be paid by tendering a principal amount of 6.0% Notes equal to the exercise price of the Warrants then being exercised. The sale of the Notes and Warrants pursuant to the Securities Purchase Agreement was made in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the "Act") pursuant to Section 4(2) of the Act.

Of the $150.0 million in proceeds from the September 14, 2004 sale of the Notes and Warrants, we repurchased, at face value, a portion of our outstanding 7.35% Notes due 2007 ($31.6 million) and 7.20% Notes due 2007 ($17.5 million) which were held by the investors. The remaining proceeds are being used for general corporate purposes, including, but not limited to, the purchase of equipment, retirement of debt, potential acquisitions and/or working capital.

The Warrants expire on September 1, 2014, although we have the right under certain conditions to require that they be exercised at any time after our common stock trades at $30.00 per share or more for five consecutive trading days assuming the shares being issued upon exercise are registered shares.

The fair value of the warrants at the date of the transaction was estimated at $22.5 million and was recorded in warrant liability on the Consolidated Balance Sheet, with the offset recorded as a discount on the Notes. This discount is being amortized as interest expense using the effective interest method over the ten-year life of the Notes. The overall interest rate on the Notes, considering the amortization of the discount, is approximately 8.3%.

EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in a Company’s Own Stock ("EITF 00-19") requires freestanding contracts that are settled in a Company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or liability. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be carried at fair value until the contract meets the requirements for classification as equity, until the contract is exercised or until the contract expires. We have classified these warrants as a liability, as noted above, because the requirements of EITF 00-19 for classification of the warrants as equity have not been met. Because the warrants are classified as a liability, any changes in fair value are and will continue to be reported as fair value adjustment for warrants in the Consolidated Statement of Income. Due primarily to the increase in the market value of our common stock during the last quarter of 2004, the fair market value of these Warrants increased from $22.5 million at September 30, 2004 to $71.7 million at December 31, 2004. As a result, during the three months ended December 31, 2004, we recorded a non-cash expense of $49.2 million (for which no tax benefit is derived) which was reflected as fair value adjustment for warrants on the accompanying Consolidated Statements of Income. Due primarily to the decrease in the market value of our common stock during the first quarter of 2005, the fair market value of these Warrants decreased from $71.7 million at December 31, 2004 to $64.9 million at March 31, 2005. As a result, during the three months ended March 31, 2005, we recorded a non-cash fair value adjustment of $6.9 million (for which no tax expense is derived) which was reflected as fair value adjustments for warrants on the accompanying Consolidated Statements of Income. Accordingly, future changes to the fair market value of these Warrants have the potential to cause volatility in our future results. Because these warrants are classified as a liability, any increase in the fair market value of the Warrants will result in an additional non-cash expense to the Consolidated Statements of Income. If the fair market value of the Warrants decreases in the future we will record non-cash income in our Consolidated Statements of Income. In the event that all of the conditions of EITF 00-19 are met for classification of the Warrants as equity, the liability account representing the fair value of the warrants at the date the conditions are met will be reclassified to additional paid-in-capital on the Consolidated Balance Sheets.

We have agreed to file Registration Statements for the Warrants and the Notes with the Securities and Exchange Commission by August 1, 2005. In addition, we have agreed to use commercially reasonable efforts to have the Warrant Registration Statement and the Notes Registration Statement declared effective by October 1, 2005. It is impossible for us to predict when either of these registration statements will become effective. If either of these Registration Statements is not effective by November 1, 2005, or is not filed by August 1, 2005, we will be required to pay liquidated damages to the holders of these securities until the Registration Statement becomes effective or is filed, as the case may be, based upon a value of $230.0 million for the Notes (reflecting the $150.0 million sold in September and the additional $80.0 million sold in November as described below) and $150.0 million for the Warrants. For the first 90 days, the amount of liquidated damages to be paid related to the Warrants and the Notes will be calculated using a rate of 0.25% per annum for each day the Registration Statements are not effective after October 31, 2005 or if the Registration Statements are not filed by August 1, 2005. This percentage will be increased by 0.25% per annum for each 90 day period, until these conditions are met, up to a maximum of 1.00% per annum.

Copies of the Securities Purchase Agreement, the Indenture, the Warrant Agreement, the Notes Registration Rights Agreement and the Investor Rights Assessment were filed as exhibits to our report on Form 8-K issued September 15, 2004.

•	On November 1, 2004, we consummated a secured equipment financing with one of our existing lenders. The financing is secured by shipping containers and related leases owned by one of our special purpose consolidated subsidiaries and leased to various third parties. The financing allows for advances from time to time up to the amount of available collateral under the facility, subject to a maximum principal amount that may be outstanding under the facility of $252.0 million. Of the $243.0 million drawn down on November 1, 2004, we used $224.4 million to refinance outstanding indebtedness, which includes the entire $154.8 million of outstanding borrowings under our revolving credit facility, which has now been terminated, as well as an existing $69.6 million loan from this lender. The remaining balance of $18.6 million was used for transaction fees and working capital purposes. The interest rate under this new facility is currently LIBOR plus 175 basis points, with a reduction to LIBOR plus 150 basis points possible as our credit rating improves. This agreement, as amended, requires that we enter into interest rate swap contracts in order to effectively convert at least seventy percent of the debt associated with operating lease equipment and ninety percent of the debt associated with direct financing leases from floating rate debt to fixed rate debt by March 31, 2005. The facility has a two-year term, after which the outstanding balance will be paid out in full over 66 months if it is not refinanced.

This agreement requires that we maintain a tangible net worth (as defined in the Agreement) of at least $300.0 million. The facility also requires us to maintain a fixed charge coverage ratio of 1.5 to 1 and a funded debt to tangible net worth ratio of 4.0 to 1.0 and contains other customary restrictive covenants. At December 31, 2004 we were in compliance with these covenants.

As described below, during the first quarter of 2005, we received additional commitments under this facility totaling $248.0 million from six additional financial institutions. As of the date this registration statement was filed, none of these additional commitments had been utilized.

•	On November 29, 2004, we sold $80.0 million total principal amount of new 6.0% Notes (the "November Notes") due 2014 to eight investors under the same indenture used for the $150.0 million unsecured financing completed during September 2004. The terms of the November Notes are identical to those of the Notes sold during September (as described previously in this document) with the following exceptions: (1) there were no warrants associated with the November Notes and (2) the original issue discount on the November Notes was approximately 14.7% versus 15.0% for the September Notes. The November Notes were sold at a discount which provided net proceeds totaling $68.1 million. The net proceeds are for general corporate purposes, including, but not limited to the purchase of equipment, retirement of debt, acquisitions, and/or working capital.

•	In December 2004, we completed two capital lease obligation transactions totaling $50.0 million, the proceeds of which were used for general corporate purposes.

•	In addition to the revolving credit facility mentioned previously, we paid-in-full three other secured lending facilities, totaling $37.0 million, during November 2004, including two facilities with Yardville National Bank (a subsidiary of an entity in which our Chief Executive Officer owns approximately five percent of the common stock and serves on the executive Committee of the Board of Directors.) Also in December 2004 we paid in full the remaining outstanding debt obligations of the container securitization.

          New Financings During 2005: During the first quarter of 2005, we received an additional $223.0 million in net financing commitments. Commitments were received totaling $248.0 million under a financing facility established on November 1, 2004 from six financial institutions, while we cancelled a financing commitment for $25.0 million that existed as of December 31, 2004. This commitment was cancelled to allow the financial institution involved to provide a larger commitment to a facility already established during December 2004. As of March 31, 2005, none of these additional commitments had been utilized.

          The additional commitment of $248.0 million brings the total committed under the November 2004 facility to $500.0 million. This financing is secured by shipping containers and related leases owned by a special purpose consolidated subsidiary of the Company and leased to various third parties. The financing allows for advances from time to time up to the amount of available collateral under the facility, subject to a maximum principal amount that may be outstanding under the facility of $500.0 million. The interest rate under this facility is LIBOR plus 175 basis points, with a reduction to LIBOR plus 150 basis points possible as our credit rating improves. This agreement, as amended, required that we enter into interest rate swap contracts in order to effectively convert at least seventy percent of the debt associated with operating lease equipment and ninety percent of the debt associated with direct financing leases from floating rate debt to fixed rate debt. On March 31, 2005, we entered into three interest rate swap contracts with original notional amounts totaling $204.9 million. These interest rate swap contracts satisfied this requirement for the amounts funded to date and will convert a significant portion of the debt outstanding from floating rate debt to fixed rate debt. The facility has a two-year term, after which the outstanding balance will be paid out in full over 66 months if it is not refinanced. At March 31, 2005, $237.9 million of debt was outstanding under this facility and $262.1 million was available for future use.

          In addition, during February 2005, we entered into a lease arrangement with a Japanese lessor involving $29.9 million of equipment previously financed with a financial institution during December 2003 and May 2004. This transaction closed in two approximately equal tranches, the first of which occurred on February 28, 2005, and the second of which occurred on March 31, 2005. The lease ends in December 2008, and we have a fixed purchase option at that time that we expect to exercise. The aggregate fixed rate of interest on the lease is 7.44%. We received additional cash proceeds totaling $4.2 million at the February closing and $4.3 million at the March closing.

          Debt Modifications During 2005: We elected not to renew the warehouse facility associated with our chassis securitization financing which had an outstanding balance of $22.5 million at March 31, 2005. As a result of this decision, the warehouse facility was not extended beyond the scheduled expiration date of March 31, 2005. Accordingly, based on the terms of the securitization financing, all cash flow from the securitization that would normally be received by us after the requirements of the securitization financing are satisfied will be used to pay down the warehouse facility until it is paid in full. In addition, based on the terms of the securitization financing, the interest rate on the warehouse facility was increased by 100 basis points as of March 31, 2005.

          Commitments: A commitment for $150.0 million was completed on December 29, 2004 and will be open for 364 days, after which it will either be renewed, refinanced or will be paid out in full over the following 48 months. The advance rate under this facility will be either 60% or 75% at our option. The interest rate is determined by a pricing grid and can range from LIBOR plus 140 to 180 basis points, depending upon our tangible debt to total net worth ratio (as defined in the agreement) or our corporate credit rating, and the advance rate chosen. As of December 31, 2004, the rate would be LIBOR plus 165 basis points at a 75% advance rate and LIBOR plus 150 basis points at a 60% advance rate. There is a commitment fee of 45 basis points per annum on any unused portion of this commitment, payable quarterly in arrears. Another commitment for $25.0 million was available for future use at December 31, 2004. This commitment was scheduled to be open until March 31, 2005, after which any unfunded portion of the commitment would expire. This commitment was subsequently cancelled during February 2005 to allow the financial institution to provide a larger commitment as part of the $150.0 million facility mentioned above. During the first quarter of 2005, we received additional commitments under a secured equipment financing established on November 1, 2004 totaling $248.0 million from six additional financial institutions. As of the date this registration statement was filed, $30.0 million of these additional commitments had been utilized.

          Container Securitization Facility: Effective October 1, 2003, a customer elected to return a portion of the equipment covered by a direct financing lease which had been included in a qualified special purpose entity as part of the lease securitization program. The equipment was subsequently leased to another customer under the terms of an operating lease agreement. As such, the lease could no longer be considered a financial asset and the Securitization Trust entity could no longer be treated as an off-balance sheet qualified special purpose entity for accounting purposes. Therefore, effective October 1, 2003, we consolidated the assets and liabilities of this special purpose entity and recorded the remaining obligation of this special purpose entity amounting to $17.8 million as debt and capital lease obligations on the Consolidated Balance Sheets. At December 31, 2003, $13.3 million of this debt remained outstanding. This debt was repaid in full during December 2004.

          Covenants: Under our secured equipment financing facility established during November 2004 (and most of our other debt instruments), we were required to maintain covenants (as defined) for tangible net worth (the most stringent of which required the Company to maintain tangible net worth of at least $300.0 million), a fixed charge coverage ratio of 1.5 to 1 and a funded debt to net worth ratio (as defined in the agreement) of 4.0 to 1. A servicing agreement to which we are a party requires that we maintain a tangible net worth (as defined in the agreement) of at least $375.0 million plus 50% of any positive net income reported from October 1, 2004 forward. Additionally, under a credit agreement, we are required to maintain a security deposit in the aggregate amount of at least 80% of the outstanding loan balance, including interest. This amounted to $4.3 million and $4.8 million at March 31, 2005 and December 31, 2004, respectively, and is included in other assets on the Consolidated Balance Sheet. At March 31, 2005 and December 31, 2004, we were in compliance with these covenants, as amended. At March 31, 2005 and December 31, 2004, under a restriction in our 6.0% Note Indenture, approximately $1.8 million and $3.6 million, respectively, of retained earnings were available for dividends.

          Other: As of March 31, 2005, our commitments for future capital expenditures totaled approximately $206.0 million with approximately $166.2 million committed for the remainder of 2005. Our available liquidity, including $457.6 million available under credit facilities, at March 31, 2005 was $700.2 million after deducting $23.7 million of cash held within the chassis securitization. Required debt repayments and capital lease payments for the next twelve months totaled $263.3 million as of March 31, 2005 which we anticipate making through our unrestricted cash balances and cash flow from operations.

          In the past, cash on hand, cash flow from operations, borrowings under credit facilities and the net proceeds of the issuance of debt and equity securities has been sufficient to meet our needs for working capital, capital expenditures and required debt repayments. We also expect to continue to rely in substantial part on long-term financing for the purchase of equipment or strategic acquisitions to expand our business in the future. We cannot assure that long-term financing will be available for these purposes on acceptable terms or at all. In addition, from time to time, we may explore new sources of capital both at the parent and subsidiary levels. We regularly evaluate financing proposals which when coupled with available cash balances and funds available under commitments mentioned above, could be used for growth, for refinancing existing facilities and for working capital.

Settled Insurance Litigation

          In connection with an insurance claim related to the default of a South Korean customer and a subsequent lawsuit filed by the insurance carriers against us, on June 17, 2004 we signed an agreement settling the lawsuit and our claims under the policy. Under the terms of the settlement agreement, the insurance carriers paid us a total of $26.4 million during 2004. In addition, we received the right to retain any of the equipment we had recovered since the date of the claim. We recognized a pre-tax gain of $6.3 million related to the $26.4 million settlement, which is recorded in gain on insurance settlement on the Consolidated Statements of Income.

CAI

          In April 1998, we acquired a 50% common equity interest in CAI. CAI owns and leases its own fleet of containers and also manages, for a fee, containers owned by us and third parties. We entered into an operating relationship with CAI primarily to facilitate the leasing in the short-term market of containers coming off long-term operating lease, to gain access to new companies looking to lease containers on a long-term basis and to realize cost efficiencies from the operation of a coordinated container lease marketing group. For containers managed by CAI for us in the short-term market, we earn the net operating income and pay CAI a fee for managing our equipment and leasing it on our behalf. The calculation is based on the average daily net operating income of CAI’s fleet of owned, leased-in and managed containers (including the portion of CAI’s fleet that consists of our equipment) for each day such managed containers are part of the CAI fleet. The marketing group which is organized as our wholly-owned subsidiary, is responsible for soliciting container lease business for both us and for CAI, including long-term operating and direct financing lease business and short-term lease business on master lease agreements. We have a right to purchase all long-term operating and direct financing lease business generated by the marketing group, subject to offering to CAI, at cost, 10% of this long-term operating and direct financing lease business. By mutual agreement, CAI has purchased for its own account long-term operating and direct financing lease business generated by the marketing group in excess of such amount. In addition, on occasion, we have entered into transactions with CAI pursuant to which we have acquired equipment, and the related leases, from CAI on terms that resulted in a profit for CAI. Such equipment, as well as certain other containers purchased from time to time, are currently managed for us by CAI for a fee based upon the actual net operating income earned by such containers.

          In connection with the acquisition of our equity interest in CAI, we loaned CAI $33.7 million under a Subordinated Note Agreement (the "Note") that is collateralized by all containers owned by CAI as of April 30, 1998 or thereafter acquired, subject to the priority security interest lien of CAI’s senior credit facility, except for certain excluded collateral. Interest on the Note is at an annual fixed rate of 10.5% and is payable quarterly. The original repayment terms required mandatory quarterly principal payments of $1.7 million beginning July 30, 2003 through April 30, 2008. The Note was subject to certain financial covenants and was cross-collateralized with CAI’s senior credit facility, subject to the terms of a subordination agreement.

          On June 27, 2002, CAI entered into an amended $110.0 million senior revolving credit agreement with a group of financial institutions. To facilitate the closing of this new credit facility, we agreed to extend the repayment terms of our Note so as to require mandatory quarterly principal payments of $1.7 million beginning July 30, 2006 through April 30, 2011 and modified certain financial covenants in the Note. Interest on the Note continues to accrue at an annual fixed rate of 10.5% and is payable quarterly. The Note continues to be cross-collateralized with CAI’s senior credit agreement, subject to the terms of an amended and restated subordination agreement. At the same time, we were provided a majority position on CAI’s board of directors. As a result of these transactions and gaining a majority position on CAI’s board, our financial statements include CAI as a consolidated subsidiary commencing June 27, 2002. Previously, CAI was accounted for under the equity method of accounting. Our share of the equity losses of CAI for the periods from January 1, 2002 through June 26, 2002 have been recorded in losses for investments accounted for under the equity method in the accompanying Consolidated Statements of Income. Since June 27, 2002, CAI’s results of operations have been included in the appropriate captions on the accompanying Consolidated Statements of Income. The assets and liabilities of CAI at December 31, 2004 and 2003 have been included on the accompanying Consolidated Balance Sheets.

          A total of $65.0 million was outstanding under CAI’s senior revolving credit facility at December 31, 2004. Borrowings under CAI’s senior credit facility were secured by substantially all of CAI’s assets, other than certain excluded assets, and were payable on June 27, 2005. The senior credit facility contained various financial and other covenants.

          In April 2004, we reached an agreement with CAI resolving differences in interpretation of certain provisions of the Operating and Administration Agreement (the "CAI Agreement") governing payment of appropriate remedial compensation when an age disparity develops between our containers managed by CAI and the balance of CAI’s managed fleet. Pursuant to our agreement with CAI, we paid CAI $2.0 million for resolution of all disputes through February 29, 2004. The impact of this agreement was recorded by us during the three months ended March 31, 2004, as a reduction in consolidated pre-tax income of $1.0 million ($0.6 million net of tax). We anticipate that the earnings related to certain of our containers managed by CAI will be reduced to the extent the average age of such containers exceeds the average age of all other containers in CAI’s fleet.

          On April 28, 2005, CAI replaced its $110.0 million secured revolving credit facility, which had an outstanding principal balance of $58.5 million as of March 31, 2005 (not including letters of credit in the aggregate amount of $6.0 million as of March 31, 2005), that was scheduled to expire on June 27, 2005 with a new secured revolving credit facility. The new credit facility has a total commitment amount of up to $175.0 million and was provided by a group of banks. The interest rate under the revolving line of credit varies depending upon whether the loans are characterized as base rate loans or Eurodollar rate loans. In addition, there is a commitment fee on the unused amount of the total commitment which fee is payable quarterly in arrears. The new credit facility provides that swing line loans (up to $10.0 million in the aggregate) and standby letters of credit (up to $15.0 million in the aggregate) will be available to CAI, which sublimits are part of, and not in addition to, the total commitment of $175.0 million under the new credit facility. The term of this revolving credit facility is three years. In connection with its first loan request under the new credit facility, CAI repaid the outstanding principal balance of $58.5 million on the existing revolving credit facility (plus interest and additional fees) and repaid $15.1 million of the amounts owed to us under the outstanding subordinated note issued by CAI to us. The senior credit facility contains various financial and other covenants.

          As mentioned above, on April 28, 2005 CAI repaid $15.1 million of its $33.6 million subordinated note with us. This repayment returned this note to the original payment schedule that had been modified during 2002. The remaining balance of $18.5 million is scheduled to be repaid in eleven equal quarterly installments of approximately $1.7 million beginning on October 30, 2005 and ending on April 30, 2008. In addition, the financial covenants associated with this subordinated note were also amended.

Chassis Holdings I, LLC

          For many years, The Ivy Group, a New Jersey general partnership composed directly or indirectly of certain of our current and former directors and executive officers, together with certain of its principals, leased chassis to our wholly-owned subsidiary Trac Lease, Inc. ("Trac Lease") for use in Trac Lease’s business. As of January 1, 2001, Trac Lease leased a total of 6,047 chassis from The Ivy Group and its principals for an aggregate annual lease payment of approximately $2.6 million. On July 1, 2001, we restructured our relationship with The Ivy Group and its principals to provide us with managerial control over the 6,047 chassis previously leased by Trac Lease from The Ivy Group and its principals. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to a newly formed subsidiary, Chassis Holdings I, LLC ("Chassis Holdings"), in exchange for $26.0 million face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and two thousand dollars in cash to Chassis Holdings in exchange for $3.0 million face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units. The value of the contributed chassis was determined by taking the arithmetic average of the results of independent appraisals performed by three nationally recognized appraisal firms in connection with our establishment of a chassis securitization facility in July 2000. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity’s operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. Chassis Holdings and the holders of the preferred membership units are party to a Put/Call Agreement providing that the holders of preferred units may put such units to Chassis Holdings under certain circumstances and Chassis Holdings has the right to redeem such units under certain circumstances. Chassis Holdings will be required to make certain option payments to the holders of the preferred membership units in order to preserve its right to redeem such units. Dividends paid on the common units and distributions on the preferred units totaling $3.1 million, $2.9 million and $3.1 million for the years ended December 31, 2004, 2003 and 2002, respectively, are included in minority interest (income)/expense, net in the accompanying Consolidated Statements of Income.

Chassis Distribution Agreement

          In April 2003, we agreed to become a 50% owner through an initial investment of $0.5 million of a limited liability company (the "LLC") formed with a foreign chassis manufacturer. The purpose of the LLC is to be the exclusive worldwide distributor of chassis built by this manufacturer and for us to share in the profits the LLC earns in selling these chassis to third parties. Under the terms of the Distribution agreement for this equipment, we have agreed to purchase at least 15,000 chassis at preferred pricing over a ten-year period, of which 5,651 chassis were purchased or ordered by us through December 31, 2004. We may elect to purchase additional equipment during the ten-year period at identical terms. The LLC began operations during the second quarter of 2003. We consolidate the financial statements of the LLC.

Share Repurchases

          In December 2004, Warren L. Serenbetz (a former member of our Board of Directors) advised us that he intended to exercise 668,438 stock options which represented the remaining options issued to him under the terms of the 1993 Stock Option Plan. In addition, Mr. Serenbetz requested, and the Compensation Committee of the Board of Directors allowed him, to exercise these options on a cashless basis. These options had an exercise price of $10.25 per share and the market value at the date he exercised his options was $22.05 per share.

          In connection with the cashless exercise feature, we withheld 310,725 shares with a market value of $6.9 million representing the cost to Mr. Serenbetz of exercising these options. In addition, we withheld 110,086 shares with a market value of $2.4 million representing the amounts advanced to Mr. Serenbetz for the payment of his minimum taxes related to the exercise. The remaining 247,627 shares were issued to Mr. Serenbetz.

          The 420,811 shares withheld by the Company for the exercise price of the options and Mr. Serenbetz’s minimum taxes have been recorded as treasury shares, at their market value at the date of exercise on the accompanying Consolidated Balance Sheets. The exercise also resulted in the issuance of 668,438 shares at a par value of $.001 and increased additional paid-in-capital by $6.9 million. In addition, since these options were granted to Mr. Serenbetz as compensation for services rendered, we are entitled to claim a tax deduction for non-employee compensation on our 2004 federal tax return. Since we did not recognize compensation expense on the grant or exercise of these options, the tax benefit (amounting to $3.1 million) has been recorded as additional paid-in-capital at the time these options were exercised.

          During 2002, we purchased 9,300 shares for an aggregate price of $0.13 million. No shares were repurchased during 2003.

           Mr. Raoul Witteveen, the Company's former President and Chief Operating Officer, holds 1,140,000 options with an exercise price of $10.25. It is anticipated that these options will be exercised prior to their expiration on October 9, 2005. Mr. Witteveen has the right, if he so elects, to pay the exercise price for these options by tendering outstanding shares of our common stock, valued at the then-current market price.

United States Federal Income Tax

          We are subject to federal and state income taxes as a Subchapter "C" corporation under the Internal Revenue Code. Interpool, Trac Lease and other United States subsidiaries file a consolidated United States federal income tax return. This consolidated group is liable for federal income taxes on its worldwide income.

          Personal Holding Company Issues. The federal income tax laws have two requirements for classifying a company as a personal holding company. We and our subsidiaries currently satisfy the first requirement, the ownership of more than 50% of the value of Interpool’s stock by five or fewer individuals. Whether or not we or any of our subsidiaries satisfy the second requirement (that at least 60% of such corporation’s adjusted ordinary gross income constitutes personal holding company income) will depend upon such corporation’s income mix.

          Based upon the operating results for 2004, we will not be considered a personal holding company for federal income tax purposes for 2004. If we or any of our subsidiaries were classified as a personal holding company for federal income tax purposes, in addition to our regular federal income tax liability, our undistributed personal holding company income (generally taxable income with certain adjustments, including a deduction for federal income taxes and dividends paid) would be subject to a personal holding company tax at the rate of 15%. Management anticipates that for the immediate future, our current level of dividends will be sufficient to avoid having any undistributed personal holding company income, and thus does not anticipate that any personal holding company tax will be imposed. There can be no assurance, however, that we will not at some point in the future become liable for personal holding company tax. Furthermore, we may at some point in the future elect to increase the dividend rate on our common stock in order to avoid personal holding company tax.

          We have incurred certain losses from leasing activities that are characterized for tax purposes as "Suspended Passive Activity Losses." These losses can be carried forward indefinitely to offset income from future leasing activities. As of December 31, 2004, such suspended passive activity loss carryovers, including the passive activity loss carryovers of CAI, totaled approximately $356.0 million.

          Interpool Limited. Under certain circumstances, Interpool may be liable for United States federal income taxes on earnings of Interpool Limited and any other foreign subsidiaries of ours, whether or not such earnings are distributed to us. This would occur if Interpool Limited realized "Subpart F income" as defined in the Code, if it were deemed to be a foreign personal holding company, or if it were to have an increase in earnings invested in United States property.

          Subpart F income includes foreign personal holding company income, such as dividends, interest and rents. Although a substantial portion of Interpool Limited’s income consists of rents from container leasing activities, we believe that such rents are not Subpart F income because they are derived from the active conduct of a trade or business and received from unrelated persons. However, Interpool Limited has received some dividend and interest income in past years, which was taxed as Subpart F income.

          If Interpool Limited were treated as a foreign personal holding company for any year, we would be taxed on the amount we would have received if Interpool Limited had distributed all its income to us as a dividend. However, based on the operating results for 2004, Interpool Limited will not be considered a foreign personal holding company for 2004. The American Jobs Creation Act of 2004 repealed the foreign personal holding company provisions beginning after December 31, 2004.

          A parent company is also subject to taxation when a foreign subsidiary increases the amount of its earnings invested in United States property during any calendar year. We do not expect that Interpool Limited will invest any earnings in United States property.

          No deferred U.S. Federal income taxes have been provided on the unremitted earnings of Interpool Limited since it is the Company’s intention to indefinitely reinvest such earnings. At December 31, 2004, unremitted earnings of this subsidiary were approximately $334.0 million. The deferred U.S. Federal Income taxes related to the unremitted earnings of this subsidiary would be approximately $110.0 million, assuming these earnings are taxable at the U.S. statutory rate, net of foreign tax credits. We are now exploring the implications of the repatriation provision recently enacted by the American Jobs Creation Act of 2004, but we have not yet decided whether to repatriate any unremitted earnings.

          United States/Barbados income tax convention. Interpool Limited’s business is managed and controlled in Barbados; it also has a permanent establishment in the United States. Under the income tax convention between the United States and Barbados, including any protocols and amendments (the "pre-2005 Treaty"), any profits of Interpool Limited from leasing of containers used in international trade generally are taxable only in Barbados and not in the United States.

          Interpool Limited has been entitled to the benefits of the Tax Convention for each year by satisfying the two-pronged test to the "limitation of benefits" provision: (1) more than 50% of the shares of Interpool Limited were owned, directly or indirectly, by any combination of individual United States residents or citizens (the "51% U.S. ownership test"), and (2) its income was not used in substantial part, directly or indirectly, to meet liabilities to persons who are not residents or citizens of the United States (the "base erosion test"). We believe Interpool Limited passed both of these tests and was eligible for the benefits of the pre-2005 Treaty through December 31, 2004. If Interpool Limited had ceased to be eligible for the benefits of the pre-2005 Treaty, a substantial portion of its income would become subject to the 35% United States federal income tax and the 30% branch profits tax.

          The Tax Convention does not afford Interpool Limited any relief from the personal holding company tax or any other tax that may be imposed on the undistributed earnings of a Barbados corporation. However, based on the operating results for 2004, Interpool Limited will not be considered a foreign personal holding company and there will be no personal holding company tax for 2004. The American Jobs Creation Act of 2004 repealed the foreign personal holding company provisions beginning after December 31, 2004.

          July 2004 Protocol to the United States and Barbados Tax Treaty. On July 14, 2004, the United States and Barbados signed a protocol to the pre-2005 Treaty which was ratified on December 20, 2004 ("post-2004 Treaty") that contains a more restrictive limitation on benefits provision than the pre-2005 Treaty. The post-2004 Treaty took effect on January 1, 2005 following its ratification by the United States Senate and the government of Barbados on December 20, 2004. Under the post-2004 Treaty, in addition to having to satisfy the 51% U.S. ownership and base erosion tests described above, Interpool Limited is only eligible for Treaty benefits with respect to its container rental and sales income if Interpool, Inc. is listed on a "recognized stock exchange" and Interpool, Inc.’s stock is "primarily" and "regularly" traded on such exchange.

          During April 2004 Interpool, Inc. was de-listed by the New York Stock Exchange. During this de-listing, our common stock was traded on the over-the-counter market under the symbol IPLI. In December 2004, after making all delinquent SEC filings, we applied for relisting on the New York Stock Exchange. On January 13, 2005 our common stock was re-listed on the New York Stock Exchange; a "recognized stock exchange" within the meaning of the post-2004 Treaty. Interpool believes this listing and its current trading volume satisfies the "primarily" and "regularly" traded requirements of the post-2004 Treaty, and Interpool Limited qualified for benefits under the post-2004 Treaty on January 13, 2005. We have estimated there should be no U.S. current tax expense for the period January 1, 2005 to January 12, 2005.

          Barbados tax returns. As a company resident in Barbados, Interpool Limited is required to file tax returns in Barbados and pay any tax liability to Barbados. However, no Barbados tax returns have been prepared or filed for Interpool Limited for any period subsequent to its 1997 tax year. We believe the failure to file these returns has not resulted in any material underpayment of taxes, interest or penalties (other than a normal late filing penalty), because we believe no material Barbados taxes would have been due for the years for which returns have not been filed. We further believe Interpool Limited’s failure to file these returns would not present any other material risk to Interpool. Preparation of these tax returns is currently in process, and it is our intent to submit them as promptly as practical.

State and Local Taxes

          Income taxes. Interpool and Trac Lease are liable for state and local income taxes on their income, and Interpool Limited is liable for state and local income taxes on its earnings attributable to operations in the United States.

          Sales tax. To date, Interpool, Trac Lease and Interpool Limited generally have not paid sales taxes on their long-term leasing revenues to the states in which they conduct business because management has believed such revenues to be exempt from state sales taxes on several grounds, including a long-standing interpretation of the Commerce Clause of the United States Constitution that would prohibit the imposition of a tax on cargo containers and chassis used primarily for transportation of goods in interstate commerce or international trade. Under the terms of our equipment leases, in the event sales tax is imposed, we would generally be entitled to recover any such sales tax from our lessees. Interpool and Trac Lease do, however, collect and remit sales tax on their short-term chassis pool (intrastate) activity.

Inflation

          Management believes that inflation has not had a material adverse effect on our results of operations. In the past, the effects of inflation on administrative and operating expenses have been largely offset through economies of scale achieved through expansion of the business.

Critical Accounting Policies and Estimates

          The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to use judgment in making estimates and assumptions that affect reported amounts of assets and liabilities, the reported amounts of income and expense during the reporting period and the disclosure of contingent assets and liabilities at the date of the financial statements. Management has identified the policies and estimates below as critical to our business operations and the understanding of our results of operations. These policies and estimates are considered critical due to the existence of uncertainty at the time the estimate is made, the likelihood of changes in estimates from period to period and the potential impact that these estimates can have on our financial statements. The following accounting policies and estimates include inherent risks and uncertainties related to judgments and assumptions made by management. Management’s estimates are based on the relevant information available at the end of each period.

          Allowance for Doubtful Accounts — The allowance for doubtful accounts is set on a quarterly basis and is based on the risk profile of the receivables, credit quality indicators such as the level of past due amounts and non-performing accounts and economic conditions, as well as the value of underlying collateral. Changes in economic conditions or other events may necessitate additions or deductions to the allowance for doubtful accounts. The allowance is intended to provide for losses inherent in the accounts receivable, and requires the application of estimates and judgments as to the outcome of collection efforts and the realization of collateral, among other things.

          Accounting for Leasing Equipment — Long-lived assets are depreciated on a straight-line basis over their estimated useful lives to residual values that approximate fair value. Equipment useful lives are based upon actual experience in our fleet as well as the useful lives assigned to the equipment by independent appraisers. We continue to review our depreciation policies on a regular basis to evaluate if changes have taken place that would suggest that a change in the depreciation policies is warranted. Periodically a determination is made as to whether the carrying amount of the fleet exceeds its estimated future undiscounted cash flows. In addition, all idle equipment is evaluated to determine whether the units will be repaired and returned to service or sold based upon the best economic alternative. Assets to be disposed are reported at the lower of the carrying amount or fair value.

          Lease Residual Values — Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to estimated residual values using the straight-line basis of depreciation over their estimated useful lives. Direct financing leases are recorded at the aggregated future minimum lease payments, including any bargain or economically compelled purchase options granted to the customer, less unearned income. We generally bear greater risk in operating lease transactions (versus direct financing lease transactions) due to redeployment costs and related risks that are avoided under a direct financing lease. Management performs annual reviews of the estimated residual values which can vary depending on a number of factors.

          Goodwill — Goodwill, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142") is reviewed for possible impairment at least annually during the fourth quarter of each fiscal year. A review of goodwill may be initiated prior to conducting the annual analysis if events or changes in circumstances indicate that the carrying value of goodwill may be impaired. During this review, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows and market place data.

          Accounting for Customer Defaults — We have sought to reduce credit risk by maintaining insurance against customer insolvency and equipment related losses. We cease the recognition of lease revenues for amounts billable to the lessee after the lease default date at the time we determine that such amounts are not probable of collection from the lessee. In connection with the accounting for the insurance policy, we record a receivable which is limited to the actual costs incurred or losses recognized that would have been billable to the lessee pursuant to the lease contract (which are also covered by the insurance contract). Items that are covered under the insurance contract, for amounts billable to the lessee in accordance with the lease, that are in excess of costs incurred and losses recognized by us, are considered a gain contingency.

          Derivative Financial Instruments — We utilize interest rate swaps to hedge against the effects of future interest rate fluctuations. We do not enter into derivative financial instruments for trading or speculative purposes.

          On January 1, 2001, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). Derivative instruments are included in the Consolidated Balance Sheet at their fair values in accounts payable and accrued expenses and changes in fair values are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in accumulated other comprehensive loss as a separate component of equity, and contractual cash flows, along with the related impact of the hedged items, continue to be recognized in earnings. Any ineffective portion of a hedge is reported in current earnings. Amounts accumulated in other comprehensive loss are reclassified to earnings in the same period that the hedged transaction impacts earnings.

          The net interest differential, including premiums paid or received, if any, on interest rate swaps, is recognized on an accrual basis as an adjustment to interest expense to correspond with the hedged position. We may, at our discretion, terminate or redesignate any interest rate swap agreement prior to maturity. At that time, any gains or losses on termination would continue to amortize into income to correspond to the recognition of interest on the hedged debt. If such debt instrument was also terminated, the gain or loss associated with the terminated derivative included in accumulated other comprehensive loss at the time of termination of the debt would be recognized in the Consolidated Income Statement at that time.

          Warrant Valuation — Our outstanding warrants are classified as a liability in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be carried at fair value until the contract meets the requirements for treatment as equity, until the contract is exercised or until the contract expires. Accordingly, future changes to the fair market value of these Warrants have the potential to cause volatility in our future results. Because these Warrants are classified as a liability, any increase in the fair market value of the Warrants will result in an additional non-cash expense to the Consolidated Statements of Income. If the fair market value of the Warrants decreases in the future, we will record non-cash income in our Consolidated Statements of Income. We estimate the fair value of our Warrants on a quarterly basis using a lattice model.

          Income Taxes — Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Consolidated Financial Statements. Deferred tax liabilities and assets are determined based on the differences between the book values and the tax basis of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence which may be subject to management estimates, it is more likely than not that some or all of the deferred tax assets will not be realized.

          In certain situations, a taxing authority may challenge positions adopted in our income tax filings. We may apply a different tax treatment for these selected transactions in filing the tax return than for income tax financial reporting purposes. We regularly assess the tax positions for such transactions and include reserves for those differences in position. The reserves are utilized or reversed once the statute of limitations has expired or the matter is otherwise resolved. In addition, we believe the ultimate outcome of these matters will not have a material impact on the Company’s financial condition or liquidity.

          Through December 31, 2004 we claimed tax benefits under an income tax convention between the United States and Barbados ("pre-2005 Treaty"), the jurisdiction in which our subsidiary, Interpool Limited, operates our container business, is incorporated. Specifically, under the pre-2005 Treaty, any profits of Interpool Limited from leasing of containers used in international trade generally are taxable only in Barbados at an approximate 3% tax rate, and not in the United States. Interpool Limited was entitled to the benefits of the tax convention for each year that more than 50% of the shares of Interpool Limited were owned, directly or indirectly, by any combination of individual United States residents or citizens (the "51% U.S. ownership test") and its income was not used in substantial part, directly or indirectly, to meet liabilities to persons who were not residents or citizens of the United States (the "base erosion test"). We believe Interpool Limited passed both of these tests through December 31, 2004.

          Historically, no deferred U.S. Federal income taxes have been provided on the unremitted earnings of the subsidiary since it is our past practice and future intention to permanently reinvest such earnings. We have documented our ability to reinvest earnings generated annually from our international operations. This documentation contains certain management judgments and estimates of economic conditions and the future demand for containers. Any unremitted earnings that we would be unable to reinvest in our international operations could be subject to taxation at United States tax rates. We are now exploring the implications of the repatriation provision contained in the American Jobs Creation Act of 2004, but we have not yet decided whether to repatriate any unremitted earnings.

          On July 14, 2004, the United States and Barbados signed a protocol to the pre-2005 Treaty which was ratified on December 20, 2004 ("post-2004 Treaty") that contains a more restrictive limitation on benefits provision than the pre-2005 Treaty. The post-2004 Treaty took effect on January 1, 2005 following its ratification by the United States Senate and the government of Barbados on December 20, 2004. Under the post-2004 Treaty, in addition to having to satisfy the 51% U.S. ownership and base erosion tests described above, Interpool Limited is only eligible for Treaty benefits with respect to its container rental and sales income if Interpool, Inc. is listed on a "recognized stock exchange" and Interpool, Inc.’s stock is "primarily" and "regularly" traded on such exchange.

          As described elsewhere in this registration statement, on January 13, 2005 our common stock was listed on the New York Stock Exchange; a "recognized stock exchange" within the meaning of the post-2004 Treaty. Interpool believes this listing and its current trading volume satisfies the "primarily" and "regularly" traded requirements of the post-2004 Treaty, and that Interpool Limited qualified for benefits under the post-2004 Treaty on January 13, 2005. We have estimated there should be no U.S. current tax expense for the period January 1, 2005 to January 12, 2005.

Recent Accounting Pronouncements

          In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3 ("SFAS 154"). SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle. It also requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. The statement will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2004. The Company does not expect the adoption of SFAS 154 to have a material effect on the Company’s consolidated financial position or results of operations.

          In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations ("FIN 47"). The interpretation requires companies to recognize a liability for the fair value of a legal obligation to perform asset retirement activities that are conditional on a future event if the amount can be reasonably estimated. FIN 47 is effective for fiscal years ending after December 15, 2005. The Company has not yet determined the impact, if any, of FIN 47 on its financial statements.

          In December 2004, the FASB published SFAS No. 123(R), Share-Based Payment, ("SFAS 123 (R)") which was to be effective for periods beginning after June 15, 2005. In April 2005, the effective date was amended. SFAS 123(R) will now be effective for annual periods beginning after June 15, 2005. As a result of this change, the Company will be required to adopt SFAS 123(R) on January 1, 2006. We currently account for our stock option plans in accordance with SFAS No. 148, Accounting for Stock-Based Compensation ("SFAS 148"). This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which allows for the retention of principles within Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees ("APB 25"). As permitted, we have chosen to continue to account for stock-based compensation using the intrinsic value method described in APB 25 and related interpretations. APB 25 generally requires compensation costs, if any, to be recognized for the difference between the exercise price and the market price of the underlying stock on the date of the grant. Alternatively, SFAS 123 employs fair value-based measurement and generally results in the recognition of compensation expense for all stock-based awards. The adoption of SFAS 123(R) will require the recognition of compensation expense for all share-based compensation. Based on the number of options currently outstanding, the adoption of SFAS 123(R) is not expected to have a significant impact on our financial condition or results of operations. However, all future grants of share-based compensation will result in the recognition of compensation expense.

Quantitative and Qualitative Disclosures About Market Risk

          Interest Rate Risk. The nature of our business exposes us to market risk arising from changes in interest rates. We manage interest rate risk to protect margins on existing transactions. Interest rate risk is the risk of earnings volatility attributable to changes in interest rates. Additionally, we consider interest rate swap contracts as an integral part of our borrowing transactions. We seek to mitigate our exposure by entering into amortizing interest rate swap contracts, which coincide with the principal and maturity of the underlying debt instruments hedged. We do not use leveraged swaps and do not use leverage in any of our investment activities that would put principal capital at risk.

          The following table sets forth principal cash flows and related weighted average interest rates by expected maturity dates for debt and capital lease obligations at March 31, 2005:

                              Total                      13-24        25-36        37-48        49-60
 (Dollars in Thousands)    Obligation    0-12 months    months       months       months       months     Thereafter
 ----------------------    ----------    -----------    ------       ------       ------       ------     ----------

Variable rate facilities    $223,532     $100,246      $28,691      $25,125      $22,452      $31,629      $15,389
Average interest rate %                      4.9%         4.9%         4.9%         4.9%         4.8%         4.8%

Fixed rate facilities(1)   1,462,887      163,024      111,288      240,908      116,417       83,857      747,393
Average interest rate %                       6.7%        6.8%         6.8%         6.9%         7.0%         7.0%

Total Debt                $1,686,419     $263,270     $139,979     $266,033     $138,869     $115,486     $762,782
Average interest rate %                      6.6%         6.7%         6.7%         6.8%         7.0%         7.0%

______________
(1) These fixed rate facilities include variable instruments that have been effectively converted to fixed rate debt through the use of interest rate swap agreements.

          The principal amount of debt and capital lease obligations payable under fixed rate contracts was $899.5 million at March 31, 2005. Remaining debt and capital lease obligations of $786.9 million are payable under floating rate arrangement, of which $563.4 million has been effectively converted to fixed rate debt through the use of interest rate swap agreements.

          Based on outstanding debt balances at March 31, 2005 of variable rate facilities, which have not been effectively converted to fixed rate debt through the use of interest rate swaps, a 10% change in variable interest rates would have resulted in a $0.3 million change in pre-tax earnings.

          Credit Risk. We maintain detailed credit records about our customers. Our credit policy sets different maximum exposure limits for our customers. Credit criteria may include, but are not limited to, customer trade route, country, social and political climate, assessments of net worth, asset ownership, bank and trade credit references, credit bureau reports, operational history and financial strength.

          We seek to reduce credit risk by maintaining insurance coverage against customer insolvency and related equipment losses. We maintain contingent physical damage, recovery and loss of revenue insurance, which provides coverage in the event of a customer's insolvency, bankruptcy or default giving rise to our demand for return of all of our equipment. The policy covers the cost of recovering our equipment from the customer, including repositioning cost, damage to the equipment and the value of equipment which could not be located or was uneconomical to recover. It also covers a portion of the equipment leasing revenue that we might lose as a result of the customer's default (i.e., up to 180 days of lease payments following an occurrence under the policy). The policy in place for the three months ended March 31, 2005, which expired on April 30, 2005, included coverage of $9.0 million with a $3.0 million deductible, per occurrence. This policy has been renewed for an additional one year term commencing April 30, 2005. The new policy includes coverage of $13.0 million with a $2.0 million deductible, per occurrence. This coverage automatically renews for at lease two additional one year terms on each anniversary of the commencement date. All renewals are subject to maintaining a claim experience that does not exceed stated percentages of the policy premiums. There can be no assurance that this or similar coverage will be available in the future or that such insurance will cover the entirety of any loss.

          At March 31, 2005 approximately 48% of accounts receivable and 71% of the net investment in direct financing leases were from customers outside of the United States.

          At March 31, 2005, our top 25 customers represented approximately 77% of consolidated billings, with no single customer accounting for more than 8.1%.

          Allowance for Doubtful Accounts. The allowance for doubtful accounts includes our estimate of allowances necessary for receivables on both operating and direct financing lease receivables. The allowance for doubtful accounts is developed based on two key components (1) specific reserves for receivables which are impaired for which management believes full collection is doubtful and (2) reserves for estimated losses inherent in the receivables based upon historical trends. We believe our allowance for doubtful accounts is adequate to provide for credit losses inherent in our accounts receivable. The allowance for doubtful accounts is intended to provide for losses inherent in the accounts receivable, and requires the application of estimates and judgments as to the outcome of collection efforts and the realization of collateral, among other things. In addition, changes in economic conditions or other events may necessitate additions or deductions to the allowance for doubtful accounts. Direct financing leases are evaluated on a case by case basis. When evaluating our operating and direct financing lease receivables for impairment, we consider, among other things, the level of past-due amounts of the respective receivable, the borrower’s financial condition, credit quality indicators of the borrower, the value of underlying collateral and third party credit enhancements such as guarantees and insurance policies. Once a direct financing lease is determined to be non-performing, our procedures provide for the following events to take place in order to evaluate collectibility:

•	The past due amounts are reclassified to accounts receivable,

•	The equipment value supporting such direct financing lease is reclassified to leasing equipment, and

•	Collectibility is evaluated, taking into consideration equipment book value and the total outstanding receivable, as well as the likelihood of collection through the recovery of equipment.

          The adequacy of our allowance for doubtful accounts is provided based upon a quarterly review of the collectibility of our receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral in the case of direct financing lease receivables.

          Non-performing receivables totaled $11.7 million at March 31, 2005 compared with $12.5 million at December 31, 2004. Reserves of $11.2 million and $11.8 million, respectively, have been established against these non-performing receivables. During the first three months of 2005, receivable write-offs net of recoveries totaled $0.8 million as compared with $0.2 million for the same period in 2004.

Controls and Procedures

           (a) Management's Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

          The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in its reports filed or submitted pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that information required to be disclosed by the Company in its Exchange Act reports is accumulated and communicated to management, including the Company’s Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

          Under the supervision and with the participation of its management, including the Company’s Chief Executive Officer and Chief Financial Officer, the Company carried out an evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(e) and 15d-15(e) as of December 31, 2004 and as of March 31, 2005.  Based upon that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were not effective as of such dates due to the material weaknesses described below in Management's Report on Internal Control Over Financial Reporting.

          In light of these material weaknesses, in preparing its consolidated financial statements as of and for the fiscal year ended December 31, 2004 and the three months ended March 31, 2005, the Company performed additional analyses and other post-closing procedures in regard to the material weaknesses noted below to ensure the Company's consolidated financial statements for the fiscal year ended December 31, 2004 and the three months ended March 31, 2005 have been prepared in accordance with U.S. generally accepted accounting principles.

           (b) Management's Report on Internal Control Over Financial Reporting

          The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is identified in Exchange Act Rule 13a-15(f). The Company’s internal control system is a process designed to provide reasonable assurance to the Company’s management, Board of Directors and shareholders regarding the reliability of financial reporting and the preparation and fair presentation of financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.

          The Company’s internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and disposition of assets; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with the authorization of its management and directors; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

          All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

          Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. In making this assessment, the Company used the control criteria framework of the Committee of Sponsoring Organizations ("COSO") of the Treadway Commission published in its report entitled Internal Control-Integrated Framework. As a result of their assessment, management identified material weaknesses in the Company’s internal control over financial reporting. Based on the material weaknesses identified as described below, management concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2004. The independent registered public accounting firm that audited the Company’s consolidated financial statements has issued an audit report on management’s assessment of, and the effectiveness of, the Company’s internal control over financial reporting as of December 31, 2004. This report appears below in subsection (c).

          A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As a result of its assessment, the Company has identified the following material weaknesses in internal control over financial reporting as of December 31, 2004:

•	Financial reporting policies and procedures. The Company lacked sufficient policies and procedures to ensure preparation of financial information in accordance with U.S. generally accepted accounting principles, as follows:

•	Non-routine transactions. The Company lacked effective communication and review of the accounting for certain non-routine transactions. As an example, there was inadequate communication regarding the exercise of stock options between management and the accounting and tax departments. As a result, the tax benefit associated with the exercise of the stock options was not correctly accounted for as additional paid in capital. In addition, the Company did not consider all of the factors and assumptions in determining the fair value of two series of warrants issued in connection with a long-term debt agreement. These errors resulted in material misstatements which were detected and corrected prior to issuance of the Company’s 2004 consolidated financial statements.

•	Elimination of intercompany transactions. The Company lacked policies and procedures for identifying and reviewing the propriety of the elimination entries within its consolidation on a timely basis. During the preparation of its Form 10-Q for the third quarter of 2004, the Company identified an entry that was recorded historically to eliminate intercompany profits generated from the sale of equipment to a wholly-owned subsidiary. These profits should have been amortized over the period in which the equipment was being depreciated by that subsidiary. No such amortization was recorded in the Company’s accounting records. The amortization would have ended prior to any period being reported on by the Company in its December 31, 2004 Form 10-K. The effect of this error was to understate earnings during the period that the equipment was being depreciated. The Company determined the correction of this error should be reported as an adjustment to opening retained earnings of the earliest year presented.

•	Inadequate review procedures and segregation of duties. There was inadequate management review of transactions generated in the billing and procurement processes to ensure the accuracy and completeness of transactions administered by those departments. Specifically, there was incomplete documentation supporting the authorization of certain equipment purchases and an inadequate process to ensure that equipment purchases were recorded on a timely basis. In addition, the review of manual invoicing and manual credits was not always documented. There was inadequate segregation of duties in the billing, accounts receivable and accounts payable departments. Specifically, one individual had the ability to create invoices and apply cash while another individual was able to add vendors and process accounts payable. These deficiencies represented more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not have been prevented or detected.

•	Technical accounting expertise. The Company did not employ accounting personnel possessing an appropriate level of technical expertise in U.S. generally accepted accounting principles, as follows:

•	Interest rate swap transactions. The Company lacked adequate technical expertise related to accounting for derivative instruments, including the preparation of the formal documentation required under SFAS 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). Specifically, the Company did not accurately identify in its documentation the forecasted transactions and used an inappropriate method to measure the ineffectiveness of certain interest rate swap agreements. As a result of this deficiency, these interest rate swap agreements did not qualify for hedge accounting. Accordingly, the Company restated its consolidated interim financial information for the first three quarters of 2004 by reclassifying amounts previously recorded in other comprehensive income to fair value adjustment for derivative instruments.

•	Income taxes. The Company lacked adequate technical expertise related to accounting for income taxes. Specifically, the Company did not apply the correct tax treatment related to the minority interest of a non-wholly- owned subsidiary. This deficiency resulted in a material misstatement in income tax expense which was detected and corrected prior to issuance of the Company’s September 30, 2004 consolidated financial statements.

Additionally, the Company lacked adequate and effective analysis and management review of the relevant documentation supporting the deferred tax asset and liability accounts. This deficiency represents more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not have been prevented or detected.

•	Account reconciliations. The Company’s accounting department was not adequately staffed with trained personnel, which resulted in a lack of complete and timely reconciliations between the subsidiary and general ledger for accounts receivable and intercompany accounts. This deficiency represented more than a remote likelihood that a material misstatement related to the accuracy and completeness of these account balances in the Company’s annual or interim financial statements would not have been prevented or detected.

•	Information technology systems. The Company’s information technology systems were inadequate to ensure accurate reporting of transactions, as follows:

•	Direct financing leases. The Company’s lease accounting system was not designed to adequately account for all types of direct financing lease transactions in accordance with U.S. generally accepted accounting principles. Specifically, the system did not correctly account for earnings on direct financing leases with purchase options greater than $1. This deficiency represented more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not have been prevented or detected.

•	Security of information technology. The Company’s information systems lacked security policies and procedures, including appropriate encryption and standard security settings. Additionally, the Company did not have system access controls over certain spreadsheets supporting financial information and other information systems. These deficiencies represented more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not have been prevented or detected.

•	Design of equipment leasing systems. The Company's systems for equipment leasing did not have certain automated interfaces thereby requiring significant manual intervention for the billing and processing of lease equipment transactions. Further, the system to track the cost of remanufacturing equipment at the end of the lease term was not designed to appropriately identify costs directly related to the underlying equipment. As a result, the accounting for these remanufacturing costs was processed manually. These deficiencies represented more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not have been prevented or detected.

           (c) Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Interpool, Inc.:

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting that Interpool, Inc. and subsidiaries (the Company) did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of material weaknesses identified in management's assessment, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management's assessment as of December 31, 2004:

•	Financial reporting policies and procedures. The Company lacked sufficient policies and procedures to ensure preparation of financial information in accordance with U.S. generally accepted accounting principles, as follows:

•	Non-routine transactions. The Company lacked effective communication and review of the accounting for certain non-routine transactions. As an example, there was inadequate communication regarding the exercise of stock options between management and the accounting and tax departments. As a result, the tax benefit associated with the exercise of the stock options was not correctly accounted for as additional paid in capital. In addition, the Company did not consider all of the factors and assumptions in determining the fair value of two series of warrants issued in connection with a long-term debt agreement. These errors represented material misstatements.

•	Elimination of intercompany transactions. The Company lacked policies and procedures for identifying and reviewing the propriety of the elimination entries within its consolidation on a timely basis. During the preparation of its Form 10-Q for the third quarter of 2004, the Company identified an entry that was recorded historically to eliminate intercompany profits generated from the sale of equipment to a wholly-owned subsidiary. These profits should have been amortized over the period in which the equipment was being depreciated by that subsidiary. No such amortization was recorded in the Company’s accounting records. The amortization would have ended prior to any period being reported on by the Company in its December 31, 2004 Form 10-K. The effect of this error was to understate earnings during the period that the equipment was being depreciated. The Company determined the correction of this error should be reported as an adjustment to opening retained earnings of the earliest year presented.

•	Inadequate review procedures and segregation of duties. There was inadequate management review of transactions generated in the billing and procurement processes to ensure the accuracy and completeness of transactions administered by those departments. Specifically, there was incomplete documentation supporting the authorization of certain equipment purchases and an inadequate process to ensure that equipment purchases were recorded on a timely basis. In addition, the review of manual invoicing and manual credits was not always documented. There was inadequate segregation of duties in the billing, accounts receivable and accounts payable departments. Specifically, one individual had the ability to create invoices and apply cash while another individual was able to add vendors and process accounts payable. These deficiencies represented more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not have been prevented or detected.

•	Technical accounting expertise. The Company did not employ accounting personnel possessing an appropriate level of technical expertise in U.S. generally accepted accounting principles, as follows:

•	Interest rate swap transactions. The Company lacked adequate technical expertise related to accounting for derivative instruments, including the preparation of the formal documentation required under SFAS 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). Specifically, the Company did not accurately identify in its documentation the forecasted transactions and used an inappropriate method to measure the ineffectiveness of certain interest rate swap agreements. As a result of this deficiency, these interest rate swap agreements did not qualify for hedge accounting. Accordingly, the Company restated its consolidated interim financial information for the first three quarters of 2004 by reclassifying amounts previously recorded in other comprehensive income to fair value adjustment for derivative instruments

•	Income taxes. The Company lacked adequate technical expertise related to accounting for income taxes. Specifically, the Company did not apply the correct tax treatment related to the minority interest of a non-wholly- owned subsidiary. As a result of this deficiency, income tax expense had been materially misstated. Additionally, the Company lacked adequate and effective analysis and management review of the relevant documentation supporting the deferred tax asset and liability accounts. This deficiency represented more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not have been prevented or detected.

•	Account reconciliations. The Company’s accounting department was not adequately staffed with trained personnel, which resulted in a lack of complete and timely reconciliations between the subsidiary and general ledger for accounts receivable and intercompany accounts. This deficiency represented more than a remote likelihood that a material misstatement related to the accuracy and completeness of these account balances in the Company’s annual or interim financial statements would not have been prevented or detected.

•	Information technology systems. The Company’s information technology systems were inadequate to ensure accurate reporting of transactions, as follows:

•	Direct financing leases. The Company’s lease accounting system was not designed to adequately account for all types of direct financing lease transactions in accordance with U.S. generally accepted accounting principles. Specifically, the system did not correctly account for earnings on direct financing leases with purchase options greater than $1. This deficiency represented more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not have been prevented or detected.

•	Security of information technology. The Company’s information systems lacked security policies and procedures, including appropriate encryption and standard security settings. Additionally, the Company did not have system access controls over certain spreadsheets supporting financial information and other information systems. These deficiencies represented more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not have been prevented or detected

•	Design of equipment leasing systems. The Company's systems for equipment leasing did not have certain automated interfaces thereby requiring significant manual intervention for the billing and processing of lease equipment transactions. Further, the system to track the cost of remanufacturing equipment at the end of the lease term was not designed to appropriately identify costs directly related to the underlying equipment. As a result, the accounting for these remanufacturing costs was processed manually. These deficiencies represented more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not have been prevented or detected.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Interpool Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2004. The aforementioned material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and this report does not affect our report dated March 28, 2005, which expressed an unqualified opinion on those consolidated financial statements.

In our opinion, management's assessment that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We do not express an opinion or any other form of assurance on management’s statements or representations included in "Changes to Internal Controls Over Financial Reporting "and" Limitations of Effectiveness of Controls".

(signed) KPMG LLP

Short Hills, NJ
May 2, 2005

           (d) Changes to Internal Control Over Financial Reporting

          As disclosed in the Company’s 2002 and 2003 Form 10-K reports, and in the Company’s 2003 and 2004 Form 10-Q reports, the Company had previously concluded that certain internal control deficiencies identified by its external auditors and by management, as well as through the investigation by the Audit Committee of the Board of Directors, constituted "material weaknesses" or "significant deficiencies" as defined by the Public Company Accounting Oversight Board (United States). In addition, management’s review of internal control over financial reporting, using the framework defined by COSO, confirmed that most of the previously disclosed deficiencies still existed as of December 31, 2004. During the last two years, the Company has spent a significant amount of time in becoming current with its financial reporting. This was necessary due to the restatement of the Company’s financial results for the years 2000 and 2001 and the first three quarters of 2002, which was not completed until January 9, 2004. Throughout the past year, the Company dedicated its resources toward the completion of six quarterly Form 10-Q reports for 2003 and 2004, as well as its Form 10-K annual report for the year ended December 31, 2003. This work was completed on December 27, 2004. Therefore, the Company was not able to correct all of the deficiencies identified during 2004 and prior years by December 31, 2004.

          The Company has taken various corrective actions to remediate the material weaknesses noted above. By their nature such actions require a period of time to become fully effective. These remedial actions are as follows:

•	Non-routine transactions. The investigation by the Company’s Audit Committee during 2003 determined that there was a lack of effective communication and review of complex transactions with both internal and external accounting resources. During 2004, the Company implemented procedures to correct this deficiency, including the establishment of regularly scheduled meetings attended by management, outside counsel and members of its Audit Committee. These procedures have been effective. The Company has investigated the cause for the failure to involve accounting and tax personnel at the appropriate time in the 2004 stock option transaction and for the failure to consider all of the factors and assumptions in determining the fair value of two series of warrants. The Company has put in place procedures to address these issues. The Company believes that these procedures will remediate these deficiencies during 2005.

•	Elimination of intercompany transactions. The investigation by the Company’s Audit Committee during 2003 noted that the Company lacked formal policies and procedures for identifying and reviewing intercompany eliminations. The Company has implemented a procedure to review intercompany accounts on a quarterly basis to identify appropriate intercompany eliminations and believes that this procedure is generally working effectively. However, a sufficient period of time has not elapsed to effectively evaluate this remediation. After completing a review of the Company’s remaining intercompany elimination entries and reassigning responsibility for the elimination entries, the Company believes that this weakness has been properly addressed.

•	Inadequate review procedures and segregation of duties. The investigation by the Company’s Audit Committee during 2003 noted a need to improve procedures related to adequate documentation of management review and segregation of duties. Remedial actions have begun, and the re-testing of the design and effectiveness of those actions will be performed in each area after all remedial actions in such area have been implemented. Further, the development of narrative descriptions for these processes and the evaluation of the related risks and controls required to complete the work required by Section 404 of the Sarbanes-Oxley Act of 2002, provided documentation of the policies and procedures in these areas as well as the actions required to remediate any deficiencies.

•	Interest rate swap transactions. During the 2002 audit, the Company’s external auditors noted that its financial staff did not have the proper level of understanding of the accounting for derivative instruments used to hedge exposure to floating interest rates associated with its debt and the required documentation under the provisions of SFAS 133. As a result, the Company engaged an independent consultant during November 2002 to assist with the preparation of formal documentation and accounting for these transactions. During the audit for 2004, the Company’s external auditors identified deficiencies specifically related to the identification of the forecasted transactions and the methods used to assess effectiveness and measure ineffectiveness. The Company has thoroughly reviewed its documentation for all current hedging strategies and is improving the skill sets within the organization in order to improve the accounting of its hedging relationships under the provisions of SFAS 133. The Company believes that this deficiency will be remediated during 2005.

•	Income taxes. The investigation by the Company’s Audit Committee during 2003 noted that the accounting department lacked adequate technical expertise related to accounting for income taxes and did not perform periodic reviews of the carrying values of its deferred tax assets. During the second half of 2004, the Company hired an experienced tax professional, who is also a certified public accountant. The Company believes that this addition resulted in significant improvements during 2004 and will ultimately remediate this deficiency. The Company believes that, the staffing addition made during 2004 and the procedures being implemented with regard to the communication and review of complex transactions noted above will remediate this weakness during 2005, but the Company will monitor this area closely and take further actions, including additional staffing, if required.

•	Account reconciliations. The investigation by the Company’s Audit Committee during 2003 determined that its accounting department was not adequately staffed. The Company has hired eight additional people in its accounting department in order to address this weakness. As of the date of this filing, all account reconciliations are current. However, the Company believes that additional attention must be paid to staffing within the accounting department and throughout the Company. During 2005, the Company will continue to review its staffing levels and will continue to evaluate whether the current skill sets of its employees are adequate to meet its business needs and to ensure that it has a strong and effective control environment. The Company will monitor this area closely, make any necessary staffing changes and will also ensure that additional training is made available to its staff, as required.

•	Direct financing leases. During the preparation for the Company’s 2002 audit, its accounting department noted inappropriate accounting for down payments on four direct financing leases as lease revenue rather than as a reduction of investment in direct financing leases. The Company reviewed the accounting for those transactions that existed at the time this deficiency was originally identified and recorded correcting entries where required as part of the restatement of its financial statements for the years 2000 and 2001 and the quarters of 2002. In addition, during the restatement of our 2002 financial statements, the Company noted that certain leases were incorrectly classified as operating leases. Management has reassigned responsibilities and manually verified the classification and income recognition for all new direct financing leases. In addition, the Company has initiated changes to its lease contracts to simplify the income recognition related to these direct financing leases. The Company also has purchased and installed a new accounting system to address the ongoing accounting and to reduce its reliance on manual verification of the accounting for its direct financing leases. This system became operational for the chassis business on January 1, 2005, and the Company anticipates that it will be operational for the container business during the second quarter of 2005. The Company anticipates that this system, combined with improved knowledge of lease accounting under the provisions of SFAS 13 and the changes made to the lease contracts, will resolve the weaknesses in this area by September 30, 2005.

•	Security of information technology. The investigation by the Company’s Audit Committee in 2003 noted a need for security measures such as comprehensive encryption procedures and documentation of standards for setting operating systems security parameters. The lack of comprehensive encryption procedures will be remediated in 2005 by implementing both virtual private network and secure socket layer technologies for employees located outside the Company’s Princeton, NJ, New York, NY, and Westchester, IL offices. For employees located in the three offices mentioned, the problem has been corrected through direct point-to-point network connections to the Company’s data center. The Company has completed the documentation of standards for setting security parameters for its operating systems. The Company has initiated a project that will result in defining and establishing appropriate access to its information systems and spreadsheets, with the exception of its leasing system, and expects that the project will be completed, and appropriate access controls in place, by June 30, 2005. Access controls for the leasing system are being addressed as the Company develops its new asset management system, completion of which is expected during the first half of 2006 with individual modules becoming operational earlier.

•	Design of equipment leasing systems. The investigation by the Company’s Audit Committee during 2003 noted a need to improve its equipment leasing systems in order to eliminate the need for numerous manual interventions. Since the identification of the deficiencies related to excessive manual intervention, the Company has implemented additional processes and controls that, in its opinion, provide reasonable assurance that its consolidated financial statements are free of material misstatement. The development of enhanced information systems is the ultimate remediation in these areas and the Company has already begun to develop such systems. The Company believes that the implementation of such systems will reduce the requirement for substantive manual testing and, therefore, reduce the possibility for error. It is management’s expectation that all systems will be operational during the first half of 2006, with individual modules becoming operational earlier.

          Management believes that the actions described above, when fully implemented, will be effective in remediation of the material weaknesses identified in Management’s Report on Internal Control Over Financial Reporting described above.

          The Company has assigned the highest priority to the short and long-term correction of the internal control deficiencies that have been identified and is initiating the steps necessary to analyze and monitor its control environment and to address any weaknesses and deficiencies. In addition to the weaknesses and deficiencies mentioned above, the Company has identified other, less significant, deficiencies that it does not consider to be "material weaknesses" but which it nonetheless believes should be remedied. These significant deficiencies have been disclosed to the Company’s Audit Committee and to its independent auditors. Management has discussed its remedial action plans with the Audit Committee and will continue to provide periodic updates to the Audit Committee on progress made.

           (e) Limitations of Effectiveness of Controls

          As of the date of this filing, the Company is satisfied that actions implemented to date (including augmenting its internal audit function) and those in progress will correct the material weaknesses and significant deficiencies in the internal controls and information systems that have been identified. The Company notes that, like other companies, any system of internal controls, however well designed and operated, can provide only reasonable assurance, and not absolute assurance, that the objectives of the internal control system will be met. The design of any control system is based, in part, upon the benefits of the control system relative to its costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of control. In addition, over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of inherent limitation in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

BUSINESS

General

          All fleet statistics including the size of the fleet, utilization of the leasing equipment or the rental rates per day that are set forth in this prospectus include our equipment, including that portion of our equipment managed by Container Applications, Inc. ("CAI"). To the extent that our equipment is managed by CAI, the equipment is considered fully utilized since it is not available for us to put on hire regardless of whether all of the units are generating income. All equipment owned by CAI or managed by CAI (with the exception of equipment owned by us and managed by CAI) is excluded from all statistics, unless otherwise indicated. In addition, all of our chassis assigned to chassis pools are considered fully utilized. This exclusion of information relative to CAI, unless indicated otherwise, provides a focus on the drivers which are critical to our core business. The market share, ranking and other data contained in this prospectus are based either on our management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, might not be reliable.

          We believe we are the largest lessor of intermodal chassis in North America and one of the world’s leading lessors of intermodal dry freight standard containers. At March 31, 2005, our chassis fleet totaled approximately 211,000 chassis and our container fleet totaled approximately 802,000 twenty-foot equivalent units ("TEU"). From 1998 to 2003, we increased the size of our chassis fleet at a compound annual rate of 22%, primarily as the result of the chassis fleet acquired during 2000 from the North American Intermodal Division of Transamerica Leasing, Inc. ("TA"), and the purchase and leaseback of approximately 20,000 chassis with a shipping line customer during 2001 and 2002. During the period from 1998 to 2003, we increased our container fleet at a compound annual rate of 12%. During 2004, our chassis fleet remained flat and our total container fleet declined by 7%, primarily due to the contractual runoff of the container direct financing lease portfolio and the fact that we entered into only a limited number of new lease transactions due to the reduced availability of new financings during the first three quarters of 2004. This reduction in availability was due to the delay in filing our Annual Report on Form 10-K for 2002, our Quarterly and Annual Reports on Forms 10-Q and 10-K for 2003 and our Quarterly Reports on Form 10-Q for 2004. Our fleet of containers decreased from 808,000 TEU at December 31, 2004 to 802,000 TEU at March 31, 2005 primarily due to the sale or retirement of damaged and older containers. The size of our chassis fleet increased from 208,000 units at December 31, 2004 to 211,000 units at March 31, 2005.

          We concentrate on leasing equipment to our customers on a long-term basis (leases for a term greater than one year). Substantially all of our new equipment is initially leased for terms of five to eight years and approximately 77% of our total fleet of chassis and 81% of our total fleet of containers as of March 31, 2005 are on long-term lease. We believe our focus on long-term leasing has enabled us to:

•	Maintain high utilization rates of our equipment fleet, consisting of both operating and direct financing leases, which over the last five years averaged 99% for containers and 95% for chassis;

•	Achieve more stable and predictable earnings; and

•	Concentrate on the expansion of our asset base through the purchase and lease of new equipment to fulfill specific orders for new long-term leases.

          As of March 31, 2005, approximately 23% of our chassis were leased on a short-term basis to satisfy customers’ peak or seasonal requirements and to provide operational flexibility, generally at higher rates than under long-term leases. For customers who require daily or weekly chassis rentals, we operate chassis pools at major domestic shipping ports and terminals. These chassis pools consist of our chassis as well as those of our customers.

          As of March 31, 2005, approximately 19% of our containers were leased on a short-term basis. Our 50%-owned consolidated subsidiary, CAI, markets our containers available for short-term leasing as part of its fleet, facilitating redeployment of our containers at the end of long-term leases. Our relationship with CAI maximizes utilization of our container fleet and increases our influence in the marketplace by giving us one of the world’s largest container lessor fleets on a combined basis. At March 31, 2005, CAI had a container fleet of approximately 601,000 TEU. Approximately 185,000 TEU were owned by CAI with the remaining 416,000 TEU managed for others. CAI’s managed equipment included approximately 151,000 TEU that were managed for us.

          We and our predecessors have been involved in the business of leasing transportation equipment since 1968. We lease our chassis and containers to a diversified customer base of over 600 shipping and transportation companies throughout the world, including nearly all of the world’s 25 largest international container shipping lines and major North American railroads. We provide customer service and market to our customers through a worldwide network of offices and agents. We believe one of the key factors in our ability to compete effectively has been the long-standing relationships that we have established with most of the world’s large shipping lines and major North American railroads. As a result of these relationships, 22 of our top 25 customers have been customers for at least 10 years.

Industry Overview

          The fundamental components of intermodal transportation are the chassis and the container. When a container ship arrives in port, each marine container is removed from the ship and loaded onto a chassis or rail car. Most containers are constructed of steel in accordance with recommendations of the International Standards Organization ("ISO"). The basic container type is the general-purpose dry freight standard container which measures 20 or 40 feet long, 8 feet wide and 8 1/2 or 9 1/2 feet high. In general, 20-foot containers are used to carry heavy, dense cargo loads (such as industrial parts and certain food products) and can also operate in areas where transportation facilities are less developed, while 40-foot containers are used for lighter weight finished goods (such as apparel, electronic appliances and other consumer goods) in areas with better developed transportation facilities. A chassis is a rectangular, wheeled steel frame, generally 23 1/2 or 40 feet in length, built specifically for the purpose of transporting a container. Longer sized chassis, designed solely to accommodate domestic containers, can be up to 53 feet in length. Once mounted, the chassis and container are the functional equivalent of a trailer. When mounted on a chassis, the container may be trucked either to its final destination or to a railroad terminal for loading onto a rail car. Similarly, a container shipped by rail may be transferred to a chassis to travel over-the-road to its final destination. As the use of containers has become a predominant factor in the intermodal movement of cargo, the chassis has become a prerequisite for the domestic segment of the journey. A chassis seldom travels permanently with a single container, but instead serves as a transport vehicle for containers that are loaded or unloaded at ports or railroad terminals. Because of differing international road regulations and non-uniformity of international standards for chassis, chassis used in the United States are seldom used in other countries.

          Containers provide a secure and cost-effective method of transporting finished goods and component parts because they are generally freely interchangeable between different modes of transport, making it possible to move cargo from a point of origin to a final destination without the repeated unpacking and repacking of the goods required by traditional shipping methods. The same container may be carried successively on a ship, rail car and chassis and across international borders with minimal customs formalities. Containerization is more efficient, more economical and safer in the transportation of cargo than "break bulk transport" in which the goods are unpacked and repacked at various intermediate points en route to their final destination. By eliminating manual repacking operations when differing modes of transportation are used, containerization reduces freight and labor costs. In addition, automated handling of containers permits faster loading and unloading and more efficient utilization of transportation equipment, thereby reducing transit time. The protection provided by sealed containers also reduces damage to goods and loss and theft of goods during shipment. Containers may also be picked up, dropped off, stored and repaired at independent common user depots located throughout the world.

          The adoption of uniform standards for containers in 1968 by the ISO precipitated a rapid growth of the container industry; as shipping companies recognized the advantages of containerization over traditional break bulk transportation of cargo. This growth resulted in substantial investments in containers, container ships, port facilities, chassis, specialized rail cars and handling equipment.

          Between 1990 and 2003, worldwide container traffic at the world’s major ports has grown at a compound annual rate of 10.4%, calculated using the Containerisation International Yearbook of 1992 and 2005.

          The demand for containers is influenced primarily by the volume of international and domestic trade. In recent years, however, the rate of growth in the container industry has exceeded that of world trade as a whole due to several factors, including:

•	The existence of geographical trade imbalances;

•	The trend in outsourcing manufacturing to lower labor rate areas;

•	The expansion of shipping lines;

•	The growing reliance by manufacturers on "just-in-time" delivery methods; and

•	Increased exports by technologically advanced countries of component parts for assembly in other countries and the subsequent re-importation of finished products.

          In recent years, domestic railroads and trucking lines have begun actively marketing intermodal services for the domestic transportation of freight. We believe that this trend should serve to accelerate the growth of intermodal transportation resulting in increased chassis and container demand.

The Leasing Market

          Leasing companies own a significant portion of North America’s chassis and of the world’s container fleet and we believe the balance is owned predominantly by shipping lines and railroads. Leasing companies have maintained this market position because container shipping lines and railroads receive both financial and operational benefits by leasing a portion of their equipment. The principal benefits of leasing are the following:

•	To provide shipping lines and railroads with an alternative source of financing in a traditionally capital-intensive industry;

•	To enable shipping lines and railroads to expand their routes and market shares at a relatively inexpensive cost without making a permanent commitment to support their new structure;

•	To enable shipping lines and railroads to benefit from leasing companies’ relationships with equipment manufacturers;

•	To enable shipping lines and railroads to accommodate seasonal use and/or geographic concentration, thereby limiting their capital investment and storage costs; and

•	To enable shipping lines and railroads to maintain an optimal mix of equipment types in their fleets.

          Because of these benefits, container shipping lines and railroads generally obtain a significant portion of their container and chassis fleets from leasing companies, either on short-term or long-term leases. Short-term leases provide considerable operational flexibility in allowing a customer to pick up and drop off equipment at various locations at any time. However, customers pay for this flexibility in the form of substantially higher lease rates for short-term leases and drop-off charges for the privilege of returning equipment to certain locations. Many short-term leases are "master leases," under which a customer reserves the right to lease a certain number of containers or chassis as needed under a general agreement between the lessor and the lessee. Long-term leases provide the lessee with advantageous pricing structures, but often contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease upon payment of an early termination fee or a retroactive increase in lease payments.

Business Strategy

          Our objective is to continue to expand on our market position as a leading long-term lessor of intermodal transportation equipment. To achieve this objective, we intend to continue to:

•	Focus on our core business of North American chassis and international marine container leasing. Our strong market positions in the chassis and container leasing businesses provide us with economies of scale that benefit our customers. Our equipment and operations are located worldwide to meet our domestic and international customers’ needs in a timely manner. In addition, we are able to focus our management and financial resources to compete effectively for equipment leasing requirements of all quantities.

•	Concentrate on long-term leasing to achieve high utilization rates and to minimize the impact of economic cycles on earnings. We concentrate on long-term leases in order to minimize the impact of economic cycles on our equipment leasing revenues and to achieve high utilization and more stable and predictable earnings. The lower rate of turnover provided by long-term leases enables us to concentrate on the expansion of our asset base through the purchase and lease of new equipment, rather than on the repeated re-marketing of our existing fleet.

•	Re-marketing of equipment when returned by lessees. When long-term leases reach their termination date, we make every effort to extend the lease with the customer that originally leased the equipment, or in lieu of that, to lease the equipment to another customer for an extended term. Containers may also be made available to our 50%-owned consolidated subsidiary, CAI, which manages our containers in the short-term marketplace. This allows us to maintain our focus on long-term leasing while CAI expands its fleet of equipment that it manages for us and for others, providing CAI with further economies of scale.

•	Make strategic acquisitions of complementary businesses and asset portfolios on an opportunistic and financially disciplined basis. We intend to continue to review acquisition opportunities whenever asset prices and market conditions are favorable.

          Historically, we have regularly entered into new long-term lease transactions with shipping lines and other customers as market conditions warranted. During the second half of 2003 and the first nine months of 2004, however, notwithstanding strong conditions in the leasing markets, we entered into a limited number of new lease transactions, due to the reduced availability of new financings during the first three quarters of 2004. This reduction in availability was due to the delay in filing our Annual Report on Form 10-K for 2002, our Quarterly and Annual Reports on Forms 10-Q and 10-K for 2003 and our Quarterly Reports on Form 10-Q for 2004. We successfully completed a number of financings and commitments totaling $747.0 million from January 1, 2004 through December 31, 2004, of which $563.0 million was utilized and $184.0 million remained available for future use as of December 31, 2004. The proceeds of these financings were used to pay for equipment previously placed on lease, to purchase new equipment for lease, to repay debt and for working capital. During the first quarter of 2005, we received an additional $223.0 million in net financing commitments, none of which has been utilized as of March 31, 2005, and completed a draw-down under a lease arrangement with a Japanese lessor for which we received additional cash proceeds of approximately $4.2 million. In addition, we regularly evaluate financing proposals which, when coupled with available cash balances and the funds available under commitments mentioned above, could be used for growth, for re-financing existing facilities and for working capital.

Operations

          We offer our customers both operating leases and direct financing leases to satisfy customer preference and demand. In most cases, a direct financing lease provides the customer the opportunity to acquire ownership of the equipment.

          Lease rentals are typically calculated on a per diem basis, regardless of the term of the lease. Our leases generally provide for monthly billing and require payment by the lessee within 30 to 60 days after presentation of an invoice. Generally, the lessee is responsible for payment of all taxes and other charges arising out of use of the equipment and must carry specified amounts of insurance to cover physical damage to and loss of equipment, as well as bodily injury and property damage to third parties. In addition, our leases usually require lessees to repair any damage to the chassis and containers, other than normal wear and tear. Lessees are also required to indemnify us against our losses arising from accidents and other occurrences involving the leased equipment. Our leases generally provide for lessees to pay handling charges. Our short-term leases usually assess drop-off charges upon redelivery of containers. All of our operating leases, both short-term and long-term, generally set forth a list of locations where lessees may return equipment, along with any monthly quantity return limits.

          Long-term leases provide the lessee with advantageous pricing structures, but often contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease upon payment of an early termination fee or a retroactively applied increase in lease payments. We experience minimal early returns of our equipment under our long-term leases, primarily because of the penalties involved. Additionally, customers may bear substantial costs related to repositioning and repair upon return of the equipment.

          Frequently, a lessee will desire to retain long-term leased equipment well beyond the initial lease term. In these cases, long-term leases will be renewed at the then prevailing market rate, for one to five-year periods, as part of a short-term agreement or as a direct financing lease.

          Trac Lease Chassis Pools. For customers who require daily or weekly chassis rentals, we operate Trac Lease chassis pools at most of the major ports and terminal operations throughout the United States. These chassis pools consist of our chassis placed at facilities for use by approved shipping lines, railroads and truckers. Chassis are rented from these pools in a manner similar to the way rental cars are offered on an as needed basis. Customers pay a higher than normal daily rate for use of these chassis, but in return are generally not responsible for repair charges. Additionally, they experience an easy access and an easy return process, and have no ongoing carrying and administrative responsibilities for the chassis. The principal ports in the United States where we operate chassis pools are Baltimore, Boston, Charleston, Houston, New York, Newark, Norfolk, and Savannah. We also operate chassis pools at over 40 inland railroad locations within the United States.

           Depots. We and our 50% owned consolidated subsidiary, CAI, operate in all major containerized transportation markets in North America and throughout the world. Depots are facilities owned by third parties at which containers, chassis and other items of transportation equipment are stored, maintained and repaired. For containers, we utilize independent agents/depots to handle and inspect equipment delivered to, or returned by lessees, as well as to store containers that are not leased and to perform maintenance and repairs. Some agents are paid a fixed monthly retainer to defray recurring operating expenses and some are paid a minimum level of commission income. In addition, we generally reimburse our agents for incidental expenses. For chassis, we have our own field staff which oversees the functions performed by depots.

          Logistic Support. Our worldwide network of offices and relationships and our industry experience enables us to provide logistic services in order to facilitate the movement of chassis and containers to meet our customers’ needs.

          Repositioning and Other Operating Expenses. If lessees return large numbers of equipment to a location with a larger supply than demand, we may incur expenses in repositioning the equipment to a more favorable location. Repositioning expenses generally range between $75 and $1,000 per unit, depending on geographic location, distance and other factors, and may not be fully covered by any drop-off charge collected from the lessee. We also incur storage costs, which generally range between $.20 and $3.18 per unit per day depending on location and equipment type. In addition, we bear other operating expenses associated with our chassis and containers, such as costs of maintenance and repairs not required to be made by lessees, agent fees, depot expenses for handling, inspection and storage, and any insurance coverage in excess of that maintained by the lessee.

          Maintenance, Repairs and Refurbishment. As chassis and containers age, the need for maintenance increases, and they may eventually require extensive maintenance. Our customers are generally responsible for maintenance and repairs of equipment other than normal wear and tear. When normal wear and tear of equipment is extensive, the equipment may have to undergo a major repair including a refurbishment or remanufacture. Refurbishing and remanufacturing of chassis involves substantial cost, but remanufacture or refurbishment costs are substantially less than the cost of purchasing a new chassis. In the past we also refurbished containers, but in recent years it has not been cost effective to do so.

          Disposition of Containers and Chassis. On an ongoing basis, we sell containers that were previously leased. The decision to sell depends on the equipment’s condition, remaining useful life and suitability for continued leasing or for other uses, as well as prevailing local market resale prices and an assessment of the economic benefits of repairing and continuing to lease the equipment compared to the benefits of selling. Pursuant to our relationship with CAI, containers that have come off long-term lease and have been designated for short-term leasing (not including renewals with existing lessees) are generally provided to CAI for deployment in CAI’s fleet. For such containers, CAI pays us its average total fleet per diem rate (net of operating expenses) less a management fee. This payment may be subject to reduction to the extent the average age of the Interpool containers exceeds the average age of the CAI containers. Containers made available for short-term leasing under our agreement with CAI are reported by us as fully utilized. Containers are also sold to shipping or transportation companies for continued use in the intermodal transportation industry or to secondary market buyers, such as wholesalers, depot operators, mini storage operators, construction companies and others, for use as storage sheds and similar structures. Because older chassis can be economically remanufactured, chassis are rarely sold.

          The selling price of a container or chassis will depend upon, among other factors, mechanical or economic obsolescence, the current newly manufactured equipment price, its physical condition and location. While there have been no major technological advances in the short history of containerization that have made active equipment obsolete, several changes in standards have decreased the demand for older equipment, such as the increase in the standard height of containers from 8 feet to 8 1/2 feet in the early 1970’s.

          Sources of Supply. Over 90% of the world’s container production occurs in China. Historically, most chassis used in the United States have been manufactured domestically; however, China began producing ISO standard chassis for the U.S. market in 2003 and accounted for a substantial portion of chassis production for the domestic market in 2004 and 2005.

          When manufacturing is complete, new chassis and containers are inspected to insure that they conform to applicable standards of the International Standards Organization and other international self-regulatory bodies, as well as our internal standards.

"PoolStat"TM Chassis Management Services

          Our chassis customers are turning to outside service companies to help them manage chassis that they own and lease. We offer management services under the trademarked name "PoolStat"TM. "PoolStat"TM aggregates chassis activity data from over 400 locations around the country and reports on this activity, processing more than two million transactions monthly. Customers contract with us to track their chassis nationally and determine usage patterns, ongoing requirements, and overall fleet efficiencies. Reports are provided using a "PoolStat"TM proprietary Internet based report generator. "PoolStat"TM services also include the use of field staff under contract where field management of chassis operations is involved.

          A major service requested by our customers and provided by "PoolStat"TM is assistance in the formation and running of "cooperative chassis pools." Cooperative chassis pools consist of chassis contributed for common use by the shipping lines (chassis owned and/or leased and under their control) to be pooled at marine terminals and railroad depots. These chassis pools are different from our chassis pools in that the shipping lines supply the chassis rather than us supplying the chassis on a rental basis. Our "PoolStat"TM software compiles data from each location and reports on levels of chassis contribution as compared to the levels of chassis usage by each shipping line in the cooperative pool. Each participating line is required to supply a fair share of equipment relative to its usage. The management services we provide for cooperative chassis pools often involves field staff assisting in the repositioning of chassis as well as overseeing the maintenance and repair process. Benefits to the participants of this program include:

•	More efficient use of chassis leading to lower overall inventory requirements at each location;

•	Decreased maintenance, repair and other operating expenses;

•	Improved equipment control capabilities;

•	Reduced customer administrative time and expense of managing a chassis fleet; and

•	The ability to participate in cooperative pool net revenues

          By providing the "PoolStat"TM service, we are able to forge closer relationships with our customers for both short-term and long-term leasing opportunities. As of July 15, 2005 there are approximately 230,000 chassis under "PoolStat"TM management and we are continuing to seek opportunities to increase its level of business. We believe that "PoolStat"TM is the leading provider of chassis management services in the United States.

Marketing and Customers

          We lease our chassis and containers to over 600 shipping and transportation companies throughout the world, including nearly all of the world’s 25 largest international container shipping lines and major North American railroads. The customers for our chassis include a large number of domestic lessees, many of which are domestic subsidiaries or branches of international shipping lines to which we also lease containers. With a network of offices and agents covering major ports in the United States, Europe and the Far East, we have been able to supply containers in nearly all locations requested by our customers. During the three months ended March 31, 2005, our top 25 customers represented approximately 77% of our consolidated net billing, with no single customer accounting for more than 8.1%.

Credit Process

          We perform detailed credit risk analysis on our customers. Our credit policy sets different maximum exposure limits depending on our relationship and previous experience with each customer. Credit criteria may include, but are not limited to, customer trade route, country, social and political climate, assessments of net worth, asset ownership, bank and trade credit references, credit bureau reports, operational history and financial strength.

          We seek to reduce credit risk by maintaining insurance coverage against customer insolvency and related equipment losses. We maintain contingent physical damage, recovery and loss of revenue insurance, which provides coverage in the event of a customer’s insolvency, bankruptcy or default giving rise to our demand for return of all of our equipment. The policy covers the cost of recovering our equipment from the customer, including repositioning cost, damage to the equipment and the value of equipment which could not be located or was uneconomical to recover. It also covers a portion of the equipment leasing revenue that we might lose as a result of the customer’s default (i.e., up to 180 days of lease payments following an occurrence under the policy). The policy in place for the three months ended March 31, 2005, which expired on April 30, 2005, included coverage of $9.0 million with a $3.0 million deductible, per occurrence. This policy has been renewed for an additional one year term commencing April 30, 2005. The new policy includes coverage of $13.0 million with a $2.0 million deductible, per occurrence. This coverage automatically renews for at least two additional one-year terms on each anniversary of the commencement date. All renewals are subject to maintaining a claim experience that does not exceed stated percentages of the policy premiums. There can be no assurance that this or similar coverage will be available in the future or that such insurance will cover the entirety of any loss.

Competition

          There are many companies leasing intermodal transportation equipment with which we compete. Some of our competitors have greater financial resources than we do, or are affiliates of much larger companies. Historically, there has been consolidation in the container leasing business resulting from several acquisitions. Several chassis lessors have recently sold their fleets. This has resulted in an environment, where currently only two major chassis lessors remain: Interpool and Flexi-Van Leasing, Inc.

          In addition, the containerized shipping industry, which we service, competes with providers of alternative methods of transporting goods, such as non-containerized services by air, truck and rail. We believe that in most instances these alternative methods are not as cost-effective as the shipping of containerized cargo.

          Because rental rates for chassis and containers are not subject to regulation by any government authority but are determined principally by the demand for and supply of equipment in each geographical area, price is one of the principal methods by which we compete. In times of low demand and excess supply, leasing companies tend to grant price concessions, such as free days or pick-up credits, in order to keep their equipment on lease and to avoid storage charges. We attempt to design lease packages tailored to the requirements of individual customers and consider our long-term relationships with customers to be important to our ability to compete effectively. We also compete on the basis of our ability to deliver equipment in a timely manner in accordance with customer requirements.

Relationship with CAI

          We own a 50% common equity interest in CAI, which we acquired in April 1998. CAI owns and leases-in its own fleet of containers and also manages, for a fee, containers owned by us and by third parties. We entered into our operating relationship with CAI primarily to facilitate the leasing in the short-term market of containers coming off long-term operating lease, to gain access to new companies looking to lease containers on a long-term basis and to realize cost efficiencies from the operation of a coordinated container lease marketing group. For containers managed by CAI for us in the short-term market, we earn the net operating income and pay CAI a fee for managing our equipment and leasing it on our behalf. The calculation is based on the average daily net operating income of CAI’s fleet of owned, leased-in and managed containers (including the portion of CAI’s fleet that consists of our equipment) for each day such managed containers are part of the CAI fleet. The marketing group, which is organized as a wholly-owned subsidiary of Interpool, is responsible for soliciting container lease business for both Interpool and CAI, including long-term operating and direct financing lease business and short-term lease business on master lease agreements. We have a right to purchase all long-term operating and direct financing lease business generated by the marketing group, subject to offering to CAI, at cost, 10% of this long-term operating and direct financing lease business. By mutual agreement, CAI has purchased for its own account long-term operating and direct financing lease business the marketing group has generated in excess of such amount. In addition, on occasion, we have entered into transactions with CAI pursuant to which we have acquired equipment, and the related leases, from CAI on terms that resulted in a profit for CAI. Such equipment, as well as certain other containers purchased from time to time, are currently managed for us by CAI for a fee based upon the actual net operating income earned by such containers.

          The 50% equity interest in CAI not held by us is owned by CAI’s chief executive officer. Under the terms of a Shareholder Agreement we entered into in 1998 with CAI’s chief executive officer, because an initial public offering for the registration and sale of CAI’s common stock was not initiated before April 2003, CAI’s chief executive officer has the right to request an independent valuation of CAI. Such independent valuation of CAI has not been requested. If such an independent valuation of CAI were to be requested, we would have the right, following the completion of such valuation, to make a written offer to acquire the chief executive officer’s 50% equity interest in CAI for an amount equal to 50% of the fair value of CAI as indicated in the appraisal. If we do not elect to make such an offer, CAI’s chief executive officer would have a right to require CAI to take the necessary steps to effect an initial public offering to sell his equity. All costs associated with any such initial public offering of CAI would be borne by CAI.

          In connection with the acquisition of our 50% equity interest in CAI in 1998, we loaned CAI $33.7 million under a subordinated note agreement, which is collateralized by all containers owned by CAI as of April 30, 1998 or thereafter acquired, subject to the priority security interest lien of CAI’s senior credit facility, except for certain excluded collateral. Interest on this subordinated note is at an annual fixed rate of 10.5% and is payable quarterly. The original repayment terms required mandatory quarterly principal payments of $1.7 million beginning July 30, 2003 and ending on April 30, 2008. The subordinated note was subject to certain financial covenants and was cross-collateralized with CAI’s senior credit facility, subject to the terms of a subordination agreement.

          On June 27, 2002, CAI entered into an amended $110.0 million senior revolving credit agreement with a group of financial institutions. To facilitate the closing of this new credit facility, we agreed to extend the repayment terms of our subordinated note so as to require mandatory quarterly principal payments of $1.7 million beginning July 30, 2006 and ending on April 30, 2011. We also agreed to modify certain financial covenants in the subordinated note. Interest on the subordinated note continues to accrue at an annual fixed rate of 10.5%, payable quarterly. The subordinated note continues to be cross-collateralized with CAI’s senior credit agreement, subject to the terms of an amended and restated subordination agreement. In connection with these modifications, CAI’s chief executive officer agreed that we would have the right to designate a majority of the members of CAI’s board of directors. As a result of these transactions and gaining a majority position on CAI’s board, our financial statements include CAI as a consolidated subsidiary commencing June 27, 2002.

          A total of $65.0 million was outstanding under CAI’s senior revolving credit facility at December 31, 2004. Borrowings under CAI’s senior credit facility were secured by substantially all of CAI’s assets, other than certain excluded assets, and were payable on June 27, 2005. The senior credit facility contained various financial and other covenants.

          In April 2004, we reached an agreement with CAI resolving differences in interpretation of certain provisions of the Operating and Administration Agreement (the "CAI Agreement") governing payment of appropriate remedial compensation when an age disparity develops between our containers managed by CAI and the balance of CAI’s managed fleet. Pursuant to our agreement with CAI, we paid CAI $2.0 million for resolution of all disputes through February 29, 2004. The impact of this agreement was recorded by us during the three months ended March 31, 2004, as a reduction in consolidated pre-tax income of $1.0 million ($0.6 million net of tax). We anticipate that the earnings related to certain of our containers managed by CAI will be reduced to the extent the average age of such containers exceeds the average age of all other containers in CAI’s fleet.

          On April 28, 2005, CAI replaced its $110.0 million secured revolving credit facility, which had an outstanding principal balance of $58.5 million as of March 31, 2005 (not including letters of credit in the aggregate amount of $6.0 million as of March 31, 2005), that was scheduled to expire on June 27, 2005 with a new secured revolving credit facility. The new credit facility has a total commitment amount of up to $175.0 million and was provided by a group of banks. The interest rate under the revolving line of credit varies depending upon whether the loans are characterized as base rate loans or Eurodollar rate loans. In addition, there is a commitment fee on the unused amount of the total commitment which fee is payable quarterly in arrears. The new credit facility provides that swing line loans (up to $10.0 million in the aggregate) and standby letters of credit (up to $15.0 million in the aggregate) will be available to CAI, which sublimits are part of, and not in addition to, the total commitment of $175.0 million under the new credit facility. The term of this revolving credit facility is three years. In connection with its first loan request under the new credit facility, CAI repaid the outstanding principal balance of $58.5 million on the existing revolving credit facility (plus interest and additional fees) and repaid $15.1 million of the amounts owed to us under the outstanding subordinated note issued by CAI to us. The senior credit facility contains various financial and other covenants.

          As mentioned above, on April 28, 2005 CAI repaid $15.1 million of its $33.6 million subordinated note with us. This repayment returned this note to the original payment schedule that had been modified during 2002. The remaining balance of $18.5 million is scheduled to be repaid in eleven equal quarterly installments of approximately $1.7 million beginning on October 30, 2005 and ending on April 30, 2008. In addition, the financial covenants associated with this subordinated note were also amended.

Other Business Operations

          In addition to our chassis and container leasing operations we also receive revenues from the leasing of approximately 305 freight rail cars to railroad companies through our Illinois based Railpool division. Also, our former computer leasing segment consisted of two majority owned subsidiaries, Microtech Leasing Corporation ("Microtech") and Personal Computer Rental Corporation ("PCR"). During the third quarter of 2001, we adopted a plan to exit this segment. We liquidated the assets of Microtech as of March 31, 2004. PCR ceased active operations and began to liquidate in the first quarter of 2003. At March 31, 2004, all of the assets of PCR were liquidated.

Employees

          As of December 31, 2004, we had 230 employees, excluding CAI’s 61 employees, 209 of whom were based in the United States. None of our employees are covered by a collective bargaining agreement. We believe our employee relations are good.

Facilities/Properties

          In connection with our acquisition of Transamerica’s North American Intermodal Division in October 2000, we purchased real property located in Chicago, Illinois and Atlanta, Georgia. The purchase price for these two properties was included in the acquisition’s aggregate purchase price. The Atlanta site was sold on July 31, 2001. The Chicago site was sold in April 2002.

          In July 1998, we purchased approximately 18,000 square feet of condominium office space located on the 27th floor at 633 Third Avenue, New York, NY 10017 which serves as our New York office.

          On January 28, 2002 we executed a Purchase and Sale Agreement, pursuant to which, on May 1, 2002, we acquired the building in Princeton, New Jersey which houses our executive offices. The fair market value purchase price of the approximately 39,000 square feet building was $6,250,000 as determined by an independent property appraisal firm and approved by our Board of Directors. See "Certain Relationships and Related Party Transactions."

          All our other commercial office space is leased. We lease office facilities in Chicago, Atlanta, Jacksonville, Barbados, Aberdeen, Antwerp, Basel, Hong Kong and Singapore.

Legal Proceedings

          Following our announcement in July 2003 that our Audit Committee had commissioned an internal investigation by special counsel into our accounting, we were notified that the SEC had opened an informal investigation of Interpool. As we anticipated, this investigation was subsequently converted to a formal investigation and remains pending as of the date this registration statement was filed with the SEC. We are fully cooperating with this investigation. The New York office of the SEC received a copy of the written report of the internal investigation and has received documents and information from us, our Audit Committee and certain other parties pursuant to SEC subpoenas. In late 2003, we were also advised that the United States Attorney’s office for the District of New Jersey received a copy of the written report of the internal investigation and opened a parallel investigation focusing on certain matters described in the report by the Audit Committee’s special counsel. We were informed that Interpool is neither a subject nor a target of the investigation by the U.S. Attorney’s office. We cannot predict the final outcome of these investigations and accordingly cannot be assured that they will not result in the taking of actions adverse to us.

          In February and March 2004, several lawsuits were filed in the United States District Court for the District of New Jersey, by purchasers of our common stock naming us and certain of our present and former executive officers and directors as defendants. The complaints alleged violations of the federal securities laws relating to our reported Consolidated Financial Statements for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002, which we announced in March 2003 would require restatement. Each of the complaints purported to be a class action brought on behalf of persons who purchased our securities during a specified period. In April 2004, the lawsuits, which seek unspecified amounts of compensatory damages and costs and expenses, including legal fees, were consolidated into a single action with lead plaintiffs and lead counsel having been appointed. The plaintiffs filed a consolidated amended complaint in September 2004, which includes allegations of purported misstatements and omissions in our public disclosures throughout an expanded purported class period from March 31, 1999 through December 26, 2003. In November 2004, we filed a motion to dismiss the amended complaint, which is currently pending. In the event our motion to dismiss is denied, we would expect to incur additional defense costs typical of this type of class action litigation. We intend to vigorously defend this lawsuit but are unable at this time to ascertain the impact this litigation may have on our financial position or results of operations.

          We are engaged in various other legal proceedings from time to time incidental to the conduct of our business. Such proceedings may relate to claims arising out of equipment accidents that occur from time to time which involve death and injury to persons and damage to property. Accordingly, we require all of our lessees to indemnify us against any losses arising out of such accidents and other occurrences while the chassis are on-hire to the lessees. In addition, lessees are generally required to maintain a minimum of $2.0 million in general liability insurance coverage which is standard in the industry. In addition, we maintain a general liability policy of $255.0 million, in the event that the above lessee coverage is insufficient. While we believe that such coverage should be adequate to cover current claims, there can be no guarantee that future claims will not exceed such amounts. Nevertheless, we believe that no such current asserted or unasserted claims of which we are aware will have a material adverse effect on our financial condition or results of operations and that we are adequately insured against such claims.

MANAGEMENT

Directors and Executive Officers

           Our directors and executive officers are as follows:

                 NAME                     AGE                                    POSITION
                 ----                     ---                                    --------
Martin Tuchman (a)(b).................     64    Chairman of the Board of Directors, Chief Executive Officer, President
                                                 and Chief Operating Officer

Arthur L. Burns (c)...................     60    General Counsel, Executive Vice President and Director

Richard W. Gross......................     60    Executive Vice President and Chief Operating Officer of Interpool Limited

Herbert Mertz.........................     52    Executive Vice President, Chief Administrative Officer, Chief Operating
                                                 Officer of Trac Lease

James F. Walsh........................     55    Executive Vice President and Chief Financial Officer

Brian Tracey..........................     56    Senior Vice President and Chief Accounting Officer

Christopher N. Fermanis...............     56    Senior Vice President-Law, General Counsel Interpool Limited and Trac
                                                 Lease

William A. Geoghan....................     54    Senior Vice President

Peter D. Halstead (a)(b)(c)(d)(e).....     63    Director

Clifton H.W. Maloney (c)(d)(e)........     67    Director

Michael S. Mathews....................     64    Director

Warren L. Serenbetz, Jr...............     53    Director

William J. Shea, Jr...................     50    Director

Joseph J. Whalen (a)(c)(d)(e).........     73    Director

__________________________
(a) member of Compensation Committee in 2002 and 2003
(b) member of Stock Option Committee in 2002 and 2003
(c) member of Corporate Governance Committee in 2004
(d) member of Audit Committee in 2002, 2003 and 2004
(e) member of the Compensation Committee in 2004

          Our Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years.

          Martin Tuchman has served as our Chairman of the Board of Directors and Chief Executive Officer of Interpool, Inc. since February 1988 and as President and Chief Operating Officer since October 2003. He is also Chairman of the Board of Directors, Chief Executive Officer and a director of Interpool Limited, which he co-founded in 1968. He also has served as a director of Trac Lease since June 1987, President of Trac Lease from June 1987 through January 1994 and currently serves as its Chairman and Chief Executive Officer. Mr. Tuchman is Chairman of the Board of Directors of Princeton International Properties, Inc., a family-owned real estate company, which owns and has interests in properties located in Princeton, New Jersey. Mr. Tuchman was previously a member of the Society of Automotive Engineers as well as the American National Standards Institute. Currently, Mr. Tuchman is a member of the United Nations Business Council, comprised of leading international executives organized to promote understanding and cooperation between business and government. He was formerly a member of the Board of Trustees of the New Jersey Institute of Technology and currently, a member of the NJIT Board of Overseers. He is also a member of the Board of Directors of Stevens Institute of Technology’s Web Campus. In 1995, Mr. Tuchman was honored as Entrepreneur of the Year in an awards program sponsored by Ernst & Young LLP and in 1996 was named Alumnus of the Year by the New Jersey Institute of Technology. Mr. Tuchman is a member of the Board of Trustees of The Parkinson’s Alliance and serves on the Board of Directors of the Parkinson’s Disease Foundation of Columbia Presbyterian Hospital in New York. As Chairman of The Tuchman Foundation, he works closely with all Parkinson’s disease organizations whose scientists select grants seeking National Institute of Health’s (NIH) approval. In 2000, Mr. Tuchman was honored by The Smithsonian Institution for his extensive case study of Interpool for the 2000 Computerworld Smithsonian Collection and Interpool was nominated for the World Smithsonian Award. Interpool’s material is now part of the Permanent Research Collection on Information Technology at The Smithsonian’s National Museum of American History. Mr. Tuchman is a member of the Yardville National Bancorp’s Board of Directors and serves on its Executive Committee of the Board of Directors. In addition, Mr. Tuchman is Treasurer and serves on the Board of Trustees and the Finance Committee of TASK, the Trenton Area Soup Kitchen. Mr. Tuchman holds a bachelor’s degree in mechanical engineering from the New Jersey Institute of Technology (Newark College of Engineering) and a master’s degree in business administration from Seton Hall University.

          Arthur L. Burns has served as a director since January 1990. He was our General Counsel and Secretary from January 1990 until 1996 and continued to serve as non-employee General Counsel until February 2003. Mr. Burns rejoined the Company as General Counsel and Executive Vice President in October 2003. Mr. Burns was Senior Vice President of Law and Administration of Interpool Limited from 1980 until June 1996. Prior to joining Interpool Limited, Mr. Burns served as Assistant General Counsel to GATX Leasing Corp. between 1975 and 1980, and as an associate attorney at the law firm of Cahill, Gordon & Reindel from 1969 to 1975. Mr. Burns holds a bachelor’s degree in Economics from Holy Cross College and a law degree from Fordham University School of Law.

          Richard W. Gross served as Acting Chief Financial Officer from July 2003 to February 2004 and was appointed Executive Vice President in December 2003. Mr. Gross currently serves as Executive Vice President of the Company and Director and Chief Operating Officer of Interpool Limited. Mr. Gross rejoined us in 2002 as Senior Vice President of Finance after most recently serving as Vice President of Finance and Chief Financial Officer of Balboa Capital Corporation from 1998 – 2001. Previously Mr. Gross had been with us for more than twenty years in various senior financial positions, having responsibility for investor and lender relations. Prior to first joining Interpool in 1972, Mr. Gross spent five years with Arthur Andersen in their New York office. Mr. Gross is a certified public accountant and received a Bachelor of Science degree in Accounting from Long Island University.

          Herbert Mertz served as our Director of Information Systems from December 1988 to September 2000. In September 2000, he was appointed Executive Vice President and Chief Administrative Officer, also serving as Chief Operating Officer of Trac Lease. Mr. Mertz currently serves as Chief Administrative Officer and Executive Vice President of the Company and Chief Operating Officer of Trac Lease. Prior to joining us, Mr. Mertz was an independent consultant in the computer industry. From 1980 to 1983, Mr. Mertz was President of Princeton Energy Partners, an international franchise company in the field of energy conservation. Mr. Mertz holds a bachelor’s degree in engineering from Princeton University. He is an associate member of Sigma Xi, the North American Research Society.

          James F. Walsh was appointed to serve as our Executive Vice President, Finance in December 2003 and Executive Vice President and Chief Financial Officer in February 2004. In 1998 Mr. Walsh joined C-S Aviation Services, an aircraft operating lease company, as Senior Vice President and Chief Financial Officer and also served as President from 2000 to 2003. From 1987 to 1993 Mr. Walsh served as Senior Vice President and Chief Financial Officer of Polaris Aircraft Leasing Corporation, a GE Capital company, and, following the incorporation of Polaris into GE Capital Aviation Services (GECAS) in 1993, Mr. Walsh was named Senior Vice President and Chief Financial Officer of GECAS. Prior to joining Polaris, Mr. Walsh held various financial positions during sixteen years with GE Capital and General Electric Company. Mr. Walsh holds a Bachelor of Arts degree in Economics from Rutgers College and a Master’s Degree in Business Administration from the University of Bridgeport.

          Brian Tracey has served as Senior Vice President of Interpool, Inc. since October 2000 and was appointed Chief Accounting Officer during 2003. Mr. Tracey joined Interpool when Interpool acquired the assets of the North America Intermodal Division of Transamerica Leasing, Inc. (Transamerica). Prior to joining Interpool, Mr. Tracey was Senior Vice President of Finance and Business Development at Transamerica where he had held numerous financial positions after joining Transamerica in 1982. From 1970 to 1982, Mr. Tracey worked in the audit practice of Arthur Andersen & Co. Mr. Tracey is a Certified Public Accountant and holds an undergraduate degree in accounting from Pace College.

          Christopher N. Fermanis has been with the Company since 1981. He holds the positions of Senior Vice President – Law of Interpool, Inc. and General Counsel of Interpool Limited and Trac Lease, Inc. Mr. Fermanis served as General Counsel of the Company between February and October 2003. Prior to joining Interpool, Mr. Fermanis was an associate attorney for six years with the New York law firm of Haight, Gardner, Poor & Havens (now Holland & Knight). He holds a bachelor’s degree from Princeton University and a law degree from the University of Michigan Law School.

          William Geoghan has served as Senior Vice President of each of Interpool, Interpool Limited and Trac Lease since 1998. Previously, Mr. Geoghan served as Controller of Interpool from 1992 to 1998 and Vice President and Controller of Interpool Limited from 1989 to 1998. Mr. Geoghan joined Interpool Limited in 1981 and served as Assistant Controller for Interpool Limited from 1985 to 1989. Mr. Geoghan is a Certified Public Accountant and holds a bachelor’s degree in commerce from Rider University.

          Peter D. Halstead has served as a member of our Board of Directors since June 1994. Mr. Halstead is a retired Executive Vice President of Summit Bancorp where he worked in various capacities since 1971. He is now the Principal of P.D. Halstead Associates LLC, a firm consulting in corporate administration and finance. Mr. Halstead is a Director of Metlife Bank N.A., a wholly owned subsidiary of Metlife, and is a Senior Vice President/Managing Director of Commerce Bank, N.A. Mr. Halstead has served as a Trustee for numerous associations including McCarter Theatre and as Treasurer of the National Kidney Foundation of the Delaware Valley. Mr. Halstead holds a bachelor’s degree from Colgate University and an MBA degree from Fairleigh Dickinson University.

          Michael S. Mathews has served as a member of our Board of Directors since November 2004. He is currently the managing director of Westgate Capital Co., a firm he founded in 1993. Mr. Mathews served on the Board of Petroleum Geo-Services from 1993 until September 2002. From 1998 to 2002, he served as Vice Chairman of PGS and held the position as Chairman of the Compensation Committee and was a member of the Audit Committee. From 1989 to 1992, Mr. Mathews served as managing director of Bradford Ventures Ltd., a private investment firm involved in equity investments, including acquisitions. Mr. Mathews received an A.B. from Princeton University in 1962 and received a J.D. from the University of Michigan Law School in 1965.

          Clifton H. W. Maloney has served as a member of our Board of Directors since February 2000. He has been President of C.H.W. Maloney & Co., Incorporated, a private investment firm, since 1981. He was a Vice President in investment banking at Goldman, Sachs & Co. from 1974 to 1981. Mr. Maloney is a Director of Chromium Industries, Inc., Vicon Industries, Inc. and The Wall Street Fund. Mr. Maloney holds a bachelor's degree in Engineering from Princeton University and an MBA degree from Harvard Business School.

          William J. Shea, Jr. has served as a member of our Board of Directors since November 2004. He is president and co-founder of Kelley Transportation Services, Inc, a transportation equipment manufacturing and leasing business headquartered in San Francisco. From 1987-2004, he served as president of Bay Cities Leasing LLC an operating leasing company specializing in domestic containers, chassis and intermodal trailers. In 1994, Mr. Shea was named program manager of the EMP Program - a national pool of 30,000 domestic containers and chassis operating on Union Pacific, Norfolk Southern, CP Rail, CN and other Class 1 rail systems. To facilitate EMP Program expansion, Bay Cities Leasing formed a joint venture with Union Pacific, called Bay Pacific Financial, to provide $400 million of capital to the program. Mr. Shea served as co-chairman of Bay Pacific Financial from 1994-2004, when he and his partner completed the sale of Bay Cities Leasing to Transport International Pool, a unit of GE Capital Services. He received a B.S. in Economics from the Wharton School of the University of Pennsylvania in 1977.

          Warren L. Serenbetz, Jr. has served as a member of our Board of Directors since December 2004. He is currently President and Chief Executive Officer of Radcliff Group, Inc., an investment management company. From 1992 through 2003, Mr. Serenbetz was Vice-President of Marketing at Pechiney Plastic Packaging, Inc., a multinational consumer packaging business with facilities in North America, Europe, Latin America and Asia. From 1986 to 1992, he was Managing Director – Marketing, of American Can Company. Mr. Serenbetz holds a bachelor of science degree in engineering from Lehigh University and an MBA –Finance from Wharton School of the University of Pennsylvania.

           Joseph J. Whalen has served as a member of our Board of Directors since April 1996. He originally joined the accounting firm of Arthur Andersen LLP in 1957 and served as an audit partner in Andersen's New York and New Jersey offices for more than ten years prior to his retirement in 1994. Mr. Whalen is a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants. Mr. Whalen also serves on the Board of Directors of Griffon Corporation. Mr. Whalen is a Certified Public Accountant in New Jersey and holds a bachelor's degree from St. Peter's College. The Board of Directors has determined that Mr. Whalen, a member of our Audit Committee, qualifies as an "audit committee financial expert," as such term is defined in the rules of the Securities and Exchange Commission.

Board Compensation

          As of January 1, 2004, each member of the Board of Directors who is not an officer or executive consultant receives an annual service fee of $25,000 for serving on the Board plus $2,000 and reimbursement of expenses for each Board of Directors’ meeting attended and $1,000 for each committee meeting attended. The chairman of each committee also receives an additional $500 for each attended committee meeting. Additional compensation may be paid for participation in teleconferences and attendance at other meetings.

          In February 2005, the Board of Directors approved the payment of special cash bonuses each in the amount of $100,000 to Messrs. Halstead, Maloney and Whalen for their extraordinary services in assisting the Company during the period the Company was restating its financial statements and while it was responding to related inquiries. The recipient directors abstained from this vote.

Board Committees

          Effective January 1, 2004, the Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The Audit Committee’s function is to monitor the integrity of the Company’s financial statements and our financial reporting and disclosure practices. The Audit Committee also reviews management’s systems of internal control relating to finance and accounting and the application of accounting principles generally accepted in the United States of America. In addition, the Audit Committee reviews the scope of the services of our independent auditors and may recommend the independent auditors for appointment by the Board of Directors subject to stockholder approval. The members of the Audit Committee for 2004 were Messrs. Maloney (Chairman), Halstead and Whalen.

          The Compensation Committee’s functions are to review our general compensation strategy, establish salaries, review benefit programs, approve certain employment contracts and administer our stock option plans. The members of the Compensation Committee for 2004 were Messrs. Whalen (Chairman), Halstead and Maloney.

          In addition, our Board of Directors created a Corporate Governance Committee. The Corporate Governance Committee is responsible for the selection, qualification and compensation of Board members and candidates. This committee also acts as a nominating committee for Board membership and oversees corporate governance matters. The members of the Corporate Governance Committee for 2004 were Messrs. Maloney (Chairman), Halstead, Whalen and Burns.

          Our Board of Directors may establish other committees from time to time to facilitate the management of our business and affairs.

Executive Compensation

          The following table sets forth information for the calendar years ended December 31, 2004, 2003, and 2002 concerning the annual compensation earned by our chief executive officer and our four other most highly compensated executive officers:

SUMMARY COMPENSATION TABLE

                                                                Annual Compensation
                                               -----------------------------------------------------

                                                                               Other      Long-Term
                                                                              Annual         Com-
                                                                               Com-       pensation
               Name And Principal                 Salary         Bonus     pensation(1)   # of Stock
                    Position             Year      ($)            ($)           ($)        Options
------------------------------------------------------------------------------------------------------
Martin Tuchman                           2004    942,826     2,617,492      155,239(3)        0
   Chairman of the Board of              2003    897,929       751,041       17,297           0
   Directors, Chief  Executive           2002    855,170       843,381(4)    31,005           0
   Officer, President and Chief
Operating Officer

Arthur L. Burns                          2004    375,000       225,000       93,006(5)        0
   Executive Vice President              2003     88,459(6)     50,000       51,327           0
   and General Counsel                   2002          0             0            0           0

James F. Walsh                           2004    275,000       265,551(7)    81,341(8)        0
   Executive Vice President              2003     33,712(9)     25,000           --(10)       0
   and Chief Financial Officer           2002          0             0            0           0

Richard W. Gross                         2004    300,000       260,551(7)        --(10)       0
   Executive Vice President  and Chief   2003    163,756       136,244            0           0
Operating Officer, Interpool Limited     2002     30,541       100,000       41,300(11)       0

Hiro Ogawa                               2004    474,625       486,200           --(10)       0
   Chief Executive Officer, Container    2003    492,525       200,000           --(10)       0
Applications International, Inc.         2002    400,000             0           --(10)       0

SUMMARY COMPENSATION TABLE (CONTINUED)

                                                Long-Term Compensation
                                         ----------------------------------
                                                 Awards            Payouts
                                         -----------------------  ---------
                                                      Securities
                                         Restricted   Underlying             All Other
                                           Stock       Options/      LTIP     Compen-
               Name And Principal         Award(s)       SARs       Payouts   sation
                    Position                ($)         (#)(2)        ($)       ($)
-----------------------------------------------------------------------------------------
Martin Tuchman                               0            0            0         0
   Chairman of the Board of                  0            0            0         0
   Directors, Chief  Executive               0            0            0         0
   Officer, President and Chief
Operating Officer

Arthur L. Burns                              0            0            0         0
   Executive Vice President                  0         150,000         0         0
   and General Counsel                       0            0            0         0

James F. Walsh                               0            0            0         0
   Executive Vice President                  0          25,000         0         0
   and Chief Financial Officer               0            0            0         0

Richard W. Gross                             0            0            0         0
   Executive Vice President  and Chief       0         100,000         0         0
Operating Officer, Interpool Limited         0            0            0         0

Hiro Ogawa                                   0            0            0         0
   Chief Executive Officer, Container        0            0            0         0
Applications International, Inc.             0            0            0         0
(1)	Amounts listed include payments made to or on behalf of the Executive as provided for in the Executive's employment agreement.

(2)	Stock Appreciation Rights pursuant to which the recipient shall receive an amount equal to the amount of any appreciation in the Company's common stock value above the grant price of $14.05 per share.

(3)	Mr. Tuchman received payment in the amount of $108,778 for vacation that had accrued but had not been taken.

(4)	Mr. Tuchman earned a bonus in the amount of $843,381 based on criteria fixed by the Compensation Committee. Mr. Tuchman voluntarily returned the entire earned 2002 bonus.

(5)	Mr. Burns received $44,130 for living expenses and $29,420 was paid on his behalf by the Company for taxes associated with such living expenses. See Employment Agreements.

(6)	Mr. Burns rejoined the Company in October 2003. Amount shown includes payments made for the period including 10/08/03 through 12/31/03. See Employment Agreements.

(7)	Amount includes a stock bonus of 25 shares of the Company which had a fair market value on the day it was awarded of $551.

(8)	Mr. Walsh received $32,731 for living expenses and $23,806 was paid on his behalf by the Company for taxes associated with such living expenses. See Employment Agreements.

(9)	Mr. Walsh joined the Company in November 2003. Amount shown includes payments made for the period including November 17, 2003 through 12/31/04. See Employment Agreements.

(10)	Amount is less than the lesser of $50,000 or 10% of total annual salary and bonus.

(11)	Amount includes consulting fees paid prior to employment. See Employment Agreements.

          For 2002, Mr. Tuchman was awarded a bonus of $843,381, of which $100,000 was paid in cash. The balance of the bonus was in the form of a stock award under our Deferred Bonus Plan. Pursuant to the terms of the Plan, this stock award consisted of a total of 60,407 shares of common stock, which were to vest over a ten-year period, commencing January 2, 2004. As discussed in our 2002 Form 10-K. Mr. Tuchman elected to voluntarily return to the Company the entire bonus he received for 2002.

Stock Option Activity During Fiscal Year 2004 and 2005

           Following our 2004 Annual Meeting, an option for 15,000 shares was granted to each of the following directors pursuant to the 2004 Directors Plan: Peter D. Halstead, Clifton H.W. Maloney, Michael S. Mathews, Warren L. Serenbetz, Jr., William J. Shea Jr. and Joseph J. Whalen. No other options were granted during 2004.

           In May 2005 an option to purchase 25,000 shares was granted to the company's Executive Vice-President and Chief Financial Officer, James F. Walsh. In July 2005 an option to purchase 50,000 shares was granted to another executive officer.

2004 Stock Option Plan

          Our 2004 Stock Option Plan for Key Employees and Directors was adopted by our Board of Directors on November 3, 2004 and approved by our stockholders at our 2004 Annual Meeting. A total of 1.5 million shares of common stock have been reserved for issuance under the 2004 Stock Option Plan. Options may be granted under the 2004 Stock Option Plan, in the discretion of the Compensation Committee of the Board of Directors, to key employees and directors (whether or not they are employees) of Interpool, Inc. and its subsidiaries. The number of shares that may be the subject of options granted during any calendar year to any one individual cannot exceed 250,000 shares.

          The 2004 Stock Option Plan is administered by the Compensation Committee, which consists solely of independent directors. The Compensation Committee has the authority, within limitations as set forth in the 2004 Stock Option Plan, to establish rules and regulations concerning the 2004 Stock Option Plan, and to determine the persons to whom options may be granted, the number of shares of common stock to be covered by each option and the terms and provisions of the option to be granted. The Compensation Committee has the right to cancel any outstanding options and to issue new options on the terms and upon the conditions as may be consented to by the optionee affected. In addition, the Compensation Committee has the authority, subject to the terms of the 2004 Stock Option Plan, to determine the appropriate adjustments in the terms of each outstanding option in the event of a change in the common stock or our capital structure.

          Options are exercisable by the holder subject to terms fixed by the Compensation Committee. An option will be exercisable immediately upon the occurrence of any of the following (but in no event subsequent to the expiration of the term of an option):

(1)	the holder's retirement on or after attainment of age 65;

(2)	the holder's disability or death; or

(3)	special circumstances or events as the Compensation Committee determines merits special consideration.

          Under the 2004 Stock Option Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder for at least six months by a cashless method in accordance with procedures that may be established by the Compensation Committee or by such other method as the Compensation Committee may permit from time to time.

          Options granted under the 2004 Stock Option Plan are not transferable except by will or the laws of descent and distribution. However, the Compensation Committee may, in its discretion, authorize a transfer of any option (other than an incentive stock option), by the initial holder to (i) the family members of the initial holder, (ii) a trust or trusts for the exclusive benefit of such family members, (iii) a corporation or partnership in which such family members and/or the initial holder are the only shareholders or partners, or (iv) such other persons or entities which the Compensation Committee may permit; provided, however, that subsequent transfers of such option shall be prohibited except by will or the laws of descent and distribution. If an option holder terminates employment with us and all subsidiaries or service as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, but the option holder will have until the end of the tenth business day following his termination of employment or service to exercise the option.

          However, all options held by an option holder will terminate immediately if the termination is for cause, including but not limited to violation of the holder’s duties. If cessation of employment or service is due to retirement on or after attainment of age 65, disability or death, the option holder or the holder’s successor-in-interest, as the case may be, is permitted to exercise any option within three months of retirement or within six months of disability or twelve months of death. Shares subject to options granted under the 2004 Stock Option Plan which expire, terminate or are canceled without having been exercised in full become available again for option grants.

          The 2004 Stock Option Plan may be terminated and may be modified or amended by the Compensation Committee or the Board of Directors at any time; provided, however, that (1) no modification or amendment increasing the aggregate number of shares which may be issued under the 2004 Stock Option Plan or under options granted to any individual during any calendar year, or changing the class of persons who are eligible to receive options will be effective without stockholder approval within one year of the adoption of the amendment and (2) no such termination, modification or amendment of the 2004 Stock Option Plan will alter or affect the terms of any then outstanding options without the consent of the holders thereof (except as described below). The Compensation Committee may cancel or terminate an outstanding option with the consent of the holder and grant an option for the same number of shares to the individual based on the then fair market value of the common stock, which may be higher or lower than the exercise price of the canceled option. In addition, the Compensation Committee or the Board of Directors may amend the 2004 Stock Option Plan and the terms of outstanding options, without the consent of the holders thereof, in connection with any tax law changes which are not consistent with the purpose and intended tax treatment of the 2004 Stock Option Plan and the options as previously in effect.

          Previously, we maintained a 1993 Stock Option Plan for Executive Officers and Directors, which is discussed below.

1993 Stock Option Plan

          No options may be granted under the 1993 Stock Option Plan more than 10 years after the adoption of the Stock Option Plan, which period expired in March 2003. Our 1993 Stock Option Plan for Executive Officers and Directors was adopted by our Board of Directors and approved by the stockholders in March 1993. A total of 6 million shares of common stock were reserved for issuance under the 1993 Stock Option Plan. Options could have been granted under the 1993 Stock Option Plan to executive officers and Directors of Interpool or a subsidiary (including any executive consultant of Interpool and its subsidiaries), whether or not they were employees. As of March 31, 2005, 3,938,063 options were issued and outstanding, of which 3,798,063 are exercisable. Options under the 1993 Stock Option Plan were granted to 18 persons.

          Effective January 1, 2004 the Compensation Committee began to administer the 1993 Stock Option Plan. During 2003, the 1993 Stock Option Plan was administered by a committee of the Board of Directors consisting of Martin Tuchman and Peter Halstead, Directors.

          The 1993 Stock Option Plan does not require that the members of the Compensation Committee be "disinterested persons" within the meaning of Rule 16b-3, as from time to time amended, under the Securities Exchange Act of 1934. The Compensation Committee has the authority, within limitations as set forth in the 1993 Stock Option Plan, to establish rules and regulations concerning the 1993 Stock Option Plan. In addition, the Compensation Committee has the authority, subject to the terms of the 1993 Stock Option Plan, to determine the appropriate adjustments in the terms of each outstanding option in the event of a change in the common stock or our capital structure.

          Options are exercisable by the holder subject to terms fixed by the Compensation Committee. No option can be exercised until at least six months after the date of grant. However, an option will be exercisable immediately upon the occurrence of any of the following (but in no event during the six-month period following the date of grant or subsequent to the expiration of the term of an option):

(1)	the holder's retirement on or after attainment of age 65;

(2)	the holder's disability or death; or

(3)	special circumstances or events as the Compensation Committee determines merits special consideration.

          Under the 1993 Stock Option Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder, or, with respect to non-qualified stock options and subject to approval by the Compensation Committee, in shares issuable in connection with the option, or by such other method as the Compensation Committee may permit from time to time.

          Options granted under the 1993 Stock Option Plan are non-transferable and non-assignable; provided, however, that the estate of a deceased holder may exercise any options held by the decedent. If an option holder terminates employment with us and all subsidiaries or service as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, but the option holder will have until the end of the tenth business day following his termination of employment or service to exercise the option. However, all options held by an option holder will terminate immediately if the termination is for cause, including but not limited to a result of a violation of the holder’s duties. If cessation of employment or service is due to retirement on or after attainment of age 65, disability or death, the option holder or the holder’s successor-in-interest, as the case may be, is permitted to exercise any option within three months of retirement or disability or within six months of death.

          The 1993 Stock Option Plan may be modified or amended by the Compensation Committee or the Board of Directors at any time; provided, however, that (1) no modification or amendment increasing the aggregate number of shares which may be issued under options, increasing materially the benefits accruing to participants under the 1993 Stock Option Plan, or materially modifying the requirements as to eligibility to receive options will be effective without stockholder approval within one year of the adoption of the amendment and (2) no such modification or amendment of the 1993 Stock Option Plan will alter or affect the terms of any then outstanding options without the consent of the holders thereof. The Compensation Committee may cancel or terminate an outstanding option with the consent of the holder.

2004 Directors Plan

          Our 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors was adopted by our Board of Directors on November 3, 2004 and approved by our stockholders at our 2004 Annual Meeting. A total of 250,000 shares of common stock have been reserved for issuance under the 2004 Directors Plan. The exercise price per share is the fair market value of our common stock on the grant date. The options granted pursuant to the 2004 Directors Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options’ grant date, one-third of the shares on the second anniversary of the options’ grant date and one-third of the shares on the third anniversary of the options’ grant date, subject to applicable, holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the 2004 Directors Plan expire ten years from their grant date. In the event of disability or death of a director, the option must be exercised prior to the expiration of the term of the option and within six months of the option holder’s disability or within twelve months of the option holder’s death. In the event of resignation of a director, the option must be exercised within ten days of the date of resignation.

          The 2004 Directors Plan provides for the automatic grant of nonqualified options to non-employee non-officer directors. Under the 2004 Directors Plan, each person who is not an employee or officer and served as a member of our Board of Directors following the annual meeting held during 2004 received a grant of options for 15,000 shares of common stock on the business day following our annual meeting held in 2004. In addition, each person who becomes a non-employee non-officer director following the annual meeting held during 2004 will automatically receive a grant of options for 15,000 shares on the first business day after becoming a director. The 2004 Directors Plan also provides for additional automatic grants of options for 5,000 shares on an annual basis to each continuing director, other than an employee or officer, on the first business day following each future annual meeting, beginning with the annual meeting to be held during 2005.

          Under the 2004 Directors Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder for at least six months, by a cashless method through a registered broker-dealer or by such other method as the Board of Directors may permit from time to time.

          The 2004 Directors Plan is administered by the Board of Directors. Options granted under the 2004 Directors Plan are not transferable except by will or the laws of descent and distribution. However, the Board of Directors may, in its discretion, authorize a transfer of any option, by the initial holder to (i) the family members of the initial holder, (ii) a trust or trusts for the exclusive benefit of such family members, (iii) a company or partnership in which such family members and/or the initial holder are the only shareholders or partners, or (iv) such other persons or entities which the Board of Directors may permit; provided, however, that subsequent transfers of such Option shall be prohibited except by will or the laws of descent and distribution. If an option holder terminates service as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, but the option holder will have until the end of the tenth business day following his termination of service to exercise the option.

          The 2004 Directors Plan may be terminated and may be modified or amended by the Board of Directors at any time; provided, however, that any amendment by the Board of Directors which would require stockholder approval (pursuant to the rules of any exchange on which the shares are traded) shall be subject to such stockholder approval. The Board of Directors may amend the 2004 Directors Plan and the terms of outstanding options, without the consent of the holders thereof, in connection with any tax law charges which are not consistent with the purpose and intended tax treatment of the 2004 Directors Plan and options previously in effect.

          Previously, we maintained the 1993 Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors, which is discussed below.

1993 Directors Plan

          Our Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors was adopted by our Board of Directors and approved by the stockholders in March 1993. The 1993 Directors Plan provided for the automatic grant of 15,000 non-qualified options to non-employee, non-consultant directors at the time the director first joins the Board. The 1993 Directors Plan authorized grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share was the fair market value of our common stock on the grant date. The options granted pursuant to the 1993 Directors Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options’ grant date, one-third of the shares on the second anniversary of the options’ grant date and one-third of the shares on the third anniversary of the options’ grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the 1993 Directors Plan expire ten years from their grant date except that in the event of the death of a director, the option must be exercised within six months of the date of death or, in the event of resignation of a director, the option must be exercised within ten days of the date of resignation.

          Under the 1993 Directors’ Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder, or, subject to approval by the Compensation Committee, in shares issuable in connection with the option, or by such other method as the Compensation Committee may permit from time to time.

          Effective January 1, 2004, the Stock Option Plan formerly administered by the Stock Option Committee, began to be administered by the Compensation Committee.

          Pursuant to the 1993 Directors Plan, an option to purchase 15,000 shares of common stock was granted to each of Peter D. Halstead in June 1994, Joseph J. Whalen in April 1996 and Clifton H.W. Maloney in February 2000. On September 16, 1998, pursuant to an option repricing program, 15,000 options held by each of Messrs. Halstead and Whalen were cancelled and replaced with newly issued options with an exercise price equal to the closing market price on September 16, 1998, the grant date, which vested six months from the grant date and expire ten years from the grant date. All other terms and conditions of the newly issued options are the same as those of the cancelled options.

401(k) Plan

          We have adopted a deferred savings plan which is intended to qualify under Section 401(k) of the Code. All our employees who are based in the United States are eligible to participate in the 401(k) Plan. Each participant may elect to contribute up to 6% of such participant’s compensation on a pre-tax basis for which the Company makes matching contributions equal to 75% of the participant’s contribution. In addition, participants can elect to make additional unmatched contributions to the 401(k) Plan up to an additional 9% of the participant’s compensation. Such salary deferral contributions are 100% vested at all times. Amounts credited to a participant’s account are distributed to the participant at the earliest of (1) the termination of his or her employment with us, (2) a requested withdrawal after age 59 1/2 or upon evidence of disability or (3) a requested withdrawal due to financial hardship. The 401(k) Plan administrator may authorize loans from the 401(k) Plan to participants in a manner which is uniform and nondiscriminatory. Under the Code, salary deferral contributions are not taxable to the employee until the amounts are distributed to the employee, and all matching contributions are tax deductible to us. The 401(k) Plan provides for the making by us of any matching or profit sharing contributions to the 401(k) Plan, in the form of shares of common stock of Interpool.

Compensation Committee Interlocks and Insider Participation

           During fiscal year 2004, Mr. Tuchman participated in deliberations of our Board of Directors concerning executive officer compensation. Mr. Tuchman did not participate in discussions regarding his own compensation.

Employment Agreements With Named Executive Officers

          We have an employment agreement with Martin Tuchman which currently expires on December 31, 2011, except that on each January 1, the expiration date is automatically extended for an additional year unless we or Mr. Tuchman give written notice of an election not to extend beyond the end of the then current seven-year term. Notice of any election not to extend the expiration date must be delivered not less than six months prior to the next occurring January 1.

          As compensation for the services to be rendered under his employment agreement, Mr. Tuchman will be paid an annual base salary of $989,966 in 2005. The base salary under the employment agreement increases by a minimum of 5% each year. In addition, Mr. Tuchman is entitled to receive an annual bonus equal to 2% of the amount of any increase in our net income during the year from its net income during the preceding year.

          As described below, Mr. Tuchman is entitled, under the terms of his employment agreement and under the bonus plan approved by our Compensation Committee in 2000, to receive a performance bonus each year based upon several factors, including the amount of any increase in our net income over the previous year’s net income and, if applicable, for any increase over the highest net income previously reported by the Company. Because our 2004 net income was lower than our net income in 2003, Mr. Tuchman did not earn a bonus for 2004 based upon these measures. The Compensation Committee noted, however, that our 2004 net income was adversely affected by a non-cash expense in the amount of $49,222,339 resulting from an increase during the fourth quarter of 2004 in the fair value of our common stock purchase warrants issued in September 2004, as described elsewhere in this registration statement, and that without this expense our 2004 net income would have been $57,650,843, representing the highest net income ever reported by the Company. It also noted that, when all accounting conditions are met by the Company, the valuation of these warrants will be reclassified to equity without affecting net income, the measurement used to compensate Mr. Tuchman under the plans discussed above. Although this expense was required by generally accepted accounting principles, the members of the Compensation Committee concluded that Mr. Tuchman should receive a discretionary bonus reflecting Interpool's profitable operations and other accomplishments during 2004, notwithstanding the adverse effect on net income of the non-cash expense relating to the warrants. Accordingly, the Compensation Committee agreed to pay Mr. Tuchman a discretionary bonus for 2004 in the amount of $1,861,025, which represented the amount of the additional bonuses to which Mr. Tuchman would have been entitled under the terms of his employment agreement and under his bonus plan if our 2004 net income had not been adversely affected by the warrant expense. This discretionary bonus, together with a bonus in the amount of $406,467 which Mr. Tuchman earned for 2004 under the terms of the bonus plan based upon increases in the market price of Interpool's common stock during 2004, was paid to Mr. Tuchman in cash during the first quarter of 2005. The Compensation Committee and Mr. Tuchman have also agreed that Mr. Tuchman's eligibility in 2005 and thereafter for bonuses based on any future increases in our net income will be measured against adjusted net income for 2004 of $57,650,843. In addition, because no bonus had been paid to Mr. Tuchman for 2003, during 2004 the Compensation Committee determined to pay Mr. Tuchman an additional discretionary bonus of $350,000 in recognition of Mr. Tuchman’s efforts on the Company’s behalf during 2003 and 2004.

           Mr. Tuchman's employment agreement (1) includes a non-competition provision; (2) provides that, in the event of the employee's death, the employee's base salary will continue to be paid to his beneficiary for two additional years and, in the event of termination of the employee without cause, the employee will continue to receive his base salary for the entire remaining term then in effect under the employment agreement; and (3) provides for reimbursement to the employee, for both the employee and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the employee pursuant to our medical and dental insurance plans, which additional reimbursement continues for a period of five years after expiration of the employment agreement. Mr. Tuchman may also be entitled to receive incentive bonuses as determined by our Compensation Committee.

          In addition to the compensation (including bonuses) provided for under his employment agreement, as more fully described below, Mr. Tuchman also receives bonuses under a bonus plan the Compensation Committee of our Board of Directors adopted effective January 1, 2000, with three measures of incentive bonus performance: (1) increase in stock price; (2) increase in net income over the highest previous year; and (3) maintaining an investment grade debt rating. Based upon the plan as adopted, Mr. Tuchman received additional bonuses for 2004, 2003 and 2002, in amounts of $406,467, $751,041 and $843,381, respectively. As discussed in our 2002 Form 10-K, Mr. Tuchman elected to voluntarily relinquish his entire 2002 bonus.

          Increase in Net Income: To the extent that our net income exceeds that of the highest previous year, a bonus equal to 10% of the increase is to be paid to our Chief Executive Officer. No bonus was paid to Mr. Tuchman in respect to this performance measure for 2004, 2003 or 2002.

          Investment Grade Rating: Our Chief Executive Officer is entitled to a bonus of $100,000 for each year in which we maintain an investment grade debt rating by either Moody’s or Standard and Poor’s at year-end. No bonus under this performance measure was awarded in 2004 or 2003. Under this measure, Mr. Tuchman received a bonus of $100,000 for 2002.

          Increased Stock Price: To the extent our average stock price for a year exceeds the highest average stock price for any prior year, our Chief Executive Officer will receive a bonus in the amount of 1.5% of the increase in the average aggregate market value of our common stock. Because our 2004 average stock price exceeded the previous "high water mark," a bonus in the amount of $406,467 was awarded to Mr. Tuchman for 2004 under this performance measure. No bonus under this performance measure was awarded in 2003. Because our 2002 average stock price exceeded the 2001 average stock price, a bonus in the amount of $743,381 was awarded to Mr. Tuchman for 2002 under this performance measure however, this amount constituted a portion of the entire 2002 bonus voluntarily relinquished by Mr. Tuchman.

          We have entered into an employment agreement with Arthur L. Burns, Executive Vice President, General Counsel and Director of the Company. Mr. Burns’s employment agreement with the Company became effective on July 1, 2004 and currently expires on October 16, 2006, except that on October 17, 2006 and on each three year anniversary of such date, the term shall be automatically extended for an additional three year period, unless the Company or Mr. Burns shall have given written notice of intention not to renew 180 days prior to the expiration of the then current term. During 2004, Mr. Burns was paid an annual base salary of $375,000, participated in all Company fringe benefits programs, and was entitled to receive a target bonus in the amount of $125,000 upon the successful completion of performance objectives as determined from time to time. Additional discretionary bonuses may be paid in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing on January 1, 2005 and on each subsequent January 1, Mr. Burns’s salary and target bonus shall be either maintained or adjusted upwards as determined in the sole discretion of the Compensation Committee. In addition, Mr. Burns is reimbursed for all transition expenses through June 30, 2005 and will receive up to $100,000 in transition expenses thereafter in lieu of relocation expenses should he elect not to relocate. In the event that the Company terminates the employment agreement during the term for any reason other than cause or disability or elects not to renew Mr. Burns’s employment agreement or if Mr. Burns terminates the employment agreement for good reason, Mr. Burns is entitled to a severance payment in an amount equal to 36 months of his then current base salary and target bonus and continued paid participation in all health, life and disability insurance programs offered by the Company to all employees. In the event of a change of control, the obligations of the Company under the employment agreement, including severance obligations shall expire no earlier than 36 months following the change of control. In addition, the Company granted Mr. Burns stock appreciation rights to 150,000 shares of common stock at a price of $14.05 per share, pursuant to which Mr. Burns shall receive an amount equal to any appreciation in the Company’s common stock market value. The stock appreciation rights vested as of January 15, 2005. The Company has reserved the right to substitute common stock options under the same terms and conditions of the stock appreciation rights. The common stock appreciation rights or common stock options are exercisable by Mr. Burns at any time prior to the expiration of the earlier of 10 days following the termination of Mr. Burns (except that the ten day period shall not apply in the event of a termination by the Company without cause, executive disability or termination by Mr. Burns for good reason) or June 30, 2014. Upon the termination of the employment agreement and payment of the severance payment, Mr. Burns has agreed not to compete with the Company, directly or indirectly, for a period of one year.

          We have entered into an employment agreement with James F. Walsh, Executive Vice President and Chief Financial Officer of the Company. Mr. Walsh’s employment agreement with the Company became effective on July 1, 2004 and, as amended, currently expires on November 16, 2006, provided, however, that the term shall automatically be extended for an additional one year period unless either the Company or Mr. Walsh shall have given written notice of intention not to renew 180 days prior to the expiration of the then-current term. During 2004, Mr. Walsh was paid an annual base salary of $275,000, participated in all Company related fringe benefit programs, and was entitled to receive a target bonus in the amount of $165,000 upon the successful completion of performance objectives as determined from time to time. During 2005, Mr. Walsh receives a base salary of $315,000 and continues to participate in all Company related fringe benefit programs. Discretionary bonuses may be paid to Mr. Walsh in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing on January 1, 2006 and on each subsequent anniversary date, Mr. Walsh’s salary and target bonus shall either be maintained or adjusted upwards as determined in the sole discretion of the Compensation Committee. In addition, Mr. Walsh was reimbursed for all transition expenses through December 31, 2004 and will continue to be reimbursed on an after-tax basis for commuting costs between Richmond, Virginia and Princeton, New Jersey and living expenses in Princeton through the term of the Employment Agreement or, if earlier, his election to relocate to Princeton. Pursuant to the Employment Agreement, during 2004, the Company granted Mr. Walsh stock appreciation rights to 25,000 shares of common stock at a price of $14.05 per share, pursuant to which Mr. Walsh shall receive an amount equal to any appreciation in the Company’s common stock market value. The stock appreciation rights vested with respect to 5,000 shares on January 15, 2005 and will vest with respect to 11,666 shares on December 31, 2005 and the remaining 8,334 shares on December 31, 2006. Vesting will be accelerated upon the occurrence of a change of control or privatization of the Company. The Company has reserved the right to substitute common stock options under the same terms and conditions of the stock appreciation rights. These common stock appreciation rights (or replacement common stock options) may be exercisable by Mr. Walsh at any time prior to the expiration of the earlier of 10 days following the termination of Mr. Walsh (except that the ten day period shall not apply in the event of a termination by the Company without cause, executive disability or termination by Mr. Walsh for good reason) or June 30, 2014. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Walsh for good reason, Mr. Walsh shall be entitled to a severance payment in an amount equal to 24 months of his then current salary and target bonus and continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement, including severance obligations, shall expire no earlier than 24 months following the change of control. If the Company does not renew Mr. Walsh’s employment agreement following a change in control, Mr. Walsh is entitled to a severance payment equal to his then current base salary and target bonus. Upon the termination of the employment agreement and payment of the severance payment, Mr. Walsh has agreed not to compete with the Company, directly or indirectly, for a period of one year. In connection with the extension of Mr. Walsh’s employment agreement, he was granted stock options with respect to options to purchase 25,000 shares of common stock at the closing price on May 18, 2005 pursuant to the Company’s 2004 Stock Option Plan for Executive officers, vesting in installments through 2007.

          We have entered into an employment agreement with Richard W. Gross, Executive Vice President of the Company and Chief Operating Officer of Interpool Limited. Mr. Gross’s employment agreement with the Company became effective on July 1, 2004 and currently expires on October 14, 2005, provided, however, that the term shall automatically be extended for an additional one year period unless either the Company or Mr. Gross shall have given written notice of intention not to renew 180 days prior to the expiration of the then current term. During 2004, Mr. Gross was currently paid an annual base salary of $300,000, participated in all Company related fringe benefit programs, and was entitled to receive a target bonus in the amount of $160,000 upon the successful completion of performance objectives as determined from time to time. Additional discretionary bonuses may be paid in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing on January 1, 2005 and on each subsequent anniversary date, Mr. Gross’s salary and target bonus shall either be maintained or adjusted upwards in the sole discretion of the Compensation Committee. In addition, the Company granted Mr. Gross stock appreciation rights to 100,000 shares of common stock at a price of $14.05 per share, pursuant to which Mr. Gross shall receive an amount equal to any appreciation in the Company’s common stock market value. Pursuant to the stock appreciation rights, 50,000 shares vested on January 15, 2005 and the other 50,000 shares will vest upon the earlier of a change of control or privatization of the Company or October 15, 2005. The Company has reserved the right to substitute common stock options under the same terms and conditions of the stock appreciation rights. The common stock appreciation rights or common stock option may be exercisable by Mr. Gross at any time prior to the expiration of the earlier of 10 days following the termination of Mr. Gross (except that the ten day period shall not apply in the event of a termination by the Company without cause, executive disability or termination by Mr. Gross for good reason) or June 30, 2014. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Gross for good reason, Mr. Gross shall be entitled to a severance payment in an amount equal to 24 months of his then current salary and target bonus and 24 months continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement including severance obligations shall expire no earlier than 24 months following the change of control. If the Company does not renew Mr. Gross’s employment agreement following a change in control, Mr. Gross is entitled to a severance payment equal to his then current salary and target bonus. Upon the termination of the employment agreement and payment of the severance payment, Mr. Gross has agreed not to compete with the Company, directly or indirectly, for a period of one year.

          In October 2004, we entered into an employment agreement with Herbert Mertz, Executive Vice President of the Company and Chief Operating Officer of Trac Lease for the period commencing on January 1, 2005 and expiring on December 31, 2005. Under the agreement Mr. Mertz is paid an annual base salary of $288,750, participates in all Company related fringe benefit programs and is entitled to receive a target bonus upon the successful completion of performance objectives in such amount as shall be determined by the Compensation Committee from time to time. Discretionary bonuses may be paid in amounts as determined by the Compensation Committee. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Mertz for good reason, Mr. Mertz is entitled to a severance payment in an amount equal to two and one-half times his then current salary and 30 months continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement do not expire less than 30 months following the change of control. Upon the termination of the employment agreement, Mr. Mertz agreed not to compete with the Company, directly or indirectly, for a period of two years. On or before 180 days prior to the expiration of the term, the Company was required to present Mr. Mertz with an employment agreement for an additional one-year term which could have been accepted or rejected by him or give him notice that the term would not be extended. In July 2005, Mr. Mertz’s employment agreement was extended for an additional one year term which will commence on January 1, 2006 and expire on December 31, 2006, provided, however, that the term shall automatically be extended for an additional one year period unless either the Company or Mr. Mertz shall have given written notice of intention not to renew 180 days prior to the expiration of the then current term. During 2006, Mr. Mertz will be paid an annual base salary of $300,000, participate in all Company related fringe benefit programs, and receive a target bonus upon the successful completion of performance objectives in such amount as shall be determined by the Compensation Committee from time to time. Additional discretionary bonuses may be paid in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing on January 1, 2007 and on each subsequent anniversary date, Mr. Mertz’s salary and target bonus shall either be maintained or adjusted upwards in the sole discretion of the Compensation Committee. In addition, the Company granted Mr. Mertz 50,000 common stock options at a price of $21.05 per share, pursuant to the Company’s 2004 Stock Option Plan for Executive officers, vesting in installments through 2007. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Mertz for good reason, Mr. Mertz shall be entitled to a severance payment in an amount equal to 24 months of his then current salary and target bonus and continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement, including severance obligations, shall expire no earlier than 24 months following the change of control. If the Company does not renew Mr. Mertz’s employment agreement following a change in control, Mr. Mertz is entitled to a severance payment equal to his then current base salary and target bonus. Upon the termination of the employment agreement and payment of the severance payment, Mr. Mertz has agreed not to compete with the Company, directly or indirectly, for a period of two years.

Employment Contracts with Former Executives

          We entered into an employment agreement with Raoul J. Witteveen, our former President and Chief Operating Officer dated as of January 1, 1992, as amended and restated. As of January 1, 2003, the new expiration date of Mr. Witteveen’s Employment Agreement was extended to December 31, 2010. Under the terms of his employment agreement, on each January 1, the expiration date of the employment agreement was automatically extended for an additional year unless we or the employee party to such employment agreement gave written notice of an election not to extend beyond the end of the then current seven-year term. Notice of any such election not to extend the expiration date was required to be delivered not less than six months prior to the next occurring January 1. Mr. Witteveen’s Employment Agreement was terminated on October 9, 2003.

          As compensation for the services rendered under the employment agreement, for 2003 Mr. Witteveen was paid an annual base salary of $632,835.

          In addition to the compensation (including bonuses) provided for under his employment agreement, Mr. Witteveen also received bonuses under a bonus plan the Compensation Committee of our Board of Directors adopted effective January 1, 2000, with three measures of incentive bonus performance: (1) increase in stock price; (2) increase in net income; and (3) maintaining an investment grade debt rating. Based upon the plan as adopted, Mr. Witteveen received an additional bonus for 2002, as follows:

          Increase in Net Income: To the extent that our net income exceeded that of the highest previous year, a bonus equal to 10% of the increase was to be paid to our Chief Operating Officer. No bonus was paid to Mr. Witteveen in respect to this performance measure for 2002.

          Investment Grade Rating: Mr. Witteveen was entitled to a bonus of $100,000 for each year in which we maintained an investment grade debt rating by either Moody’s or Standard and Poor’s at year-end. Under this measure, Mr. Witteveen received a bonus of $100,000 for 2002.

          Increased Stock Price: To the extent our average stock price for a year exceeded the highest average stock price for any prior year, Mr. Witteveen was entitled to receive a bonus in the amount of 1.5% of the increase in the average aggregate market value of our common stock. Because our 2002 average stock price exceeded the 2001 average stock price, a bonus in the amount of $743,381 was awarded to Mr. Witteveen for 2002 under this performance measure.

          In January 2002, we entered into an employment agreement with Mitchell I. Gordon, our former Chief Financial Officer and Executive Vice President. Under the terms of the Employment Agreement, Mr. Gordon was paid an annual base salary of $250,000 and was entitled to receive performance based and discretionary bonuses as determined by the Compensation Committee. The term of the Employment Agreement was scheduled to expire on December 31, 2003 except that on or before June 30, 2003, we were required to either notify Mr. Gordon of our intention not to renew his Employment Agreement or provide the terms under which we will offer a new agreement. The Employment Agreement (i) included a non-competition provision; (ii) provided that, in the event of the employee’s death, the employee’s base salary will continue to be paid to his beneficiary for the remainder of the term and; (iii) provided for participation in all Company medical and dental insurance plans. Mr. Gordon’s Employment Agreement was terminated on July 17, 2003 in connection with the separation agreement that we entered into with Mr. Gordon.

Separation Agreements

          On July 17, 2003, Mitchell I. Gordon, who had been our Executive Vice President and Chief Financial Officer, resigned as an employee and officer of the Company. Pursuant to his resignation, we entered into a separation agreement under which Mr. Gordon received a payment of $200,000 (his accrued bonus for 2003) and an additional payment of $800,000 and over the next four years will receive other payments totaling an additional $3,200,000. In the event of a change of control of the Company these payment obligations would accelerate. In accordance with the terms of the separation agreement, Mr. Gordon will continue to receive certain benefits over the next five years including health, life, disability and accident insurance as well as a car allowance, at the same cost to Mr. Gordon as if Mr. Gordon had continued to be an executive officer of the Company. Mr. Gordon also is provided an office allowance. The cost to us of these continued benefits to the former executive will amount to approximately $107,000. The separation agreement provided for the immediate vesting of Mr. Gordon’s stock options. Under the separation agreement, Mr. Gordon agreed to provide certain consulting services to us. In October 2003, Mr. Gordon resigned from his positions as a director of the Company and its affiliates. In connection with Mr. Gordon’s separation agreement, Mr. Gordon’s prior employment agreement (which would have continued until December 31, 2003) was terminated and each of the Company and Mr. Gordon relinquished certain rights there under.

          On October 9, 2003, Raoul Witteveen, who had served as our President and Chief Operating Officer, resigned as an employee, officer and director of the Company and its affiliates. At the time of his resignation, we and Mr. Witteveen reached an understanding regarding the severance and other principal terms that would be set forth in a separation agreement to be entered into between us and Mr. Witteveen. Under the terms agreed upon, Mr. Witteveen received an amount equal to his full 2003 annual base salary ($632,835) for each year through October 9, 2005 as well as health, life, disability and accident insurance and reimbursements through the same date. Mr. Witteveen was provided with an office allowance, an allowance for an executive assistant, and an automobile allowance, in each case through October 9, 2004. The cost to us of these continued benefits to the former executive was approximately $211,000. It was also agreed that Mr. Witteveen’s outstanding stock options, all of which were fully vested as of the date of his resignation, would be exercisable until October 9, 2005, and that Mr. Witteveen’s future sale of common stock would be subject to certain volume restrictions and a right of first refusal on the part of Interpool and its affiliates. As part of the separation agreement, Mr. Witteveen agreed not to engage in a competing business, either directly or indirectly, for a period of two years from his resignation date. In connection with Mr. Witteveen’s separation agreement, Mr. Witteveen’s prior employment agreement (which would have continued until 2010) was terminated and Mr. Witteveen relinquished his rights there under. A definitive separation agreement incorporating these terms was executed on August 10, 2004.

          In January 2005, in response to a recent change in United States tax laws potentially affecting future payments to be made to Mr. Witteveen under his separation agreement, we and Mr. Witteveen entered into a modification to his separation agreement pursuant to which, in lieu of the remaining monthly payments through October 2005 and other amounts to which Mr. Witteveen would have been entitled under his original separation agreement, we paid him a lump sum of $467,473. To secure the performance of his future obligations to us under the separation agreement, Mr. Witteveen pledged to us a total of 22,114 shares of our common stock (having a market value at that time of approximately $520,000). Such pledged shares will be released to Mr. Witteveen in installments through October 2005, subject to his continued compliance with his obligations under the modified separation agreement.

Deferred Bonus Plan

          In November 2002, our Board of Directors approved a Deferred Bonus Plan under which employees of Interpool and our affiliates who received discretionary year-end bonuses of greater than $50,000 received such bonuses partly in cash and partly in the form of an award of Interpool common stock. Bonus stock awards under this plan vest in equal installments over a five-year period, unless the recipient elected to have the award vest over a ten-year period or the Board of Directors specified another period. The unvested portion of any bonus stock award will vest immediately if a change in control of Interpool occurs, if the employee is terminated without cause, if the employee resigns for a good reason, if the employee dies or becomes permanently disabled, or in any other circumstance deemed appropriate by the Board of Directors. If a recipient resigns voluntarily without a good reason or is terminated for cause, the employee would forfeit any unvested portion of any bonus stock award. The number of shares covered by any bonus stock award was determined based upon a 10% discount from the market price of Interpool common stock at year-end, except that the discount was 30% for any bonus stock awards that vest over ten years. Under the Plan, each employee granted a bonus stock award has the right to require us to purchase from the employee a total number of shares equal to the number covered by the bonus stock award.

          On January 2, 2003, the Company granted to 12 eligible employees 139,067 shares of restricted stock that had a fair value of $16.83 per share at the grant date, 4,641 of which vest over a five year period, 74,019 vest over a ten year period and 60,407 were forfeited. During the fourth quarter 2003, in accordance with the terms of the separation agreement with the Company’s previous President and Chief Operating Officer, 60,407 unvested shares were forfeited.

          On January 2, 2004, the Company granted to 17 eligible employees 27,259 shares of restricted stock that had a fair value of $13.60 per share at the grant date, 7,301 of which vest over a five year period, 19,958 vest over a ten year period. During the first quarter 2004, our Chief Executive Officer elected to voluntarily relinquish his entire 2002 bonus including 60,407 unvested shares of restricted stock.

          In September 2004, the Board of Directors terminated the Deferred Bonus Plan. All stock previously issued under the Deferred Bonus Plan will continue to be subject to the terms of the Deferred Bonus Plan. However, future bonuses will not be subject to the terms of the Deferred Bonus Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Chassis Holding I, LLC

          The Ivy Group, which is a New Jersey general partnership composed directly or indirectly of Mr. Tuchman, Radcliff Group, Inc., Raoul J. Witteveen, Thomas P. Birnie and Graham K. Owen, has previously leased chassis to Trac Lease. As of December 31, 2000, pursuant to various equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group and its principals for an aggregate annual lease payment of approximately $2.9 million. On January 1, 2001, the various leases for the 6,047 units were combined into a single lease pursuant to which The Ivy Group and its principals were paid an aggregate lease payment of approximately $2.6 million through June 30, 2001.

          Effective as of July 1, 2001, we restructured our relationship with The Ivy Group and its principals to provide us with managerial control over these 6,047 chassis. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to our newly formed subsidiary, Chassis Holdings I, LLC, in exchange for $26.0 million face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and two thousand dollars in cash to Chassis Holdings in exchange for $3.0 million face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units. The value of the contributed chassis was determined by taking the arithmetic average of the results of independent appraisals performed by three nationally recognized appraisal firms that were engaged by us in connection with our establishment of a chassis securitization facility in July 2000. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity’s operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. Chassis Holdings and the holders of the preferred membership units are party to a Put/Call Agreement which provides that the holders of preferred units may put such units to Chassis Holdings under certain circumstances and Chassis Holdings has the right to redeem such units under certain circumstances. Chassis Holdings will be required to make certain option payments to the holders of the preferred membership units in order to preserve its right to redeem such units. Dividends paid on the common units and distributions on the preferred units totaling $3.1 million, $2.9 million and $3.1 million for 2004, 2003, and 2002, respectively, are included in minority interest expense in the accompanying consolidated statement of income.

          During 1992 through 1996, The Ivy Group borrowed $13.4 million from us. The loan bore interest at LIBOR plus 1.75% repayable on an interest only basis, subject to maintenance of fixed loan to collateral value ratios, and will mature in 2013. In connection with this loan, The Ivy Group executed a Chattel Mortgage Security Agreement and Assignment under which we were granted a security interest in 4,364 chassis owned by The Ivy Group and we were granted an assignment of all rights to receive rental payments and proceeds related to the lease of these chassis. This Ivy Group collateral was contributed, subject to this debt to us of $13.4 million, to Chassis Holdings as part of our July 1, 2001 restructuring with The Ivy Group.

          The members of the Board of Directors have unanimously determined that the terms of all arrangements between The Ivy Group and Trac Lease, including the formation of Chassis Holdings, were beneficial and fair to Interpool.

The Ivy Group Guarantee of PCR Line of Credit

          In connection with the sale of PCR in December 2001, Martin Tuchman and Raoul Witteveen agreed in March 2002 to guarantee a pre-existing line of credit between PCR and Yardville National Bank in the amount of $3,000,000 and the Company was released from a guarantee it had previously executed. This guarantee was subsequently paid off through advances made to PCR by The Ivy Group. PCR’s line of credit with Yardville National Bank was reduced to $1,666,000 in March 2002 and later increased to $2,000,000 in September 2002. Advances amounting to $1,983,134 and $698,000 in 2002 and 2003, respectively, were made to PCR by The Ivy Group to pay off borrowings under the line of credit and to provide working capital. The Ivy Group is a partnership controlled by certain current and former officers and directors of the Company. The advances made by The Ivy Group to PCR were considered capital contributions to the Company and payments by the Company to PCR. The payments to PCR have been determined to be uncollectible and were expensed by the Company in 2002 and included in other (income)/expense, net. Payments made in 2002 amounting to $1,983,134 have been included in additional paid-in-capital. The remaining payments made in 2003 of $698,000 have been included in accounts payable and accrued expenses at December 31, 2002 and were reclassified to additional paid-in-capital in the period when the payments were made.

Eurochassis L.P. Transactions

          Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen, our former President and a major stockholder, is one of the limited partners and the general partner, leases 100 chassis to Trac Lease for an annual lease payment of approximately $86,000. The annual lease term renews automatically unless canceled or renewed upon renegotiated lease rate terms by either party prior to the first day of the renewal period. The members of the Board of Directors have unanimously determined that the terms of all arrangements between Eurochassis L.P. and Trac Lease are beneficial and fair to the Company.

Radcliff Consultation Services Agreement

          We entered into a Consultation Services Agreement with Radcliff Group, Inc. dated as of January 1, 1992, as amended and restated in February 1993, pursuant to which Radcliff Group appointed Warren L. Serenbetz, a stockholder and director of the Company through December 15, 2004, as Executive Consultant. The Consultation Services Agreement was terminated as of January 1, 1995. In accordance with the terms of the Consultation Services Agreement, following such termination Radcliff Group remained entitled to receive its full annual consultation services fee in the amount of $492,000 through December 31, 2002 and reimbursement to both the designated Executive Consultant and his spouse of all health related costs and expenses that were not advanced or reimbursed to the Executive Consultant pursuant to our medical and dental insurance plans through December 2007.

Executive Office Lease

          During 2001 and a portion of 2002, we leased approximately 28,500 square feet of commercial space for our executive offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership. Martin Tuchman, a Director and the Chief Executive Officer and Warren L. Serenbetz, a director of the Company, through December 15, 2004, held a direct or indirect equity interest of 89.73% in 211 College Road Associates. The 2001 annual base rental for this property was approximately $557,000 under a triple net lease expiring in 2010. In the opinion of our management, rent paid under this lease did not exceed rent that we would have paid in an arms’ length transaction with an unrelated third party.

          On January 28, 2002, we executed a Purchase and Sale Agreement, pursuant to which, on May 1, 2002, we purchased the office building in Princeton which houses our executive offices from 211 College Road Associates. The fair market value purchase price of the approximately 39,000 square feet building was $6,250,000, based upon a determination of the fair market value of the property by an independent property appraisal firm. The purchase price and other terms of the purchase were approved unanimously by our Board of Directors.

Bank Loans

          In April 2003 and August 2003 we borrowed $16,000,000 and $7,000,000, respectively, from Yardville National Bank, a subsidiary of an entity in which our Chief Executive Officer owns approximately five percent of the common stock and serves on the Executive Committee of the Board of Directors. The term of the $16,000,000 loan was three years. Thirty four fixed monthly principal payments of $250,000 commencing May 25, 2003 were due with a final principal payment of $7,500,000 due on March 25, 2006. Interest, at an initial rate of 4.25%, was adjusted monthly to the prime rate as published in the Wall Street Journal subject to a 4% minimum and 5% maximum per annum rate.

          The term of the $7,000,000 loan was five years. Fifty nine fixed monthly principal payments of $75,000 commencing September 7, 2003 were due with a final principal payment of $2,575,000 due on August 7, 2008. Interest, at an initial rate of 4% was adjusted monthly to the prime rate as published in the Wall Street Journal subject to a 4% minimum and 6% maximum per annum rate.

          In September 2000, Yardville National Bank provided a revolving line of credit to the Company. The line of credit was initially $9,750,000 and was secured by equipment and the related leases. The interest rate was Yardville National Bank’s base interest rate minus .5%. The Company utilized a portion of this facility from inception through April 2002 when the loan balance was paid and the facility ended.

          In connection with our borrowings from Yardville National Bank, our Board of Directors unanimously determined that the interest rate and other terms of such borrowings were at least as favorable to us as could have been obtained in an arms’-length transaction with an unrelated third party.

          In addition to our borrowings from Yardville National Bank, beginning in May 2000 Yardville National Bank provided a revolving line of credit to our subsidiary PCR. The line of credit was initially $2,500,000 and was increased to $5,000,000 in July 2000 (upon termination of a similar line of credit provided to our subsidiary Microtech). The interest rate was Yardville National Bank’s base interest rate minus .5%. Advances under this line of credit were secured by a first lien on PCR’s business assets. In connection with our sale of our interest in PCR in December 2001, Yardville National Bank released its security interest in PCR’s assets and reduced the amount of the line to $3,000,000. At the same time, we provided a guarantee of this line of credit on PCR’s behalf. In March 2002, the amount of the credit line was further reduced to approximately $1,650,000, the balance then outstanding, and, at our request, Yardville National Bank terminated our guarantee and accepted in lieu thereof a guarantee from certain of our officers and directors. The PCR line of credit was renewed and increased to $2,000,000 in September 2002.

          During November 2004, all outstanding borrowings from Yardville National bank were paid in full.

Fathom Co., LTD Agency Fees

          We paid Fathom Co., LTD ("Fathom"), our local representative in Taiwan, $116,400 for each of the years ended December 31, 2004, 2003 and 2002 to represent us with the Taiwan depots that store and repair damaged containers and to provide customer support. Fathom is owned by a Regional Vice President of Interpool Limited (who is not an executive officer of the Company) and members of his family. Management has determined that the fee for these services between Fathom and Interpool Limited are beneficial and fair to the Company.

PRINCIPAL STOCKHOLDERS

          The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 27, 2005 by certain beneficial owners, each of our directors, certain executive officers and all executive officers and directors as a group.

                                                                                  Options
                                                                                Exercisable
                                                                Number of         Within        Percentage
       Name of Beneficial Owner                                 Shares (1)        60 Days      Of Class (1)
       ------------------------                                 ----------        -------      ------------
       Officers and Directors:
       Martin Tuchman (2)(3)                                     9,302,620      2,280,000           31.09%
       Arthur L. Burns                                             210,008         96,563            *
       Warren L. Serenbetz, Jr.(4)(5)(6)(11)                       473,726              0            1.71%
       Peter D. Halstead                                            67,500         60,000            *
       Clifton H. W. Maloney                                        15,000         15,000            *
       Joseph J. Whalen                                             37,500         37,500            *
       William J. Shea                                                   0              0            *
       Michael S. Mathews                                                0              0            *
       William A. Geoghan (7)                                        9,398          7,500            *
       Herbert Mertz (7)                                             9,371          7,500            *
       Richard W. Gross (7)                                          2,333              0            *
       Brian Tracey                                                  1,176              0            *
       James F. Walsh (7)                                               25              0            *
       Christopher N. Fermanis (7)                                   1,345              0            *
       Executive officers and directors as a
          group (fourteen persons, as of May 27, 2005)          10,130,028      2,504,063           33.61%
       Other Stockholders:
       Hickory Enterprises, L.P. (8)(9)                          4,654,489              0           16.84%
         165 Signal Hill North
         Wilton, CT 06897
       Raoul J. Witteveen (10)                                   4,712,429      1,140,000           16.37%
         Surinamesttaat 37
         2585 CH The Hague
         The Netherlands
       Warren L. Serenbetz (4)(6)(12)                              791,142              0            2.86%
         695 West Street
         Harrison, NY 10528
       Paul H. Serenbetz (4)(5)                                    291,756              0            1.06%
         12 Howard Avenue
         New Haven, CT 06519
       Stuart W. Serenbetz (4)(5)(7)                               292,096              0            1.06%
         Stonebridge Development Corp.
         6 Hickory Drive
         Stamford, CT 06902
       Clay R. Serenbetz (4)(5)                                    292,646              0            1.06%
         695 West Street
         Harrison, NY 10528
       The Chartres Limited Partnership (13)                        90,000              0            *
         c/o Interpool, Inc.
         633 Third Avenue
         New York, NY 10017
       Other Stockholders as a group                            11,124,558      1,140,000           38.65%
______________________________ * Less than 1%

(1)	Includes shares subject to options which are exercisable within 60 days. In the event that all said options were exercised, the total number of outstanding shares of the Company's common stock would be 31,283,916. The percentage of class is calculated on the basis of an assumption that only the named individual exercised all of his options. Does not include the following options not exercisable within 60 days: Herbert Mertz; 50,000; Peter D. Halstead, 15,000; Joseph J. Whalen, 15,000; Clifton H. W. Maloney, 15,000; Michael S. Mathews, 15,000; William J. Shea, 15,000; Warren L. Serenbetz, Jr., 15,000, James F. Walsh, 25,000. Does not include shares which could be issued upon conversion in connection with holdings of the Company's 9.25% Convertible Redeemable Subordinated Debentures with a conversion price of $25.00 per share. Conversion of the holdings of the Debentures would result in a share issuance as follows: Martin Tuchman 80,000 shares; Warren L. Serenbetz and related entities and family members 106,906 shares; Arthur Burns 9,600 shares; Peter Halstead 1,000 shares; Joseph Whalen 8,000 shares; Clifton Maloney 2,000 shares; Richard Gross 8,000 shares; and Herbert Mertz 2,400 shares.

(2)	The business address of Mr. Tuchman is 211 College Road East, Princeton, New Jersey 08540.

(3)	Includes 6,767,618 shares directly held by Mr. Tuchman; 8,668 shares held by a pension plan f/b/o Mr. Tuchman; 46,619 shares held by a revocable grantor trust of which Mr. Tuchman is the grantor and trustee and Mr. Tuchman's brother is the beneficiary; 7,000 shares held by the Tuchman Foundation; 5,797 shares representing Mr. Tuchman's 51.3% interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company; 1,500 shares held by a pension plan f/b/o Mr. Tuchman's wife; 182,381 shares held by Princeton International Properties, Inc., a New Jersey corporation owned by Mr. Tuchman and his wife; and 3,037 shares held by Mr. Tuchman's wife.

(4)	Does not include shares held by Hickory Enterprises, L.P. described in footnote (8) below.

(5)	Each of Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz is a brother of Warren L. Serenbetz, Jr. Warren L. Serenbetz is Warren L. Serenbetz, Jr.'s father.

(6)	At the stockholder meeting on December 15, 2004, Warren L. Serenbetz, Jr. was elected to the board of directors. Warren L. Serenbetz, who previously served as a director, did not stand for reelection to the board.

(7)	Includes indirect beneficial ownership of shares held by immediate family members.

(8)	In 1994, Hickory Enterprises, L.P., a Delaware limited partnership ("Hickory") was formed. Warren L. Serenbetz contributed shares of the Company's common stock in exchange for a limited partnership interest in Hickory. Each of Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz and Clay R. Serenbetz contributed shares of the Company's common stock in exchange for a general partnership and limited partnership interest in Hickory. Each of the four general partners in Hickory has one vote in matters before Hickory.

(9)	Includes 117,000 shares held by an exchange fund as to which Hickory Enterprises retains certain voting rights.

(10)	Includes 3,467,730 shares directly held by Mr. Witteveen; 101,210 shares held by an exchange fund as to which Mr. Witteveen retains certain voting rights; 1,500 shares of which Mr. Witteveen's wife is the record owner; and 1,989 shares representing Mr. Witteveen's interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company.

(11)	Includes 182,380 shares held by the Radcliff Group, Inc.

(12)	The Warren L. Serenbetz Revocable Trust, of which Warren L. Serenbetz is the trustee, is the record owner of these shares of the Company's common stock. The beneficiaries of the Warren L. Serenbetz Revocable Trust are members of the immediate family of Warren L. Serenbetz.

(13)	On February 1, 1995, Arthur L. Burns entered into an Agreement of Limited Partnership pursuant to which Mr. Burns contributed 90,000 shares of restricted common stock to The Chartres Limited Partnership ("Chartres"), in exchange for a 98% limited partnership interest in Chartres. Each of Meredith K. Burns and Kristin M. Reynolds, daughters of Arthur L. Burns, are the other limited partners and the general partners of Chartres. Limited partners do not have any voting rights or rights to participate in the management or operation of Chartres.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

          On September 14, 2004 and November 29, 2004, we sold the outstanding Notes to the purchasers and entered into registration rights agreements with the such purchasers in which we agreed to file a registration statement relating to an offer to exchange the outstanding Notes for Exchange Notes. Pursuant to the registration rights agreements, as amended, we have agreed that:

•	we would file the registration statement with the SEC on or prior to August 1, 2005;

•	we would use all commercially reasonable efforts to have the SEC declare the registration statement effective by October 1, 2005; and

•	the exchange offer would be consummated within 45 days of the effectiveness of the registration statement.

          Under the circumstances set forth below, we agreed to use all commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding Notes and keep the shelf registration statement continuously effective. These circumstances include:

•	if, on or before the date of the consummation of the exchange offer, the existing interpretations of the SEC staff discussed below under "—Resale of Exchange Notes," are changed such that the Exchange Notes are not freely tradeable as contemplated below;

•	if the exchange offer is not consummated within 225 days following August 1, 2005; or

•	the exchange offer is not available to any holder of outstanding Notes.

          If we fail to comply with specified obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding Notes. Please read the section captioned "Description of Exchange Notes—Registration Rights Agreement" for more details regarding the registration rights agreement and the circumstances under which we will be required to pay additional interest.

          Each holder of outstanding Notes that wishes to exchange such outstanding Notes for transferable Exchange Notes in the exchange offer will be required to make the following representations:

•	any Exchange Notes will be acquired in the ordinary course of its business;

•	such holder has no arrangement with any person to participate in the distribution of the Exchange Notes; and

•	such holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or if it is our affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Resale of Exchange Notes

          Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that Exchange Notes issued under the exchange offer in exchange for outstanding Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

•	such Exchange Notes are acquired in the ordinary course of the holder's business; and

•	the holder does not intend to participate in the distribution of such Exchange Notes.

          Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes;

•	cannot rely on the position of the staff of the SEC enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

          This prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for outstanding Notes, where such outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of Exchange Notes.

Terms of the Exchange Offer

          Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding Notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes surrendered under the exchange offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

          The form and terms of the Exchange Notes will be substantially identical to the form and terms of the outstanding Notes except: (i) the Exchange Notes will be registered under the Securities Act and will not bear legends restricting their transfer, (ii) the Exchange Notes will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement, and (iii) holders of the Exchange Notes will not be entitled to any of the rights of holders of outstanding Notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, except under certain limited circumstances. See "—Termination of Certain Rights." The Exchange Notes will evidence the same debt as the outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding Notes. Consequently, both series will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of Exchange Notes" above.

          The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Notes being tendered for exchange.

          As of the date of this prospectus, $230 million aggregate principal amount of the outstanding Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding Notes. There will be no fixed record date for determining registered holders of outstanding Notes entitled to participate in the exchange offer.

          We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding Notes and the registration rights agreement.

          We will be deemed to have accepted for exchange properly tendered outstanding Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving, and delivering to the tendering holders, the Exchange Notes. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Certain Conditions to the Exchange Offer."

          Holders who tender outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding Notes. We will pay all charges and expenses, other than the applicable taxes described below under "—Fees and Expenses," in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

          The exchange offer will expire at 5:00 p.m., New York City time on [____________], 2005, unless in our sole discretion, we extend it.

          In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

           We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding Notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding Notes not previously accepted if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

          Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of outstanding Notes of such amendment.

          Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

          Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any outstanding Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding Notes for exchange if in our reasonable judgment:

•	the Exchange Notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making any exchange by a holder of outstanding Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

          In addition, we will not be obligated to accept for exchange the outstanding Notes of any holder that has not made to us:

•	the representations described under "--Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of Distribution"; and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to an appropriate form for registration of the Exchange Notes under the Securities Act.

          We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding Notes by giving oral or written notice of such extension to the holders. During any such extensions, all outstanding Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding Notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

          We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

          These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

          In addition, we will not accept for exchange any outstanding Notes tendered, and will not issue Exchange Notes in exchange for any such outstanding Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

          Only a holder of outstanding Notes may tender such outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC's Automated Tender Offer Program procedures described below.

           In addition, either:

•	the exchange agent must receive outstanding Notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding Notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

          To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" prior to the expiration date.

          The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

          The method of delivery of outstanding Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them. Any beneficial owner whose outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding Notes, either:

•	make appropriate arrangements to register ownership of the outstanding Notes in such owner's name; or

•	obtain a properly completed bond power from the registered holder of outstanding Notes.

          The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

          Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not competed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

          If the letter of transmittal is signed by a person other than the registered holder of any outstanding Notes listed on the outstanding Notes, such outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding Notes and an eligible institution must guarantee the signature on the bond power.

          If the letter of transmittal or any outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

          The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term "agent’s message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding Notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

          We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding Notes and withdrawal of tendered outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding Notes not properly tendered or any outstanding Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding Notes, neither us, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding Notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

          In all cases, we will issue Exchange Notes for outstanding Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding Notes or a timely book-entry confirmation of such outstanding Notes into the exchange agent's account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

          By signing the letter of transmittal, each tendering holder of outstanding Notes will represent to us that, among other things:

•	any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the Exchange Notes;

•	if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for outstanding Notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

•	the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

          The exchange agent will make a request to establish an account with respect to the outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of outstanding Notes by causing DTC to transfer such outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding Notes who are unable to deliver confirmation of the book-entry tender of their outstanding Notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

           Holders wishing to tender their outstanding Notes but whose outstanding Notes are not immediately available or who cannot deliver their outstanding Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by hand, mail or overnight mail or courier, or a properly transmitted agent’s message and notice of guaranteed delivery:

–	setting forth the name and address of the holder, the registered number(s) of such outstanding Notes and the principal amount of outstanding Notes tendered;

–	stating that the tender is being made thereby; and

–	guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered outstanding Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

          Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

          Except as otherwise provided in this prospectus, holders of outstanding Notes may withdraw their tenders at any time prior to the expiration date.

           For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at one of the addresses set forth below under "—Exchange Agent"; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

           Any such notice of withdrawal must:

•	specify the name of the person who tendered the outstanding Notes to be withdrawn;

•	identify the outstanding Notes to be withdrawn, including the principal amount of such outstanding Notes; and

•	where certificates for outstanding Notes have been transmitted, specify the name in which such outstanding Notes were registered, if different from that of the withdrawing holder.

          If certificates for outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

          If outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any outstanding Notes so withdrawn not to have been validity tendered for exchange for purposes of the exchange offer. Any outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such outstanding Notes will be credited to an account maintained with DTC for outstanding Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding Notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

Fees, Expenses and Transfer Taxes

          We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

          We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $[________]. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

          We will pay all transfer taxes, if any, applicable to the exchange of outstanding Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding Notes tendered;

•	tendered outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding Notes under the exchange offer.

          If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

          Holders of outstanding Notes who do not exchange their outstanding Notes for Exchange Notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding Notes as set forth in the legend printed on the Notes as a consequence of the issuance of the outstanding Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

          In general, you may not offer or sell the outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

           Upon completion of the exchange offer, holders of the outstanding Notes will not be entitled to any further registration rights under the registration rights agreements, except under limited circumstances. See "--Termination of Certain Rights."

Termination of Certain Rights

          All rights under the registration rights agreement (including registration rights) of holders of the outstanding Notes eligible to participate in the exchange offer will terminate upon consummation of the exchange offer except with respect to our continuing obligations to:

•	indemnify such holders (including any broker-dealers) against certain liabilities (including liabilities under the Securities Act);

•	timely file reports required under the Exchange Act and take such other actions as the holders may reasonably request to enable such holders to sell outstanding Notes under the exemption from registration provided under Rule 144 of the Securities Act;

•	keep the registration statement effective for a period ending on the earlier of 90 days after the exchange offer has been consummated or such time as broker-dealers no longer hold any outstanding securities and to provide copies of the latest version of the prospectus to such broker-dealers upon their request during such period; and

•	file a shelf registration statement as required by the registration rights agreement if the exchange offer is not completed within 225 days of October 1, 2005.

Accounting Treatment

          We will record the Exchange Notes in our accounting records at the same carrying value as the outstanding Notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Exchange Agent

           U.S. Bank National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By Hand Delivery:

Attn: __________________

By Mail:

Attn: __________________

By Overnight Mail or Courier:

Attn: __________________

Confirm by Telephone

For Information Call _______________________

          Delivery of the letter of transmittal to an address other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Other

          Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

          We may in the future seek to acquire untendered outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding Notes.

DESCRIPTION OF EXCHANGE NOTES

          The terms of the Notes to be issued in the exchange offer are identical in all material respects to the terms of the outstanding Notes, except that (i) the Exchange Notes will be registered under the Securities Act and will not bear legends restricting their transfer, (ii) the Exchange Notes will not provide for any liquidated damages upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement, and (iii) holders of the Exchange Notes will not be entitled to any of the rights of holders of outstanding Notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, except under certain limited circumstances. See "The Exchange Offer—Termination of Certain Rights."

          When we refer to the term "note" or "Notes," we are referring to both the outstanding Notes and the Exchange Notes to be issued in the exchange offer. When we refer to "holders" of the Notes, we are referring to those persons who are the registered holders of Notes on the books of the registrar appointed under the indenture.

          The following description of the terms of the Notes sets forth certain general terms and provisions of the Notes. The outstanding Notes were and Exchange Notes will be issued under an indenture dated as of September 14, 2005, between the Company and U.S. Bank National Association, as trustee. The terms of the Notes include those stated in the indenture.

          The following description of the Notes and the indenture are summaries of the provisions thereof, and does not purport to be complete and is qualified in its entirety by reference to the indenture. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the applicable indenture.

General

          The Notes will be limited to $230,000,000 in aggregate principal amount and will mature on September 1, 2014. The Notes bear interest at the rate of 6% per annum. The Notes will be issued in denominations of $1,000 and integral multiples of $1,000. Interest will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 2005, to the persons in whose names the Notes are registered at the close of business on the preceding February 15 or August 15, respectively, regardless of whether such day is a business day. If any interest payment date or the maturity date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such interest payment date or the maturity date, as the case may be.

          The Notes will be direct, unsecured senior obligations of Interpool, Inc. and will rank equally with all our other senior unsecured and unsubordinated indebtedness from time to time. The Notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The indenture will permit us to incur additional secured and unsecured indebtedness. See "—Certain Covenants" below.

          Reference is made to the section entitled "—Certain Covenants" herein for a description of certain covenants applicable to the Notes. Compliance with such covenants with respect to the Notes generally may not be waived by the trustee unless the holders of at least a majority in principal amount of all outstanding Notes consent to such waiver.

          Except as described herein under "—Certain Covenants" and under "—Consolidation, Merger, Sale or Conveyance," the indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Company, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under "—Consolidation, Merger, Sale or Conveyance," we may, in the future, enter into certain transactions such as the sale of all or substantially all of our assets or the merger or consolidation of the Company that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our indebtedness, including the Notes. We and our management have no present intention of engaging in a highly leveraged or similar transaction.

          We conduct certain of our operations through our subsidiaries. The rights of the Company and its creditors, including the holders of the Notes, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

Methods for Receiving Payments on the Notes

          All payments on the Notes will be made at the office or agency of the trustee unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Methods for Settlement of the Notes

          Settlement for the Notes will be made in immediately available funds. We will pay the Notes (including principal, premium, if any, and interest and Liquidated Damages, if any) in immediately available funds. Secondary trading in long-term Notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes are expected to trade in the Same-Day Funds Settlement System of the Depository Trust Company, or DTC, and any secondary market trading activity in the Notes will, therefore, be required by DTC to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on trading activity in the Notes.

Mandatory Redemption

          The Notes will not be subject to any mandatory redemption or annual sinking fund payments.

Optional Redemption

          The Notes will not be redeemable at our option prior to September 1, 2009. On or after September 1, 2009, we may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice mailed to each holder of such Notes to be redeemed at such holder’s address appearing in our security register, in principal amounts of $1,000 or an integral multiple of $1,000, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes to be redeemed, if any, to, but excluding, the redemption date, if redeemed during the 12-month period beginning on September 1 in the years indicated below:

                                                                                 Redemption
               Year                                                                Price
               ----                                                                -----
               2009....................................................           103.000%
               2010....................................................           102.000%
               2011....................................................           101.000%
               2012 and thereafter.....................................           100.000%

          We may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

Liquidated Damages

          We have agreed to pay liquidated damages upon our failure to achieve certain milestones with respect to the filing and effectiveness of this registration statement ("Registration Defaults"). A Registration Default will occur under the registration rights agreement if (i) we have not filed a registration statement covering the Notes on or before August 1, 2005; (ii) the registration statement is not declared effective by the SEC by November 1, 2005; (iii) we have not filed a shelf registration statement, if required, on or before the filing date so required by the registration rights agreement; (iv) the shelf registration statement has not been declared effective on or before 90 days after the date on which the shelf registration statement is required to be declared effective; (v) the Exchange Offer has not been consummated within 45 days after the initial effective date of the registration statement; or (iv) any registration statement is filed and declared effective but shall thereafter be withdrawn by us or shall become subject to an SEC stop order suspending its effectiveness without being succeeded immediately by an additional registration statement that is filed and declared effective. Upon the occurrence and during the continuation of a Registration Default, we are required to pay liquidated damages which shall accrue on the outstanding Notes registrable under the registration rights agreement at the "Applicable Rate" (as defined below). The "Applicable Rate" equals: (1) for the first 90-day period following such Registration Default, 0.25% per annum, (2) for the second 90-day period following such Registration Default, 0.50% per annum, (3) for the third 90-day period following such Registration Default, 0.75% per annum and (4) for any time thereafter, 1.00% per annum, in each case, computed on the basis of a 360-day year of twelve 30-day months and accruing on a daily basis. These provisions will not be applicable to Notes issued in the exchange offer.

Change of Control

          If a Change of Control occurs, we will make and offer to each of the holder’s of the Notes to purchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes purchased, plus accrued and unpaid interest on such Notes, if any, including Liquidated Damages to the date of purchase. This right to require the repurchase of Notes will not continue after the discharge from our obligations with respect to the Notes. See "—Defeasance."

          The Change of Control purchase feature of the Notes may, in certain circumstances, make more difficult or discourage a takeover of us and, as a result, may make removal of incumbent management more difficult. The Change of Control purchase feature, however, is not the result of our knowledge of any specific effort to accumulate our stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is a result of our negotiations with the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

          If a Change of Control were to occur, it is possible that we would not have sufficient assets to satisfy our obligation to purchase all of the Notes that might be delivered by holders seeking to exercise the purchase right and any repurchase or prepayment obligations pursuant to other instruments governing its debt obligations.

          The provisions of the indenture would not necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect such holders.

Provision of Financial Information

          So long as any of the Notes are outstanding, we will file with the SEC the annual reports, quarterly reports and other documents that we would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if we were subject to those sections, and we will provide to all holders copies of such reports and documents. In addition, we will, so long as any Notes remain outstanding, furnish to all holders and to prospective investors, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Certain Covenants

Limitation on Restricted Payments

          (a)      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	we would be permitted to incur at least $1.00 of additional Funded Debt pursuant to the Funded Debt to Tangible Net Worth Ratio test set forth in the first paragraph of the covenant described under "--Limitation on Funded Debt;" and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries (other than those permitted pursuant to the next paragraph) since September 14, 2004 is less than the sum, without duplication of:

(A)	50% of our adjusted Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing on or after July 1, 2004 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such adjusted Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)	100% of the aggregate net cash proceeds we have received since July 1, 2004 as a contribution to our common equity capital or from the issue or sale of our Equity Interests (other than Disqualified Stock) or from the issue or sale of our convertible or exchangeable Disqualified Stock or our convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to one of our Subsidiaries); plus

(C)	to the extent that any Restricted Investment that was made after September 14, 2004 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(D)	to the extent that any of our Unrestricted Subsidiaries designated as such after September 14, 2004 is redesignated as a Restricted Subsidiary after September 14, 2004, the lesser of (i) the Fair Market Value of our Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after September 14, 2004.

           (b)     The provisions of clause (1), (2) and (3) above will not prohibit:

(1)	so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 60 calendar days thereof (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the contribution of common equity capital to the Company within 60 calendar days thereof; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(B) of paragraph (a) above;

(2)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption, defeasance or other acquisition or retirement for value of our Subordinated Debt with the net cash proceeds from an incurrence of other Subordinated Debt within 60 calendar days thereof;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(4)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any of our Equity Interests held by any of our current or former officers, directors or employees pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1,000,000 in any twelve-month period;

(5)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(6)	the declaration and payment of regularly scheduled or accrued dividends (and without duplication, interest) to the holders of the Trust Preferred Securities and to holders of any of our Capital Stock which is classified as "debt" or "indebtedness" under GAAP;

(7)	the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) above and such payment shall have been deemed to have been paid on such date of declaration;

(8)	so long as no Default has occurred and is continuing or would be caused thereby, any purchase, redemption, retirement, defeasance or other acquisition for value of any of our Subordinated Debt pursuant to the provisions of such Subordinated Debt upon an Asset Sale or a Change of Control after we shall have fully complied with the provisions of the covenants described in "--Limitation on Asset Sales" and "--Offer to Repurchase Upon a Change of Control;" and

(9)	so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $7.0 million since September 14, 2004.

          For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses in paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) above, we will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

          The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by our Board of Directors whose resolution with respect thereto shall be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $5.0 million.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

           (a)     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our Restricted Subsidiaries;

(2)	make loans or advances to us or any of our Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

           (b)     The restrictions in paragraph (a) above will not apply to encumbrances or restrictions existing under or by reason of:

(1)	encumbrances or restrictions pursuant to agreements (including agreements governing Existing Funded Debt) as in effect on September 14, 2004 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(2)	the indenture and the Notes;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Funded Debt (or Liens related thereto) or Capital Stock of a person acquired by us or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Funded Debt or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired; provided that, in the case of Funded Debt, such Funded Debt was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of paragraph (a) above;

(7)	Permitted Refinancing Debt; provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Funded Debt being refinanced;

(8)	security agreements relating to Liens permitted to be incurred under the covenant described in "--Limitation on Liens" that limit the right of the debtor to transfer or dispose of the assets subject to such Liens;

(9)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of our Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(10)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(11)	any instrument governing Funded Debt or Capital Stock of any person that is an Unrestricted Subsidiary as in effect on the day that such person becomes a Restricted Subsidiary, which encumbrance or restriction is not applicable to any person or the properties or assets of any person, other than the person and the Restricted Subsidiaries or the property or assets of the person and the Restricted Subsidiaries;

(12)	customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar person;

(13)	restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(14)	the Credit Agreement as in effect on September 14, 2004; and

(15)	any agreement, amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (14), or in this clause (15), provided that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive taken as a whole than those under or pursuant to the agreement, amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing evidencing the Funded Debt so extended, renewed, refinanced or replaced.

Limitation on the Incurrence of Funded Debt

           (a)     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Funded Debt; provided, that we and any Restricted Subsidiary may incur Funded Debt if, after giving pro forma effect to the incurrence of such Funded Debt and the use of proceeds thereof, our ratio of Funded Debt to Tangible Net Worth would not exceed 4 to 1.

           (b)     The provisions of paragraph (a) above will not prohibit the incurrence of any Permitted Funded Debt.

           (c)     We will not incur any Funded Debt (including Permitted Funded Debt) that is contractually subordinated in right of payment to any of our other Funded Debt unless such Funded Debt is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Funded Debt shall be deemed to be contractually subordinated in right of payment to any other Funded Debt solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

           (d)     For purposes of determining compliance with this covenant, in the event that an item of proposed Funded Debt meets the criteria of more than one of the categories of Permitted Funded Debt or is entitled to be incurred pursuant to paragraph (a) above, we will be permitted to classify such item of Funded Debt on the date of its incurrence, or later reclassify all or a portion of such item of Funded Debt, in any manner that complies with this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Funded Debt that we or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

           (e)     The amount of any Funded Debt outstanding as of any date will be:

(1)	the accreted value of the Funded Debt, in the case of any Funded Debt issued with original issue discount;

(2)	the principal amount of the Funded Debt, in the case of any other Funded Debt; and

(3)	in respect of Funded Debt of another person secured by a Lien on the assets of the specified person, the lesser of:

(A)	the Fair Market Value of such assets at the date of determination; and

(B)	the amount of the Funded Debt of the other person so secured.

           (f)     Funded Debt permitted by this covenant need not be permitted solely by reference to one provision permitting such Funded Debt but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Funded Debt.

           (g)     Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Funded Debt in the form of additional Funded Debt with the same terms, and the accretion or payment of dividends on any Capital Stock in the form of additional shares of the same class of Capital Stock will not be deemed to be an incurrence of Funded Debt for purposes of this covenant; provided, in each such case, that the amount thereof as accrued is included in the calculation of our ratio of Funded Debt to Tangible Net Worth pursuant to paragraph (a) above.

           (h)     For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Funded Debt denominated in a foreign currency, the dollar-equivalent principal amount of such Funded Debt incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Funded Debt was incurred.

Limitation on Asset Sales

           (a)     We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	we (or one or more Restricted Subsidiaries, as the case may be) receive consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by us or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash or Cash Equivalents:

(A)	any liabilities, as shown on our most recent consolidated balance sheet, of us or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or such Restricted Subsidiary from further liability;

(B)	any securities, Notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are within 45 days after receipt thereof, subject to ordinary settlement periods, converted by us or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(C)	any Capital Stock or assets of the kind referred to in clauses (2) or (4) of paragraph (b) of this covenant.

           (b)     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1)	to repay secured Funded Debt and related obligations under a Credit Facility and, if the Funded Debt repaid is revolving credit Funded Debt, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Any receipt of proceeds pursuant to clause (2)(C) of paragraph (a) shall be deemed to be an application of proceeds pursuant to clause (2) or (4) above, as applicable.

Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

           (c)     Any Net Proceeds from Asset Sales that are not applied or invested as provided in paragraph (b) will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, within five Business Days thereafter, we will make an asset sale offer (an "Asset Sale Offer") to all holders of Notes and all holders of other Funded Debt that is pari passu with the Notes containing provisions similar to those set forth in the indenture to purchase the maximum principal amount of Notes and such other pari passu Funded Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Notes and other pari passu Funded Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the Notes and such other pari passu Funded Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

           (d)     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the indenture by virtue of such compliance.

Limitation on Transactions with Affiliates

           (a)     We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each an "Affiliate Transaction"), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated person; and

(2)	we deliver to the trustee:

(A)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of our Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) of paragraph (a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of our Board of Directors; and

(B)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to us or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

           (b)     The following items will not be deemed to be Affiliate Transactions:

(1)	any employment or compensation agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by us or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among us and/or its Restricted Subsidiaries;

(3)	transactions with a person (other than an Unrestricted Subsidiary) that is an Affiliate of ours solely because we own, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such person;

(4)	payment of reasonable directors' fees to persons who are not otherwise Affiliates of ours;

(5)	any issuance of our Equity Interests (other than Disqualified Stock) to our Affiliates;

(6)	any transactions undertaken pursuant to any contracts in existence on September 14, 2004 (as in effect on September 14, 2004) and described in our filings with the SEC and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms no less favorable to the holders of Notes than those in effect on the September 14, 2004;

(7)	any merger, consolidation or reorganization of us with our Affiliate solely for the purposes of (a) reorganizing to facilitate an initial public offering of securities of us or any direct or indirect parent of us, (b) forming a holding company or (c) reincorporating ourselves in a new jurisdiction;

(8)	Restricted Payments that do not violate the covenant described under "--Limitations on Restricted Payments;" and

(9)	loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding.

Limitation on Liens

          We will not, directly or indirectly, create, incur or assume any mortgage, pledge, deed of trust, financing lease or security interest ("Liens") on any of its properties whether now or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom (any such Lien, an "Initial Lien"), unless prior to or simultaneously with the inception of such Initial Lien, we shall have delivered to the trustee a security agreement or security agreements and such other documents as the trustee may reasonably request, each in form and substance satisfactory to the trustee, granting to the trustee an equal and ratable security interest in such property subject to such Initial Lien, such security interest to be for the equal and ratable benefit of the holders of the Notes. Any such security interest created in favor of the Notes will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien to which it relates. Notwithstanding the foregoing, the restrictions set forth in this paragraph shall not apply if at the time of, and immediately after giving pro forma effect to, the transaction giving rise to such Initial Lien, the Funded Debt to Tangible Net Worth Ratio does not exceed 4.0 to 1.0.

           The foregoing restrictions shall not apply to:

           (a)     Liens securing obligations outstanding from time to time under any revolving credit agreement to which we are a party;

           (b)     Liens on assets existing at the time of acquisition thereof by us, provided that such Liens were in existence prior to such acquisition and were not created in contemplation of such acquisition;

           (c)     Liens on assets of another person existing at the time such person is merged into or consolidated with us, provided that such Liens were in existence prior to such merger or consolidation and were not created in contemplation of such merger or consolidation and do not extend to any of our assets other than those previously owned by the person merged into or consolidated with us;

           (d)     Liens securing Purchase Money Debt, but only on assets in respect to the purchase of which such Purchase Money Debt shall have been incurred;

           (e)     Liens on real property;

           (f)     Liens in favor of any of our Restricted Subsidiaries;

           (g)     Liens incurred or deposits made in the ordinary course of business (w) in connection with workers' compensation, unemployment insurance, social security or other like laws, (x) to secure the performance of letters of credit, bids, tenders, trade contracts (other than for borrowed money), sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations, (y) in connection with the opening of commercial letters of credit naming us or any of our Restricted Subsidiaries as an account party, or (z) for the benefit of any governmental agency or body created or approved by law or governmental regulation as a condition to the transaction of business or the exercise of any privilege, franchise or license;

           (h)     Liens securing Lease Obligations; provided, however, that no such Lease Obligations shall arise out of the Sale and Leaseback of Transportation Equipment unless the Sale and Leaseback in question is entered into prior to, at the time of or within 180 days of the acquisition of the Transportation Equipment being sold and leased back; and provided, further, that the leasing of Transportation Equipment which has been remanufactured so that it is the substantial equivalent of new equipment shall be considered the leasing of new equipment and not of the used equipment which was remanufactured and subsequently sold and leased back;

           (i)     Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

           (j)     Liens imposed by law, including but not limited to carriers', seamen's, stevedores', wharfinger's, warehousemen's, mechanics', suppliers', materialmen's, repairman's or other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against us or any of our Restricted Subsidiaries with respect to which we or such Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review;

           (k)     Leases, lease agreements and other contracts entered into in the ordinary course of business providing for the leasing, sale or exchange of Transportation Equipment owned by us;

           (l)     Liens securing Hedging Obligations;

           (m)     Liens (x) existing on September 14, 2004 and (y) to secure any renewal, extension, substitution, refunding, defeasance, refinancing, repayment or replacement (a "Refinancing") (or successive Refinancings), in whole or in part, of any Funded Debt (or commitment for Funded Debt) existing on September 14, 2004, provided, however, that the Funded Debt secured by such Lien is not, solely by virtue of such Refinancing, increased to an amount greater than the greater of (A) the outstanding principal amount of such Funded Debt existing on September 14, 2004 that is secured by such Lien plus all accrued interest thereon and the amount of all expenses or premiums incurred in connection therewith or (B) if such Lien secures Funded Debt under a line of credit, the commitment amount of such line of credit existing on September 14, 2004 plus all accrued interest thereon and the amount of all expenses or premiums incurred in connection therewith; and

           (n)     Liens incurred in the ordinary course of our business with respect to obligations that do not exceed $1.0 million at any one time outstanding and that (x) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (y) do not in the aggregate materially detract from the value of the assets subject to such Lien or materially impair the use thereof in the operation of our business.

           Notwithstanding the foregoing, we shall not incur any Liens in respect of Subordinated Debt.

Consolidation, Merger, Sale or Conveyance

          The indenture provides that we may merge or consolidate with, or sell or convey all or substantially all of our assets to, any other corporation, provided that (i) either we shall be the continuing entity, or the successor entity (if other than us) shall be any entity organized and existing under the laws of the United States or a state thereof or the District of Columbia and such entity shall expressly assume by supplemental indenture all of the our obligations under the Notes and the indenture, (ii) immediately after giving effect to such transactions no Default or Event of Default shall have occurred and be continuing, and (iii) we shall have delivered to the trustee an officer’s certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the indenture.

Events of Default, Notice and Waiver

           The following will be Events of Default under the indenture:

           (a)     our failure to pay any interest on the Notes when due and payable, which continues for 30 days;

           (b)     our failure to pay any principal of the Notes when due and payable at maturity, upon redemption or otherwise;

           (c)     our failure to make an offer to repurchase the Notes upon a Change of Control;

           (d)     our failure to comply with our covenants relating to asset sales, affiliate transactions, restricted payments or the incurrence of additional funded debt, in each case, for 30 days after written notice ;

           (e)     our failure to perform any other covenant of yours contained in the indenture or the Notes which continues for 60 days after written notice as provided in the indenture;

           (f)     a default under any bond, debenture or other Funded Debt of ours or any subsidiary if:

(1)	either (x) such event of default results from the failure to pay any such Funded Debt at maturity or (y) as a result of such event of default, the maturity of such Funded Debt has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within 10 days after notice to us of such acceleration, or such Funded Debt having been discharged, and

(2)	the principal amount of such Funded Debt, together with the principal amount of any other such Funded Debt in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $10,000,000 or more;

           (g)     our failure to pay any final judgments, aggregating in excess of $5,000,000, which are not paid, discharged or stayed for a period of 60 days; and

           (h)     certain events of bankruptcy, insolvency or reorganization relating to us.

          If an Event of Default occurs and is continuing with respect to the Notes, either the trustee or the holders of 25% in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable immediately.

          The indenture provides that the holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes. The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions precedent including notice and indemnity to the trustee, but the holder has an absolute right to receipt of principal of (and premium, if any) and interest on such holder’s Notes on or after the respective due dates expressed in the Notes, and to institute suit for the enforcement of any such payments.

          The holders of a majority in principal amount of the Notes then outstanding may on behalf of the holders of all Notes waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Notes or in respect of certain provisions of the indenture which cannot be modified or amended without the consent of the holder of each note affected thereby.

          We will be required to furnish to the trustee annually a statement of certain of our officers stating whether or not they know of any Default or Events of Default and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

No Personal Liability of Directors, Officers, Employees and Stockholders

          None of our directors, officers, employees, incorporators or stockholders or any of our Restricted Subsidiaries, as such, will have any liability for any of our obligations under the Notes, the indenture, or of any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance

          We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding Notes ("legal defeasance"). Legal defeasance with respect to the Notes means that we will be discharged from any and all obligations in respect of the outstanding Notes.

          In addition, we may, at our option and at any time, elect to omit to comply with certain restrictive covenants, and that omission will not be deemed to be an Event of Default under the indenture and the Notes issued ("covenant defeasance"). With respect to the covenant defeasance, the obligations under the indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above will remain in full force and effect.

          We may exercise our legal defeasance option or our covenant defeasance option with respect to the Notes only if we have irrevocably deposited with the trustee, in trust, money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes.

           The trust referred to above may be established only if, among other things:

(1)	with respect to legal defeasance, we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

(2)	with respect to covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(3)	no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default has occurred or is continuing;

(4)	we have delivered to the trustee an opinion of counsel to the effect that such deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940; and

(5)	certain other customary conditions precedent are met.

Modification of Indenture

          We, when authorized by a board resolution, and the trustee may enter into supplemental indentures to amend the indenture or the securities issued under the indenture without the consent of any holder of securities:

(1)	to evidence the succession of another Person to us and the assumption by any such successor of our covenants in the indenture and in the securities; or

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes; or

(3)	to provide for the issuance of additional securities in accordance with the limitations set forth in the indenture; or

(4)	to add to our covenants for the benefit of the holders of all the Notes or to surrender any right or power in the indenture conferred upon us; or

(5)	to add any additional Events of Default; or

(6)	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(7)	to add a guarantor or additional obligor under the indenture or permit any person to guarantee the Notes and/or obligations under the indenture;

(8)	to comply with the rules of any applicable securities depositary; or

(9)	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture; or

(10)	to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of the Notes as additional security for the payment and performance of our obligations under the indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the trustee pursuant to the indenture or otherwise; or

(11)	to cure any ambiguity, to correct or supplement any provision in the indenture which is inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided that it does not adversely affect the interests of the holders of any series in any material respect; or

          We and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding securities issued under the indenture of each affected series, may enter into an indenture or indentures supplemental to the indenture to modify or amend the indenture; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding security issued under the indenture affected thereby,

(1)	extend the fixed maturity of any Notes, or reduce the principal amount thereof or premium, if any, or reduce the rate or extend the time of payment of interest thereon; or

(2)	reduce the aforesaid percentage of Notes, the consent of the holders of which is required for any such supplemental indenture; or

(3)	waive (except, unless theretofore cured) a default in the payment of the principal of (and premium, if any on), interest on or redemption amounts with respect to any note; or

(4)	make any note payable in money other than that stated in the note; or

(5)	waive a redemption payment with respect to any note; or

(6)	reduce the percentage of aggregate principal amount of outstanding securities of a series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

(7)	modify any provisions of the indenture relating to the modification and amendment of the indenture or the waiver of past defaults or covenants, except as otherwise specified.

Satisfaction and Discharge

          The indenture will be discharged and will cease to be of further effect as to all securities issued thereunder, when:

           (a)     either:

(1)	all such securities that have been authenticated, except lost, stolen or destroyed securities that have been replaced or paid and securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(2)	all such securities not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year, or (iii) will be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust an amount sufficient to pay and discharge the entire Funded Debt on the securities, for principal (and premium, if any) and interest, to the date of such deposit (in the case of securities which have become due and payable) or to the stated maturity or redemption date, as the case may be

           (b)     we have paid or caused to be paid all sums payable by us under the indenture; and

           (c)     we have delivered an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Trustee

          The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

          The indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Certain Definitions

          Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

          "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with us. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise.

          "Asset Sale" means (1) the sale, lease, conveyance or other disposition by us or any Restricted Subsidiary of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets taken as a whole will be governed by the provisions of Section 4.17 and/or the provisions of Section 5.1 hereof; and (2) the issuance of Equity Interests in any of our Restricted Subsidiaries other than directors’ qualifying shares or the sale of Equity Interests in any of its Subsidiaries.

           Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50.0 million;

(2)	a transfer of assets between or among us and our Restricted Subsidiaries,

(3)	the sale or lease of products or Transportation Equipment, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(4)	the sale or other disposition of cash or Cash Equivalents;

(5)	the making of a Restricted Payment or Permitted Investment that does not violate Section 4.7 hereof;

(6)	the grant in the ordinary course of business of any non-exclusive license or sublicense of patents, trademarks, registrations therefor and other similar intellectual property;

(7)	transactions pursuant to an agreement entered into in connection with a Hedging Obligation incurred in accordance with the indenture;

(8)	a conversion or foreclosure on any mortgage or note, but only if we or a Restricted Subsidiary receives the real property underlying the mortgage or note;

(9)	a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(10)	a sale or discount, in each case without recourse (other than recourse for a breach of a representation or warranty), of accounts receivable in the ordinary course of business;

(11)	a lease, license or sublease to third persons not interfering in any material respect with our business or the business of a Restricted Subsidiary; and

(12)	any Lien (or realization thereon) securing Funded Debt to the extent such Lien was granted in compliance with the indenture.

           "Capital Lease Obligations" of any Person means, obligations related to Capitalized Leases.

          "Capitalized Leases" of any Person means, at the time any determination thereof is to be made, capital leases for property leased by such Person that would at such time be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

           "Capital Stock" means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

           "Cash Equivalents" means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(2)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

(3)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(4)	commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within six months after the date of acquisition; and

(5)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

           "Change of Control" means the occurrence of any of the following:

(1)	any Person or Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "group"), together with any Affiliates thereof, other than any such person, persons or Affiliates who are Permitted Holders, shall beneficially own, directly or indirectly, a percentage of the voting power of our outstanding Voting Stock that is (i) not less than 35% and (ii) greater than that of each of the Permitted Holders; provided, however, that any such event shall not be deemed to be a Change of Control so long as one or more Permitted Holders have the direct or indirect right or ability, by voting power, contract or otherwise, to elect a majority of our Board of Directors;

(2)	any sale, lease or other transfer (in one transaction or a series of related transactions) is made by us or our Restricted Subsidiaries of all or substantially all of our and our Restricted Subsidiaries consolidated assets to any Person;

(3)	we consolidate with or merges with or into another Person or any Person consolidates with, or mergers with or into, us, in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of our Voting Stock Voting immediately prior to such consummation shall cease to own a majority of our Voting Stock, or, if we are not the surviving entity, a majority of the Voting Stock of such surviving entity; provided, however, that any such event shall not be deemed to be a Change of Control so long as, after consummation thereof, one or more Permitted Holders have the direct or indirect right or ability, by voting power, contract or otherwise, to elect a majority of our Board of Directors;

(4)	the Continuing Directors cease to constitute at least a majority of the our board of directors; or

(5)	our stockholders approve any plan or proposal for our liquidation or dissolution.

Notwithstanding the foregoing, (A) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement; (B) any holding company whose only significant asset is our Capital Stock shall not itself be considered a "Person" or "group" for purposes of clause (1) or (3) above; and (C) the term "Change of Control" shall not include a merger or consolidation of us with or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing in another jurisdiction and/or for the purpose of forming a holding company.

          "Credit Agreement" means the Third Amended and Restated Senior Loan and Security Agreement dated as of December 17, 1997 among us, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with PNC Bank, National Association, as Agent, Fleet National Bank as Documentation Agent and the Institutional Lenders (as amended on November 17, 1998, May 26, 2000, July 20, 2000, October 6, 2000, August 23, 2002, March 31, 2002, May 30, 2003, July 31, 2003, October 31, 2003, January 8, 2004, February 25, 2004 and August 27, 2004) listed therein, as Lenders.

          "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, (whether or not any of the foregoing (1) occurs simultaneously with, or occurs at any time after, the termination or repayment of a prior Credit Facility, (2) occurs pursuant to one or more separate instruments or agreements, (3) occurs on one or more separate occasions, (4) occurs with the same or different lenders or (5) results in an increase or decrease in the aggregate principal amount of loans made or to be made thereunder or any other change in terms thereunder).

          "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

          "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, (i) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (a) the Holders of Notes would have similar rights upon such occurrence and (b) all of the events that would constitute a change of control or an asset sale pursuant to the provisions of such Capital Stock would also constitute a change of control or an asset sale under the indenture and (ii) any Capital Stock that, by its terms, authorizes us to satisfy in full our obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund obligation or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock (that is not otherwise Disqualified Stock) and that is not convertible into, putable or exchangeable for Disqualified Stock, will not be deemed to be Disqualified Stock so long as we satisfy our obligations with respect thereto solely by the delivery of Capital Stock (that is not otherwise Disqualified Stock). The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that we and our Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

          "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "Existing Funded Debt" means all Funded Debt of us or any of our Restricted Subsidiaries set forth schedules of the securities purchase agreement.

          "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by our Board of Directors (unless otherwise provided in the indenture).

          "Funded Debt" means with respect to any specified Person, (a) all indebtedness (i) for borrowed money or (ii) for the deferred purchase price of property unless the price thereof was payable in full within 12 months from the date on which the obligation was created or (iii) evidenced by notes, bonds or other instruments, (b) all Lease Obligations, (c) any Capital Stock of the specified Person which is treated as "debt" or "indebtedness" under GAAP, (d) all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Funded Debt is assumed by the specified Person) and (e) to the extent not otherwise included, the guarantee by the specified Person of any Funded Debt of any other Person. Notwithstanding the foregoing, Funded Debt shall not include:

(1)	trade accounts payable;

(2)	other accrued expenses or liabilities arising in the ordinary course of business;

(3)	obligations other than Principal;

(4)	any liability for federal, state, local or other taxes;

(5)	any Subordinated Debt; and

(6)	the instruments described in clauses (C) or (D) of the definition of Tangible Net Worth.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the issue date of the Notes.

           "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to manage fluctuations in currency exchange rates or commodity prices.

          "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Funded Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any Restricted Subsidiary of ours sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of ours such that, after giving effect to any such sale or disposition, such Person is no longer our Restricted Subsidiary, we will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of our Investments in such Restricted Subsidiary that were not sold or disposed of in an amount as determined pursuant to the provisions in the final paragraph of Section 4.7 hereof. Except as otherwise provided herein, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

          "Lease Obligation" of a Person means all rental obligations under leases of property (other than electronic data processing and computer equipment and leases of office space by such Person or its Subsidiaries) either (a) which are Capitalized Leases, or (b) if not Capitalized Leases, which are leases of equipment which had an initial term of more than three years (including any renewal term at the option of the lessor). The amount of Lease Obligations shall be equal to the aggregate value of rentals payable (other than rentals consisting of taxes, indemnities, maintenance items, replacements and other similar charges which are in addition to the basic financial rent for the use of the property) by the lessee thereof during the remaining term thereof, including periods of renewal at the option of the lessor, discounted to present value using the lessee’s "incremental borrowing rate at the inception of the lease" in accordance with Financial Accounting Standards No. 13 of the Financial Standards Board from time to time in effect.

           "Lien" means any mortgage, pledge, deed of trust, financing lease or security interest.

          "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

          "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:

(A)	any Asset Sale; or

(B)	the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Funded Debt of such Person or any of its Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

          "Permitted Business" means our business and the business our Restricted Subsidiaries engage in on the date of the indenture and all businesses ancillary, related or complementary thereto, including, without limitation, the leasing and sale of Transportation Equipment and all businesses ancillary, related or complementary thereto.

           "Permitted Funded Debt" means:

(1)	the incurrence by us of additional Funded Debt and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of us and our Restricted Subsidiaries thereunder) not to exceed $200.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by us or any of our Restricted Subsidiaries since the date of the indenture to repay Funded Debt under this clause (1) and, to the extent such Funded Debt is revolving credit Funded Debt, effect a corresponding commitment reduction thereunder pursuant to covenant limiting Asset Sales;

(2)	the incurrence by us and our Subsidiaries of the Existing Funded Debt;

(3)	the incurrence by us of Funded Debt represented by the outstanding to be issued on the date of the indenture and the Exchange Notes to be issued pursuant to the registration rights agreement;

(4)	the incurrence by us or any Restricted Subsidiary of Funded Debt represented by Purchase Money Debt, in an aggregate principal amount (including any Permitted Refinancing Debt incurred with respect thereto) not to exceed $35.0 million at any time outstanding;

(5)	the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Funded Debt (other than intercompany Funded Debt) that was permitted by the indenture to be incurred;

(6)	the incurrence by us or any of our Restricted Subsidiaries of intercompany Funded Debt between or among us and any of our Restricted Subsidiaries; provided, however, that:

(A)	if we are the obligor on such Funded Debt and the payee is not us, such Funded Debt must be expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Notes; and

(B)	any subsequent issuance or transfer of Equity Interests that results in any such Funded Debt being held by a Person other than us or a Restricted Subsidiary of ours and (2) any sale or other transfer of any such Funded Debt to a Person that is not either us or a Restricted Subsidiary of ours, will be deemed, in each case, to constitute an incurrence of such Funded Debt by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(8)	the guarantee by us or a Restricted Subsidiary of Funded Debt of us or a Restricted Subsidiary of ours that was permitted to be incurred by another provision of the indenture; provided that if the Funded Debt being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated to or pari passu to the same extent as the Funded Debt guaranteed;

(9)	the incurrence by us or any of our Restricted Subsidiaries of Funded Debt in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance and surety bonds in the ordinary course of business; and

(10)	the incurrence by us or any Restricted Subsidiary of additional Funded Debt in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Funded Debt incurred to renew, refund, refinance, replace, defease or discharge any Funded Debt incurred pursuant to this clause (10), not to exceed $35.0 million.

          "Permitted Holder" means each of Martin Tuchman, Raoul Witteveeen and Warren L. Serenbetz and (a) entities controlled by one or more of such Persons, (b) trusts for the benefit of such individual Persons or the spouses, issue, parents or other relatives of such individual Persons and (c) in the event of the death of any such individual Person, heirs or testamentary legatees of such Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Permitted Refinancing Debt" means any Funded Debt of us or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Funded Debt of us or any of our Restricted Subsidiaries (other than intercompany Funded Debt); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Funded Debt extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Funded Debt and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Debt either (i) has a Stated Maturity later than the Stated Maturity of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded or (ii) has a Stated Maturity later than the Stated Maturity of the Notes;

(3)	if the Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Funded Debt is incurred by us if we (and no Restricted Subsidiary) are the obligor on the Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded.

          "Purchase Money Debt" of a Person means all Funded Debt (excluding all Lease Obligations) of such Person which is Secured Funded Debt incurred to finance the purchase of assets if such Funded Debt (a) shall have been incurred within 180 days of the acquisition of such assets by the Person whose Purchase Money Debt is being determined and (b) does not exceed in principal amount the initial cost of such assets and shall include all extensions, renewals and refinancings of such Funded Debt not in excess of the principal amount thereof outstanding immediately prior to such extension, renewal or refinancing. The initial cost of assets may include, in addition to the purchase price thereof and the purchase price of all accessories and equipment installed thereon, all freight, delivery and handling charges, excise, sales and use taxes and all other amounts which may be capitalized and included in the cost of the assets under GAAP.

          "Restricted Investment" means any Investment by us or a Restricted Subsidiary other than a Permitted Investment.

           "Restricted Payment" means:

(1)	the declaration or payment of any dividend or the making of any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries) or to the direct or indirect holders of our or any of our Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in our Equity Interests (other than Disqualified Stock) and other than dividends or distributions payable to us or a Restricted Subsidiary of ours);

(2)	the purchase, redemption or other acquisition or retirement for value (including without limitation, in connection with any merger or consolidation involving us) of any Equity Interests of ours or any direct or indirect parent of ours;

(3)	the making of any payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value any of our Subordinated Debt (excluding any intercompany Funded Debt between or among us and any of our Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment.

          "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

          "Sale and Leaseback", with respect to a Person, means any transaction with a bank, company, lender or investor providing for the leasing by such Person of any property which has been or is to be sold or transferred by such Person to such bank, company, lender or investor, or of any Person to whom funds have been or are to be advanced by such bank, company, lender or investor on the security of such property.

          "Secured Funded Debt" means with respect to a Person all Funded Debt which is secured by any security interest, mortgage, charge, pledge, deed of trust, or other similar lien on assets by the owner thereof and includes all Lease Obligations. Transportation Equipment which is subject to a lease or contract which is included as a Lease Obligation is deemed to secure the Funded Debt evidenced thereby.

           "Subordinated Debt" means any of our unsecured indebtedness which:

(1)	is expressly subordinated and subject in right of payment to the prior payment, in bankruptcy or in the event of a payment default on the Notes, in full in money or money's worth in accordance with their terms, of all principal of, premium, if any, and interest on the Notes and is otherwise subordinated to the Notes on terms at least as favorable to the holders of the Notes as those contained in the documentation governing our 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022 as of the date of the indenture;

(2)	is not subject to any mandatory principal prepayment provision or otherwise callable or prepayable, until at least 12 months after the Stated Maturity of the Notes;

(3)	by its terms has no required cash payments, other than periodic interest payments, until at least 12 months after the Stated Maturity of the Notes;

(4)	is not guaranteed by any of our Subsidiaries; and

(5)	does not constitute Capital Stock.

Notwithstanding the foregoing, any indebtedness that would not constitute Subordinated Debt solely because the holders of the indebtedness have the right to require us to repurchase such indebtedness upon the occurrence of a change of control or an asset sale will constitute Subordinated Debt if (a) the holders of Notes would have substantially identical rights upon such occurrence and (b) all of the events that would constitute a change of control or an asset sale pursuant to the provisions of such indebtedness would also constitute a change of control or an asset sale under the indenture.

          "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or (ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or (iii) any other Person (other than a corporation or limited partnership) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof. Notwithstanding the foregoing, so long as we have the direct or indirect right or ability, by voting power, contract or otherwise, to elect a majority of the Board of Directors of CAI, CAI shall be deemed to be our Subsidiary.

          "Tangible Net Worth" means as of any date of determination the amount equal to (A) the amount of stockholders equity of us and our consolidated Restricted Subsidiaries appearing in our consolidated financial statements as of the most recently ended fiscal quarter for which financial statements are available and prepared in accordance with GAAP less (B) trademarks, goodwill, covenants not to compete and all other assets classified as intangible assets determined in accordance with GAAP, plus (C) the amount representing the Trust Preferred Securities on the consolidated balance sheet of us and our consolidated Restricted Subsidiaries as of the most recently ended fiscal quarter for which financial statements are available, plus (D) the amount set forth representing the 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022" on the consolidated balance sheet of us and our consolidated Restricted Subsidiaries as of the most recently ended fiscal quarter for which financial statements are available; provided, however, that Tangible Net Worth shall not include the amounts set forth on the consolidated balance sheet of us and our consolidated Restricted Subsidiaries represented by the Notes and any securities ranking senior or pari passu in right of payment to the Notes.

          "Transportation Equipment" means domestic and marine containers, trucks, tractors, trailers, chassis, cranes, portable ramps, lifting equipment, railroad locomotives, railroad rolling stock, modular office units, mobile office and storage trailers and all other transportation equipment, and includes all accessories and attachments thereto.

          "Trust Preferred Securities" means our 9-7/8% Junior Subordinated Deferrable Interest Debentures due 2027 and the related 9-7/8% Capital Securities of Interpool Capital.

          "Unrestricted Subsidiary" means any Subsidiary of ours (other than CAI, Trac Lease and Interpool Limited) that is designated by our Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Funded Debt other than Funded Debt that is non-recourse to us or any of our Restricted Subsidiaries;

(2)	except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with us or any of our Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ours;

(3)	is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Funded Debt of us or any of our Restricted Subsidiaries (other than a pledge of its Equity Interests).

          "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time the stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          "Weighted Average Life to Maturity" means, when applied to any Funded Debt at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Funded Debt, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Funded Debt.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The following summary describes the material U.S. federal income tax consequences of the exchange offer. The exchange of outstanding Notes for Exchange Notes in the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

           In any event, persons considering the exchange of outstanding Notes for Exchange Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

DESCRIPTION OF CAPITAL STOCK

General

          As of the date of this prospectus, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

          The following descriptions are summaries of material terms of our Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and provisions of applicable law.

Common Stock

          As of June 30, 2005 there were 27,639,853 shares of common stock outstanding held of record by approximately 2,368 stockholders.

           Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose.

           Voting Rights. Each holder of common stock is entitled to one vote per share on each matter to be voted on by stockholders. Because there is no cumulative voting of shares, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so.

           Liquidation Rights. Upon liquidation, subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to a pro rata share in any distribution to stockholders.

           Other Terms. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

          Our Board of Directors is authorized, without approval of our stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, and our Board of Directors may fix the designations, powers, privileges, preferences and rights and the qualifications, limitations and restrictions of the shares of each series.

           The specific matters that our Board of Directors may determine include the following:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of any dividends;

•	whether any dividends shall be cumulative or non-cumulative;

•	the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company;

•	the terms of any redemption;

•	rights and terms of any conversion or exchange; and

•	any voting rights.

           Although no shares of preferred stock are currently outstanding, and we have no current plans to issue preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block that transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of the common stock. Although our Board of Directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our Board of Directors does not presently intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.

Delaware Anti-Takeover Laws and Certain Certificate of Incorporation and Bylaw Provisions

           Anti-Takeover Provisions. Some provisions of Delaware law and our Certificate of Incorporation and By-laws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

           Our Certificate of Incorporation or By-laws include the following restrictions:

•	a classified Board of Directors, with each class containing as nearly as possible one-third of the total number of members of the Board of Directors and the members of each class serving for staggered three year terms;

•	a vote of at least 75% of our voting securities to amend certain provisions of the Certificate of Incorporation and By-laws;

•	advance notice procedures with respect to nominations of directors or other matters to be voted on by stockholders other than by or at the direction of the Board of Directors; the filling of vacancies on the board of directors only by a vote of a majority of the directors then in office;

•	the taking of any action by our stockholders only at a duly called annual or special meeting, which may only be called by the chairman of the Board of Directors or a majority of the directors; and

•	removal of a director only for cause upon the vote of the holders of a majority of our outstanding voting securities.

           These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

           Delaware Business Combination Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Because certain of our stockholders owned more than 15% of our voting stock before we became a public company, Section 203 by its terms is currently not applicable to business combinations with these stockholders even though these stockholders each own more than 15% of our outstanding stock. If any other person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of Section 203.

           Limitation on Liability of Directors. Our Restated Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director's duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

          Our Amended and Restated By-laws provide that, to the fullest extent permitted by law, we will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or served at our request for any other enterprise as a director or officer. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Transfer Agent and Registrar

           The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

          Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for outstanding Notes where such outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 90 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and such Exchange Notes have been resold by such broker-dealers. In addition, dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

          We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

          For a period of 90 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and such Exchange Notes have been resold by such broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of outstanding Notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of outstanding Notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable. In the event of a shelf registration, we have agreed to pay the expenses of one firm of counsel designated by the holders of Notes covered by the shelf registration.

          If you are an affiliate of ours or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the Exchange Notes, you cannot rely on the applicable interpretations of the SEC and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

LEGAL MATTERS

          The validity of the Exchange Notes offered hereby will be passed on for us by Stroock & Stroock & Lavan LLP, New York, New York.

EXPERTS

          The consolidated financial statements of Interpool, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

           KPMG's report dated March 28, 2005 refers to the Company's change in the method of accounting in 2002 for (i) goodwill and (ii) the impairment or disposal of long-lived assets.

           KPMG's report dated May 2, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses its opinion that Interpool, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of the material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state:

•	Financial reporting policies and procedures. The Company lacked sufficient policies and procedures to ensure preparation of financial information in accordance with U.S. generally accepted accounting principles, as follows:

•	Non-routine transactions. The Company lacked effective communication and review of the accounting for certain non-routine transactions.

•	Elimination of intercompany transactions. The Company lacked policies and procedures for identifying and reviewing the propriety of the elimination entries within its consolidation on a timely basis.

•	Inadequate review procedures and segregation of duties. There was inadequate management review of transactions generated in the billing and procurement processes to ensure the accuracy and completeness of transactions administered by those departments.

•	Technical accounting expertise. The Company did not employ accounting personnel possessing an appropriate level of technical expertise in U.S. generally accepted accounting principles, as follows:

•	Interest rate swap transactions. The Company lacked adequate technical expertise related to accounting for derivative instruments, including the preparation of the formal documentation required under SFAS 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133").

•	Income taxes. The Company lacked adequate technical expertise related to accounting for income taxes. Additionally, the Company lacked adequate and effective analysis and management review of the relevant documentation supporting the deferred tax asset and liability accounts.

•	Account reconciliations. The Company's accounting department was not adequately staffed with trained personnel, which resulted in a lack of complete and timely reconciliations between the subsidiary and general ledger for accounts receivable and intercompany accounts.

•	Information technology systems. The Company's information technology systems were inadequate to ensure accurate reporting of transactions, as follows:

•	Direct financing leases. The Company's lease accounting system was not designed to adequately account for all types of direct financing lease transactions in accordance with U.S. generally accepted accounting principles.

•	Security of information technology. The Company's information systems lacked security policies and procedures, including appropriate encryption and standard security settings.

•	Design of equipment leasing systems. The Company's systems for equipment leasing did not have certain automated interfaces thereby requiring significant manual intervention for the billing and processing of lease equipment transactions. Further, the system to track the cost of remanufacturing equipment at the end of the lease term was not designed to appropriately identify costs directly related to the underlying equipment.

AVAILABLE INFORMATION

          We have filed with the Securities and Exchange Commission (SEC), a registration statement on Form S-4 under the Securities Act with respect to the securities to be sold in this offering. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement. For further information with respect to us and the securities to be sold in this offering, you should refer to the registration statement and to its exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement or other document are summaries of the material terms of the documents referenced. You should refer in each instance to the copy of the agreement filed or incorporated by reference as an exhibit to the registration statement. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

          You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information we have filed or file, at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the documents from these offices upon payment of the prescribed fees. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also request copies of the documents upon payment of a duplicating fee, by writing to the SEC. In addition, the SEC maintains a web site that contains reports, proxy and information statement and other information regarding registrants (including us) that file electronically with the SEC, which you can access at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

PAGE

Consolidated Financial Statements of Interpool, Inc.
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets--At December 31, 2004 and 2003
Consolidated Statements of Income For the Years Ended December 31, 2004, 2003 and 2002
Consolidated Statements of Changes in Stockholders' Equity For the Years Ended December 31, 2004, 2003 and 2002
Consolidated Statements of Cash Flows For the Years Ended December 31, 2004, 2003 and 2002
Notes to Consolidated Financial Statements	F-2 F-3 F-4 F-5 F-6 F-7
Unaudited Condensed Consolidated Financial Statements of Interpool, Inc.:
Unaudited Condensed Consolidated Balance Sheets--At March 31, 2005 and December 31, 2004
Unaudited Condensed Consolidated Statements of Income for the Three Months Ended March 31, 2005 and 200
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2005 and 2004
Unaudited Condensed Consolidated Statements of Changes in Stockholders' Equity at December 31, 2004 and the
     Three Months Ended March 31, 2005
Notes to Condensed Consolidated Financial Statements	F-50 F-51 F-52 F-53 F-54

Report of Independent Registered
Public Accounting Firm

The Board of Directors
Interpool, Inc.:

          We have audited the accompanying consolidated balance sheets of Interpool, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Interpool, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

          As discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for (i) goodwill and (ii) the impairment or disposal of long-lived assets.

(signed) KPMG LLP

Short Hills, N.J.
March 28, 2005

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003
(dollars in thousands, except share and per share amounts)

ASSETS                                                                                               2004            2003
                                                                                                     ----            ----
CASH AND CASH EQUIVALENTS (including restricted cash of $24,927 and
     $24,985 at December 31, 2004 and 2003, respectively)                                           $309,458       $141,019
MARKETABLE SECURITIES, available for sale at fair value                                                   27             24
ACCOUNTS RECEIVABLE, less allowance of $14,091 and $16,358, respectively                              72,598         69,055
NET INVESTMENT IN DIRECT FINANCING LEASES                                                            363,445        426,815
OTHER RECEIVABLES, net                                                                                 3,602         25,485
LEASING EQUIPMENT, net of accumulated depreciation and amortization of
     $538,575 and $522,431, respectively                                                           1,579,196      1,636,716
OTHER ASSETS                                                                                          75,760         73,922
                                                                                                      ------         ------
TOTAL ASSETS                                                                                      $2,404,086     $2,373,036
                                                                                                  ==========     ==========
LIABILITIES
ACCOUNTS PAYABLE AND ACCRUED EXPENSES                                                               $127,057       $198,062
WARRANT LIABILITY                                                                                     71,722            ---
INCOME TAXES:
     Current                                                                                           1,915            367
     Deferred                                                                                         49,204         37,392
                                                                                                      ------         ------
TOTAL TAXES                                                                                           51,119         37,759

DEFERRED INCOME                                                                                        2,018          2,704
DEBT AND CAPITAL LEASE OBLIGATIONS
     Due within one year                                                                             240,553        219,192
     Due after one year                                                                            1,477,645      1,496,495
                                                                                                   ---------      ---------
         TOTAL DEBT AND CAPITAL LEASE OBLIGATIONS                                                  1,718,198      1,715,687

TOTAL LIABILITIES                                                                                 $1,970,114     $1,954,212
                                                                                                  ----------     ----------

MINORITY INTEREST IN EQUITY OF SUBSIDIARIES                                                           39,786         35,184
                                                                                                      ------         ------

STOCKHOLDERS' EQUITY
     Preferred stock, par value $.001 per share; 1,000,000 authorized, none issued                       ---            ---
     Common stock, par value $.001 per share; 100,000,000 shares authorized,
       28,278,759 and 27,602,452 issued at December 31, 2004 and 2003, respectively                       28             28
     Additional paid-in capital                                                                      138,021        128,538
     Unamortized deferred compensation                                                                  (554)        (1,184)
     Treasury stock, at cost, 646,711 and 225,900 shares at December 31, 2004
       and 2003, respectively                                                                        (11,508)        (2,229)
     Retained earnings                                                                               273,948        272,815
     Accumulated other comprehensive loss                                                             (5,749)       (14,328)
                                                                                                      ------        -------
TOTAL STOCKHOLDERS' EQUITY                                                                           394,186        383,640
                                                                                                     -------        -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                        $2,404,086     $2,373,036
                                                                                                  ==========     ==========

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(dollars and shares in thousands)

                                                                                  2004          2003         2002
                                                                                  ----          ----         ----
REVENUES:
   Equipment leasing revenue, including income recognized on direct
      financing leases of $41,659, $46,362 and $36,246, respectively             $388,183     $374,287     $325,080
   Other revenue                                                                   16,204       27,825       19,855
                                                                                   ------       ------       ------
TOTAL REVENUES                                                                    404,387      402,112      344,935
                                                                                  -------      -------      -------

COSTS AND EXPENSES:
  Lease operating expenses                                                         95,332      106,692       89,078
  Administrative expenses                                                          49,943       49,734       27,945
  Provision for doubtful accounts                                                   1,476        4,248        7,843
  Fair value adjustment for derivative instruments                                 (2,430)        (837)       5,530
  Fair value adjustment for warrants                                               49,222          ---          ---
  Depreciation and amortization of leasing equipment                               89,458       87,498       88,707
  Impairment of leasing equipment                                                   4,610        9,049        9,550
  (Income)/loss for investments accounted for under the equity method                (416)       1,698        6,603
  Other (income)/expense, net                                                     (15,686)      (5,079)       1,131
  Gain on insurance settlement                                                     (6,267)         ---         ---
  Interest expense                                                                112,013      106,688      108,344
  Interest income                                                                  (3,390)      (3,960)      (4,638)
                                                                                   ------       ------       ------
                                                                                  373,865      355,731      340,093
                                                                                  -------      -------      -------
Income before minority interest expense and provision/(benefit) for income
  taxes                                                                            30,522       46,381        4,842
MINORITY INTEREST EXPENSE                                                          (8,372)      (1,910)      (1,846)
                                                                                   ------       ------       ------
Income before provision/(benefit) for income taxes                                 22,150       44,471        2,996
PROVISION/(BENEFIT) FOR INCOME TAXES                                               13,721        3,281       (1,393)
                                                                                   ------        -----       ------
NET INCOME                                                                         $8,429      $41,190       $4,389
                                                                                   ======      =======       ======
INCOME PER SHARE
NET INCOME PER SHARE:
     Basic                                                                          $0.31        $1.51        $0.16
                                                                                    =====        =====        =====
     Diluted                                                                        $0.29        $1.42        $0.15
                                                                                    =====        =====        =====
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands):
     Basic                                                                         27,380       27,365       27,360
                                                                                   ======       ======       ======
     Diluted                                                                       28,960       30,396       29,202
                                                                                   ======       ======       ======

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(dollars and shares in thousands)

                                 Common Stock
                               ----------------                                                Acum.
                                                                                               Other                 Total
                                                 Additional  Unamortized                       Comp.                 Share-
                               Outstanding Par   Paid-in     Deferred     Treasury  Retained   Income   Comp-Income  holder's
                               Shares      Value Capital     Compensation Stock     Earnings   (Loss)   (Loss)       Equity
                               ----------- ----- ----------- ------------ --------  --------    -----    ----------  --------
BALANCE, December 31, 2001
as previously reported          27,355     $28   $124,182        $---     $(2,099)  $239,065   $(9,907)               $351,269

Adjustment (see Note 1)            ---     ---       ---          ---        ---         803      ---         ---          803

BALANCE, December 31, 2001,
as adjusted                     27,355      28   124,182          ---     (2,099)    239,868   (9,907)                 352,072

Net income                         ---     ---       ---          ---        ---       4,389      ---       4,389        4,389

Other comprehensive loss           ---     ---       ---          ---        ---       ---     (15,091)   (15,091)     (15,091)
                                                                                                          -------

Comprehensive loss                                                                                       $(10,702)
                                                                                                         ========

Purchase of 9,300 shares of
  treasury stock                   ---     ---       ---          ---       (130)      ---        ---                     (130)

Capital contribution by
  officers and directors           ---     ---     1,983          ---        ---       ---        ---                    1,983

Cash dividends declared:

  Common stock, $.2275  per
  share                            ---     ---       ---          ---        ---      (6,227)     ---                   (6,227)
                                   ---     ---       ---          ---        ---      ------      ---                   ------

BALANCE, December 31, 2002      27,355      28   126,165          ---     (2,229)    238,030   (24,998)                336,996

Net income                         ---     ---       ---          ---        ---      41,190      ---      41,190       41,190

Other comprehensive income         ---     ---       ---          ---        ---       ---     10,670      10,670       10,670
                                                                                                           ------

Comprehensive income                                                                                      $51,860
                                                                                                          =======

Capital contribution by
  officers and directors           ---     ---       698          ---        ---       ---        ---                      698

Options exercised                   22     ---       351          ---        ---       ---        ---                      351

Restricted stock award             ---     ---     1,324       (1,324)       ---       ---        ---                      ---

Amortization of restricted
stock award                        ---     ---       ---          140        ---       ---        ---                      140

Cash dividends declared:

  Common stock, $.25 per
  share                            ---     ---       ---          ---        ---      (6,405)     ---                   (6,405)
                                   ---     ---       ---          ---        ---      ------      ---                   ------

BALANCE, December 31, 2003      27,377     $28   $128,538     $(1,184)    $(2,229)  $272,815   $(14,328)              $383,640

Net income                         ---     ---       ---          ---        ---       8,429      ---       8,429        8,429

Other comprehensive income         ---     ---       ---          ---        ---        ---     8,579       8,579        8,579
                                                                                                            -----

Comprehensive income                                                                                      $17,008
                                                                                                          =======

Restricted stock award               2     ---       371         (371)       ---        ---       ---                      ---

Amortization of restricted
stock award                        ---     ---       ---           85        ---        ---       ---                       85

Forfeitures restricted
stock award                        ---     ---    (1,017)         916        ---        ---       ---                     (101)

Options exercised (See Note
14)                                248     ---    10,006          ---     (9,279)       ---       ---                      727

Stock grant                          5     ---       123          ---        ---        ---       ---                      123

Cash dividends declared:

  Common stock, $0.25 per
  share                            ---     ---       ---          ---        ---      (7,296)     ---                   (7,296)
                                   ---     ---       ---          ---        ---      ------      ---                   ------

BALANCE, December 31, 2004      27,632     $28   $138,021       $(554)    $(11,508) $273,948   $(5,749)               $394,186
                                ======     ===   ========       =====     ========  --------   =======                ========

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(dollars in thousands)

                                                                                     2004             2003            2002
                                                                                     ----             ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                             $8,429          $41,190      $  4,389
Adjustments to reconcile net income to net cash provided by operating activities --
   Depreciation and amortization                                                       97,123           94,210        91,457
   Impairment of leasing equipment                                                      4,610            9,049         9,550
   Amortization of debt discount                                                          506              ---           ---
   Accrued losses on business transferred under contractual agreement                     ---              ---        13,780
   Provision/(benefit) for deferred income taxes                                       11,483            1,808        (3,118)
   (Gain)/loss on sale of leasing equipment                                           (14,743)          (1,213)        4,257
   Loss on sale of marketable securities                                                  ---               50            30
   Gain on sale of land held for sale                                                     ---              ---        (4,766)
   Provision for uncollectible accounts                                                 1,476            4,248         7,843
   Gain on retirement of debt                                                             ---              ---        (1,118)
   Restricted stock grant expense                                                          85              140           ---
   Fair value adjustment for derivative instruments                                    (2,430)            (837)        5,530
   Fair value adjustment for warrants                                                  49,222              ---           ---
   (Income)/losses for investments accounted for under the equity method                 (416)           1,698         6,603
   Gain on settled insurance litigation                                                (6,267)             ---           ---
   (Increase)/decrease in accounts receivable                                          (3,619)          (9,351)        8,018
   Decrease (increase) in other receivables                                            26,610             (194)       (5,447)
   (Increase)/decrease in other assets                                                (11,342)           1,701        (9,938)
   (Decrease)/increase in accounts payable and accrued expenses                        (5,801)           7,834       (11,168)
   Increase/(decrease) in income taxes payable                                          1,488             (436)         (248)
   Other, net                                                                           3,915              140         4,493
                                                                                        -----              ---         -----
         Net cash provided by operating activities                                    160,329          150,037       120,147
                                                                                      -------          -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of leasing equipment                                                     (206,613)        (237,521)     (191,938)
Proceeds from dispositions of leasing equipment                                       153,058           54,386        12,041
Proceeds from sale of land                                                                ---              ---         7,955
Investment in direct financing leases                                                 (43,708)        (109,254)      (64,088)
Cash collections on direct financing leases                                            88,939           77,793        59,749
Purchase of marketable securities                                                         ---              (10)       (1,494)
Sales and matured marketable securities and other investing activities                    ---            1,445           574
Investment in and advances to subsidiary                                                  ---              ---           765
Proceeds from minority interest partner in chassis distributor                            ---              500           ---
                                                                                          ---              ---           ---
         Net cash used for investing activities                                        (8,324)        (212,661)     (176,436)
                                                                                       ------         --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt                                                        627,296          211,813     1,227,406
Payment of long-term debt and capital lease obligations                              (387,296)        (204,229)   (1,023,645)
Borrowings of revolving credit lines                                                   30,500           88,000        47,000
Repayment of revolving credit lines                                                  (245,995)         (56,505)     (121,846)
Purchase of treasury stock                                                                ---              ---          (130)
Dividends paid                                                                         (8,071)          (6,049)       (5,643)
                                                                                       ------           ------        ------
Net cash provided by financing activities                                              16,434           33,030       123,142
                                                                                       ------           ------       -------
Net increase/(decrease) in cash and cash equivalents                                  168,439          (29,594)       66,853
CASH AND CASH EQUIVALENTS, beginning of period                                        141,019          170,613       103,760
                                                                                      -------          -------       -------
CASH AND CASH EQUIVALENTS, end of period                                             $309,458         $141,019      $170,613
                                                                                     ========         ========      ========
Supplemental schedule of non-cash investing activities:
Direct financing lease financed through capital lease obligation                          ---           $4,397       $10,284
Transfers from leasing equipment to direct financing leases                           $24,449          $25,775       $40,227
Transfer from direct financing leases to leasing equipment                            $12,546           $3,651           ---
Exercise of stock option on a cashless basis                                             $727              ---           ---

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

(dollars in thousands, except per share amounts)

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Nature of operations and significant accounting policies:

The nature of operations and the significant accounting policies used by Interpool, Inc. and subsidiaries (the "Company" or "Interpool") in the preparation of the accompanying consolidated financial statements are summarized below. The Company's accounting records are maintained in United States dollars and the consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Nature of operations—

The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the majority of the Company's operations come from two reportable segments: container leasing and domestic intermodal equipment leasing. The container leasing segment specializes primarily in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes primarily in the leasing of intermodal container chassis. The Company leases its containers principally to international container shipping lines located throughout the world. The customers for the Company's chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines, as well as major U.S. railroads. Equipment is purchased directly or acquired through conditional sales contracts and lease agreements, many of which qualify as capital leases.

The Company's container leasing operations are primarily conducted through our wholly-owned subsidiary, Interpool Limited, a Barbados corporation, as well as CAI, our 50% owned consolidated subsidiaries . Profits of Interpool Limited from international container leasing operations are exempt from federal taxation in the United States. These profits are subject to Barbados tax at rates that are substantially lower than the applicable rates in the United States.

The Company also had limited operations in a third reportable segment that specialized in leasing microcomputers and related equipment. The computer leasing segment consisted of two majority owned subsidiaries, Microtech Leasing Corporation ("Microtech") and Personal Computer Rental Corporation ("PCR"). During the third quarter of 2001, the Company adopted a plan to exit this segment. The Company liquidated the assets of Microtech as of March 31, 2004. PCR ceased active operations and began to liquidate in the first quarter of 2003. At March 31, 2004, all of the assets of PCR were liquidated.

Beginning June 27, 2002, the Company's consolidated financial statements include Container Applications International, Inc. ("CAI"), which was previously accounted for under the equity method of accounting. The Company owns a 50% common equity interest in CAI. (See Note 11 for further information regarding CAI.)

Basis of consolidation—

The Company's consolidated financial statements are prepared in accordance with U.S. GAAP. The consolidated financial statements include the accounts of the Company and subsidiaries more than 50% owned or otherwise controlled by the Company. All significant intercompany transactions have been eliminated. Minority interest in equity of subsidiaries represents the minority stockholders' proportionate share of the equity in the income of the subsidiaries.

In connection with certain investments in which the Company does not own a majority interest but has the ability to assert significant influence over the investee, these investments are accounted for using the equity method of accounting. The Company's investment in its equity method investees is included in other assets on the accompanying Consolidated Balance Sheet.

Goodwill—

On June 29, 2001, the FASB approved its proposed SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual value, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of ("SFAS 144").

Commencing January 1, 2002, as a result of adopting SFAS 142, goodwill is no longer amortized but is reviewed for impairment. During December 2002, the Company conducted its annual goodwill impairment test. The test disclosed that at December 31, 2002 the fair value of an investment accounted for using the equity method included in the domestic intermodal leasing segment was below its carrying value. As a result, the Company's basis for this equity method investment was written down by $1,095 to its estimated fair market value. During December 2003 and 2004, the Company conducted its annual goodwill impairment tests. The tests disclosed that at both December 31, 2003 and 2004, the implied fair value of the goodwill was in excess of its carrying value, therefore additional impairment charges were not required. Total goodwill recorded at December 31, 2004 and 2003 was $5,495 for both years and is included in other assets on the accompanying Consolidated Balance Sheet. This goodwill is included in total assets within the Domestic Intermodal Leasing segment.

Translation of foreign currencies—

The Company has determined that the U. S. dollar is its functional currency for each of its overseas operations therefore, all gains and losses resulting from translating foreign currency transactions into the functional currency are included in income.

Revenues—

Equipment leasing revenues include revenue from operating leases and income on direct financing leases, which is recognized over the term of the lease using the effective interest method. Rental income on operating leases is recognized on the accrual basis based on the contractual agreement with the lease customer.

Other revenue consists primarily of fees charged to the lessee for handling, delivery and repairs which is recognized as earned based on the terms of the contractual agreements with the lease customer.

Maintenance and repair expense—

Maintenance and repair expenses are accounted for under the direct expense method; thus these amounts are charged to operating expenses when incurred.

Cash and cash equivalents—

The Company considers investments with original maturities of three months or less to be cash equivalents. The Company's policy is to invest cash in excess of short-term operating and debt service requirements in cash equivalents. These instruments are stated at cost, which approximates market value because of the short-term nature of the instruments.

Allowance for doubtful accounts—

The Company's allowance for doubtful accounts is provided based upon a quarterly review of the collectibility of its receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral. An account is considered past due when a payment has not been received in accordance with the contractual terms. Accounts are generally charged off after an analysis is completed which indicates that collection of the full principal balance is in doubt. Changes in economic conditions or other events may necessitate additions or deductions to the allowance for doubtful accounts. The allowance for doubtful accounts is intended to provide for losses inherent in the accounts receivable, and requires the application of estimates and judgments as to the outcome of collection efforts and the realization of collateral, among other things. The Company believes its allowance for doubtful accounts is adequate to provide for credit losses inherent in its accounts receivable. See Note 3 to the Consolidated Financial Statements for further discussion regarding the allowance for doubtful accounts.

Non-performing receivables—

Non performing receivables reflect both operating lease receivables and direct financing lease receivables which the Company considers impaired. When evaluating its operating and direct financing lease receivables for impairment, the Company considers, among other things, the level of past-due amounts of the respective receivable, the borrower's financial condition, credit quality indicators of the borrower, and the value of underlying collateral.

Direct financing leases—

Direct financing leases are recorded at the aggregate future minimum lease payments, including any purchase options granted to the customer, less unearned income. Income from these leases is recognized over the term of the lease using the effective interest method.

Stock-based compensation—

Stock option plans are accounted for in accordance with SFAS No. 148, Accounting for Stock-Based Compensation ("SFAS 148"). This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which allows for the retention of principles within Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees. As permitted by the Statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. To date, all options were granted with an exercise price equal to the market price of the Company's stock at grant date.

The following table illustrates the effect on net income and earnings per share had the fair value method of accounting been applied to the Company's stock compensation plans.

                                                                   Year Ended December 31,
                                                          ---------------------------------------
                                                             2004          2003           2002
                                                             ----          ----           ----
Net income, as reported                                    $8,429        $41,190        $4,389
Add:  Stock based employee compensation expense
included in net income, net of related tax effects          1,463            383           ---
Deduct: Total stock-based employee compensation
expense determined under fair value based method
for all awards, net of related tax effects                 (1,503)          (452)         (112)
                                                           ------           ----          ----
Pro forma net income                                       $8,389        $41,121        $4,277
                                                           ======        =======        ======

Earnings per share:
Basic-as reported                                           $0.31          $1.51         $0.16
                                                            =====          =====         =====
Basic-pro forma                                             $0.31          $1.50         $0.16
                                                            =====          =====         =====
Diluted-as reported                                         $0.29          $1.42         $0.15
                                                            =====          =====         =====
Diluted-pro forma                                           $0.29          $1.42         $0.15
                                                            =====          =====         =====

This pro forma impact only takes into account options granted since January 1, 1995. The average fair value of options granted during 2004 was $9.76 per option. The fair value was estimated using the Black-Scholes Option pricing model based on the market price at Grant Date of $22.05 and the following assumptions: risk-free interest rate of 3.57%, expected life of 7 years, volatility of 45% and dividend yield of 1.44%. No Options were granted by the Company in 2003.

The average fair value of options granted during 2002 was $6.66 per option. The fair value was estimated using the Black-Scholes Option pricing model based on the market price at Grant Date of $13.73 and the following assumptions: risk-free interest rate of 3.5%, expected life of 7 years, volatility of 50% and dividend yield of 1.31%.

Insurance receivables—

The Company has maintained insurance coverage in the event of a lessee's insolvency, bankruptcy or default. Amounts recorded as an insurance claim receivable are included in other receivables, net at December 31, 2003 in the Consolidated Balance Sheets and are limited to those amounts that are probable of collection and include only incurred costs and losses related to the insurable event. There are no insurance receivables at December 31, 2004. Amounts recorded as insurance claim receivable are recorded in other (income)/expense, net in the Consolidated Statements of Income. Upon collection of the receivable from the insurance carriers, any amounts in excess of or less than the receivable recorded would be recorded as gain or loss on insurance settlement in the Consolidated Statements of Income.

Property and equipment—

The Company records property and equipment at cost, except for property and equipment that has been impaired, for which the Company reduces the carrying amount to the estimated fair value at the impairment date. Property and equipment is included in other assets on the accompanying Consolidated Balance Sheet. The Company capitalizes significant improvements; the Company charges repairs and maintenance costs that do not extend the lives of the assets to expense as incurred. The Company removes the cost and accumulated depreciation of assets sold or otherwise disposed of from the accounts and recognizes any resulting gain or loss upon the disposition of the assets.

The Company depreciates the cost of property and equipment over their estimated useful lives on a straight-line basis as follows: buildings – 40 years; furniture and fixtures – 3 to 7 years; computers and office equipment – 3 to 5 years; and other property and equipment – 3 to 10 years.

Leasing equipment—

The Company records equipment at cost, except for equipment that it considers impaired. When equipment is considered impaired, the Company reduces the carrying amount to the equipment's estimated fair value at the impairment date. The Company capitalizes significant improvements if such improvements extend the life of the equipment. The Company charges repair and maintenance costs that do not extend the lives of the assets to expense as incurred. Upon disposition of equipment, the Company removes the cost and accumulated depreciation of assets disposed of from the accounts and recognizes any resulting gain or loss.

Depreciation and amortization of leasing equipment (both equipment on-lease to customers and available for hire) is provided under the straight-line method based upon the following estimated useful lives:

                 Dry freight standard containers      12.5 years
                 Chassis                              17.5 to 22.5 years
                 Other                                15 years

In March 2002, the Company completed a $500,000 chassis securitization facility. At that time, independent appraisals indicated a chassis useful life of between 20 and 25 years. As a result, effective April 1, 2002, the Company revised its estimate of the useful life of certain of its chassis from 17.5 years to 22.5 years. The effect of this change was to decrease depreciation expense by $6,866 ($4,120 net of tax) for the year ended December 31, 2002 which resulted in a $0.15 and $0.14 increase in the basic and diluted net income per share, respectively. The valuations and in-depth review concluded that no change was required to the residual value of the Company's chassis.

CAI, the Company's 50% owned subsidiary, had an independent valuation performed on its container fleet to determine the useful life of the containers as well as the estimated market value at the end of their useful life. As a result, effective April 1, 2002, the Company adjusted the useful life for all of its containers to 12.5 years (previously 12.5 to 15 years) and changed its residual values to the estimated market value of the containers as determined by the appraisal. The effect of these changes for the year ended December 31, 2002 was to decrease depreciation expense of the Company by $489. In addition, the Company recognized additional depreciation recorded by CAI prior to June 27, 2002 of $626 that was recorded by the Company in loss for investments accounted for under the equity method. The net effect of all these changes increased net income by $51 for the year ended December 31, 2002 considering the Company's 50% common equity interest in CAI.

Gains or losses resulting from the disposition of leasing equipment are recorded in the year of disposition. These amounts are recorded in other (income)/expense, net on the Consolidated Statement of Income.

In August 2001, the FASB approved its proposed SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances occur measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sales, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed are reported at the lower of the carrying amount or fair value less costs to sell. The Company adopted SFAS 144 on January 1, 2002. During the first quarter of 2002, the Company evaluated the carrying value of its long-lived assets as prescribed by SFAS 144. The adoption of this statement in the first quarter of 2002 did not result in an adjustment to our Consolidated Financial Statements.

At December 31, 2004, 2003 and 2002, the Company performed a review of its container and chassis fleets in order to determine whether these assets are impaired in accordance with SFAS 144. The container fleet is reported within the container leasing segment, while the chassis are reported within the domestic intermodal equipment segment. This review indicated that there was no impairment to the fleet with the exception of specific units that were idle, some of which were badly damaged, and other specific units with design flaws. The Company performed a review of this equipment to determine whether the units would be repaired and returned to service or sold based upon the best economic alternative for the Company. This determination was based on the condition of the unit, its location and the resale market within that location. All units identified for sale were then written down, if required, to estimated net realizable value. The measurement of an impairment loss requires a determination of fair value, which is based on the best information available. The Company uses market prices of similar equipment when available and the estimated residual value of a used chassis within the remanufacturing process to determine fair value. For the years ended December 31, 2004, 2003 and 2002, the impairment loss on chassis and containers (excluding CAI) was $4,335, $8,059 and $8,784, respectively. Impairment amounts are recorded in impairment of leasing equipment on the accompanying Consolidated Statements of Income.

During the years ended December 31, 2004, 2003 and 2002, CAI performed a review of its container fleet in order to determine whether these assets were impaired in accordance with SFAS 144. The container fleet is reported in the container leasing segment. The loss was calculated by comparing the equipment's net book value to the estimated realizable value of the equipment. The total impairment loss recorded by CAI at December 31, 2004 was $275 which reduced income before taxes by $138 after taking into account the Company's 50% minority interest adjustment. This compares to an impairment loss at December 31, 2003 of $990 which reduced income before taxes by $495 after taking into account the Company's 50% minority interest adjustment. The total impairment loss at December 31, 2002 was $4,231. The Company's 50% share of this loss is $2,115 of which $1,732 was recognized by CAI before June 27, 2002 and was recorded by the Company in loss for investments accounted for under the equity method. In addition $766 of additional depreciation was recognized by CAI after June 27, 2002 which reduced income before taxes by $383 after taking into account the Company's 50% minority interest adjustment.

Marketable and other investment securities—

Management has determined that all securities are to be held for an indefinite period of time and classified as securities available-for-sale carried at market value. Unrealized holding gains and losses for available-for-sale securities are credited (charged) to a component of stockholders' equity net of related income taxes. Management determines the appropriate classifications of securities at the time of purchase.

Premium and discount on securities are included in interest income over the period from acquisition to maturity using the level-yield method. The specific identification method is used to record gains and losses on security transactions.

Through September 30, 2003, the Company classified its retained interest in the off-balance sheet direct financing lease securitization completed in March 1999 as an available-for-sale security in the Consolidated Balance Sheets. Effective October 1, 2003, a customer elected to return a portion of the equipment covered by a direct financing lease which had been included in the lease securitization program. This equipment was subsequently leased to another customer under the terms of an operating lease agreement. As such, the lease could no longer be considered a financial asset and the Securitization Trust special purpose entity could no longer be treated as an off-balance sheet qualified special purpose entity for accounting purposes. Therefore, effective October 1, 2003, the Company consolidated the assets and liabilities of this special purpose entity. For further information regarding the lease securitization program and the consolidation of this special purpose entity, see Note 7 to the Consolidated Financial Statements. Impairment losses of $134 for the year ended December 31, 2002, were recorded and included in the accompanying Consolidated Income Statements based upon management's analysis of projected cash flows of the underlying direct financing lease receivables in the Securitization Trust.

During the year ended December 31, 2004, no sales of available-for-sale securities took place. During the year ended December 31, 2003, sale of available-for-sale securities resulted in proceeds of $1,445, and gross losses of $50. During the year ended December 31, 2002, sales of available-for-sale securities resulted in proceeds of $574, gross gains of $5, and gross losses of $35.

The amortized cost and estimated fair value of available for sale securities as of December 31, 2004 and 2003 are as follows:

                                                  Gross Unrealized
                              Amortized        Holding        Holding        Estimated
                                Cost            Gains          Losses       Fair Value
                                ----            -----          ------       ----------
2004
----
Marketable Securities            $24             $3            $---             $27
                                 ===             ==            ====             ===

2003
----
Marketable Securities            $24             $--           $---             $24
                                 ===             =             ====             ===

Comprehensive income/(loss)—

Comprehensive income/(loss) consists of net income for the current period and gains and losses that have been previously excluded from the income statement and were only reported as a component of equity.

The tax effect of other comprehensive income/(loss) is as follows:

                                                           Before Tax       Tax          Net of
                                                             Amount       Effect       Tax Amount
                                                           -----------    ------       -----------

Year Ended December 31, 2004
Unrealized holding gains arising during the period:
Marketable securities                                               $3        $(1)           $2
Cumulative foreign currency translation adjustment                  88        (32)           56
Swap agreements                                                 12,022     (3,501)        8,521
                                                                ------     ------         -----
                                                               $12,113    $(3,534)       $8,579
                                                               =======    =======        ======

                                                           Before Tax       Tax          Net of
                                                             Amount       Effect       Tax Amount
                                                           -----------    ------       -----------

Year Ended December 31, 2003
Unrealized holding gains arising during the period:
Marketable securities (1)(2)                                       $83       $(29)          $54
Cumulative foreign currency translation adjustment                  71        (25)           46
Swap agreements                                                 15,270     (4,700)       10,570
                                                                ------     ------        ------
                                                               $15,424    $(4,754)      $10,670
                                                               =======    =======       =======
(1)	Amounts are net of losses on sales of marketable securities of $50 (before income tax effect of $2) recognized in the income statement.

(2)	Amounts are net of a realized loss of $44 (before income tax effect of $18) considered permanent and recognized in the income statement.

                                                           Before Tax       Tax          Net of
                                                             Amount       Effect       Tax Amount
                                                           -----------    ------       -----------

Year Ended December 31, 2002
Unrealized holding losses arising during the period:
Marketable securities (3)                                      $(40)         $14          $(26)
Other investment securities (4)                                (304)          15          (289)
Cumulative foreign currency translation adjustment              (66)          23           (43)
Swap agreements                                             (23,436)       8,703       (14,733)
                                                            -------        -----       -------
                                                           $(23,846)      $8,755      $(15,091)
                                                           ========       ======      ========
(3)	Amounts are net of losses on sales of marketable securities of $30 (before income tax effect of $12) recognized in the income statement.

(4)	Amounts are net of impairments of $134 (before income tax effect of $5) recognized in the income statement.

The components of accumulated other comprehensive loss, net of taxes, are as follows:

                                                                   December 31,
                                                             --------------------------
                                                               2004            2003
                                                             ----------     -----------
Marketable securities                                              $2            $---
Cumulative foreign currency translation adjustment                 59               3
Swap agreements                                                (5,810)        (14,331)
                                                               ------         -------
                                                              $(5,749)       $(14,328)
                                                              =======        ========

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107") requires disclosure of the estimated fair value of the Company's financial instruments, excluding leasing transactions accounted for under Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS 13"). The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instrument. The estimation methodologies used to estimate the fair values and recorded book balances of the Company's financial instruments at December 31, 2004 and 2003 are as follows:

Cash and cash equivalents

For such short-term investments, the carrying value is considered to be a reasonable estimate of fair value.

Marketable securities

For marketable securities in the Company's portfolio, fair value was determined by reference to quoted market prices, when available.

Accounts receivable

The carrying value of accounts receivable is considered to be a reasonable estimate of fair value based on their short-term nature.

Accounts payable and accrued expenses

The carrying value of accounts payable and accrued expenses is considered to be a reasonable estimate of fair value based on their short-term nature.

Interest rate swaps

Interest rate swap contracts are included in accounts payable and accrued expenses on the Consolidated Balance Sheets. The estimated fair value (which is also the recorded book value) is calculated externally using market data taking into account current market rates.

Warrant liability

The warrants issued by the Company during September 2004, are classified as a liability on the Consolidated Balance Sheets. The estimated fair value of this liability (which is also the recorded book value) is calculated quarterly using external market data. Assuming that the warrants are not exercised or expired, the warrants will continue to be classified as a liability until certain conditions set forth in applicable accounting literature (specifically, ETIF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock) are satisfied, at which time the value of the warrants will be reclassified to stockholders' equity.

Debt and capital securities

The fair value of the Company's debt and capital securities was based on quoted market prices where available. For those borrowings with floating interest rates, it is presumed their estimated fair value generally approximates their carrying value. The fixed-rate debt instruments, where quoted market prices were not available, were valued using a present value discounted cash flow analysis with a discount rate approximating current market rates of similar term debt at the end of the year. The discount rates used in the present value calculations ranged from 5.20% to 5.86% at December 31, 2004 and 4.75% to 5.02% at December 31, 2003.

                                                          December 31, 2004               December 31, 2003
                                                     ---------------------------   -------------------------------
                                                     Estimated     Recorded Book   Estimated Fair    Recorded Book
                                                     Fair Value       Balance          Value            Balance
                                                     ----------    -------------   --------------    -------------
Financial Assets:
Cash and cash equivalents                              $309,458      $309,458         $141,019          $141,019
Marketable securities                                        27            27               24                24
Accounts receivable                                      72,598        72,598           69,055            69,055

Financial Liabilities:
Accounts payable and accrued expenses (excluding
  interest rate swap contracts)                         107,312       107,312          164,036           164,036
Interest rate swap contracts                             19,745        19,745           34,026            34,026
Warrant liability                                        71,722        71,722              ---               ---
Debt                                                    922,568       915,741          904,273           910,755
Capital securities                                       66,375        75,000           68,813            75,000

Concentration of Credit risk—

At both December 31, 2004 and 2003, approximately 47% of accounts receivable and 70% of the net investment in direct financing leases were from customers outside of the United States.

In 2004, 2003 and 2002 the Company's top 25 customers represented approximately 75%, 74% and 71%, respectively, of its consolidated billings, with no single customer accounting for more than 8.2% in any year.

Net income per share—

Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during the period (which is net of treasury shares). Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of stock options and warrants and the unvested portion of restricted stock grants is computed using the treasury stock method, which assumes the repurchase of common shares at the average market price for the period. Stock options and warrants that do not have a dilutive effect (because the exercise price is above the market price) are not included in the diluted income per share. For the year ended December 31, 2004 (using the treasury stock method) warrants to purchase 76,052 shares and options to purchase 905 shares were not dilutive and were not included in diluted earnings per share. For the years ended December 31, 2003, and 2002, all stock options to acquire common shares were dilutive. There were no warrants outstanding during the year ended December 31, 2003 and 2002. Unvested restricted stock grants were dilutive for the years ended December 31, 2004 and 2003. See Note 14 to the Consolidated Financial Statements. There were no unvested restricted stock grants outstanding during the year ended December 31, 2002. The convertible redeemable subordinated debentures issued by the Company in December 2002, January 2003 and February 2003 were dilutive for the year ended December 31, 2003. For the years ended December 31, 2004 and 2002, these debentures (convertible into 1,487,285 and 17,599 shares, respectively) were not dilutive and were not included in diluted earnings per share. For further discussion of the debt characteristics of the convertible redeemable subordinated debentures, see Note 4 to the Consolidated Financial Statements.

A reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented below:

                                                          Year Ended December 31,
                                                          ----------------------
                                                       2004         2003         2002
                                                       ----         ----         ----
Numerator
     Net Income - Basic EPS                            $8,429      $41,190      $4,389
     Interest Expense on convertible debentures,
     net of tax of $1,334                                 ---        2,001         ---
                   ------                                 ---        -----         ---
     Net Income-Diluted EPS                            $8,429      $43,191      $4,389
                                                       ======      =======      ======

Denominator
     Weighted average common shares
     outstanding-Basic                                 27,380       27,365      27,360
     Dilutive stock options and warrants                1,573        1,569       1,842
     Dilutive convertible debentures                      ---        1,461         ---
     Dilutive restricted stock grants                       7            1         ---
                                                            -            -         ---
     Weighted average common shares
     outstanding-Diluted                               28,960       30,396      29,202
                                                       ======       ======      ======

Earnings per common share
     Basic                                              $0.31        $1.51       $0.16
                                                        =====        =====       =====
     Diluted                                            $0.29        $1.42       $0.15
                                                        =====        =====       =====

Use of estimates—

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses during the reporting period and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Reclassifications—

Certain reclassifications have been made to the 2003 and 2002 amounts in order to conform to the 2004 presentation. In addition, the Company determined it was necessary to change the classification of certain types of revenue which had been previously reported as a reduction to lease operating expenses. This revenue consists primarily of fees charged to lessees for handling, repositioning and repairs which had previously reduced the related costs for these services. This revenue will be reported separately as other revenue on the face of the Company's Consolidated Statements of Income. These reclassifications have no impact on net income.

Adjustment to Opening Retained Earnings—

During the fourth quarter of 2004, the Company sold certain assets (with a book value of approximately $1,865) of CTC Container Trading (U.K.) Limited ("CTC"), a wholly-owned subsidiary which leased specialized cargo carrying units and other equipment for use by companies operating in the North Sea. While quantifying the approximate impact related to this sale, the Company noted that there was an elimination entry of approximately $803, net of tax, in the Interpool Limited consolidation related to CTC. This entry reduced retained earnings with a comparable reduction to leasing equipment. The entry originated when Interpool Limited sold container equipment to CTC at a profit prior to 1994. The elimination entry was recorded to eliminate the inter-company profits generated from the sale of the equipment. The inter-company profit included in the elimination entry should have been amortized over the period the equipment was being depreciated by CTC using the higher book values. No such amortization ever took place. The depreciation would have ended prior to any period being reported on by the Company in the December 31, 2004 Form 10-K. The effect of this error was to understate earnings during the period that the equipment was being depreciated. The Company determined the impact of this error should be reported as an adjustment to opening retained earnings.

Note 2 Income taxes:

Significant components of deferred tax assets and liabilities as of December 31, 2004 and 2003 were as follows:

                                                       2004          2003
                                                       ----          ----
    Deferred tax assets:
        Loss carry forwards                           $141,893     $123,607
        Other                                           19,425       28,187
                                                        ------       ------
           Total deferred tax assets                   161,318      151,794
             Valuation allowances                       (9,963)     (16,009)
                                                        ------      -------
           Net deferred tax assets                     151,355      135,785
                                                       -------      -------

    Deferred tax liabilities:
        Operating property, net                        197,951      170,167
        Other                                            2,608        3,010
                                                         -----        -----
           Total deferred tax liabilities              200,559      173,177
                                                       -------      -------
           Net deferred tax liability                  $49,204      $37,392
                                                       -------      -------

One of the Company's subsidiaries had net operating loss carryforwards ("NOLs") for Federal income tax purposes totaling approximately $15,602 for which a $6,070 valuation allowance had been recorded. Since this $15,602 NOL expired in 2004, the related deferred tax asset of $6,070 was written off during the year resulting in a reduction to the valuation allowance of that amount. Other changes to the valuation allowance during the year related to various items including an equity investment, Chassis Holdings 1, LLC, and state NOLs. In 2003 the Company recorded additional valuation allowances aggregating $1,203 for future tax deductions related to an equity investment, Chassis Holdings I, LLC and for losses incurred with respect to PCR.

Through December 31, 2004, the Company, including CAI, has incurred passive activity loss carryovers of approximately $355,639 for U.S. federal income tax purposes. These losses can be carried forward indefinitely to offset income from future leasing activities. Additionally, the Company and its subsidiaries have net operating loss carryovers aggregating approximately $323,898 which can be used to offset fully or partially future taxable income for state purposes. For New Jersey state tax purposes these losses are scheduled to expire between 2005 and 2012 if not utilized.

A significant subsidiary of the Company, Interpool Limited, is a Barbados corporation. Under the terms of an income tax convention between the United States and Barbados, Interpool Limited's leasing income is fully taxable by Barbados, but exempt from U.S. Federal taxation. For information regarding the July 2004 Protocol between the United States and Barbados, see Note 17 to the Consolidated Financial Statements. The Barbados tax rate is a maximum of 2½% of income earned in Barbados.

No deferred U.S. Federal income taxes have been provided on the unremitted earnings of Interpool Limited since it is the Company's intention to indefinitely reinvest such earnings. At December 31, 2004 unremitted earnings of Interpool Limited were approximately $334,000. The deferred U.S. Federal income taxes related to the unremitted earnings of Interpool Limited would be approximately $110,000, assuming these earnings were taxable at the U.S. statutory rate, net of foreign tax credits. We are now exploring the implications of the repatriation provision recently enacted by the American Jobs Creation Act of 2004, but we have not yet decided whether to repatriate any unremitted earnings.

As a company resident in Barbados, Interpool Limited is required to file tax returns in Barbados and pay any tax liability to Barbados. However, no Barbados tax returns have been prepared or filed for Interpool Limited for any period subsequent to its 1997 tax year. The Company believes the failure to file these returns has not resulted in any material underpayment of taxes, interest or penalties (other than a nominal late filing penalty), because the Company believes no material Barbados taxes would have been due for the years for which returns have not been filed. The Company further believes Interpool Limited's failure to file these returns would not present any other material risk to Interpool. Preparation of these tax returns is currently in process, and it is the Company's intent to submit them as promptly as practical.

A reconciliation of the U. S. statutory tax rate to the effective tax rate follows:

                                                                   2004       2003       2002
                                                                   ----       ----       ----
   U.S. statutory rate                                             35.0%       35.0%      35.0%

   Difference due to operation of subsidiary in Barbados          (72.7)      (32.9)    (285.5)
   State taxes                                                      9.9         1.3      (52.0)
   Warrant liability                                               77.8        ---        ---
   Other                                                           11.2         1.4        4.3
   PCR losses                                                      ---         ---        39.3
   Valuation allowances                                             0.7         2.6      212.4
                                                                    ---         ---      -----

   Effective tax rate                                              61.9%        7.4%     (46.5)%
                                                                   ====         ===      =====

The non-cash expense of $49,222 recorded in 2004 pertaining to the increase in the Company's liability for warrants (see Note 4 to the Consolidated Financial Statements) is non-deductible for Federal income tax purposes. This resulted in a 77.8% increase in the Company's 2004 actual tax rate.

The provision (benefit) for income taxes is as follows:

                        2004          2003        2002
                        ----          ----        ----
    U.S.             $13,636         $1,724      $(1,883)
    Other                 85          1,557          490
                          --          -----          ---
                     $13,721         $3,281      $(1,393)
                     =======         ======      =======

    Current           $2,238         $1,473        $1,725
    Deferred          11,483          1,808       (3,118)
                      ------          -----       ------
                     $13,721         $3,281      $(1,393)
                     =======         ======      =======

Note 3 Leasing activities:

As lessor—

The Company has entered into various leases of equipment that qualify as direct financing leases. At the inception of a direct financing lease, the Company records a net investment based on the total investment (representing the total future minimum lease payments plus unguaranteed residual value), net of unearned lease income. The unguaranteed residual value is generally equal to the purchase option of the lessee, and is included in total lease receivables (approximately $66,298 and $63,927 at December 31, 2004 and 2003, respectively). Unearned income represents the excess of total future minimum lease payments plus residual value over equipment cost. Receivables under these direct financing leases, net of unearned income, are collectible through 2015 as follows:

                                          December 31, 2004
                        -----------------------------------------------------
                         Total Lease           Unearned           Net Lease
                          Receivable         Lease Income        Receivable
                        ----------------   -----------------   --------------
         2005               $113,953               $33,913          $80,040
         2006                 99,874                25,234           74,640
         2007                 92,509                17,479           75,030
         2008                 56,112                11,220           44,892
         2009                 31,943                 7,797           24,146
         Thereafter           78,152                13,455           64,697
                              ------                ------           ------
                            $472,543              $109,098         $363,445
                            ========              ========         ========

As of December 31, 2003, the Company had total lease receivable, unearned lease income and net lease receivables of $572,956, $146,141 and $426,815 respectively.

As of December 31, 2004, the Company also had noncancelable operating leases, under which it will receive future minimum rental payments as follows:

                    2005                         $188,249
                    2006                          160,690
                    2007                          129,454
                    2008                           78,831
                    2009                           45,577
                    Thereafter                     44,510
                                                   ------
                                                 $647,311
                                                 ========

The Company capitalizes lease commissions and amortizes this cost over the average life of the related lease contract. At December 31, 2004 and 2003, $2,473 and $3,902 of these commissions were included in other assets on the accompanying Consolidated Balance Sheet.

Allowance for doubtful accounts—

The following summarizes the activity in the allowance for doubtful accounts:

                                                      2004       2003          2002
                                                      ----       ----          ----

      Balance, beginning of year                   $16,358      $14,033       $6,674
           Provision charged to expense              1,476        4,248        7,843
           Increase for allowance due to
           consolidation of CAI as of June
           27, 2002                                    ---          ---        1,898
           Write-offs                               (5,247)      (2,140)      (2,504)
           Recoveries                                1,507          226          132
           Other                                        (3)          (9)         (10)
                                                        --           --          ---
      Balance, end of year                         $14,091      $16,358      $14,033
                                                   =======      =======      =======

The allowance for doubtful accounts includes the Company's estimate of allowances necessary for receivables on both operating and direct financing lease receivables. The allowance for doubtful accounts is developed based on two key components (1) specific reserves for receivables which are impaired for which management believes full collection is doubtful and (2) reserves for estimated losses inherent in the receivables based upon historical trends. The Company believes its allowance for doubtful accounts is adequate to provide for credit losses inherent on its accounts receivable. The allowance for doubtful accounts is intended to provide for losses inherent in the accounts receivable, and requires the application of estimates and judgments as to the outcome of collection efforts and the realization of collateral, among other things. In addition, changes in economic conditions or other events may necessitate additions or deductions to the allowance for doubtful accounts. Direct financing leases are evaluated on a case by case basis. When evaluating its operating and direct financing lease receivables for impairment, the Company considers, among other things, the level of past-due amounts of the respective receivable, the borrower's financial condition, credit quality indicators of the borrower, the value of underlying collateral and third party credit enhancements such as guarantees and insurance policies. Once a direct financing lease is determined to be non-performing, Company procedures provide for the following events to take place in order to evaluate collectibility:

•	The past due amounts are reclassified to accounts receivable,

•	The equipment value supporting such direct financing lease is reclassified to leasing equipment, and

•	Collectibility is evaluated, taking into consideration equipment book value, and the total outstanding receivable, as well as the likelihood of collection through the recovery of equipment.

As of December 31, 2004 and 2003, included in accounts receivable are non-performing receivables of $12,498 and $12,795, respectively. The Company's average non-performing receivables are $12,704 and $11,669 for the years ended December 31, 2004 and 2003, respectively. As of December 31, 2004 and 2003, included in the allowance for doubtful accounts are reserves for the non-performing receivables of $11,764 and $11,918, respectively. As of December 31, 2004 and 2003, our non-performing receivables, net of applicable reserves, were 1.01% and 1.27%, respectively, of accounts receivable, net.

All outstanding amounts due for non-performing direct financing lease accounts are reclassified to accounts receivable, therefore an allowance for doubtful accounts for the net investment in direct financing leases is not required.

The Company seeks to reduce credit risk by maintaining insurance coverage against customer insolvency and related equipment losses. The Company maintains contingent physical damage, recovery and loss of revenue insurance, which provides coverage in the event of a customer's insolvency, bankruptcy or default giving rise to its demand for return of all of its equipment. The policy covers the cost of recovering the Company's equipment from the customer, including repositioning cost, damage to the equipment and the value of equipment that could not be located or was uneconomical to recover. It also covers a portion of the equipment leasing revenue that the Company might lose as a result of the customer's default (i.e., up to 180 days of lease payments following an occurrence under the policy). The Company's current policy, which will expire on April 30, 2005, includes coverage of $9,000 with a $3,000 deductible, per occurrence. While the Company believes it will be able to renew this coverage on comparable or more favorable terms, for an additional twelve month period, there can be no assurance that this or similar coverage will be available in the future or that such insurance coverage will cover the entirety of any loss.

Note 4 Debt:

The following table summarizes the Company's debt and capital lease obligations as of December 31, 2004 and 2003.

Total Debt and Capital Lease Obligations                                  December 31, 2004      December 31, 2003
----------------------------------------                                  -----------------      -----------------

Capital lease obligations payable in varying amounts through 2013              $329,623               $325,258
Chassis Securitization Facility, interest at 5.99% and 5.59% at
  December 31, 2004 and 2003, respectively
      Warehouse facility                                                        22,490                  25,490
      Debt obligation                                                           53,875                  86,413
      Capital lease obligation                                                 397,834                 404,674
Secured equipment financing facility, interest at 4.45% at December
  31, 2004, revolving period ending October 31, 2006, term out period
  ending April 30, 2012                                                        243,000                     ---
Revolving credit facility, interest rate at 3.09% at December 31, 2003           ---                   193,495
Revolving credit facility CAI, interest at 4.56% and 3.37% at December
  31, 2004 and 2003, respectively                                               65,000                  87,000
Container securitization facility, interest at 6.50% at December 31,
  2003                                                                           ---                    76,565
6.00% Notes due 2014 (unsecured) net of unamortized discount of
  $33,729 at December 31, 2004                                                 196,271                     ---
7.35% Notes due 2007 (unsecured)                                               115,395                 147,000
7.20% Notes due 2007 (unsecured)                                                45,335                  62,825
9.25% Convertible redeemable subordinated debentures, mandatory
  redemption 2022 (unsecured)                                                   37,182                  37,182
9.875% Preferred capital securities due 2027 (unsecured)                        75,000                  75,000
Notes and loans repayable with various rates ranging from 3.60% to
  7.90% and maturities from 2005 to 2010                                       137,193                 194,785
                                                                               -------                 -------
Total Debt and Capital Lease Obligations                                     1,718,198               1,715,687
                                                                             ---------               ---------
   Less Current Maturities                                                     240,553                 219,192
Total Non-Current Debt and Capital Lease Obligations                        $1,477,645              $1,496,495
                                                                            ==========              ==========

At December 31, 2004, the Company had available $223,000 under various facilities which includes approximately $39,000 available under CAI's revolving credit facility. A commitment for $150,000 was completed on December 29, 2004 and will be open for 364 days, after which it will either be renewed, refinanced, or will be paid out in full over the following 48 months. The advance rate under this facility will be either 60% or 75% at the Company's option. The interest rate is determined by a pricing grid and can range from LIBOR plus 140 to 180 basis points, depending upon the Company's tangible debt to total net worth ratio or its corporate credit rating, and the advance rate chosen. As of December 31, 2004, the rate would be LIBOR plus 165 basis points at a 75% advance rate and LIBOR plus 150 basis points at a 60% advance rate. There is a commitment fee of 45 basis points per annum on any unused portion of this commitment, payable quarterly in arrears. Another commitment for $25,000 was available for future use at December 31, 2004. This commitment was scheduled to be open until March 31, 2005, after which any unfunded portion of the commitment would expire. This commitment was subsequently cancelled during February 2005 to allow the financial institution to provide a larger commitment as part of the 150,000 facility mentioned above. During the first quarter of 2005, we received additional commitments under a secured equipment financing established on November 1, 2004 totaling $248,000 from six additional financial institutions. As of the date this Form 10-K was filed, none of these additional commitments had been utilized.

As of December 31, 2004, the annual maturities of capital leases and related interest were as follows:

                         Payment        Interest       Principal
                       -----------    ------------   -------------

        2005             $96,962        $17,634         $79,328
        2006              68,826         13,643          55,183
        2007              80,990         10,641          70,349
        2008              79,685          7,974          71,711
        2009              69,904          4,888          65,016
        Thereafter       391,535          5,665         385,870
                         -------          -----         -------
                        $787,902        $60,445        $727,457
                        ========        =======        ========

As of December 31, 2004, the scheduled principal maturities of debt, were as follows:

        2005                        $161,225
        2006                          83,939
        2007                         214,564
        2008                          65,501
        2009                          43,296
        Thereafter                   422,216
                                     -------
                                    $990,741
                                    ========

The Company's debt consists of notes, loans and capital lease obligations with installments payable in varying amounts through 2027, with a weighted average interest rate of 6.2% and 6.0% in 2004 and 2003, respectively. The principal amount of debt and capital lease obligations payable under fixed rate contracts was $898,712. Remaining debt and capital lease obligations of $819,486 were payable under floating rate arrangements, of which $408,367 was effectively converted to fixed rate debt through the use of interest rate swap agreements. At December 31, 2004, most of the debt and capital lease obligations of the Company are secured by a substantial portion of the Company's leasing equipment, direct financing leases and accounts receivable, except for $469,183 of debt which is unsecured. For further information on the accounting treatment for interest rate swap contracts see Note 5 to the Consolidated Financial Statements.

In March 2002, the Company established a $500,000 chassis asset-backed securitization facility. This facility is guaranteed by MBIA and was therefore rated AAA by Standard & Poor's and Aaa by Moody's. On September 30, 2002, the Company entered into a sale/leaseback transaction and expanded the total debt and capital lease obligations to a total of $540,968 outstanding, of which $129,328 is a debt obligation and $411,640 is a capital lease obligation under the sale/leaseback. In May 2003, the Company established a $200,000 revolving warehouse facility within its chassis securitization facility and received funding from a $25,500 debt obligation issuance. In July 2003 and October 2003, the Company agreed, among other things, to suspend its ability to incur additional funding under the warehouse facility until such time as the loan and guarantee parties have each agreed in their sole discretion to reinstate their funding commitments. Additionally in January 2004, as a result of the downgrade of the ratings on the Company's debt securities Moody's reduced the "shadow rating" of the Company's chassis securitization. The Company was subsequently advised by the provider of the insurance "wrap" portion of the chassis securitization that, as a result of the downgrade of the shadow rating, the Company was liable to indemnify such provider for certain of the provider's increased capital charge costs. During October 2004, the Company reached an agreement with such provider, pursuant to which it will pay approximately $220 per month in additional premium, declining as the loan is paid down. Such additional premium will be further adjusted downward after eighteen months if the shadow rating improves, potentially going away entirely. In addition, as part of this agreement the wrap provider and the other participants in the chassis securitization have permanently waived any early amortization event or default associated with the downgrade of the shadow rating. At December 31, 2004, the total debt and capital lease obligation outstanding under the facility totaled $474,199 of which $22,490 was outstanding under the warehouse facility, $53,875 is a debt obligation and $397,834 is a capital lease obligation. The interest rate on this facility is 5.99%, including the effect of interest rate swap contracts in place as of December 31, 2004. This facility continues to be accounted for as an on-balance sheet secured financing. The assets used to secure this facility are segregated in a Delaware statutory titling trust (the "Trust") and in a special purpose entity (which is consolidated by the Company) and consist of $18,500 of accounts receivable and fixed assets with a net book value of $522,480 at December 31, 2004. In addition, $24,927 of cash and marketable securities at December 31, 2004 are restricted for use by the Trust and the special purpose entity and included on the Company's consolidated balance sheet. The assets, which are segregated in the special purpose entity and included on the Company's consolidated balance sheet, are not available to pay the claims of the Company's creditors.

On November 1, 2004, the Company consummated a secured equipment financing with one of its existing lenders. The financing is secured by shipping containers and related leases owned by a special purpose consolidated subsidiary of the Company and leased to various third parties. The financing allows for advances from time to time up to the amount of available collateral under the facility, subject to a maximum principal amount that may be outstanding under the facility of $252,000. The interest rate under this new facility is LIBOR plus 175 basis points, with a reduction to LIBOR plus 150 basis points possible as the Company's credit rating improves. This agreement, as amended, requires that the Company enter into interest rate swap contracts in order to effectively convert at least seventy percent of the debt associated with operating lease equipment and ninety percent of the debt associated with direct financing leases from floating rate debt to fixed rate debt by March 31, 2005. The facility has a two-year term, after which the outstanding balance will be paid out in full over 66 months if it is not refinanced. At December 31, 2004 $243,000 of debt was outstanding under this facility and $9,000 was available for future use. Of the $243,000 drawn down, the Company used $224,400 to refinance outstanding indebtedness, which included the entire $154,800 of outstanding borrowings under its revolving credit facility, which has now been terminated, as well as an existing $69,600 loan from this lender. The remaining balance of $18,600 was used for transaction fees and working capital purposes. During the first quarter of 2005 the Company received additional commitments under this facility totaling $248,000 from six additional financial institutions. As of the date this Form 10-K was filed, none of these additional commitments had been utilized.

The Company had a $215,000 revolving credit facility with a group of commercial banks. In July 2000, this facility was renewed and amended with the term extended to July 31, 2005. The credit limit was $215,000 through July 31, 2003; thereafter the credit limit declined to $193,500 through July 31, 2004 and $172,000 through July 31, 2005. In July 2003 and October 2003, in connection with obtaining necessary waivers under the revolving credit facility due to the late filing of the Company's periodic reports with the SEC and the restatement of its past financial statements, the Company agreed, among other things, to reduce advance rates under this facility, to define several additional events as events of default, to increase the interest rate margin until it is in compliance with all SEC reporting requirements, and to maintain specified levels of unrestricted cash and cash equivalents until the delinquent SEC filings are made. The Company also agreed to restrictions on dispositions of collateral and encumbrances of assets as well as a limitation on concessions that could be made to its other financial institutions in connection with obtaining waivers. The October 2003 amendment also required the Company to provide additional financial information to the lenders under the facility and to continue the engagement of a financial advisor. On November 1, 2004, the Company paid off the entire $154,757 of outstanding borrowings under its revolving credit facility, and terminated the facility.

On June 27, 2002, CAI entered into an amended $110,000 senior revolving credit agreement with a group of financial institutions. To facilitate the closing of this new credit facility, the Company agreed to extend the repayment terms of its Note so as to require mandatory quarterly principal payments of $1,683 beginning July 30, 2006 through April 30, 2011 and modified certain financial covenants in the Note. Interest on the Note continues to accrue at an annual fixed rate of 10.5% and is payable quarterly. The Note continues to be cross-collateralized with CAI's senior credit agreement, subject to the terms of an amended and restated subordination agreement.

A total of $65,000 was outstanding under CAI's senior revolving credit facility at December 31, 2004. Borrowings under CAI's senior credit facility are secured by substantially all of CAI's assets totaling approximately $181,958 in the Company's Consolidated Financial Statements at December 31, 2004, and are payable on June 27, 2005. CAI is currently in discussions with its lenders regarding a renewal of their senior revolving credit facility. The senior credit facility contains various financial and other covenants. CAI was in compliance with the covenants at December 31, 2004.

In July 2001, the Company's container securitization facility, which was originally established as an off-balance sheet source of financing in March 1999, was amended allowing additional financings to be accounted for as on-balance sheet secured debt financing. In August 2002, the container securitization facility was extended with the maximum outstanding limited to $150,000. In October 2002 the facility was renewed and the facility amount was increased to $200,000. Subsequently, the Company amended its container securitization facility to relinquish the right to request additional advances under the facility and agreed that all lease payments subsequently received under the facility would be used to reduce the indebtedness. On December 28, 2004, the Company paid off the remaining $25,933 of outstanding borrowings under this facility, and terminated the facility.

On September 14, 2004, the Company entered into a Securities Purchase Agreement pursuant to which it sold $150,000 total principal amount of a new series of 6.0% notes due 2014 (the "Notes") in a private transaction with four investors. In connection with the sale of the Notes, the Company also issued to the investors two series of Warrants exercisable for a total of 8,333,333 shares of the Company's common stock at an exercise price of $18.00 per share (the "Warrants"). The exercise price will be subject to customary anti-dilution adjustments as set forth in the Warrants.

The Notes mature on September 1, 2014, with interest payable semi-annually at a rate of 6.0% per annum. The Company has the right to redeem the Notes at any time after September 1, 2009 with a declining premium. The maturity of the Notes can be accelerated upon the occurrence of an "Event of Default" as such term is defined in the indenture governing the Notes (the "Indenture"). The Indenture also contains various restrictive covenants, including limitations on the payment of dividends and other restricted payments, limitations on incurrence of indebtedness, and limitations on asset sales, the violation of which by the Company would result in an Event of Default.

The first series of Warrants (the "Series A" Warrants) is exercisable at any time for a total of 5,475,768 shares. The second series of warrants (the Series "B" Warrants) will become exercisable at any time for a total of 2,857,565 shares, following stockholder approval of such exercise at a special meeting of the Company's stockholders. The Company also entered into agreements with the investors to file registration statements with the Securities and Exchange Commission, for the benefit of the investors, with respect to the Notes and the Warrants. The terms of the Warrants provide that the exercise price will be paid by the investors to the Company solely in cash except that after the Company has filed a registration statement with the Securities and Exchange Commission relating to the Warrants and underlying common stock, in the event such registration statement has not become effective or is otherwise not available to the Warrant holders or if the exercise of the Warrants for cash would not be permitted under the federal securities laws, the exercise price may be paid by tendering a principal amount of 6.0% Notes equal to the exercise price of the Warrants then being exercised. The sale of the Notes and Warrants pursuant to the Securities Purchase Agreement was made in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the "Act") pursuant to Section 4(2) of the Act

Of the $150,000 in proceeds from the September 14, 2004 sale of the Notes and Warrants, the Company repurchased, at face value, a portion of its outstanding 7.35% notes due 2007 ($31,605) and 7.20% notes due 2007 ($17,490) which were held by the investors. The remaining proceeds are being used for general corporate purposes, including, but not limited to, the purchase of equipment, retirement of debt, potential acquisitions and/or working capital.

The Warrants expire on September 1, 2014, although the Company has the right under certain conditions to require that they be exercised at any time after its common stock trades at $30.00 per share or more for five consecutive trading days assuming the shares being issued upon exercise are registered shares.

The fair value of the warrants at the date of the transaction was estimated at $22,500 and was recorded in warrant liability on the Consolidated Balance Sheet, with the offset recorded as a discount on the Notes. This discount is being amortized as interest expense using the effective interest method over the ten-year life of the Notes. The overall interest rate on the Notes, considering the amortization of the discount, is approximately 8.3%.

EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in a Company's Own Stock ("EITF 00-19") requires freestanding contracts that are settled in a Company's own stock, including common stock warrants, to be designated as an equity instrument, asset or liability. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be carried at fair value until the contract meets the requirements for classification as equity, until the contract is exercised or until the contract expires. The Company has classified these warrants as a liability, as noted above, because the requirements of EITF 00-19 for classification of the warrants as equity have not yet been met. During the period in which the warrants are classified as a liability, any changes in fair value will be reported as fair value adjustment for warrants in the Consolidated Statement of Income. Due primarily to the increase in the market value of the Company's common stock during the last quarter of 2004, the fair market value of these Warrants has increased from $22,500 at September 30, 2004 to $71,722 at December 31, 2004. As a result, during the three-months ended December 31, 2004, the Company has recorded a non-cash expense of $49,222 (for which no tax benefit is derived) which has been reflected as fair value adjustment for warrants on the accompanying Consolidated Statements of Income. Accordingly, future changes to the fair market value of these Warrants have the potential to cause volatility in our future results. Because these warrants are classified as a liability, any increase in the fair market value of the Warrants will result in an additional non-cash expense to the Consolidated Statements of Income. If the fair market value of the warrants decreases in the future the Company will record non-cash income in its Consolidated Statements of Income. In the event that all of the conditions of EITF 00-19 are met for classification of the Warrants as equity, the liability account representing the fair value of the warrants at the date the conditions are met will be reclassified to additional paid-in-capital on the Consolidated Balance Sheets.

The Company has agreed to file a Registration Statement for the Warrants and the Notes with the Securities and Exchange Commission by May 1, 2005. In addition, the Company has agreed to use commercially reasonable efforts to have the Warrant Registration Statement and the Notes Registration Statement declared effective by July 1, 2005. It is impossible for the Company to predict when either of these registration statements will become effective. If either of these Registration Statements is not effective by October 1, 2005, or is not filed by May 1, 2005, the Company will be required to pay liquidated damages to the holders of these securities based upon a value of $150,000 for the Notes and $150,000 for the Warrants. For the first 90 days, the amount of liquidated damages to be paid related to the Warrants and the Notes will be calculated using a rate of 0.25% per annum for each day the Registration Statements are not effective after September 30, 2005 or if the Registration Statements are not filed by May 1, 2005. This percentage will be increased by 0.25% for each 90 day period, until these conditions are met, up to a maximum of 1.00% per annum.

A condition that must be met for equity treatment under the provisions of EITF 00-19 is that there can be no possibility of a net cash settlement of the Warrants. Under the terms of the Warrant Agreement, in the event that stockholder approval of the issuance of common stock pursuant to the Series B Warrants is not obtained prior to April 30, 2005, the holders of the Series B Warrants have the right to settle their warrants for cash. In order to do this, the Series B Warrant holders, upon payment of the exercise price of the Series B Warrants, would receive cash from the Company in an amount equal to 105% of the market price of the Company's common stock on the day prior to exercise. For example, if the market value of the Company's stock was $22 at the date that the Series B Warrant holders exercised their right for a net cash settlement, the net cash settlement paid to the holders of the Series B Warrants would be approximately $14,574 ($22 market value X 105% X 2,857,565 shares – less exercise price of 2,857,565 shares X $18). The Company intends to hold a special meeting of the Stockholders as soon as practicable and at that meeting will seek stockholder approval for the exercise of the Series B Warrants. It is impossible for the Company to hold this meeting until the Company's Proxy requesting this approval has been filed with and accepted by the Securities and Exchange Commission and all stockholders have been notified regarding the meeting. In connection with the sale of the Notes and Warrants, certain of the Company's significant stockholders, whose combined ownership interest represents more than 50% of the issued and outstanding shares of its common stock, entered into a voting agreement pursuant to which they have agreed to vote to approve the exercise of the second series of Warrants by the investors. In addition, Martin Tuchman, the Company's Chairman and Chief Executive Officer, Warren L. Serenbetz, a former member of its Board of Directors, and an entity controlled by members of Mr. Serenbetz's family agreed to certain restrictions on their ability to transfer shares of the Company's common stock in private transactions. If the approval for the issuance of the shares related to the Series B Warrants is obtained after April 30, 2005 and prior to the exercise of the Series B Warrants by the holders of the Warrants, the holders of the Series B Warrants will lose their right to exercise the net cash settlement feature of Series B Warrants once such stockholder approval is received. At that time, this will no longer be a condition for liability treatment under the provisions of EITF 00-19.

On November 29, 2004, the Company sold $80,000 total principal amount of new 6.0% notes (the "November notes") due 2014 to eight investors under the same indenture used for the $150,000 unsecured financing completed during September 2004. The terms of the November notes are identical to those of the notes sold during September (as described previously in this document) with the following exceptions: (1) there were no warrants associated with the November notes; and (2) the original issue discount on the November notes was approximately 14.7% versus 15.0% for the September notes. The November notes were sold at a discount which provided net proceeds totaling $68,065. The net proceeds are for general corporate purposes, including, but not limited to the purchase of equipment, retirement of debt, acquisitions, and/or working capital.

In July and August 1997, the Company issued $225,000 of ten year notes, comprised of $150,000 of 7.35% Notes due 2007 and $75,000 of 7.20% Notes due 2007. The net proceeds from these offerings were used to repay secured indebtedness, to purchase equipment and for other investments. During 2004, the Company retired $31,605 of the 7.35% Notes and $17,490 of the 7.20% Notes. As of December 31, 2004, $115,395 and $45,335 principal amount of the 7.35% and 7.20% Notes, respectively, remains outstanding.

In July 2002, the Company commenced a registered subscription rights offering of up to $31,465 of its 9.25% Convertible Redeemable Subordinated Debentures. The debentures were offered to holders of its common stock pursuant to the exercise of non-transferable subscription rights and were to be convertible into shares of its common stock. The Company had the right in its discretion to accept offers from other parties to purchase debentures not subscribed for by stockholders. On August 14, 2002, the Company terminated the subscription rights offering due to a delay in filing its Form 10-Q for the quarter ended June 30, 2002. The Company re-commenced the offering during November 2002 and accepted subscriptions for $32,118 of debentures, which were issued in December 2002. The Company also increased the size of the offering and subsequently accepted $5,064 of additional subscriptions in January and February 2003, resulting in a total of $37,182 of debentures being issued. The debentures bear interest at an annual rate of 9.25%. They have a mandatory redemption feature upon the earlier of the occurrence of a change of control or on December 27, 2022. They have an optional redemption feature after the third anniversary at a price of 100% of outstanding principal, plus accrued interest. They have a special redemption feature between December 27, 2006 and December 27, 2007, during which period the Company may redeem the debentures by issuing common stock at $25.50 per debenture plus accrued interest, if the average closing price of its common stock for five consecutive trading days equals or exceeds $25.50 per share. Lastly, at any time, the holder of the debentures may convert the debentures into the Company's common stock at a per share conversion price of $25 per debenture.

On January 27, 1997, Interpool Capital Trust, a Delaware business trust and special purpose entity (the "Trust"), issued to outside investors 75,000 shares of 9-7/8% Capital Securities with an aggregate liquidation preference of $75,000 (the "Capital Securities") for proceeds of $75,000. Interpool owns all the common securities of the Trust. The proceeds received by the Trust from the sale of the Capital Securities were used by the Trust to acquire $75,000 of 9-7/8% Junior Subordinated Deferrable Interest Debentures due February 15, 2027 of the Company (the "Debentures"). The sole asset of the Trust is $77,320 aggregate principal amount of the Debentures. The Capital Securities represent preferred beneficial interests in the Trust's assets. Distributions on the Capital Securities are cumulative and payable at the annual rate of 9-7/8% of the liquidation amount, semi-annually in arrears and commenced February 15, 1997. The Company has the option to defer payment of distributions for an extension period of up to five years if it is in compliance with the terms of the Capital Securities. Interest at 9-7/8% will accrue on such deferred distributions throughout the extension period. The Capital Securities will be subject to mandatory redemption upon repayment of the Debentures to the Trust. The redemption price decreases from 104.9375% of the liquidation preference in 2007 to 100% in 2017 and thereafter. Under certain limited circumstances, the Company may, at its option, prepay the Debentures and redeem the Capital Securities prior to 2007 at a prepayment price specified in the governing instruments. The obligations of the Company under the Debentures, under the Indenture pursuant to which the Debentures were issued, under certain guarantees and under certain back-up obligations, in the aggregate constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Capital Securities.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS 150"). The adoption of SFAS 150 required the Company to display the Company-obligated mandatorily redeemable preferred securities in subsidiary grantor trusts within the liability section. At December 31, 2004 and 2003 these Capital Securities are included in debt and capital lease obligations in the Consolidated Balance Sheets.

Covenants: Under the Company's secured equipment financing facility (and most of its other debt instruments, the Company was required to maintain covenants (as defined) for tangible net worth (the most stringent of which required the Company to maintain tangible net worth of at least $300,000), a fixed charge coverage ratio of 1.5 to 1 and a funded debt to net worth ratio (as defined in the agreement) of 4.0 to 1. A servicing agreement to which the Company is a party requires that it maintains a tangible net worth (as defined in the agreement) of at least $375,000 plus 50% of any positive net income reported from October 1, 2004 forward. Additionally, under a credit agreement, the Company is required to maintain a security deposit in the aggregate amount of at least 80% of the outstanding loan balances, including interest. This amounted to $4,834 at December 31, 2004 and is included in other assets on the Consolidated Balance Sheet. At December 31, 2004, the Company was in compliance with these covenants, as amended. At December 31, 2004, under a restriction in the Company's 6.0% Note Indenture approximately $3,561 of retained earnings were available for dividends.

Note 5 Derivative instruments:

The Company's assets are primarily fixed rate in nature while its debt instruments are primarily floating rate. The Company employs derivative financial instruments (interest rate swap agreements) to effectively convert certain floating rate debt instruments into fixed rate instruments and thereby manage its exposure to fluctuations in interest rates.

As of December 31, 2004 and December 31, 2003, included in accounts payable and accrued expenses in the accompanying Consolidated Balance Sheets is a liability of $19,745 and $34,026, respectively, representing the market value of the Company's interest rate swap contracts.

The unrealized pre-tax income on cash flow hedges for the year ended December 31, 2004 of $12,022 and the related income tax effect of $3,501 have been recorded by the Company as a component of other comprehensive income (loss).

The unrealized pre-tax income on cash flow hedges for the year ended December 31, 2003 of $15,270 and the related income tax effect of $4,700 have been recorded by the Company as a component of other comprehensive income (loss). See Note 1 to the Consolidated Financial Statements for additional disclosures regarding swap agreements and their impact on other comprehensive income.

The Company may at its discretion terminate or redesignate any such interest rate swap agreements prior to maturity. At that time, any gains or losses previously reported in accumulated other comprehensive loss on termination would continue to amortize into interest expense or interest income to correspond to the recognition of interest expense or interest income on the hedged debt. If such debt instrument was also terminated, the gain or loss associated with the terminated derivative included in accumulated other comprehensive loss at the time of termination of the debt would be recognized in the Consolidated Income Statement at that time.

For the year ended December 31, 2004, the Company reported $2,429 of pre-tax income in the Consolidated Statements of Income due to changes in the fair value of interest rate swap agreements which do not qualify as cash flow hedges under SFAS 133. This compares to $834 of pre-tax income for the year ended December 31, 2003.

In addition to the amounts included in the fair value adjustment for derivative instruments related to changes in the fair value of interest rate swap agreements, a change in the fair value of the Warrants issued during September 2004 in connection with the 6.0% Notes, which is classified as a liability on the accompanying Consolidated Balance Sheets, resulted in a non cash charge of $49,222 (for which no tax benefit is derived) which is included in fair value adjustment for warrants on the accompanying Consolidated Statement of Income.

As of December 31, 2004, the annual maturities of the notional principal amounts, with installments payable in varying amounts through 2014, and the weighted average interest rates expected to be received or paid for interest rate swap contracts were as follows:

                           Notional        Receive           Pay
                            Amount          Rate            Rate
                           ---------       ------           ----

2005                        $85,248         2.32%           5.08%
2006                         53,027         2.38%           5.26%
2007                        161,645         2.40%           5.81%
2008                         29,337         2.41%           5.56%
2009                         27,675         2.41%           5.64%
Thereafter                   67,789         2.41%           5.43%
                             ------         ----            ----
Total                      $424,721         2.39%           5.51%
                           ========         ====            ====

The weighted average receive rate is based on the floating rate option specified by the interest rate swap contract and are either one-month or three-month USD-LIBOR.

Note 6 Sale of PCR and Discontinuation of Microtech's Operations

During the three months ended September 30, 2001, the Company adopted a formal plan to dispose of PCR, a 51%-owned subsidiary, and to discontinue the operations of Microtech, (after acquiring the remaining 24.5% ownership interest of this 75.5%-owned subsidiary) and liquidate its lease portfolio. Within the historical financial statements of the Company, PCR and Microtech comprised the computer-leasing segment and specialized in the leasing of microcomputers and related equipment.

On December 31, 2001, the Company acquired from the management of Microtech (who are the same individuals who managed PCR) the remaining 24.5% ownership interest in Microtech for $792 in cash, thereby increasing the Company's ownership in Microtech to 100%.

In addition, on December 31, 2001, the Company completed the contractual sale of its 51% ownership stake of PCR to an investment group comprised of the management of PCR. Under the agreement, the Company sold its share of PCR for $3,200. The purchase price was satisfied through the issuance of a non-recourse note in the amount of $2,560 and a cash payment of $640 received by the Company on January 2, 2002. This transaction was not accounted for as a sale by the Company because of the level of the Company's continued involvement in PCR subsequent to the transaction which included:

•	A $3,500 loan due from PCR under a long-term revolving credit facility;

•	A $1,400 direct financing lease and other receivables due from PCR primarily for its lease of computer equipment from Microtech;

•	A $5,000 guarantee provided by the Company for PCR borrowings from an unrelated financial institution. This guarantee was paid off through a secured financing arrangement completed by the Company in July 2004.

•	A $3,000 guarantee provided by certain directors and officers of the Company for a line of credit obtained by PCR from a financial institution related to the Company;

•	Bonus and consulting contracts entered into between the Company and the key executives of PCR.

During 2002, the Company included in other (income)/expense, net in the Company's Consolidated Income Statement losses resulting from PCR's operations with a corresponding reduction to assets of business transferred under contractual agreement in the Company's Consolidated Balance Sheet. During the first three quarters of 2002, $4,002 of such PCR's losses were recorded by the Company.

During the fourth quarter of 2002, the Company determined that it was unlikely that PCR would be able to continue as a going concern, and, in the first quarter of 2003, PCR entered bankruptcy proceedings and began the voluntary liquidation of its business. As a result, during the fourth quarter of 2002, the Company accrued for its obligations related to the liquidation of PCR. The amounts accrued by the Company in 2002 included $4,429 related to its guarantee of PCR's debt, $2,681 in payments made by The Ivy Group (which had assumed the $3,000 guarantee made by certain officers and directors of the Company) to pay off PCR's bank debt and provide short-term liquidity (see further discussion below), the write-off of $1,400 in computer equipment related receivables due to Microtech, and $1,168 related to consulting and bonus agreements provided to key officers of PCR. These amounts have been included in other (income)/expense, net in the Company's Consolidated Statements of Income.

At the time of closing of the sale of the Company's interest in PCR, the Company provided a guarantee of an additional line of credit from a financial institution of up to $3,000 on PCR's behalf. The financial institution subsequently agreed, at the Company's request, to rescind this guarantee, retroactive to December 31, 2001. In lieu of the Company's guarantee, effective December 31, 2001, certain directors and officers of the Company guaranteed an additional line of credit of up to $3,000 on behalf of PCR. Advances amounting to $698 and $1,983 in 2003 and 2002, respectively, were made to PCR by The Ivy Group to pay off borrowings under the line of credit and to provide PCR with working capital. The Ivy Group is a partnership controlled by certain current and former officers and directors of the Company. The advances made by The Ivy Group to PCR are considered capital contributions to the Company and payments by the Company to PCR. The payments to PCR have been determined to be uncollectible and, accordingly, were written off by the Company as described above. Payments made in 2002 amounting to $1,983 have been included in additional paid-in-capital. The remaining payments made in 2003 of $698 were recorded in additional paid-in-capital during 2003 when the payments were made.

Note 7 Lease securitization program:

On March 30, 1999, the Company entered into an asset backed note program (the "ABN Program"). The ABN Program involved the sale by the Company of direct financing leases collateralized by intermodal containers. The assets were sold to a qualified special purpose entity whose sole business activity is issuing asset backed notes ("ABNs"), supported by the future cash flows of the assets and the underlying residuals.

The Company's retained interest in this program was accounted for at fair value, with any changes in fair value over its allocated historical book value recorded as a component of accumulated other comprehensive income/(loss), net of tax, in the Consolidated Statement of Changes in Stockholders' Equity. As of September 30, 2003 the Company's estimated fair market value of its retained interest was $3,801, using a discounted cash flow model assuming expected credit losses of 1.5% and a discount rate of 12.6%. Prior to October 1, 2003 and for the year ended December 31, 2002, the Company recorded interest income on the retained interest totaling $976 and $1,777, respectively, which is included in equipment leasing revenue in the accompanying Consolidated Statements of Income. Impairment losses of $571 and $134 for the nine months ended September 30, 2003 and for the year ended December 31, 2002 were recorded and included in the accompanying Consolidated Statements of Income based upon changes in management's projected cash flows of the underlying direct financing lease receivables in the securitization trust. The impairment charge recorded in 2003 resulted primarily from an amendment and waiver dated September 19, 2003, wherein the Company agreed that all future cash flows generated by the securitization facility that would have otherwise been remitted to the Company in satisfaction of its retained interest would be used to reduce the remaining obligations of its container securitization facility until such obligations were fully repaid. In addition, the Company agreed to defer its receipt of servicing fees. Once all obligations are repaid, the Company would then receive the future lease payments in satisfaction of its net investment in direct financing leases and deferred servicing fees. For the nine months ended September 30, 2003 and for the year ended December 31, 2002 cash flows received on the retained interest were $6,923 and $6,435 respectively.

Effective October 1, 2003, a customer elected to return a portion of the equipment covered by a direct financing lease which had been included in a qualified special purpose entity as part of the lease securitization program. The equipment was subsequently leased to another customer under the terms of an operating lease agreement. As such, the lease could no longer be considered a financial asset and the Securitization Trust special purpose entity could no longer be treated as an off-balance sheet qualified special purpose entity for accounting purposes. Therefore, effective October 1, 2003, the Company consolidated the assets and liabilities of this special purpose entity. As a result, the Company recorded the net investment in direct financing leases of $19,742 on the accompanying Consolidated Balance Sheets which represents the remaining lease payments for the direct financing leases in the securitization, net of the interest implicit in the leases. In addition, the Company recorded leasing equipment of $1,326 related to the equipment subsequently leased under the terms of the operating lease agreement. The remaining obligations under the ABN's amounting to $17,793 were recorded as debt and capital lease obligations on the Consolidated Balance Sheets at October 1, 2003. After consolidating these and other assets and liabilities of the special purpose entity, net of the book value of the Company's retained interest in the securitization of $3,801 on October 1, 2003, the Company recognized income of $2,870 in other (income)/expense, net in the Consolidated Statements of Income at October 1, 2003. This income resulted from the favorable credit loss experience through September 30, 2003 on the underlying direct financing leases as compared to the assumed credit losses of 1.5%.

Interpool Limited, a subsidiary of the Company (the "Servicer"), acted as servicer for the assets prior to October 1, 2003. Pursuant to the terms of the servicing agreement as amended on October 18, 2002, the Servicer was paid a fee of 0.75% of the assets under management. Prior to the amendment to the servicing agreement, the Servicer was paid a fee of 0.40%. As a result of this amendment, the Company recorded a permanent impairment loss of $240 for the year ended December 31, 2002 in the accompanying Consolidated Statements of Income. The Company's management determined that the servicing fee paid approximates the fair value for services provided, as such, no servicing asset or liability was recorded. For the nine months ended September 30, 2003 and for the year ended December 31, 2002, the Company received servicing fees totaling $706 and $591 which are included in equipment leasing revenue in the accompanying Consolidated Statement of Income.

Note 8 Other contingencies and commitments:

Lease Commitments: The Company and its subsidiaries are parties to various operating leases relating to office facilities, transportation vehicles, and certain other equipment with various expiration dates through 2010. All leasing arrangements contain normal leasing terms without unusual purchase options or escalation clauses. Rental expense under operating leases aggregated $20,927, $21,470 and $17,074 for the years ended December 31, 2004, 2003 and 2002, respectively.

As of December 31, 2004, the aggregate minimum rental commitment under operating leases having initial or remaining noncancelable lease terms in excess of one year was as follows:

2005                                $15,162
2006                                 18,311
2007                                 10,739
2008                                  5,882
2009                                  3,761
Thereafter                            2,780
                                      -----
                                    $56,635
                                    =======

The Company and its subsidiaries are parties to various capital leases and obligated to make payments related to its long-term borrowings. (See Note 4 to the Consolidated Financial Statements).

Employment Agreements: The Company has entered into employment agreements with certain executive officers and employees which provide for minimum salary, bonus arrangements and benefits for periods from 1 to 7 years. As of December 31, 2004, the minimum obligation related to these agreements approximated $10,336.

Separation Agreements: The Company has entered into separation agreements with its former President and Chief Operating Officer and its former Executive Vice President and Chief Financial Officer that provide for payments and benefits for periods of 1 to 3 years. As of December 31, 2004, the remaining obligation related to these agreements approximated $2,555. Expenses related to these separation agreements amounting to $5,844 were recorded during 2003. During 2004, as contemplated by the separation agreement with the Company's former President and Chief Operating Officer, the Company paid and recorded to expense employment related taxes in connection with the previous employment of this executive officer prior to October 9, 2003, amounting to $274. These taxes could not be estimated in 2003 and a portion of these taxes are recoverable in 2005, and possibly in later years, by the Company from the former President and Chief Operating Officer under certain circumstances. For further information regarding a modification of the separation agreement with the former President and Chief Operating Officer, see Note 17 to the Consolidated Financial Statements.

Guarantees: At December 31, 2004, the following guarantees were issued and outstanding:

Indemnifications: In the ordinary course of business, the Company executes contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as an assignment and assumption agreement. These indemnifications might include claims related to any of the following: tax matters and governmental regulations, and contractual relationships. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. The Company regularly evaluates the probability of having to incur costs associated with these indemnifications and have accrued for any expected losses that are probable. The types of indemnifications for which payment are possible are as follows:

Taxes: In the ordinary course of business, the Company provides various tax-related indemnifications as part of transactions. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. The Company's liability typically is fixed when a final determination of the indemnified party's tax liability is made. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. The Company is party to numerous tax indemnifications and many of these indemnities do not limit potential payment; therefore, it is unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

Contractual Relationships: The Company entered into a number of operating leases during 2000 and 2002 in which it guaranteed a portion of the residual value of the leased equipment. These leases have terms that expire between 6 and 9 years. If at the end of the lease term the fair market value of the equipment is below the guaranteed residual value in the agreement, the Company is liable for a percentage of the deficiency. The total of these guarantees is $12,405 of which $1,451 could be due in 2 to 3 years, $6,560 could be due in 4 to 5 years, and the remaining $4,394 potentially due in greater than 5 years. As of December 31, 2004 and 2003, included in accounts payable and accrued expenses in the accompanying Consolidated Balance Sheets is a liability of $188 and $144, respectively, representing the accrual for these guarantees.

During the second quarter of 2003, the Company arranged a leasing transaction between one of its major customers and a financial institution for up to 3,000 containers. As part of this transaction, the Company agreed to provide certain guarantees related to the fair value of the equipment if the lessee terminated the lease or if the lessee was unable to meet its obligations under the terms of the lease. In addition, if the lessee agreed to extend the lease, the Company agreed to purchase the equipment from the financial institution at a stated value and lease it to the lessee for this additional period at a stated lease rate. The Company further agreed to provide the lessee with a purchase option at the end of the extended lease period that would be less than the fair market value of the equipment at the date the lessee could exercise its option (the "Bargain Purchase Option").

In return for the arrangement of the transaction on behalf of the financial institution and the guarantees discussed above, the Company was paid an arrangement fee and a portion of the initial rent for each container included in the lease. During the year ended December 31, 2003, 2,076 containers were delivered to the lessee and the Company received payments amounting to $1,240. The remaining 924 containers were purchased by the Company and leased to the customer under the terms of a direct financing lease.

The estimated fair value at the end of the lease term guaranteed by the Company for these containers amounts to approximately $4,360. The Company has estimated that its potential liability related to these guarantees is less than the estimated potential liability related to the Bargain Purchase Option granted to the lessee. As such, the Company has accrued for the estimated value of its liability for this Bargain Purchase Option amounting to $1,017 that could be due in greater than 5 years. All fees collected from the lessor have been deferred by the Company and included in accounts payable and accrued liabilities on the accompanying Consolidated Balance Sheets. The fees received from the lessor, net of the estimated liability for the Bargain Purchase Option, are being recognized by the Company over the term of the residual guarantee.

Standby Letters of Credit: As of December 31, 2004, CAI, a consolidated subsidiary of the Company, has two outstanding letters of credit totaling $6,000 which guarantee its obligations under certain operating lease agreements. These letters of credit expire in May 2005.

Other:

At December 31, 2004, commitments for capital expenditures for leasing equipment totaled approximately $149,634, with approximately $116,681 committed for 2005 and $32,953 committed for 2006.

The Company is engaged in various legal proceedings from time to time incidental to the conduct of its business. Such proceedings may relate to claims arising out of equipment accidents that occur from time to time which involve death and injury to persons and damage to property. Accordingly, the Company requires all of its lessees to indemnify the Company against any losses arising out of such accidents or other occurrences while the chassis are on-hire to the lessees. In addition, lessees are generally required to maintain a minimum of $2,000 in general liability insurance coverage which is standard in the industry. In addition, the Company maintains a general liability policy of $255,000 in the event that the above lessee coverage is insufficient. While the Company believes that such coverage should be adequate to cover current claims, there can be no guarantee that future claims will never exceed such amounts. Nevertheless, the Company believes that no current or potential claims of which it is aware will have a material adverse effect on its financial condition or results of operations and that the Company is adequately insured against such claims.

Pending Governmental Investigations

Following the Company's announcement in July 2003 that its Audit Committee had commissioned an internal investigation by special counsel into our accounting, the Company was notified that the SEC had opened an informal investigation of Interpool. As the Company anticipated, this investigation was subsequently converted to a formal investigation and remains pending as of the date this Form 10-K was filed with the SEC. The Company is cooperating fully with this investigation. The New York office of the SEC received a copy of the written report of the internal investigation and has received documents and information from the Company, its Audit Committee and certain other parties pursuant to SEC subpoenas. In late 2003, the Company was also advised that the United States Attorney's office for the District of New Jersey received a copy of the written report of the internal investigation and opened a parallel investigation focusing on certain matters described in the report by the Audit Committee's special counsel. The Company was informed that Interpool is neither a subject nor a target of the investigation by the U.S. Attorney's office. The Company cannot predict the final outcome of these investigations and accordingly cannot be assured that they will not result in the taking of actions adverse to us.

Stockholder Litigation

In February and March 2004, several lawsuits were filed in the United States District Court for the District of New Jersey, by purchasers of the Company's common stock naming the Company and certain of its present and former executive officers and directors as defendants. The complaints alleged violations of the federal securities laws relating to the Company's reported Consolidated Financial Statements for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002, which the Company announced in March 2003 would require restatement. Each of the complaints purported to be a class action brought on behalf of persons who purchased the Company's securities during a specified period. In April 2004, the lawsuits, which seek unspecified amounts of compensatory damages and costs and expenses, including legal fees, were consolidated into a single action with lead plaintiffs and lead counsel having been appointed. The plaintiffs filed a consolidated amended complaint in September 2004, which includes allegations of purported misstatements and omissions in the Company's public disclosures throughout an expanded purported class period from March 31, 1999 through December 26, 2003. In November 2004, the Company filed a motion to dismiss the amended complaint, which is currently pending. In the event the Company's motion to dismiss is denied, the Company would expect to incur additional defense costs typical of this type of class action litigation. The Company intends to vigorously defend this lawsuit but is unable at this time to ascertain the impact this litigation may have on its financial position or results of operations.

Note 9 Cash flow information:

For purposes of the Consolidated Statements of Cash Flows, the Company includes all highly liquid short-term investments with an original maturity of three months or less in cash and cash equivalents.

For the years ended December 31, 2004, 2003 and 2002, cash paid for interest was approximately $108,542, $105,272 and $108,886, respectively. Cash paid for income taxes was approximately $1,202, $2,175 and $3,249, respectively.

Note 10 Related party transactions:

During 2001, the Company leased approximately 28,500 square feet of commercial space for its corporate offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership in which Martin Tuchman, a director and Chief Executive Officer and Warren L. Serenbetz, a director until December 15, 2004, held a significant equity interest. The 2001 annual base rental for this property was approximately $557 under a triple net lease expiring in 2010. In the opinion of the Company's management, rent paid under this lease did not exceed rent that the Company would have paid in an arms' length transaction with an unrelated third party. On January 28, 2002, the Company executed a Purchase and Sale Agreement, pursuant to which on May 1, 2002 the Company acquired the building which houses its corporate offices. The fair market value purchase price of the approximately 39,000 square feet building was $6,250, based upon a determination of the fair market value of the property by an independent property appraisal firm. The purchase price and other terms of the purchase were unanimously approved by the Company's Board of Directors.

In January 1992 the Company executed a Consultation Services Agreement with Radcliff Group, Inc. pursuant to which Radcliff designated Warren L. Serenbetz, a stockholder and director until December 15, 2004, as an executive consultant. The Consultation Services Agreement was terminated in January 1995. Under the terms of the agreement compensation continued through December 2002 and payment of health related costs will continue through December 31, 2007. The final payment under the terms of the Consultation Services Agreement was made in January 2003. Compensation under this agreement was $492 in 2002.

Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen, our former President and Chief Operating Officer, is one of the limited partners and the general partner, leases 100 chassis to Trac Lease, a subsidiary of Interpool. Annual lease expense amounted to $86 for the year ended December 31, 2004 and approximately $91 for each of the years ended December 31, 2003 and 2002. The annual lease term renews automatically unless canceled or renewed under renegotiated lease rate terms by either party prior to the first day of the renewal period. The members of the Board of Directors have unanimously determined that the terms of all arrangements between Eurochassis L.P. and Trac Lease are beneficial and fair to the Company.

In January 1998, the Company entered into a non-exclusive Consulting Agreement with Atlas Capital Partners, LLC ("Atlas") pursuant to which Atlas provided investment banking consultation services. Mitchell I. Gordon, a Director of Interpool from 1998 to October 2003 and Chief Financial Officer and Executive Vice President from October 2000 to July 2003 also served as president of Atlas when the Consulting Agreement was entered into. Under the terms of the Consulting Agreement, Atlas was to have been paid $240 (plus reimbursement of reasonable expenses), additional compensation of $560 and a twenty percent carried interest in investments made with funds provided by Interpool. In addition, Atlas was contractually entitled to an annual bonus in an amount that is usual and customary in the investment banking business for investment opportunities actually completed by the Company subject to set-off of the $560 additional compensation. In 2000, other compensation in the amount of $1,650 to be paid over three years, was earned by Atlas in connection with the acquisition by the Company of the North American Intermodal Division of Transamerica. As of October 2000, the Consulting Agreement was terminated with the exception of the deferred compensation related to the acquisition of Transamerica. Mr. Gordon resigned as an officer and director of the Company in 2003.

Chassis Holdings I, LLC

The Ivy Group, which is a New Jersey general partnership composed directly or indirectly of Martin Tuchman, Radcliff Group, Inc., Raoul J. Witteveen, Thomas P. Birnie and Graham K. Owen, has previously leased chassis to Trac Lease, Inc. ("Trac Lease"). As of December 31, 2000, pursuant to various equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group and its principals for an aggregate annual lease payment of approximately $2,900. On January 1, 2001, the various leases for the 6,047 units were combined into a single lease pursuant to which The Ivy Group and its principals were paid an aggregate lease payment of $2,691 through June 30, 2001. On July 1, 2001, the Company restructured its relationship with The Ivy Group and its principals to provide the Company with managerial control over 6,047 chassis previously leased by Trac Lease, a wholly owned subsidiary of the Company, from The Ivy Group. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to a newly formed subsidiary, Chassis Holdings I, LLC ("Chassis Holdings"), in exchange for $26,000 face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and $2 in cash to Chassis Holdings in exchange for $3,000 face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units. The value of the contributed chassis was determined by taking the arithmetic average of the results of independent appraisals performed by three nationally recognized appraisal firms in connection with the Company's establishment of a chassis securitization facility in July 2000. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity's operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. Chassis Holdings and the holders of the preferred membership units are party to a Put/Call Agreement which provides that the holders of preferred units may put such units to Chassis Holdings under certain circumstances and Chassis Holdings may redeem such units under certain circumstances. Chassis Holdings will be required to make certain option payments to the holders of the preferred membership units in order to preserve its right to redeem such units.

Based on 90% common unit ownership held by Trac Lease, the Company's Consolidated Financial Statements include the accounts of Chassis Holdings. The Ivy Group's interest in the common and preferred units of Chassis Holdings of approximately $26,326 is classified as minority interest in equity of subsidiaries in the accompanying Consolidated Balance Sheets. Dividends paid on the common units and distributions on the preferred units totaling $3,071, $2,906 and $3,120 for the years ended December 31, 2004, 2003 and 2002, are included in minority interest (income)/expense, net in the accompanying Consolidated Statements of Income.

The members of the Board of Directors have unanimously determined that the terms of all arrangements between The Ivy Group and Trac Lease, including the formation of Chassis Holdings, are beneficial and fair to the Company.

PCR Transactions

In July 2000, Yardville National Bank (a subsidiary of an entity in which the Company's Chief Executive Officer owns approximately five percent of the common stock and serves on the Executive Committee of the Board of Directors) extended a revolving credit facility of $2,500 to PCR, secured by substantially all of PCR's assets. On August 31, 2000 this facility was increased to $5,000.

In connection with the sale of PCR in December 2001, Martin Tuchman and Raoul Witteveen agreed in March 2002 to guarantee this line of credit between PCR and Yardville National Bank which had been reduced to $3,000 and the Company was released from a guarantee it had previously executed. This guarantee was subsequently paid off through advances made to PCR by The Ivy Group. PCR's line of credit with Yardville National Bank was reduced to $1,656 in March 2002 and later increased to $2,000 in September 2002. Advances amounting to $698 and $1,983 in 2003 and 2002, respectively, were made to PCR by The Ivy Group to pay off borrowings under the line of credit and to provide working capital. The Ivy Group is a partnership controlled by certain current and former officers and directors of the Company. The advances made by The Ivy Group to PCR are considered capital contributions to the Company and payments by the Company to PCR. The payments to PCR have been determined to be uncollectible and have been expensed by the Company and included in other (income)/expense, net. Payments made in 2002 amounting to $1,983 were included in additional paid-in-capital. The remaining payments made in 2003 of $698 were recorded in additional paid-in-capital during 2003 when the payments were made.

Since 2000, the Company has guaranteed PCR debts due to third parties totaling $5,000. At December 31, 2002, with PCR in liquidation, a determination was made that it was probable that the Company would incur costs related to the guarantee. As a result, the Company recorded a liability for $4,429 representing its guarantee of PCR debts, net of amounts collected related to PCR's liquidation. This amount is included in accounts payable and accrued expenses in the December 31, 2003 Consolidated Balance Sheet. The $5,000 guarantee was paid off through a secured financing arrangement with another financial institution completed by the Company in July 2004.

Bank Loans

In September 2000, Yardville National Bank (a subsidiary of an entity in which the Company's Chief Executive Officer owns approximately five percent of the common stock and serves on the Executive Committee of the Board of Directors) provided a revolving line of credit to the Company. The line of credit was initially $9,750 and was secured by equipment and the related leases. The interest rate was Yardville National Bank's base interest rate minus 0.5%. The Company utilized a portion of this facility from inception through April 2002 when the loan balance was paid and the facility ended.

In April 2003 and August 2003 the Company borrowed $16,000 and $7,000, respectively, from Yardville National Bank. The term of the $16,000 loan was three years with thirty-four fixed monthly principal payments of $250 commencing May 25, 2003 and a final principal payment of $7,500 due on March 25, 2006. Interest was payable monthly, at an initial rate of 4.25%, and was adjusted monthly to the prime rate as published in the Wall Street Journal subject to a 4% minimum and 5% maximum per annum rate.

The term of the $7,000 loan was five years with fifty-nine monthly principal payments of $75 commencing September 7, 2003 and a final principal payment of $2,575 due on August 7, 2008. Interest was payable monthly, at an initial rate of 4%, and was adjusted monthly to the prime rate as published in the Wall Street Journal subject to a 4% minimum and 6% maximum per annum rate.

During November 2004, the Company paid in full both of these facilities. In connection with our borrowings from Yardville National Bank, our Board of Directors unanimously determined that the interest rate and other terms of such borrowings were at least as favorable to us as could have been obtained in an arms'-length transaction with an unrelated third party.

Fathom Co., LTD Agency Fees

The Company paid Fathom Co., LTD ("Fathom"), its local representative in Taiwan, $116 for each of the years ended December 31, 2004, 2003 and 2002 to represent the Company with the Taiwan depots that store and repair damaged containers and to provide customer support. Fathom is owned by a Regional Vice President of Interpool Limited (who is not an executive officer of the Company) and members of his family. Management has determined that the fee for these services between Fathom and Interpool Limited are beneficial and fair to the Company.

Summary of Related Party Transactions

The effects of the above related party transactions included in the accompanying Consolidated Statement of Income are as follows:

                                                2004       2003       2002
                                                ----       ----       ----
            Lease operating expense            $3,157     $2,997     $3,234
                                               ======     ======     ======
            Administrative expense               $116       $157       $857
                                                 ====       ====       ====
            Other (income)/expense, net          $---       $---     $2,763
                                                 ====       ====     ======
            Interest expense                     $733       $540        $40
                                                 ====       ====        ===

Note 11 Relationship with CAI:

The Company holds a 50% common equity interest in CAI, which it acquired in April 1998. CAI owns and leases its own fleet of containers and also manages, for a fee, containers owned by the Company and third parties. The Company entered into its operating relationship with CAI primarily to facilitate the leasing in the short-term market of containers coming off long-term operating lease, to gain access to new companies looking to lease containers on a long-term basis and to realize cost efficiencies from the operation of a coordinated container lease marketing group. For containers managed by CAI for the Company on a short-term basis, the Company earns the net operating income and pays CAI a fee for managing its equipment and leasing it on its behalf. The calculation is based on the average daily net operating income of CAI's fleet of owned, leased-in and managed containers (including the portion of CAI's fleet that consists of the Company's equipment) for each day such managed containers are part of the CAI fleet. The marketing group, which is organized as a wholly-owned subsidiary of the Company, is responsible for soliciting container lease business for both the Company and CAI, including long-term operating and direct financing lease business and short-term lease business on master lease agreements. The Company has a right to purchase all long-term operating and direct financing lease business generated by the marketing group, subject to the Company offering to CAI, at cost, 10% of this long-term operating and direct financing lease business. By mutual agreement, CAI has purchased for its own account long-term operating and direct financing lease business the marketing group has generated in excess of such amounts. During 2003, CAI sold containers to Interpool in the amount of $5,890 and recorded a gain on these sales of $557. During 2002, CAI sold containers to Interpool in the amount of $38,705 and recorded a gain on these sales of $5,102. These gains have been eliminated from the accompanying Consolidated Financial Statements. There were no sales between CAI and Interpool during 2004. Such equipment, as well as certain other containers purchased from time to time, are currently managed for the Company by CAI for a fee based upon the actual net operating income earned by such containers.

The 50% equity interest in CAI not held by the Company is owned by CAI's chief executive officer. Under the terms of a Shareholder Agreement entered into in 1998 between the Company and CAI's chief executive officer, since an initial public offering for the registration and sale of CAI's common stock has not been initiated before April 2003, CAI's chief executive officer has the right to request an independent valuation of CAI. Such independent valuation of CAI has not been requested. However, following the completion of such an appraisal, the Company has the right to make a written offer to acquire the chief executive officer's equity for an amount equal to 50% of the fair value of CAI as indicated in the appraisal. If an offer is not made by the Company, CAI's chief executive officer has a right to require CAI to take the necessary steps to effect an initial public offering to sell his equity. All costs associated with an initial public offering of CAI would be borne by CAI.

In connection with the acquisition of its equity interest in CAI, the Company loaned CAI $33,650 under a Subordinated Note Agreement (Note), which is collateralized by all containers owned by CAI as of April 30, 1998 or thereafter acquired, subject to the priority security interest lien of CAI's senior credit facility, except for certain excluded collateral. Interest on the Note is at an annual fixed rate of 10.5% and is payable quarterly. The original repayment terms required mandatory quarterly principal payments of $1,683 beginning July 30, 2003 through April 30, 2008. The Note was subject to certain financial covenants and was cross-collateralized with CAI's senior credit facility, subject to the terms of a subordination agreement.

On June 27, 2002, CAI entered into an amended $110,000 senior revolving credit agreement with a group of financial institutions. To facilitate the closing of this new credit facility, the Company agreed to extend the repayment terms of its Note so as to require mandatory quarterly principal payments of $1,683 beginning July 30, 2006 through April 30, 2011 and modified certain financial covenants in the Note. Interest on the Note continues to accrue at an annual fixed rate of 10.5% and is payable quarterly. The Note continues to be cross-collateralized with CAI's senior credit agreement, subject to the terms of an amended and restated subordination agreement. At the same time, the Company was granted the right to appoint a majority of CAI's board of directors. As a result of these transactions and gaining a majority position on CAI's board, the Company's financial statements include CAI as a consolidated subsidiary commencing June 27, 2002. Previously, CAI was accounted for under the equity method of accounting. The Company's share of the equity losses of CAI for the period from January 1, 2002 through June 26, 2002 have been recorded in losses for investments accounted for under the equity method in the accompanying Consolidated Statement of Income. Since June 27, 2002 CAI's results of operations have been included in the appropriate captions on the accompanying Consolidated Statements of Income. The assets and liabilities of CAI at December 31, 2004 and 2003, after elimination of intercompany transactions, have been included on the accompanying Consolidated Balance Sheets.

A total of $65,000 and $87,000 was outstanding under CAI's senior revolving credit facility at December 31, 2004 and 2003, respectively. Borrowings under CAI's senior credit facility are secured by substantially all of CAI's assets, other than certain excluded assets, and are payable on June 27, 2005. CAI is currently in discussions with its lenders regarding a renewal of its senior revolving credit facility. The senior credit facility contains various financial and other covenants. At December 31, 2004, CAI was in compliance with these covenants.

The senior credit facility was amended in May 2003 to increase the letter of credit commitment by the lenders' administrative agent.

In addition, CAI has entered into sale-leaseback transactions with third parties pursuant to which CAI sells maritime shipping containers to such third parties and then leases the shipping containers back from such third parties. Certain of these leases contain financial and other covenants. At December 31, 2004, CAI was in compliance with these covenants.

During the period from 1998 to December 2003, there were several inter-company transactions wherein Interpool acquired equipment, and the related leases from CAI, at terms that resulted in a profit for CAI. These transactions were negotiated on an arms-length basis and management believes that the terms are similar to those that a third party would have negotiated with CAI under the circumstances.

During 2004, 2003, and 2002, Interpool paid CAI $1,761, $1,774 and $2,189 respectively for the management of its equipment.

Subsequent to June 27, 2002, revenues and expenses for transactions between the Company and CAI are eliminated in consolidation. Minority interest expense recorded by the Company for the year ended December 31, 2004 was $5,696. This compares to minority interest income recorded by the Company for the year ended December 31, 2003 and the period from June 27, 2002 to December 31, 2002 of $1,151 and $1,306, respectively.

In April 2004, the Company reached an agreement with CAI resolving differences in interpretation of certain agreements with CAI including provisions governing payment of appropriate remedial compensation when an age disparity develops between the Company's containers managed by CAI and the balance of CAI's fleet. Pursuant to the agreement with CAI, the Company paid CAI $2,000 for resolution of all disputes through February 29, 2004. The impact of this agreement, was a reduction in consolidated pre-tax income of $1,000 ($600 net of tax).

Note 12 Retirement plans:

Certain subsidiaries have defined contribution plans covering substantially all full-time employees. Participating employees may make contributions to the plan, through payroll deductions. Matching contributions are made by the Company equal to 75% of the employee's contribution to the extent such employee contribution did not exceed 6% of their compensation. During the years ended December 31, 2004, 2003 and 2002, the Company expensed approximately $533, $454 and $423, respectively, related to this plan. These amounts are included in administrative expense on the Consolidated Statement of Income.

Note 13 Segment and geographic data:

The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the majority of the Companies operations come from two reportable segments: container leasing, and domestic intermodal equipment leasing. The container leasing segment specializes primarily in the leasing of dry freight standard containers, while the domestic intermodal equipment segment specializes primarily in the leasing of intermodal container chassis. The Company also had limited operations in a third reportable segment that specialized in leasing microcomputers and related equipment.

The computer leasing segment consisted of two subsidiaries, Microtech Leasing Corporation ("Microtech") and Personal Computer Rentals ("PCR"). During the third quarter of 2001, the Company adopted a plan to exit this segment. As of December 31, 2002 the assets of Microtech continued to be liquidated and PCR's financial condition had deteriorated. PCR ceased active operations and liquidated in 2003. (See Note 6 to the Consolidated Financial Statements.) As of December 31, 2004, all assets of Microtech and PCR were liquidated. For the year ended December 31, 2002, expenses related to the liquidation of PCR are included in the Domestic Intermodal Equipment segment.

Beginning June 27, 2002 the container leasing segment includes revenues and expenses and related balance sheet accounts for CAI, previously accounted for under the equity method of accounting.

The accounting policies of the segments are the same as those described in Note 1. The Company evaluates performance based on profit or loss before income taxes. The Company's reportable segments are strategic business units that offer different products and services. All significant transactions between segments have been eliminated. Historically, funds have been borrowed by Interpool, Inc. Trac Lease, and Interpool Limited (or their subsidiaries). Interpool, Inc. has borrowed all of the Company's public debt. Trac Lease and Interpool, Inc. comprise the Company's domestic intermodal equipment segment, and Interpool Limited and CAI comprise the container leasing segment. For purposes of segment reporting the outstanding debt and related interest expense are recorded by the borrowing entity. Advance rates for secured loans have been approximately the same for both chassis and containers, and have generally been in the 75-85% range. To the extent that we lease chassis equipment in from other parties, the effective advance rate is generally 100%.

Segment Information:

                                                                          Domestic        Computer
                                                         Container       Intermodal       Leasing
                        2004                              Leasing        Equipment       Equipment          Totals
                        ----                              --------       ----------      ----------        --------

Equipment leasing revenue                                 $181,485         $206,698           $---         $388,183

Other revenue                                                8,671            7,533            ---           16,204

Lease operating and administrative expenses                 46,674           98,594              7          145,275

Provision for doubtful accounts                                950              526            ---            1,476

Fair value adjustments for derivative instruments           (1,328)          (1,102)           ---           (2,430)

Fair value adjustment warrants                                 ---           49,222            ---           49,222

Depreciation and amortization                               57,161           32,297            ---           89,458

Impairment of leasing equipment                              1,373            3,237            ---            4,610

Gain on settled insurance litigation                        (3,781)          (2,486)           ---           (6,267)

Other (income)/expense, net and minority interest           (8,485)           1,171            ---           (7,314)

Income for investments under equity method                     ---             (416)           ---             (416)

Interest income                                             (1,865)          (1,520)            (5)          (3,390)

Interest expense                                            36,347           75,666            ---          112,013

Income / (loss) before income taxes                         63,110          (40,958)            (2)          22,150

Net investment in DFL's                                    277,461           85,984            ---          363,445

Leasing equipment, net                                     685,786          893,410            ---        1,579,196

Equipment purchases                                        212,402           37,919            ---          250,321

Total segment assets                                    $1,107,813       $1,296,248            $25       $2,404,086

                                                                          Domestic        Computer
                                                         Container       Intermodal       Leasing
                        2003                              Leasing        Equipment       Equipment          Totals
                        ----                              --------       ----------      ----------        --------

Equipment leasing revenue                                 $175,131         $198,552           $604         $374,287

Other revenue                                               11,838           15,987            ---           27,825

Lease operating and administrative expenses                 54,193          102,127            106          156,426

Provision for doubtful accounts                              2,005            2,634           (391)           4,248

Fair value adjustments for derivative instruments             (632)            (205)           ---             (837)

Depreciation and amortization                               56,677           30,821            ---           87,498

Impairment of leasing equipment                              2,688            6,361            ---            9,049

Other (income)/expense, net and minority interest           (5,085)           1,745            171           (3,169)

Losses for investment under equity method                      ---            1,698            ---            1,698

Interest income                                             (2,636)          (1,318)            (6)          (3,960)

Interest expense                                            33,202           73,485              1          106,688

Income/(loss) before income taxes                           46,557           (2,809)           723           44,471

Net investment in DFL's                                    330,090           96,716              9          426,815

Leasing equipment, net                                     747,377          889,339            ---        1,636,716

Equipment purchases and investment in DFL's                279,888           66,887            ---          346,775

Total segment assets                                    $1,210,635       $1,162,357            $44       $2,373,036

                                                                          Domestic        Computer
                                                         Container       Intermodal       Leasing
                        2002                              Leasing        Equipment       Equipment          Totals
                        ----                              --------       ----------      ----------        --------

Equipment leasing revenue                                 $138,276        $185,283         $1,521        $325,080

Other revenue                                                8,094          11,761            ---          19,855

Lease operating and administrative expenses                 40,212          76,303            508         117,023

Provision for doubtful accounts                                325           5,939          1,579           7,843

Fair value adjustments for derivative instruments               96           5,434            ---           5,530

Depreciation and amortization                               51,245          37,384             78          88,707

Impairment of leasing equipment                              4,512           5,038             ---          9,550

Other (income)/expense, net and minority interest           (3,052)          4,579          1,450           2,977

Losses for investment under equity method                      ---           6,603            ---           6,603

Interest income                                             (2,243)         (2,395)           ---          (4,638)

Interest expense                                            27,182          81,016            146         108,344

Income/(loss) before income taxes                          $28,093        $(22,857)       $(2,240)         $2,996

The Company's shipping line customers utilize international containers in world trade over many varied and changing trade routes. In addition, most large shipping lines have many offices in various countries involved in container operations. The Company's revenue from international containers is earned while the containers are used in service carrying cargo around the world, while certain other equipment is utilized in the United States. Accordingly, the international information presented below represents our international container leasing operation conducted through Interpool Limited, a Barbados corporation, while the United States information presented below represents our domestic intermodal equipment leasing segment, as well as those revenues and assets relative to CAI which is headquartered in the United States of America. Such presentation is consistent with industry practice.

Geographic Information:

   EQUIPMENT LEASING REVENUE         2004                2003               2002
                                     ----                ----               ----
   United States                     $251,019            $236,126           $205,923
   International                      137,164             138,161            119,157
                                      -------             -------            -------
                                     $388,183            $374,287           $325,080
                                     ========            ========           ========

   LEASING EQUIPMENT, NET:
   United States                   $1,034,212          $1,049,875
   International                      544,984             586,841
                                      -------             -------
                                   $1,579,196          $1,636,716
                                   ==========          ==========

   ASSETS:
   United States                   $1,477,714          $1,354,921
   International                      926,372           1,018,115
                                      -------           ---------
                                   $2,404,086          $2,373,036
                                   ==========          ==========

Note 14 Capital stock:

The Company's 2004 Stock Option Plan for Key Employees and Directors (the "2004 Plan"), was adopted by the Board of Directors, and approved by the stockholders at the Company's Annual Meeting of Stockholders, on December 15, 2004. A total of 1,500,000 shares of common stock have been reserved for issuance under the 2004 Plan. Options may be granted under the 2004 Plan, at the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"), to key employees and directors (whether or not they are employees) of Interpool, Inc. and its subsidiaries. The number of shares that may be the subject of options granted during any calendar year to any one individual cannot exceed 250,000 shares. No options were granted under this plan during 2004.

Previously, the Company maintained a 1993 Stock Option Plan for Executive Officers and Directors (the "1993 Stock Option Plan"). A total of 3,803,063 options are currently outstanding under the 1993 Stock Option Plan. No further options may be granted under the 1993 Stock Option Plan.

The Company's 1993 Stock Option Plan was adopted by the Company's Board of Directors and approved by the stockholders in March 1993. A total of 6,000,000 shares of common stock had been reserved for issuance under the Stock Option Plan. Options were granted under the Stock Option Plan to executive officers and directors of the Company or a subsidiary (including any executive consultant of the Company and its subsidiaries), whether or not they were employees. These options vested six months from date of grant and expired ten years from the date of grant.

The Company's 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors (the "2004 Directors Plan"), was also adopted by the Board of Directors, and approved by the stockholders at the Company's 2004 Annual Meeting of Stockholders on December 15, 2004. A total of 250,000 shares of common stock have been reserved for issuance under the 2004 Directors Plan. The exercise price per share is the fair market value of the Company's common stock on the date on which the option was granted. The options granted pursuant to the 2004 Directors Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options' grant date and one-third of the shares on the second anniversary of the options' grant date and one-third of the shares on the third anniversary of the options' grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the 2004 Directors Plan expire ten years from their grant date.

The 2004 Directors Plan provides for the automatic grant of nonqualified options to non-employee non-officer directors. Under the 2004 Directors Plan, each person who is not an employee or officer and who serves as a member of the Board of Directors received a grant of options for 15,000 shares of common stock on the business day following the annual meeting. As a result, options for 90,000 shares of common stock were granted on December 16, 2004 to six non-employee, non-officer directors at an exercise price of $22.05. In addition, each person who becomes a non-employee non-officer director following the 2004 Annual Meeting will automatically receive a grant of options for 15,000 shares on the first business day after becoming a director. The 2004 Directors Plan also provides for additional automatic grants of options for 5,000 shares on an annual basis to each continuing director, other than an employee or officer, on the first business day following each future annual meeting, beginning with the annual meeting to be held during 2005.

Previously, the Company maintained the 1993 Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors (the "1993 Directors Plan"). A total of 45,000 options are currently outstanding under the 1993 Directors Plan. No further options may be granted under the 1993 Directors Plan.

The Company's 1993 Directors' Plan was adopted by the Board of Directors and approved by the stockholders in March 1993. The 1993 Directors' Plan is administered by the Compensation Committee of the Board of Directors. Under the 1993 Directors' Plan a nonqualified stock option to purchase 15,000 shares of common stock was automatically granted to each non-employee, non-consultant director of the Company, in a single grant at the time the director first joined the Board of Directors. The 1993 Directors' Plan authorized grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share is the fair market value of the Company's common stock on the date on which the option was granted (the "Grant Date"). The options granted pursuant to the 1993 Directors' Plan vested at the rate of 1/3 of the shares on the first anniversary of the director's Grant Date, 1/3 of the shares on the second anniversary of the director's Grant Date, and 1/3 of the shares on the third anniversary of the director's Grant Date, subject to certain holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the 1993 Directors' Plan expire ten years from their Grant Date.

Through September 16, 1998, options to purchase 4,408,501 shares under the Company's 1993 Stock Option Plan for Executive Officers and Directors had been granted, 22,500 of which expired due to failure to exercise and 22,500 of which were exercised. Options to purchase 90,000 shares were granted under the Company's 1993 Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors, 45,000 of which expired due to failure to exercise and 15,000 of which were exercised.

On September 16, 1998 the Company canceled all but 22,500 of the 4,393,501 options then outstanding under its 1993 Stock Option Plan for Executive Officers and Directors and the Company's Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors and issued 4,371,001 new options in their place. The newly issued options were granted with an exercise price equal to the closing market price of the Company's stock as of September 16, 1998 (the "date of grant"). This resulted in a new measurement date whereby the newly issued options vested six months from date of grant and expire ten years from date of grant. All other terms and conditions of the newly issued options were similar to the canceled options.

In connection with the resignation of Raoul Witteveen, the Company entered into a separation agreement that allows for Mr. Witteveen's outstanding stock options, all of which were fully vested as of the date of his resignation, to be exercisable until October 9, 2005. Mr. Witteveen's future sale of common stock will be subject to certain volume restrictions and a right of first refusal on the part of the Company and its affiliates.

On September 5, 2002, options to purchase 50,000 shares of the Company's common stock were granted to Mitchell I. Gordon. The newly issued options were granted under the 1993 Stock Option Plan for Executive Officers and Directors with an exercise price equal to the closing market price of the Company's stock as of the grant date. The options were to vest 20% per year beginning January 1, 2003 and expire ten years from the grant date. In connection with the resignation of Mitchell I. Gordon, the Company entered into a separation agreement that provided for the immediate vesting of the options. The compensation cost recognized by the Company in July 2003, as a result of the immediate vesting of these options was $496 ($298 net of tax) and is included in administrative expenses in the accompanying Consolidated Statement of Income.

As of December 31, 2004, there were 1,750,000 shares of common stock reserved for issuance under the 2004 stock option plans. No options may be granted under the 1993 Plans which expired in March 2003.

Changes during 2004, 2003 and 2002 in options outstanding for the combined plans were as follows:

                                             2004                        2003                        2002
                                   -------------------------   -------------------------   --------------------------
                                                 Weighted                    Weighted                     Weighted
                                                 average                     average                      average
                                    Shares    exercise price    Shares    exercise price    Shares     exercise price
                                   ---------  --------------   ---------  --------------   ---------   --------------
Outstanding at January 1,          4,516,501          10.31    4,539,001        $10.34     4,489,001          $10.30

Granted                               90,000          22.05          ---            ---       50,000          13.73
Exercised                            668,438          10.25       22,500          15.58          ---          ---

                                  ----------------------------------------------------------------------------------
Outstanding at December 31,        3,938,063          10.59    4,516,501         $10.31    4,539,001         $10.34

Exercisable at December 31,        3,798,063          10.30    4,466,501         $10.29    4,384,001         $10.27

The following table summarizes information regarding stock options outstanding at December 31, 2004.

                                 Options Outstanding                                            Options Exercisable
                           ----------------------------------                       --------------------------------------
                                             Weighted Average
                             Number             Remaining                                  Number
                           Outstanding         Contractual       Weighted Average        Exercisable       Weighted Average
   Exercise Prices        December 31,         Life (Years)       Exercise Price        December 31,        Exercise Price
--------------------   -------------------  ------------------ -------------------  -------------------  ------------------
     $6.375                    15,000               5.2                $6.375                15,000              $6.375

     10.25                  3,683,063               2.8                10.25              3,683,063              10.25

     11.9375                  100,000               5.8                11.9375               50,000              11.9375

     13.73                     50,000               7.7                13.73                 50,000              13.73

     22.05                     90,000               9.95               22.05                      0              22.05
-------------------------------------------------------------------------------------------------------------------------

    $6.375-22.05            3,938,063               3.1               $10.59              3,798,063             $10.30

In connection with the Company's delayed SEC filings and the receipt of waivers from its lenders necessitated by the delayed filings, beginning in January 2004, the members of the Company's Board of Directors and certain affiliates who own shares of the Company's common stock agreed to defer their receipt of any dividend payments, until the Company was in compliance with all SEC filing requirements. As of December 27, 2004, the Company was no longer delinquent with regard to its SEC filings, and the deferred dividends described above were paid prior to December 31, 2004.

Common stock dividends declared and unpaid at December 31, 2004 and 2003 amounted to $1,741 and $2,516, respectively, and are included in accounts payable and accrued expenses in the accompanying Consolidated Balance Sheet.

Deferred Bonus Plan

In November 2002, the Company's Board of Directors approved a Deferred Bonus Plan (the "Plan") under which employees of the Company and its affiliates who received discretionary year-end bonuses of greater than $50 received such bonuses partly in cash and partly in the form of an award of Interpool common stock. Under the Plan, the first $50 of a participant's bonus amount was paid in cash. Any amount which exceeded $50 but was less than $150 was paid 50% in cash and 50% in stock. Any bonus amount which exceeded $150 was paid 100% in stock. Bonus stock awards under this Plan cliff vest in equal installments over a five-year period, unless the recipient elected to have the award vest over a ten-year period or the Board of Directors specified another period. The unvested portion of any bonus stock award will vest immediately if a change in control of Interpool occurs, if the employee is terminated without cause, if the employee resigns for a good reason, if the employee dies or becomes permanently disabled, or in any other circumstance deemed appropriate by the Board of Directors. If a recipient resigns voluntarily without a good reason or is terminated for cause the employee will forfeit any unvested portion of any bonus stock award.

The number of shares of stock awarded was calculated by dividing the dollar value of the stock portion of the bonus by the average stock price for the last ten trading days ending on December 31 of the grant year.

Additional stock was awarded based on the vesting period selected by the employee. If a five year vesting period was selected, the shares were increased by 10%. If a ten year vesting period was selected the shares awarded were increased by 30%. Under the Plan, each employee granted a bonus stock award has a right from time to time to require the Company to purchase a total number of shares of stock equal to the number of shares of stock underlying the Participant's Bonus Stock Award. The shares may be vested shares or shares which were otherwise acquired by the participant providing that all shares were beneficially owned by the participant for at least 6 months. The purchase price shall be equal to the fair market value of a share of stock on the trading day preceding the date of such purchase.

On January 2, 2003, under this Plan, the Company granted to eligible employees 139,067 shares of restricted stock that had a fair value of $16.83 per share at the grant date. At the date of grant, $2,342 of deferred compensation was credited to paid-in-capital with an offset to unamortized deferred compensation-stock grant in the equity section of the Consolidated Balance Sheet. Compensation costs are recognized ratably over the vesting periods during which the related employee service is rendered. During the fourth quarter 2003, in accordance with the terms of the separation agreement with the Company's previous President and Chief Operating Officer, 60,407 unvested shares with a value of $1,018 were forfeited. This forfeiture resulted in the reversal of $1,018 of previously recorded unamortized deferred compensation, as well as the reversal of previously recorded compensation expense of $102. For the year ended December 31, 2003 compensation expense was $140 and 60,407 shares with a value of $1,018 lapsed. The unamortized deferred compensation remaining in stockholders equity was $1,184 at December 31, 2003.

On January 2, 2004, under the Company's Deferred Bonus Plan, the Company granted to eligible employees 27,259 shares of restricted stock that had a fair value of $13.60 per share at the grant date. At the date of grant, $371 of deferred compensation was credited to paid-in capital with an offset to unamortized deferred compensation-stock grant in the equity section of the Consolidated Balance Sheet. During the first quarter of 2004, our Chief Executive Officer elected to voluntarily relinquish his entire 2002 bonus. This resulted in the forfeiture of 60,407 unvested shares of restricted stock valued at $1,017. This forfeiture resulted in the reversal of $916 of previously recorded unamortized deferred compensation expense, as well as the reversal of previously recorded compensation expense of $101. Excluding the reversal of previously recorded compensation related to this forfeiture, compensation expense for the year ended December 31, 2004 was $85. The unamortized deferred compensation remaining in stockholders equity was $554 at December 31, 2004. In September 2004, the Board of Directors terminated the Deferred Bonus Plan. All stock previously granted under this Plan will continue to be subject to the terms of the Plan. However, future bonuses will not be subject to the terms of the Deferred Bonus Plan.

Stock Appreciation Rights

On July 1, 2004, in connection with employment agreements with certain executive officers, the Company granted common stock appreciation rights ("SARS") that provide for the grantees to receive cash payments measured by any appreciation in the market price of the common stock over a specified base price. The Company granted such stock appreciation rights with respect to a total of 275,000 share units at a base price of $14.05. The $14.05 base price reflected the price on the over-the-counter market on February 20, 2004, the business day before the date on which the terms of the stock appreciation rights were fixed. The grant of stock appreciation rights was subsequently ratified by the Board of Directors on March 30, 2004, by which time the closing price of the Company's common stock had increased to $15.00. At July 1, 2004, the date the employment agreements became effective, the most recent closing stock price of the Company's common stock was $16.55. Under the terms of the employment agreements, a total of 260,000 of these stock appreciation rights vest in 2005 with the remaining 15,000 rights vesting in three equal installments on December 31, 2006, 2007 and 2008. Any unvested stock appreciation rights will vest immediately upon a change in control. Upon vesting, these stock appreciation rights may be exercisable at any time prior to the expiration of the earlier of 10 days following the termination of the employee or June 30, 2014.

FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, requires interim calculations of the amount of compensation expense inherent in the SARS (variable plan accounting). This amount is equal to the increase in the quoted market price since date of grant or award multiplied by the total number of rights outstanding. Compensation expense is recognized ratably over the vesting periods during which the related employee service is rendered. At December 31, 2004, the quoted market price of the Company's common stock was $24.00. Compensation expense for the year ended December 31, 2004 was $2,120 and is included in administrative expense on the Consolidated Statements of Income.

Share Repurchases

In December 2004, Warren L. Serenbetz (a former member of the Company's Board of Directors) advised the Company that he intended to exercise 668,438 stock options which represented the remaining options issued to him under the terms of the 1993 Stock Option Plan. In addition, Mr. Serenbetz requested, and the Compensation Committee of the Board of Directors allowed him, to exercise these options on a cashless basis. While the cashless exercise of options is allowed under the terms of the 1993 Stock Option Plan with Board of Directors approval, it is not the intent of the Company to allow this in most cases. The Board of Directors considered Mr. Serenbetz's request in light of the limited period of time he had to exercise these options having resigned as a Board member, and approved his request at a meeting held on December 15, 2004. These options had an exercise price of $10.25 per share and the market value at the date he exercised his options was $22.05 per share.

In connection with the cashless exercise feature, the Company withheld 310,725 shares with a market value of $6,852 representing the cost to Mr. Serenbetz of exercising these options. In addition, the Company withheld 110,086 shares with a market value of $2,427 representing the amounts advanced to Mr. Serenbetz for the payment of his minimum taxes related to the exercise. The remaining 247,627 shares were issued to Mr. Serenbetz.

The 420,811 shares withheld by the Company for the exercise price of the options and Mr. Serenbetz's minimum taxes have been recorded as treasury shares, at their market value at the date of exercise on the accompanying Consolidated Balance Sheets. The exercise also resulted in the issuance of 668,438 shares at a par value of $.001 and increased additional paid-in-capital by $6,852. In addition, since these options were granted to Mr. Serenbetz as compensation for services rendered, the Company is entitled to claim a tax deduction for non-employee compensation on its 2004 federal tax return. Since the Company did not recognize compensation expense on the grant or exercise of these options, the tax benefit (amounting to $3,154) has been recorded in additional paid-in-capital at the time these options were exercised.

No shares were repurchased in 2003. During 2002, the Company purchased 9,300 shares for an aggregate purchase price of $130.

Note 15 Gain on Sale of Land:

In April 2002, the Company sold an industrial property and recorded a gain of $4,766, which is included in other (income)/expense, net for the year ended December 31, 2002 in the accompanying Consolidated Statements of Income.

Note 16 Settled Insurance Litigation:

In connection with an insurance claim related to the default of a South Korean customer and a subsequent lawsuit filed by the insurance carriers against the Company, on June 17, 2004 the Company signed an agreement settling the lawsuit and its claims under the policy. Under the terms of the settlement agreement, the insurance carriers paid the Company a total of $26,400 during 2004. In addition, the Company received the right to retain any of the equipment it had recovered since the date of the claim. The Company recognized a pre-tax gain of $6,267 related to the $26,400 settlement, which is recorded in gain on insurance settlement on the Consolidated Statements of Income.

Note 17 Subsequent Events:

July 2004 Protocol to the United States and Barbados Tax Treaty

Through December 31, 2004 Interpool Limited claimed treaty benefits under the United States and Barbados income tax treaty ("pre-2005 Treaty"). The pre-2005 Treaty contained a limitation on benefits provision which denies treaty benefits under certain circumstances. However, Interpool Limited did not fall within the pre-2005 Treaty's limitation on benefits provision.

On July 14, 2004, the United States and Barbados signed a protocol to the pre-2005 Treaty which was ratified on December 20, 2004 ("post-2004 Treaty") that contains a more restrictive limitation on benefits provision than the pre-2005 Treaty. The post-2004 Treaty took effect on January 1, 2005 following its ratification by the United States Senate and the government of Barbados on December 20, 2004. Under the post-2004 Treaty, Interpool Limited is only eligible for Treaty benefits with respect to its container rental and sales income if, among other things, Interpool, Inc., is listed on a "recognized stock exchange" and Interpool, Inc.'s stock is "primarily" and "regularly" traded on such exchange.

During April 2004, the Company was de-listed by the New York Stock Exchange. During this de-listing, its common stock was traded on the over-the-counter market under the symbol IPLI. In December 2004, after making all delinquent SEC filings, the Company applied for re-listing on the New York Stock Exchange. On January 13, 2005 Interpool, Inc. was again listed, and began trading, on the New York Stock Exchange. Interpool believes this listing and its current trading volume satisfies the "primarily" and "regularly" traded requirements of the post-2004 Treaty, and Interpool Limited qualified for benefits under the post-2004 Treaty on January 13, 2005. We have estimated there should be no U.S. current tax expense for the period from January 1, 2005 to January 12, 2005.

Financing Activities

During the first quarter of 2005 the Company received an additional $223,000 in net financing commitments. Commitments were received totaling $248,000 under a financing facility established on November 1, 2004 from six financial institutions while the Company cancelled a financing commitment for $25,000 that existed as of December 31, 2004. This commitment was cancelled to allow the financial institution involved to provide a larger commitment to a facility already established during December 2004. As of the date this Form 10-K was filed, none of these additional commitments had been utilized.

During February 2005, the Company entered into a lease arrangement with a Japanese lessor involving $29,922 of equipment previously financed with a financial institution during December 2003 and May 2004. The Company expects to close in two approximately equal traunches, the first of which occurred on February 28, 2005, and the second of which is expected to close by March 31, 2005. The lease ends in December 2008, and we have a fixed purchase option at that time for $19,449 that we expect to exercise. The aggregate fixed rate of interest on the lease is 7.44%. The company received additional cash proceeds totaling $4,210 at the February closing and expects to receive a comparable amount at the March closing.

Relisting by the New York Stock Exchange

On January 13, 2005, our common stock was listed on the New York Stock Exchange under the symbol "IPX."

Rating Agency Actions

On December 17, 2004, Moody's placed the Company's ratings on review for possible upgrade. At that time, Moody's indicated that an increase in the Company's ratings of several "notches" could result in the near-term based on the pace at which our credit profile has improved. Subsequently, on March 4, 2005, Moody's revised its outlook for the Company from "possible upgrade" to "positive", and raised their rating for our senior implied debt to B2 from Caa2, their rating for our senior unsecured debt to B3 from Caa3, and their rating for our preferred stock to Caa2 from Ca. On February 11, 2005, Standard & Poor's Rating Services affirmed Interpool's ratings, removed us from CreditWatch, and increased their outlook for the Company from "negative" to "stable."

Amendment to Separation Agreement

In January 2005, in response to a recent change in United States tax laws potentially affecting future payments to be made to the Company's former President and Chief Operating Officer under his separation agreement, the Company and the Company's former President and Chief Operating Officer entered into a modification to his separation agreement pursuant to which, in lieu of the remaining monthly payments through October 2005 and other amounts to which the Company's former President and Chief Operating Officer would have been entitled under his original separation agreement, the Company paid him a lump sum of $467. To secure the performance of his future obligations to the Company under the separation agreement, the Company's former President and Chief Operating Officer pledged a total of 22,114 shares of the Company's common stock (having a market value at that time of approximately $520). Such pledged shares will be released to the Company's former President and Chief Operating Officer in installments through October 2005, subject to his continued compliance with his obligations under the modified separation agreement.

Mortgage Refinancing

During February 2005, the Company re-financed the mortgage on its offices on the 27th floor at 633 Third Avenue, New York, NY. The proceeds of the new mortgage were $3,550, and were used to repay the previous mortgage ($3,480) plus related fees and expenses. The interest rate on the new mortgage is fixed at 5.75%. Amortization is based on a 30 year term, and the mortgage matures in five years with one five year extension available at the Company's option. Such extension would be at an interest rate of 2.50% above the Federal Home Loan Bank borrowing rate for member banks at that time, but not less than the current rate, and would require payment of a 1.0% fee.

Notes Receivable

In 1997, the Company acquired a 37% equity interest in a company that supplies clinical trial materials management to the pharmaceutical industry. This investment has been accounted for under the equity method of accounting. At December 31, 2004, the carrying value of the Company's investment of $1,814 is included in other assets on the accompanying Consolidated Balance Sheets.

During 1999 and 2001, the Company lent a total of $1,946 to this equity investee at an interest rate of 12%. The investee requested and received multiple extensions for the repayment of these notes. As a result, the Company treated these notes as non-performing and stopped recording interest income.

On February 2, 2005 the Company received a payment of $3,497 from the investee representing payment in full of the notes receivable and all accrued interest amounting to $1,551. This interest will be recognized in earnings during the three months ended March 31, 2005.

Note 18 Quarterly financial data (unaudited)

Restatement of previously reported quarterly results

In April 2003, the Company had re-designated certain swap agreements to a number of its debt instruments. The documentation of these hedging relationships did not meet the criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") to achieve hedge accounting treatment. Thus, because the hedge documentation requirement of SFAS 133 was not met, beginning in April 2003 when the hedge documentation was changed, hedge accounting is precluded on the five then existing interest rate swaps. In addition, two additional swap agreements were entered into by the Company after April 2003. The documentation of these swap agreements was the same.

Because the Company no longer qualifies for hedge accounting on these swap agreements, the amounts previously recorded in accumulated other comprehensive loss through March 31, 2003 (amounting to $3,037) have been amortized over the remaining life of the associated debt (using the effective interest method) and the change in the value of the derivatives from March 31, 2003 have been recorded as a fair value adjustment for derivative instruments in the accompanying Consolidated Financial Statements. These debt instruments were fully repaid by the Company in December 2004 at which time the remaining amount in accumulated other comprehensive loss was recorded as fair value adjustment for derivative instruments in the accompanying Consolidated Statement of Income. In addition, the swap agreements have been treated as speculative hedges for the period from January 1, 2004 until December 31, 2004. As a result, the quarterly changes to the market value of these swap agreements have been recorded as fair value adjustment for derivative instruments in the Consolidated Financial Statements.

The Company has determined that the effect of this previously undetected error in documentation of the Company's hedging relationships for the period from April 1, 2003 to December 31, 2003 is immaterial. The Company has restated its Consolidated Financial Statements to reflect these changes for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and has reflected the impact of these adjustments on the previously reported quarterly results below:

                                                                       2004
                                                                   As Restated
                                       ------------------------------------------------------------------
                                             1st               2nd              3rd             4th(b)
                                             ---               ---              ---             ------

Equipment leasing revenue                 $94,937            $95,712          $98,353             $99,181
Net income/(loss)                         $10,207            $21,205          $15,036           $(38,019)
Basic income/(loss)  per share              $0.37              $0.77            $0.55             $(1.39)
Diluted income/(loss) per share             $0.35              $0.71            $0.50             $(1.39)

                                                                       2004
                                                                   As Reported
                                       ------------------------------------------------------------------
                                             1st               2nd              3rd
                                             ---               ---              ---
Equipment leasing revenue                 $94,937            $95,712          $98,353
Net income                                $11,124            $19,624          $15,817
Basic income per share                      $0.41              $0.72            $0.58
Diluted income per share                    $0.38              $0.66            $0.53

                                                                       2003
                                                                   As Reported
                                       ------------------------------------------------------------------
                                             1st               2nd              3rd              4th
                                             ---               ---              ---               ---
Equipment leasing revenue                 $89,868            $91,549          $95,119           $97,751
Net income                                $11,769            $12,336           $6,546           $10,539
Basic income per share                      $0.43              $0.45            $0.24             $0.38
Diluted income per share                    $0.41              $0.42            $0.23             $0.36

                                                                       2002
                                                                   As Reported
                                       ---------------------------------------------------------------------
                                             1st               2nd              3rd             4th(a)
                                             ---               ---              ---               ---
Equipment leasing revenue                  $74,483          $75,598          $86,028             $88,971
Net income/(loss)                           $6,190           $4,265           $3,032            $(9,098)
Basic income/(loss) per share                $0.23            $0.16            $0.11             $(0.33)
Diluted income/(loss) per share              $0.21            $0.14            $0.10             $(0.32)
(a)	The net (loss) during the fourth quarter of 2002 was principally due to pre-tax impairment losses of $5,715 relating to idle equipment, $3,417 of pre-tax losses resulting from the Company's share of equity losses and write-downs for certain investments accounted for under the equity method and $9,678 of pre-tax losses recognized as a result of the deteriorating financial condition of PCR.

(b)	The net (loss) during the fourth quarter of 2004 was primarily due to a non-cash expense of $49,222 resulting from the change in fair value of warrants issued by us in connection with a Securities Purchase Agreement pursuant to which the Company sold $150,000 of 6.0% notes due in 2014.

Unaudited Condensed Consolidated Financial Statements

The condensed consolidated financial statements of Interpool, Inc. and Subsidiaries (the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. These condensed consolidated financial statements reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for the interim periods. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)
(unaudited)

                                                                                                March 31,       December 31,
                                                                                                  2005             2004

ASSETS

CASH AND CASH EQUIVALENTS (including restricted cash of $23,700 and
     $24,927 at March 31, 2005 and December 31, 2004, respectively)                             $266,322          $309,458
MARKETABLE SECURITIES, available for sale at fair value                                               25                27
ACCOUNTS RECEIVABLE, less allowance of $14,046 and $14,091, respectively                          71,992            72,598
NET INVESTMENT IN DIRECT FINANCING LEASES                                                        370,627           363,445
OTHER RECEIVABLES, net                                                                             1,597             3,602
LEASING EQUIPMENT, net of accumulated depreciation and amortization of
     $536,656 and $538,575, respectively                                                       1,643,470         1,579,196
OTHER ASSETS                                                                                      74,811            75,760
                                                                                                  ------            ------
TOTAL ASSETS                                                                                  $2,428,844        $2,404,086
                                                                                              ==========        ==========

LIABILITIES

ACCOUNTS PAYABLE AND ACCRUED EXPENSES                                                           $161,123          $127,057
WARRANT LIABILITY                                                                                 64,864            71,722
INCOME TAXES                                                                                      55,843            51,119
DEFERRED INCOME                                                                                    1,681             2,018
DEBT AND CAPITAL LEASE OBLIGATIONS
     Due within one year                                                                         263,270           240,553
     Due after one year                                                                        1,423,149         1,477,645
                                                                                               ---------         ---------
         TOTAL DEBT AND CAPITAL LEASE OBLIGATIONS                                              1,686,419         1,718,198

TOTAL LIABILITIES                                                                             $1,969,930        $1,970,114
                                                                                              ----------        ----------

MINORITY INTEREST IN EQUITY OF SUBSIDIARIES                                                       40,885            39,786
                                                                                                  ------            ------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
     Preferred stock, par value $.001 per share; 1,000,000 authorized, none issued                   ---               ---
     Common stock, par value $.001 per share; 100,000,000 shares authorized,
       28,286,564 issued at March 31, 2005 and 28,278,759 issued at December 31, 2004                 28                28
     Additional paid-in capital                                                                  138,021           138,021
     Unamortized deferred compensation-stock grants                                                 (504)             (554)
     Treasury stock, at cost, 646,711 shares at March 31, 2005 and December 31, 2004             (11,508)          (11,508)
     Retained earnings                                                                           292,582           273,948
     Accumulated other comprehensive loss                                                           (590)           (5,749)
                                                                                                    ----            ------
TOTAL STOCKHOLDERS' EQUITY                                                                       418,029           394,186
                                                                                                 -------           -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                    $2,428,844        $2,404,086
                                                                                              ==========        ==========

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these balance sheets.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share and per share amounts)
(unaudited)

                                                                                                     Three Months Ended
                                                                                                         March 31,
                                                                                                    2005             2004
                                                                                                    ----             ----
EQUIPMENT LEASING REVENUE, including income recognized on direct
   financing leases of $9,558 and $10,859, respectively                                            $95,142           $94,937
OTHER REVENUE                                                                                        4,885             4,101
                                                                                                     -----             -----
TOTAL REVENUES                                                                                     100,027            99,038
                                                                                                   =======            ======

COSTS AND EXPENSES:
  Lease operating and administrative expenses                                                       36,936            32,440
  Provision for doubtful accounts                                                                      738               612
  Fair value adjustment for derivative instruments                                                    (675)              982
  Fair value adjustment for warrants                                                                (6,858)              ---
  Depreciation and amortization of leasing equipment                                                21,993            22,872
  Impairment of leasing equipment                                                                      898             1,974
  Income for investment accounted for under the equity method                                          (57)             (185)
  Other income, net                                                                                 (3,732)             (700)
  Interest expense                                                                                  29,373            28,381
  Interest income                                                                                   (3,960)             (694)
                                                                                                    ------              ----
                                                                                                    74,656            85,682
                                                                                                    ======            ======

INCOME BEFORE MINORITY INTEREST EXPENSE, NET AND PROVISION FOR INCOME TAXES                         25,371            13,356
Minority interest expense, net                                                                      (1,906)             (859)
                                                                                                    ------              ----
INCOME BEFORE PROVISION FOR INCOME TAXES                                                            23,465            12,497
Provision for income taxes                                                                           3,077             2,290
                                                                                                     -----             -----
NET INCOME                                                                                         $20,388           $10,207
                                                                                                   =======           =======

NET INCOME PER SHARE:
     Basic                                                                                           $0.74             $0.37
                                                                                                     =====             =====
     Diluted                                                                                         $0.63             $0.35
                                                                                                     =====             =====
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands):
     Basic                                                                                          27,638            27,378
                                                                                                    ======            ======
     Diluted                                                                                        33,193            30,243
                                                                                                    ======            ======

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

                                                                                               Three Months Ended
                                                                                                    March 31,
                                                                                                  2005      2004
                                                                                                  ----      ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                                    $20,388       $10,207
Adjustments to reconcile net income to net cash provided by operating activities --
   Depreciation and amortization                                                               22,988        24,069
   Impairment of leasing equipment                                                                898         1,974
   Amortization of debt discount                                                                  578           ---
   Gain on sale of leasing equipment                                                           (3,128)         (563)
   Provision for doubtful accounts                                                                738           612
   Restricted stock grant expense                                                                  50            21
   Fair value adjustment for derivative instruments                                              (675)          982
   Fair value adjustment for warrants                                                          (6,858)          ---
   Income for investments accounted for under the equity method                                   (57)         (185)
   (Increase)/decrease in accounts receivable                                                    (132)        8,332
   Decrease (increase) in other receivables                                                     2,005          (405)
   (Increase)/decrease in other assets                                                           (735)        1,938
   Decrease in accounts payable and accrued expenses                                          (11,479)      (13,848)
   Increase in income taxes payable                                                             2,023         2,261
   Other, net                                                                                     763          (434)
                                                                                                  ---          ----
         Net cash provided by operating activities                                             27,367        34,961
                                                                                               ------        ------

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of leasing equipment                                                              (65,087)      (47,544)
Proceeds from dispositions of leasing equipment                                                30,443        15,758
Investment in direct financing leases                                                         (25,477)      (34,420)
Cash collections on direct financing leases                                                    23,704        23,325
                                                                                               ------        ------
         Net cash used for investing activities                                               (36,417)      (42,881)
                                                                                              -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt                                                                  8,481        81,578
Payment of long-term debt and capital lease obligations                                       (34,339)      (62,303)
Repayment of revolving credit lines                                                            (6,500)       (9,500)
Dividends paid                                                                                 (1,728)       (2,067)
Net cash (used for) provided by financing activities                                          (34,086)        7,708
                                                                                              -------         -----
Net decrease in cash and cash equivalents                                                     (43,136)         (212)
CASH AND CASH EQUIVALENTS, beginning of period                                                309,458       141,019
                                                                                              -------       -------
CASH AND CASH EQUIVALENTS, end of period                                                     $266,322      $140,807
                                                                                             ========      ========

Cash paid for interest                                                                        $36,639       $33,854
                                                                                              =======       =======
Cash paid for taxes                                                                              $791          $189
                                                                                                 ====          ====

Supplemental schedule of non-cash investing activities:
Transfers from leasing equipment to direct financing leases                                    $3,738        $5,047
                                                                                               ------        ------
Transfer from direct financing leases to leasing equipment                                        ---        $6,650
                                                                                                  ---        ------

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AT DECEMBER 31, 2004 AND THE THREE MONTHS ENDED MARCH 31, 2005

(dollars and shares in thousands)
(unaudited)

                                                                                                Acum.
                              Common Stock                                                      Other
                            -----------------    Additional Unamortized                         Comp.                 Total Share-
                            Outstanding   Par    Paid-in      Deferred    Treasury   Retained   Income  Comprehensive   holders'
                              Shares     Value   Capital    Compensation   Stock     Earnings   (Loss)     Income        Equity
                            -----------  -----   ---------- ------------  --------   --------   ------  ------------  ----------

BALANCE, December 31, 2004  27,632         $28   $138,021       $(554)    $(11,508)  $273,948  $(5,749)                 $394,186

Net income                     ---         ---       ---          ---        ---       20,388     ---      20,388         20,388

Other comprehensive income     ---         ---       ---          ---        ---         ---    5,159       5,159          5,159
                                                                                                            -----

Comprehensive income                                                                                      $25,547
                                                                                                          =======

Amortization of restricted
stock award                      8         ---       ---           50        ---         ---      ---                         50

Cash dividends declared:

  Common stock, $0.0625 per
  share                        ---         ---       ---          ---        ---       (1,754)    ---                     (1,754)
                               ---         ---       ---          ---        ---       ------     ---                     ------

BALANCE, March 31, 2005     27,640         $28   138,021        $(504)    $(11,508)  $292,582   $(590)                  $418,029
                            ======         ===   =======        =====     ========   ========   =====                   ========

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

Note 1 Nature of Operations and Accounting Policies

A.	Basis of Presentation

The Condensed Consolidated Financial Statements of Interpool, Inc. and Subsidiaries (the "Company") as of March 31, 2005 (unaudited) and December 31, 2004 and for the three months ended March 31, 2005 (unaudited) and 2004 (unaudited) (the "Condensed Consolidated Financial Statements") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The Company has made certain reclassifications to prior balances to conform to the current year presentation. It is suggested that these Condensed Consolidated Financial Statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's December 31, 2004 Annual Report on Form 10-K, as amended, (the "2004 Form 10-K"). These Condensed Consolidated Financial Statements reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for the interim periods. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

As discussed in the Company's 2004 Form 10-K, the Company restated its financial statements for the first three quarters of 2004. During the preparation of the December 31, 2004 consolidated financial statements, a material weakness in the Company's documentation of certain interest rate swap transactions was noted. It was determined that the previously reported quarterly results for March 31, 2004, June 30, 2004 and September 30, 2004 required restatement. For further information regarding this restatement, see Note 2 to the Condensed Consolidated Financial Statements. All financial information for the three months ended March 31, 2004 included in this Quarterly Report on Form 10-Q gives effect to the restatement.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses during the reporting period and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

B.	Nature of Operations

The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the majority of the Company's operations come from two reportable segments: container leasing and domestic intermodal equipment leasing. The container leasing segment specializes primarily in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes primarily in the leasing of intermodal container chassis. The Company leases its containers principally to international container shipping lines located throughout the world. The customers for the Company's chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines, as well as major U.S. railroads. Equipment is purchased directly or acquired through conditional sales contracts and lease agreements, many of which qualify as capital leases.

The Company's container leasing operations are primarily conducted through our wholly-owned subsidiary, Interpool Limited, a Barbados corporation, as well as Container Applications, Inc. ("CAI"), our 50% owned consolidated subsidiary. Profits of Interpool Limited from international container leasing operations are exempt from federal taxation in the United States. These profits are subject to Barbados tax at rates that are substantially lower than the applicable rates in the United States.

C.	Basis of Consolidation

The Company's Condensed Consolidated Financial Statements are prepared in accordance with U.S. generally accepted accounting principles. The Condensed Consolidated Financial Statements include the accounts of the Company and subsidiaries which are more than 50% owned or otherwise controlled by the Company. All significant intercompany transactions have been eliminated in consolidation. Minority interest in equity of subsidiaries represents the minority stockholders' proportionate share of the equity in the income/(losses) of the subsidiaries.

In connection with certain investments in which the Company does not own a majority interest or otherwise control, but has the ability to exercise significant influence over the investee, these investments are accounted for using the equity method of accounting. The Company's investment in its equity method investees is included in other assets on the accompanying Condensed Consolidated Balance Sheets.

D.	Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during the period (which is net of treasury shares). Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of stock options and warrants and the un-vested portion of restricted stock grants is computed using the treasury stock method, which assumes the repurchase of common shares at the average market price for the period. Stock options and warrants that do not have a dilutive effect (because the exercise price is above the market price) are not included in the diluted income per share. For the three months ended March 31, 2005 all stock options and warrants to acquire common shares are dilutive. For the three months ended March 31, 2004 all stock options were dilutive. There were no warrants outstanding at March 31, 2004. Unvested restricted stock grants were dilutive for the three months ended March 31, 2005 and 2004. The convertible redeemable subordinated debentures were dilutive for the three months ended March 31, 2005 and 2004.

A reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented below:

                                                                                  Three Months Ended March 31,
                                                                             ----------------------------------------

                                                                                  2005                   2004
                                                                                  ----                   ----
Numerator
      Net Income - Basic EPS                                                      $20,388              $10,207
      Interest expense on convertible debentures, net of tax of $344 in
        both periods                                                                  516                  516
                                                                                      ---                  ---
      Net Income - Diluted EPS                                                    $20,904              $10,723
                                                                                  =======              =======

Denominator
      Weighted average common shares outstanding-Basic                             27,638               27,378
      Dilutive stock options and warrants                                           4,058                1,376
      Dilutive convertible debentures                                               1,487                1,487
      Dilutive restricted stock grants                                                 10                    2
                                                                                       --                    -
      Weighted average common shares outstanding-Diluted                           33,193               30,243
                                                                                   ======               ======

Earnings per common share
      Basic                                                                         $0.74                $0.37
                                                                                    =====                =====
      Diluted                                                                       $0.63                $0.35
                                                                                    =====                =====
E.	Comprehensive Income

           Comprehensive income consists of net income or loss for the current period and gains or losses that have been previously excluded from the income statement and were only reported as a component of equity.

          The tax effect of comprehensive income/(loss) is as follows:

                                                                               Before Tax     Tax          Net of
Three Months Ended March 31, 2005                                                Amount      Effect      Tax Amount
                                                                               -----------   ------      ----------
Unrealized holding gains/(losses) arising during the period:
Marketable Securities                                                             $(3)           $1           $(2)
Cumulative foreign currency translation adjustment                                (92)           33           (59)
Swap agreements                                                                  7,922       (2,702)        5,220
                                                                                 -----       ------         -----
                                                                                $7,827      $(2,668)       $5,159
                                                                                ======      =======        ======

                                                                               Before Tax     Tax           Net of
Three Months Ended March 31, 2004                                                Amount      Effect       Tax Amount
                                                                               -----------   ------      ----------
Unrealized holding gains/(losses) arising during the period:
Cumulative foreign currency translation adjustment                                 $28          $(10)         $18
Swap agreements                                                                 (5,916)        2,013       (3,903)
                                                                                ------         -----       ------
                                                                               $(5,888)       $2,003      $(3,885)
                                                                               =======        ======      =======

The components of accumulated other comprehensive income/(loss), net of taxes, are as follows:

                                                        March 31, 2005       December 31, 2004
                                                           --------------       -----------------
Marketable securities                                         $---                       $2
Cumulative foreign currency translation adjustment             ---                       59
Swap agreements                                               (590)                  (5,810)
                                                              ----                   ------
                                                             $(590)                 $(5,749)
                                                             =====                  =======
F.	Stock-Based Compensation

           Stock option plans are accounted for in accordance with SFAS No. 148, Accounting for Stock-Based Compensation ("SFAS 148"). This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which allows for the retention of principles within Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees ("APB 25"). As permitted by the Statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. To date, all options were granted with an exercise price equal to the market price of the Company's Stock at Grant Date. Options issued with an exercise price below the fair value of the Company's common stock on the date of grant will be accounted for as compensatory options. For compensatory options, the difference between the exercise price and the fair value of the Company's common stock will be charged to expense over the shorter of the vesting or service period. Options issued at fair value are non-compensatory.

          The following table illustrates the effect on net income and earnings per share had the fair value method of accounting been applied to the Company's stock compensation plans.

                                                                                      Three Months Ended
                                                                                           March 31,
                                                                                     2005            2004
                                                                                     ----            ----

Net income, as reported                                                             $20,388         $10,207
Add/(Deduct):  Stock based employee compensation expense/(income) included in
net income, net of related tax effects                                                  (78)            (88)
Add/(Deduct): Total stock-based employee compensation (expense)/income determined under fair value based method for all awards, net of related tax
effects                                                                                  26              80
                                                                                         --              --
Pro forma net income                                                                $20,336         $10,199
                                                                                    =======         =======
Earnings per share:
Basic-as reported                                                                     $0.74           $0.37
                                                                                      =====           =====
Basic-pro forma                                                                       $0.74           $0.37
                                                                                      =====           =====
Diluted-as reported                                                                   $0.63           $0.35
                                                                                      =====           =====
Diluted-pro forma                                                                    $ 0.63           $0.35
                                                                                     ======           =====

          This pro forma impact only takes into account options granted since January 1, 1995. The average fair value of options granted during 2004 was $9.76 per option. The fair value was estimated using the Black-Scholes Option pricing model based on the market price at Grant Date of $22.05 and the following assumptions: risk-free interest rate of 3.57%, expected life of 7 years, volatility of 45% and dividend yield of 1.44%. No Options were granted by the Company in 2005.

           Under the Company's Deferred Bonus Plan, compensation expense for the three months ended March 31, 2005 and 2004 was $50 and $21, respectively. The unamortized deferred compensation remaining in stockholders equity was $504 at March 31, 2005. Although the Board of Directors terminated the Deferred Bonus Plan in September 2004, all stock previously granted under this plan will continue to be subject to the terms of the Plan.

          In connection with employment agreements with certain executive officers, the company granted common stock appreciation rights ("SARS") that provide for the grantees to receive cash payments measured by any appreciation in the market price of the common stock over a specified base price. The Company granted such stock appreciation rights with respect to a total of 275,000 share units at a base price of $14.05. Under the terms of the employment agreements, a total of 260,000 of these stock appreciation rights will vest in 2005 (205,000 during the first quarter of 2005 and 55,000 during the fourth quarter of 2005) with the remaining 15,000 rights vesting in three equal installments on December 31, 2006, 2007 and 2008. Upon vesting, these stock appreciation rights may be exercisable at any time prior to the expiration of the earlier of 10 days following the termination of the employee or June 30, 2014. Financial Accounting Standard Board ("FASB") Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, requires interim calculations of the amount of compensation expense inherent in the SARS (variable plan accounting). This amount is equal to the increase in the quoted market price since date of grant or award multiplied by the total number of rights outstanding. Compensation expense is recognized ratably over the vesting periods during which the related employee service is rendered. At March 31, 2005, the quoted market price of the Company's common stock was $22.10 per share. Compensation expense for the three months ended March 31, 2005 was reduced by $188. This decrease was the result of the decline in the market value of the Company's common stock from $24.00 per share at December 31, 2004 to $22.10 per share at March 31, 2005 partially offset by additional vesting. This credit is included in lease operating and administrative expense on the Condensed Consolidated Statements of Income.

G.	Credit Risk

          At March 31, 2005, approximately 48% (47% at December 31, 2004) of accounts receivable and 71% (70% at December 31, 2004) of the net investment in direct financing leases were from customers outside of the United States.

           During the three months ended March 31, 2005, the Company's top 25 customers represented approximately 77% of its consolidated billings, with no single customer accounting for more than 8.1%. For the same period in the prior year, the Company's top 25 customers represented approximately 73% of its consolidated billings with no single customer accounting for more than 7.8%.

H.	Adoption of New Accounting Standards

          In December 2004, the FASB published SFAS No. 123(R), Share-Based Payment, ("SFAS 123 (R)") which was to be effective for interim periods beginning after June 15, 2005. In April 2005, the effective date was amended. SFAS 123(R) will now be effective for annual periods beginning after June 15, 2005. As a result of this change, the Company will be required to adopt SFAS 123R on January 1, 2006. The Company currently accounts for its stock option plans in accordance with SFAS No. 148, Accounting for Stock-Based Compensation ("SFAS 148"). This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which allows for the retention of principles within Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees ("APB 25"). As permitted, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method described in APB 25 and related interpretations. APB 25 generally requires compensation costs, if any, to be recognized for the difference between the exercise price and the market price of the underlying stock on the date of the grant. Alternatively, SFAS 123 employs fair value-based measurement and generally results in the recognition of compensation expense for all stock-based awards. The adoption of SFAS 123(R) will require the recognition of compensation expense for all share-based compensation. Based on the number of options currently outstanding, the adoption of SFAS 123(R) is not expected to have a significant impact on the Company's financial condition or results of operations. However, all future grants of share-based compensation will result in the recognition of compensation expense.

          In October 2004, The American Jobs Creation Act of 2004 (the "Act") was signed into law. The Act creates a temporary incentive for the Company to repatriate, before December 31, 2005, accumulated income earned abroad at an effective tax rate of 5.25%. On December 21, 2004 the FASB issued FASB Staff Position No. FAS 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 ("SFAS 109-2"). SFAS 109-2 allows companies additional time beyond the financial reporting period of enactment to evaluate the effect of the Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS 109. The Company is currently evaluating the effects of the Act's repatriation provision and expects to complete and execute its plan, if any, by December 31, 2005. Until that time, the Company expects to make no change in its current intention to indefinitely reinvest accumulated earnings of Interpool Limited. Should the Company decide to repatriate all or any portion of these unremitted foreign earnings, which at December 31, 2004 did not exceed $334,000, or repatriate more than this amount (the Act as applied to the Company limits the repatriation to $500,000), a one-time charge, based on the 5.25% statutory rate in the Act, would be recorded to the Consolidated Statement of Income at the time the Company completes its evaluation of the amounts to be repatriated.

Note 2 Restatement of Previously Issued Financial Statements

           During the preparation of the December 31, 2004 consolidated financial statements, a material weakness in the Company's documentation of certain interest rate swap transactions was noted as discussed in further detail in the 2004 Form 10-K. It was determined that the previously reported quarterly results for March 31, 2004, June 30, 2004 and September 30, 2004 required restatement.

          In April 2003, the Company had re-designated certain swap agreements to a number of its debt instruments. The documentation of the hedging relationships of certain interest rate swap transactions did not meet the criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") to achieve hedge accounting treatment. Thus, because the hedge documentation requirement of SFAS 133 was not met, beginning in April 2003 when the hedge documentation was changed, hedge accounting is precluded on the five then existing interest rate swaps. In addition, two additional swap agreements were entered into by the Company after April 2003. The documentation of these swap agreements was the same.

           Because the Company no longer qualifies for hedge accounting on these swap agreements, the amounts previously recorded in accumulated other comprehensive loss through March 31, 2003 (amounting to $3,037) have been amortized over the remaining life of the associated debt (using the effective interest method) and the change in the value of the derivatives from March 31, 2003 has been recorded as a fair value adjustment for derivative instruments in the accompanying Consolidated Financial Statements. These debt instruments were fully repaid by the Company in December 2004 at which time the remaining amount in accumulated other comprehensive loss was recorded as fair value adjustment for derivative instruments in the accompanying Consolidated Statement of Income. In addition, the swap agreements have been treated as speculative hedges for the period from January 1, 2004 until December 31, 2004. As a result, the quarterly changes to the market value of these swap agreements have been recorded as fair value adjustment for derivative instruments in the Consolidated Financial Statements.

          The Company has determined that the effect of this previously undetected error in documentation of the Company's hedging relationships for the period from April 1, 2003 to December 31, 2003 is immaterial. The Company has restated its Consolidated Financial Statements to reflect these changes for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

          The change in the provision for income taxes due to the adjustment described above decreased the provision for income taxes by $251 for the three months ended March 31, 2004.

          The following table sets forth the effect of the restatement adjustment on income before taxes, net income and the basic and diluted earnings per share for the three months ended March 31, 2004.

                                                  Three Months Ended March 31, 2004 (unaudited)
                                                                              Net Income
                                                                  Net         Per Share      Net Income Per
                                      Income before taxes       Income         (Basic)       Share (Diluted)
                                      ---------------------   -----------   --------------  ---------------

Previously reported                           $13,665           $11,124          $0.41             $0.38

Hedge accounting adjustment                    (1,168)             (917)         (0.04)            (0.03)

                                     --------------------------------------------------------------------
As restated                                   $12,497           $10,207          $0.37             $0.35
                                     ====================================================================

Note 3 Debt and Capital Lease Obligations

          The following table summarizes the Company's debt and capital lease obligations as of March 31, 2005 and December 31, 2004:

Total Debt and Capital Lease Obligations                                     March 31, 2005       December 31, 2004
----------------------------------------                                     --------------       -----------------

Capital lease obligations payable in varying amounts through 2013               $346,311              $329,623
Chassis Securitization Facility, interest at 5.96% and 5.99% at March
  31, 2005 and December 31, 2004, respectively
      Warehouse facility                                                          22,490                22,490
      Debt obligation                                                             46,375                53,875
      Capital lease obligation                                                   395,523               397,834

Secured equipment financing facility, interest at 4.60% and 4.45% at
  March 31, 2005 and December 31, 2004, respectively, revolving period
  ending October 31, 2006, term out period ending April 30, 2012                 237,915               243,000

Revolving credit facility CAI, interest at 4.47% and 4.56% at March 31,
  2005 and December 31, 2004, respectively                                        58,500                65,000
6.00% Notes due 2014 (unsecured) net of unamortized discount of $33,150
  and $33,729 at March 31, 2005 and December 31, 2004, respectively              196,850               196,271
7.35% Notes due 2007 (unsecured)                                                 115,395               115,395
7.20% Notes due 2007 (unsecured)                                                  45,335                45,335
9.25% Convertible redeemable subordinated debentures, mandatory
  redemption 2022 (unsecured)                                                     37,182                37,182
9.875% Preferred capital securities due 2027 (unsecured)                          75,000                75,000

Notes and loans repayable with various rates ranging from 4.0% to 7.90%
  and maturities from 2005 to 2010                                               109,543               137,193
                                                                                 -------               -------

Total Debt and Capital Lease Obligations                                      1,686,419             1,718,198
                                                                               ---------             ---------

   Less Current Maturities                                                       263,270               240,553

Total Non-Current Debt and Capital Lease Obligations                          $1,423,149            $1,477,645
                                                                              ==========            ==========

           New Financings: During the first quarter of 2005, the Company received an additional $223,000 in net financing commitments. Commitments were received totaling $248,000 under a financing facility established on November 1, 2004 from six financial institutions, while the Company cancelled a financing commitment for $25,000 that existed as of December 31, 2004. This commitment was cancelled to allow the financial institution involved to provide a larger commitment to a facility already established during December 2004. As of March 31, 2005, none of these additional commitments had been utilized.

          The additional commitment of $248,000 brings the total committed under the November 2004 facility to $500,000. This financing is secured by shipping containers and related leases owned by a special purpose consolidated subsidiary of the Company and leased to various third parties. The financing allows for advances from time to time up to the amount of available collateral under the facility, subject to a maximum principal amount that may be outstanding under the facility of $500,000. The interest rate under this facility is LIBOR plus 175 basis points, with a reduction to LIBOR plus 150 basis points possible as the Company's credit rating improves. This agreement, as amended, requires that the Company enter into interest rate swap contracts in order to effectively convert at least seventy percent of the debt associated with operating lease equipment and ninety percent of the debt associated with direct financing leases from floating rate debt to fixed rate debt. On March 31, 2005, the Company entered into three interest rate swap contracts with original notional amounts totaling $204,858. These interest rate swap contracts (which are accounted for as free standing derivatives) satisfied this requirement for the amounts funded to date, and will convert a significant portion of the debt outstanding from floating rate debt to fixed rate debt. The facility has a two-year term, after which the outstanding balance will be paid out in full over 66 months if it is not refinanced. At March 31, 2005, $237,915 of debt was outstanding under this facility and $262,085 was available for future use.

          In addition, during February 2005, the Company entered into a lease arrangement with a Japanese lessor involving $29,922 of equipment previously financed with a financial institution during December 2003 and May 2004. This transaction closed in two approximately equal tranches, the first of which occurred on February 28, 2005, and the second of which occurred on March 31, 2005. The lease ends in December 2008, and the Company has a fixed purchase option at that time that it expects to exercise. The aggregate fixed rate of interest on the lease is 7.44%. The Company received additional cash proceeds totaling $4,210 at the February closing and $4,271 at the March closing.

           Debt Modifications: The Company elected not to renew the warehouse facility associated with its chassis securitization financing which had an outstanding balance of $22,490 at March 31, 2005. As a result of this decision, the warehouse facility was not extended beyond the scheduled expiration date of March 31, 2005. Accordingly, based on the terms of the securitization financing, all cash flow from the securitization that would normally be received by the Company after the requirements of the securitization financing are satisfied will be used to pay down the warehouse facility until it is paid in full. In addition, based on the terms of the securitization financing, the interest rate on the warehouse facility was increased by 100 basis points. The Company is currently in discussions with the lender and insurance wrap provider for the chassis securitization with regard to paying the warehouse facility in full through a lump sum payment and releasing the lien on the chassis that provide security for the warehouse facility

           Covenants: Under the Company's secured equipment financing facility established during November 2004 (and most of its other debt instruments), the Company was required to maintain covenants (as defined) for tangible net worth (the most stringent of which required the Company to maintain tangible net worth of at least $300,000), a fixed charge coverage ratio of 1.5 to 1 and a funded debt to net worth ratio (as defined in the agreement) of 4.0 to 1. A servicing agreement to which the Company is a party requires that it maintains a tangible net worth (as defined in the agreement) of at least $375,000 plus 50% of any positive net income reported from October 1, 2004 forward. Additionally, under a credit agreement, the Company is required to maintain a security deposit in the aggregate amount of at least 80% of the outstanding loan balances, including interest. This amounted to $4,322 and $4,834 at March 31, 2005 and December 31, 2004, respectively and is included in other assets on the Consolidated Balance Sheet. At March 31, 2005, under a restriction in the Company's 6.0% Note Indenture, approximately $1,808 of retained earnings were available for dividends.

Note 4 Segment and Geographic Data

The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the majority of the Company's operations come from two reportable segments: container leasing, and domestic intermodal equipment leasing. The container leasing segment specializes primarily in the leasing of dry freight standard containers, while the domestic intermodal equipment segment specializes primarily in the leasing of intermodal container chassis.

The accounting policies of the segments are the same as those described in Note 1. The Company evaluates performance based on profit or loss before income taxes. The Company's reportable segments are strategic business units that offer different products and services. All significant transactions between segments have been eliminated. Historically, funds have been borrowed by Interpool, Inc. Trac Lease, and Interpool Limited (or their subsidiaries). Interpool, Inc. has borrowed all of the Company's public debt. Trac Lease and Interpool, Inc. comprise the Company's domestic intermodal equipment segment, and Interpool Limited and CAI comprise the container leasing segment. For purposes of segment reporting the outstanding debt and related interest expense are recorded by the borrowing entity. Advance rates for secured loans have been approximately the same for both chassis and containers, and have generally been in the 75-85% range. To the extent that we lease chassis equipment in from other parties, the effective advance rate is generally 100%.

Segment Information:

                                                                         Domestic
                                                         Container      Intermodal
          Three Months Ended March 31, 2005               Leasing        Equipment        Totals
          ---------------------------------            -------------  ---------------   ----------

Equipment leasing revenue                                  $43,821         $51,321         $95,142

Other revenue                                                2,482           2,403           4,885

Lease operating and administrative expenses                 10,485          26,451          36,936

Provision for doubtful accounts                                348             390             738

Fair value adjustments for derivative instruments             (208)           (467)           (675)

Fair value adjustment warrants                                 ---          (6,858)         (6,858)

Depreciation and amortization of leasing equipment          13,676           8,317          21,993

Impairment of leasing equipment                                375             523             898

Other (income)/expense, net and minority interest           (1,798)            (28)         (1,826)

Income for investments under equity method                     ---             (57)            (57)

Interest income                                               (609)         (3,351)         (3,960)

Interest expense                                             8,190          21,183          29,373

Income before income taxes                                  15,844           7,621          23,465

Net investment in DFL's                                    285,621          85,006         370,627

Leasing equipment, net                                     721,547         921,923       1,643,470

Equipment purchases and investments in DFL's                44,510          46,054          90,564

Total segment assets                                    $1,166,324      $1,262,520      $2,428,844

                                                                          Domestic
                                                         Container       Intermodal
          Three Months Ended March 31, 2004               Leasing        Equipment        Totals
          ---------------------------------            -------------  ---------------   ----------

Equipment leasing revenue                                  $43,902          $51,035        $94,937

Other revenue                                                2,408            1,693          4,101

Lease operating and administrative expenses                 12,172           20,268         32,440

Provision for doubtful accounts                                218              394            612

Fair value adjustments for derivative instruments              440              542            982

Depreciation and amortization of leasing equipment          14,732            8,140         22,872

Impairment of leasing equipment                              1,079              895          1,974

Other (income)/expense, net and minority interest            1,393           (1,234)           159

Income for investment under equity method                      ---             (185)          (185)

Interest income                                               (466)            (228)          (694)

Interest expense                                             9,205           19,176         28,381

Income before income taxes                                   7,537            4,960         12,497

Net investment in DFL's                                    312,581           91,045        403,626

Leasing equipment, net                                     741,850          887,046      1,628,896

Equipment purchases and investment in DFL's                 69,878           12,086         81,964

Total segment assets                                    $1,194,907       $1,134,992     $2,329,899

          The Company's shipping line customers utilize international containers in world trade over many varied and changing trade routes. In addition, most large shipping lines have many offices in various countries involved in container operations. The Company's revenue from international containers is earned while the containers are used in service carrying cargo around the world, while certain other equipment is utilized in the United States. Accordingly, the international information presented below represents our international container leasing operation conducted through Interpool Limited, a Barbados corporation, while the United States information presented below represents our domestic intermodal equipment leasing segment, as well as those revenues and assets relative to CAI which is headquartered in the United States of America. Such presentation is consistent with industry practice.

Geographic Information:

                                                            Three Months Ended March 31,
                                                              2005              2004
                                                              ----              ----
   EQUIPMENT LEASING REVENUE
   United States                                             $62,340             $60,235
   International                                              32,802              34,702
                                                              ------              ------
                                                             $95,142             $94,937
                                                             =======             =======

   LEASING EQUIPMENT, NET:
   United States                                          $1,090,733          $1,052,163
   International                                             552,737             576,733
                                                             -------             -------
                                                          $1,643,470          $1,628,896
                                                          ==========          ==========

   ASSETS:
   United States                                          $1,471,663          $1,333,142
   International                                             957,181             996,757
                                                             -------             -------
                                                          $2,428,844          $2,329,899
                                                          ==========          ==========

Note 5 Derivative Instruments

          The Company's assets are primarily fixed in nature while a significant portion of its debt instruments are floating. The Company employs derivative financial instruments (interest rate swap agreements) to effectively convert certain floating rate debt instruments into fixed rate instruments and thereby manage its exposure to fluctuations in interest rates.

          As of March 31, 2005 and December 31, 2004, included in accounts payable and accrued expenses in the accompanying Condensed Consolidated Balance Sheets are liabilities of $11,047 and $19,745, respectively, representing the market value of the Company's interest rate swap contracts.

          The unrealized pre-tax income on cash flow hedges for the three months ended March 31, 2005 of $7,922 and the related income tax effect of $2,702 have been recorded by the Company as a component of accumulated other comprehensive loss on the Condensed Consolidated Balance Sheets.

          The unrealized pre-tax income on cash flow hedges for the year ended December 31, 2004 of $12,022 and the related income tax effect of $3,501 have been recorded by the Company as a component of accumulated other comprehensive loss on the Condensed Consolidated Balance Sheets.

          The Company may at its discretion terminate or redesignate any such interest rate swap agreements prior to maturity. At that time, any gains or losses previously reported in accumulated other comprehensive loss on termination would continue to amortize into interest expense or interest income to correspond to the recognition of interest expense or interest income on the hedged debt. If such debt instrument was also to be terminated, the gain or loss associated with the terminated derivative included in accumulated other comprehensive loss at the time of termination of the debt would be recognized in the Condensed Consolidated Statement of Income at that time.

          On March 31, 2005, the Company entered into three interest rate swap contracts with original notional amounts totaling $204,858. These three interest rate swap contracts are a result of the November 2004 facility, as amended, which required that the Company enter into interest rate swap contracts in order to effectively convert at least seventy percent of the debt associated with operating lease equipment and ninety percent of the debt associated with direct financing leases from floating rate debt to fixed rate debt. These interest rate swap contracts (which are accounted for as free standing derivative instruments) satisfied this requirement for the amounts funded to date, and will convert a significant portion of the debt outstanding from floating rate debt to fixed rate debt.

           During the three months ended March 31, 2005, the Company terminated five interest rate swap contracts with outstanding notional amounts totaling $33,969. As a result of terminating these swap contracts, the Company recognized a gain of $103 which is included in fair value adjustment for derivative instruments in the Condensed Consolidated Statement of Income.

          As of March 31, 2005, the Company held interest rate swap agreements with various financial institutions. The aggregate notional balance of the swaps was $578,617 as of March 31, 2005.

          For the three months ended March 31, 2005, the Company reported $675 of pre-tax income in the Condensed Consolidated Statements of Income due to changes in the fair value of interest rate swap agreements which do not qualify as cash flow hedges under SFAS 133. This compares to $982 of pre-tax expense for the three months ended March 31, 2004.

          On September 14, 2004, the Company entered into a Securities Purchase Agreement pursuant to which it sold $150,000 total principal amount of a new series of 6.0% notes due 2014 (the "Notes") in a private transaction with four investors. In connection with the sale of the Notes, the Company also issued to the investors two series of Warrants exercisable for a total of 8,333,333 shares of the Company's common stock at an exercise price of $18.00 per share (the "Warrants"). The exercise price will be subject to customary anti-dilution adjustments as set forth in the Warrants.

          The fair value of the warrants at the date of the transaction was estimated at $22,500 and was recorded in warrant liability on the Consolidated Balance Sheet, with the offset recorded as a discount on the Notes. This discount is being amortized as interest expense using the effective interest method over the ten-year life of the Notes. The overall interest rate on the Notes, considering the amortization of the discount, is approximately 8.3%.

          EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in a Company's Own Stock ("EITF 00-19") requires freestanding contracts that are settled in a Company's own stock, including common stock warrants, to be designated as an equity instrument, asset or liability. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be carried at fair value until the contract meets the requirements for classification as equity, until the contract is exercised or until the contract expires. The Company has classified these warrants as a liability because the requirements of EITF 00-19 for classification of the warrants as equity have not been satisfied. During the period in which the warrants are classified as a liability, any changes in fair value will be reported as fair value adjustment for warrants in the Consolidated Statement of Income. Due primarily to the decrease in the market value of the Company's common stock during the first quarter of 2005, the fair market value of these Warrants decreased from $71,722 at December 31, 2004 to $64,864 at March 31, 2005. As a result, during the three-months ended March 31, 2005, the Company recorded non-cash income of $6,858 (for which no tax expense is derived) which has been reflected as fair value adjustment for warrants on the accompanying Consolidated Statements of Income. Accordingly, future changes to the fair market value of these Warrants have the potential to cause volatility in our future results. Because these warrants are classified as a liability, any increase in the fair market value of the Warrants will result in an additional non-cash expense to the Consolidated Statements of Income. If the fair market value of the Warrants decreases in the future the Company will record non-cash income in its Consolidated Statements of Income. In the event that all of the conditions of EITF 00-19 are met for classification of the Warrants as equity, the liability account representing the fair value of the warrants at the date the conditions are met will be reclassified to additional paid-in-capital on the Consolidated Balance Sheets. For further discussion of these Warrants and the conditions that must be met for equity treatment under the provisions of EITF 00-19, see Note 4 to the Consolidated Financial Statements included in our December 31, 2004 Form 10-K.

Note 6 Income Taxes

           July 2004 Protocol to the United States and Barbados Tax Treaty: Through December 31, 2004 Interpool Limited claimed treaty benefits under the United States and Barbados income tax treaty ("pre-2005 Treaty"). The pre-2005 Treaty contained a limitation on benefits provision which denies treaty benefits under certain circumstances. However, Interpool Limited did not fall within the pre-2005 Treaty's limitation on benefits provision.

          On July 14, 2004, the United States and Barbados signed a protocol to the pre-2005 Treaty which was ratified on December 20, 2004 ("post-2004 Treaty") that contains a more restrictive limitation on benefits provision than the pre-2005 Treaty. The post-2004 Treaty took effect on January 1, 2005 following its ratification by the United States Senate and the government of Barbados on December 20, 2004. Under the post-2004 Treaty, Interpool Limited is only eligible for Treaty benefits with respect to its container rental and sales income if, among other things, Interpool, Inc., is listed on a "recognized stock exchange" and Interpool, Inc.'s stock is "primarily" and "regularly" traded on such exchange.

           Although the Company was not listed on a recognized stock exchange at December 31, 2004, on January 13, 2005, the Company was listed, and began trading, on the New York Stock Exchange. The Company believes this listing and its current trading volume satisfies the "primarily" and "regularly" traded requirements of the amended Barbados Tax Treaty ("Treaty") in effect beginning January 1, 2005, thus qualifying it for benefits under the Treaty on January 13, 2005. The Company estimated there should be no U.S. current tax expense for the period from January 1, 2005 to January 12, 2005, when it was not covered by the Treaty. For further details of the Treaty, see Note 17 to the Consolidated Financial Statements included in the December 31, 2004 10-K.

Note 7 Contingencies and Commitments

          At March 31, 2005 commitments for capital expenditures totaled approximately $206,035 with approximately $166,210 committed for the remainder of fiscal 2005 and $39,825 committed for 2006.

          The Company is engaged in various legal proceedings from time to time incidental to the conduct of its business. Such proceedings may relate to claims arising out of equipment accidents that occur from time to time which involve death and injury to persons and damage to property. Accordingly, the Company requires all of its lessees to indemnify the Company against any losses arising out of such accidents or other occurrences while the equipment is on-hire to the lessees. In addition lessees are generally required to maintain a minimum of $2,000 in general liability insurance coverage, which is standard in the industry. In addition, the Company maintains a general liability policy of $255,000, in the event that the above lessee coverage is insufficient. While the Company believes that such coverage should be adequate to cover current claims, there can be no guarantee that future claims will never exceed such amounts. Nevertheless, the Company believes that no current or potential claims of which it is aware will have a material adverse effect on its financial condition or results of operations and that the Company is adequately insured against such claims.

Pending Governmental Investigations

           Following the Company's announcement in July 2003 that its Audit Committee had commissioned an internal investigation by special counsel into its accounting, the Company was notified that the SEC had opened an informal investigation of Interpool. As the Company anticipated, this investigation was subsequently converted to a formal investigation and remains pending as of the date this Form 10-Q was filed with the SEC. The Company is cooperating fully with this investigation. The New York office of the SEC received a copy of the written report of the internal investigation and has received documents and information from the Company, its Audit Committee and certain other parties pursuant to SEC subpoenas. In late 2003, the Company was advised that the United States Attorney's office for the District of New Jersey received a copy of the written report of the internal investigation and opened a parallel investigation focusing on certain matters described in the report by the Audit Committee's special counsel. The Company was informed that Interpool is neither a subject nor a target of the investigation by the U.S. Attorney's office. The Company cannot predict the final outcome of these investigations and accordingly cannot be assured that they will not result in the taking of actions adverse to us.

Stockholder Litigation

          In February and March 2004, several lawsuits were filed in the United States District Court for the District of New Jersey, by purchasers of the Company's common stock naming the Company and certain of its present and former executive officers and directors as defendants. The complaints alleged violations of the federal securities laws relating to the Company's reported Consolidated Financial Statements for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002, which the Company announced in March 2003 would require restatement. Each of the complaints purported to be a class action brought on behalf of persons who purchased the Company's securities during a specified period. In April 2004, the lawsuits, which seek unspecified amounts of compensatory damages and costs and expenses, including legal fees, were consolidated into a single action with lead plaintiffs and lead counsel having been appointed. The plaintiffs filed a consolidated amended complaint in September 2004, which includes allegations of purported misstatements and omissions in the Company's public disclosures throughout an expanded purported class period from March 31, 1999 through December 26, 2003. In November 2004, the Company filed a motion to dismiss the amended complaint, which is currently pending. In the event the Company's motion to dismiss is denied, the Company would expect to incur additional defense costs typical of this type of class action litigation. The Company intends to vigorously defend this lawsuit but is unable at this time to ascertain the impact this litigation may have on its financial position or results of operations.

          At March 31, 2005, the following guarantees were issued and outstanding:

Indemnifications

          In the ordinary course of business, the Company executes contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as an assignment and assumption agreement. These indemnifications might include claims related to any of the following: tax matters and governmental regulations, and contractual relationships. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. The Company regularly evaluates the probability of having to incur costs associated with these indemnifications and have accrued for any expected losses that are probable. The types of indemnifications for which payment are possible are as follows:

           Taxes

          In the ordinary course of business, the Company provides various tax-related indemnifications as part of transactions. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. The Company's liability typically is fixed when a final determination of the indemnified party's tax liability is made. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. The Company is party to numerous tax indemnifications and many of these indemnities do not limit potential payment; therefore, it is unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

           Contractual Relationships

          The Company entered into a number of operating leases as lessee during 2000 and 2002 in which it guaranteed a portion of the residual value of the leased equipment to the lessor. These leases have terms that expire between 6 and 9 years. If at the end of the lease term the fair market value of the equipment is below the guaranteed residual value in the agreement, the Company is liable for a percentage of the deficiency. The total of these guarantees is $12,405 of which $1,451 could be due in 2 to 3 years, $6,560 could be due in 4 to 5 years, and the remaining $4,394 potentially due in greater than 5 years. As of March 31, 2005 and December 31, 2004, included in accounts payable and accrued expenses in the accompanying Condensed Consolidated Balance Sheets are liabilities of $199 and $188, respectively, representing the accrual for the estimated exposure under these guarantees.

           During the second quarter of 2003, the Company arranged a leasing transaction between one of its major customers and a financial institution for up to 3,000 containers. As part of this transaction, the Company agreed to provide certain guarantees related to the fair value of the equipment if the lessee terminated the lease or if the lessee was unable to meet its obligations under the terms of the lease. In addition, if the lessee agreed to extend the lease, the Company agreed to purchase the equipment from the financial institution at a stated value and lease it to the lessee for this additional period at a stated lease rate. The Company further agreed to provide the lessee with a purchase option at the end of the extended lease period that would be less than the fair market value of the equipment at the date the lessee could exercise its option (the "Bargain Purchase Option").

          In return for the arrangement of the transaction on behalf of the financial institution and the guarantees discussed above, the Company was paid an arrangement fee and a portion of the initial rent for each container included in the lease. During the year ended December 31, 2003, 2,076 containers were delivered to the lessee and the Company received payments amounting to $1,240. The remaining 924 containers were purchased by the Company and leased to the customer under the terms of a direct financing lease.

          The estimated fair value of these containers at the end of the lease term guaranteed by the Company amounts to approximately $4,360. The Company has estimated that its potential liability related to these guarantees is less than the estimated potential liability related to the Bargain Purchase Option granted to the lessee. As such, the Company has accrued for the estimated value of its liability for this Bargain Purchase Option amounting to $1,017 that could be due in greater than 5 years. All fees collected from the lessor have been deferred by the Company and included in accounts payable and accrued expenses on the accompanying Consolidated Balance Sheets. The fees received from the lessor, net of the estimated liability for the Bargain Purchase Option, are being recognized by the Company over the term of the residual guarantee.

           Standby Letters of Credit

          As of March 31, 2005, CAI, a consolidated subsidiary, had two outstanding letters of credit totaling $6,000, which guarantee its obligations under certain operating lease agreements. These letters of credit expire in May, 2005.

Note 8 Subsequent Events

Financing Activities

          On April 28, 2005, CAI replaced its $110,000 secured revolving credit facility, which had an outstanding principal balance of $58,500 as of March 31, 2005 (not including letters of credit in the aggregate amount of $6,000 as of March 31, 2005), that was scheduled to expire on June 27, 2005 with a new secured revolving credit facility. The new credit facility has a total commitment amount of up to $175,000 and was provided by a group of banks. The interest rate under the revolving line of credit varies depending upon whether the loans are characterized as base rate loans or Eurodollar rate loans. In addition, there is a commitment fee on the unused amount of the total commitment which fee is payable quarterly in arrears. The new credit facility provides that swing line loans (up to $10,000 in the aggregate) and standby letters of credit (up to $15,000 in the aggregate) will be available to CAI, which sublimits are part of, and not in addition to, the total commitment of $175,000 under the new credit facility. The term of this revolving credit facility is three years. In connection with its first loan request under the new credit facility, CAI repaid the outstanding principal balance of $58,000 on the existing revolving credit facility (plus interest and additional fees) and repaid $15,143 of the amounts owed to the Company under the outstanding subordinated note issued by CAI to the Company.

          As mentioned above, on April 28, 2005 CAI repaid $15,143 of its $33,650 subordinated note with the Company. This repayment returned this note to the original payment schedule that had been modified during 2002. The remaining balance of $18,507 is scheduled to be repaid in eleven equal quarterly installments of approximately $1,683 beginning on October 30, 2005 and ending on April 30, 2008. In addition, the financial covenants associated with this subordinated note were also amended.

          On April 27, 2005, the Company, the holders of a majority in principal amount of the Company's 6% Notes due 2014 (the "Notes") and holders of a majority of the Company's common stock purchase warrants (the "Warrants"), and the Warrant Agent for the holders of the Warrants, entered into amendments dated as of April 26, 2005 to certain agreements relating to the outstanding Notes and Warrants. These amendments extend the dates by which the Company is required to take certain actions with respect to the Notes and Warrants. Specifically, the amendments (i) extend from April 30, 2005 to June 30, 2005 the date by which the Company shall seek stockholder approval for the purpose of ratifying the issuance of the Series B Warrants, (ii) extend from May 1, 2005 to July 1, 2005 the date by which the Company shall file a registration statement with the Securities and Exchange Commission (the "SEC") with respect to the Warrants, and (iii) extend from May 1, 2005 to July 1, 2005 the date by which the Company shall file a registration statement with the SEC with respect to the Notes.

$230,000,000

INTERPOOL, INC.

Offer to Exchange 6% Senior Notes Due 2014
for any and all outstanding 6% Senior Notes Due 2014

P R O S P E C T U S

[________], 2005

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

           The Company’s Restated Certificate of Incorporation limits the liability of directors (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). Specifically, no director of the Company will be personally liable for monetary damages for breach of the director’s fiduciary duty as a director, except for liability; (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

           Under the Restated Certificate of Incorporation, the Company will indemnify those persons whom it shall have the power to indemnify to the fullest extent permitted by Section 145 of the DGCL, which may include liabilities under the 1933 Act. Accordingly, in accordance with Section 145 of the DGCL, the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil. criminal, administrative or investigative (other than a “derivative” action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper.

           The Restated Certificate of Incorporation provides that the Company will advance expenses to the fullest extent permitted by Section 145 of the DGCL. Accordingly, the Company, in accordance therewith, will pay for the expenses incurred by an indemnified person in defending the proceedings specified in the preceding paragraph in advance of their final disposition, provided that, if the DGCL so requires, such person agrees to reimburse the Company if it is ultimately determined that such person is not entitled to indemnification. In addition, pursuant to the DGCL the Company may purchase and maintain insurance on behalf of any person who is or was a director, employee or agent of the Company against any liability asserted against and incurred by such person in such capacity, or arising out of the person’s status as such whether or not the Company would have the power or obligation to indemnify such person against such liability under the provisions of DGCL. The Company has obtained insurance for the benefit of the Company’s officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

           The Company has entered into agreements to indemnify its outside directors which are intended to provide the maximum indemnification permitted by Delaware law. These agreements, among other things, indemnify each of the Company’s outside directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such director in any action or proceeding, including any action by or in the right of the Company, on account of such director’s service as a director of the Company.

Item 21. Exhibits and Financial Statement Schedules.

          (a) Exhibits.

Exhibit Number	—	Description

3.1	—	Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

3.2	—	Form of Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

4.1	—	Form of Certificate representing the Common Stock (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

4.2	—	Form of Indenture between the Company and The Bank of New York, as trustee, relating to the 9.25% Convertible Redeemable Subordinated Debentures (incorporated herein by reference is the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

4.3	—	Form of First Supplemental Indenture between the Company and The Bank of New York, as trustee, relating to the 9.25% Convertible Redeemable Subordinated Debentures (incorporated herein by reference is the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

4.4	—	Form of Subscription Rights Agreement (incorporated herein by reference is the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

4.5	—	Form of Subscription Documentation for Standby Purchasers (incorporated herein by reference is the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

4.6	—	Indenture between the Company and United States Trust Company of New York, as Trustee, related to the 7.35% Notes dated July 29, 1997 (incorporated herein by reference to the Company’s Current Report on Form 8-K, dated July 29, 1997).

4.7	—	Indenture between the Company and United States Trust Company of New York, as trustee, related to the 7.20% Notes, dated August 5, 1997 (incorporated herein by reference to the Company's Registration Statement on Form S-4 (Reg. No. 333-38705)).

4.8	—	Indenture between the Company and IBJ Schroeder Bank & Trust Company, as Trustee, related to the Junior Subordinated Debt Securities dated January 27, 1997 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 1996).

4.9	—	First Supplemental Indenture between the Company and IBJ Schroeder Bank & Trust Company, as Trustee, related to the 9-7/8% Series A and Series B Junior Subordinated Deferrable Interest Debentures dated January 27, 1997 (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 1996).

4.10	—	Indenture dated as of September 14, 2004, between the Company and US Bank, as trustee relating to the 6.0% notes (incorporated by reference to the Company’s report on Form 8-K filed on September 15, 2004).

5.1	—	Opinion of Stroock & Stroock & Lavan LLP.*

10.1	—	Purchase Agreement dated as of January 30, 1993 by and between Sequa Capital Corp. and the Company, as amended as of March 5, 1993 (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.2	—	Restructuring Agreement as of August 5, 1992 among the Company, Trac Lease, Radcliff Group, Interpool Limited, Sequa Capital Corp., Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz (incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.3	—	Employment Agreement dated as of January 1, 1992 by and between Martin Tuchman and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.4	—	Employment Agreement dated as of October 1, 2003 by and between Herbert Mertz and the Company (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.5	—	Employment Agreement dated as of October 1, 2004 by and between Herbert Mertz and the Company (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004).

10.5A	—	Employment Agreement dated as of July 21, 2005 by and between Herbert Mertz and the Company.*

10.6	—	Employment Agreement dated as of July 1, 2004 by and between Arthur L. Burns and the Company (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2003).

10.7	—	Employment Agreement dated as of July 1, 2004 by and between James F. Walsh and the Company (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2003).

10.7A	—	Extension and Amendment No. 1, dated as of May 18, 2005, to the Employment Agreement by and between James F. Walsh and the Company (incorporated herein by reference to the Company’s Form 8-K filed on July 29, 2005).

10.8	—	Employment Agreement dated as of July 1, 2004 by and between Richard W. Gross and the Company (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2003).

10.9	—	Consultation Services Agreement dated as of January 1, 1992 by and between Radcliff Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.10	—	1993 Stock Option Plan for Executive Officers and Directors (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.11	—	Stockholders' Agreement dated as of May 4, 1993, among the Company and Messrs. Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Clay R. Serenbetz, Paul H. Serenbetz, Stuart W. Serenbetz and Arthur L. Burns and the Serenbetz Trust (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.12	—	Non-Compete Agreement dated as of May 4, 1993, by and between The Ivy Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-71538)).

10.13	—	Lease Agreements by and between 211 College Road Associates and Interpool Limited and 211 College Road Associates and Microtech Leasing (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.14	—	Lease Agreement dated December 30, 1986 between Princeton Intermodal Equipment Trust I and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.15	—	Lease Agreements between The Ivy Group and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.16	—	Amendment No. 1, dated August 10, 1992, to Secured Promissory Note and Chattel Mortgage, Security Agreement and Assignment by and between The Ivy Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.17	—	Chassis Lease Agreement dated as of August 15, 1992 by and between Eurochassis L.P. and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.18	—	Transfer and Subscription Agreement among Radcliff Group, Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Clay R. Serenbetz, Paul H. Serenbetz, Stuart W. Serenbetz, the Serenbetz Trust and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.19	—	Exchange and Subscription Agreement by and between the Company and Arthur L. Burns (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.20	—	Demand promissory notes of the Company payable to Martin Tuchman, Warren L. Serenbetz and Princeton International Properties (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.21	—	Indemnity Agreement between the Company and other directors (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.22	—	Agreement between the Company and Arthur L. Burns regarding certain litigation (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.23	—	Series A Capital Securities Guarantee Agreement dated January 27, 1997 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 1996).

10.24	—	Agreement of Merger dated March 15, 1996 among Trac Lease, Inc., Trac Lease Merger Corp. and the Company (incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 1995).

10.25	—	Letter Agreement between The Ivy Group and the Company (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 1995).

10.26	—	Chassis Lease Agreement dated January 1, 1998 between The Ivy Group and Trac Lease, Inc. (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2000).

10.27	—	Consulting Agreement between the Company and Atlas Capital Partners dated February 28, 1998 (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for period ended June 30, 1998).

10.28	—	Asset Purchase Agreement, dated as of July 27, 2000 by and between the Company and Transamerica Leasing, Inc. (incorporated herein by reference to the Company's Form 8-K filed on November 3, 2000).

10.29	—	Amendment No. 1 to the Asset Purchase Agreement dated October 24, 2000 by and between the Company and Transamerica Leasing, Inc. (incorporated herein by reference to the Company's Form 8-K filed on November 3, 2000).

10.30	—	Chassis Lease Agreement dated January 1, 2001 between The Ivy Group and Trac Lease, Inc. (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2000).

10.31	—	Asset Purchase Agreement, dated as of January 26, 2001, by and between Interpool, Inc. and Transport International Pool, Inc. (incorporated herein by reference to the Company's Form 8-K filed on April 3, 2001).

10.32	—	Amendment No. 1 to the Asset Purchase Agreement, dated as of March 30, 2001, by and between the Company and Transport International Pool, Inc. (incorporated herein by reference to the Company's Form 8-K filed on April 3, 2001).

10.33	—	Chassis Holdings I LLC Operating Agreement dated as of July 1, 2001 (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed November 14, 2001).

10.34	—	Chassis Holdings I LLC Put/Call Agreement dated as of July 1, 2001 (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed November 14, 2001).

10.35	—	Sale and Purchase Agreement between 211 College Road Associates and the Company (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2001).

10.36	—	Third Amended and Restated Senior Loan and Security Agreement dated as of December 17, 1997 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with CoreStates Bank, N.A., as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed Herein, as Lenders (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

10.37	—	First Amendment to Third Amended and Restated Senior Loan and Security Agreement dated as of November 17, 1998 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with First Union National Bank (Successor to CoreStates Bank, N.A.), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed Herein, as Lenders (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

10.38	—	Second Amendment to Third Amended and Restated Senior Loan and Security Agreement dated as of May 26, 2000 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with First Union National Bank (Successor to CoreStates Bank, N.A.), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed Herein, as Lenders (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

10.39	—	Third Amendment to Third Amended and Restated Senior Loan and Security Agreement dated as of July 20, 2000 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with First Union National Bank (Successor to CoreStates Bank, N.A.), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed Herein, as Lenders (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

10.40	—	Fourth Amendment to Third Amended and Restated Senior Loan and Security Agreement dated as of October 6, 2000 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with First Union National Bank (Successor to CoreStates Bank, N.A.), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed Herein, as Lenders (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

10.41	—	Fifth Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of August 23, 2002 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.42	—	Sixth Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of March 31, 2002 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.43	—	Seventh Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of May 30, 2003 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.44	—	Eighth Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of July 31, 2003 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.45	—	Ninth Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of October 31, 2003 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.46	—	Tenth Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of January 8, 2004 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.47	—	Eleventh Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of February 25, 2004 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.48	—	Separation Agreement between Mitchell I. Gordon and Interpool, Inc. dated as of July 15, 2003 (incorporated by reference to the Company's Form 8-K Filed on August 5, 2003).

10.49	—	Separation Agreement between Raoul Witteveen and Interpool, Inc. dated as of August 10, 2004 (incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).

10.50	—	Securities Purchase Agreement dated as of September 14, 2004 among the Company and Greywolf Capital Partners II, LP, Greywolf Capital Overseas Fund, Greywolf High Yield Masters Fund, Caspian Capital Partners, LP, Mariner LDC, Mariner Opportunities Fund, LP, Mariner Voyager Master Fund LTD, Riva Ridge Master Fund, LTD, Goldman, Sachs & Co. (incorporated by reference to the Company’s report on Form 8-K filed on September 15, 2004).

10.51	—	Warrant Agreement dated as of September 14, 2004, between the Company and US Bank, as warrant agent (incorporated by reference to the Company’s report on Form 8-K filed on September 15, 2004).

10.52	—	Notes Registration Rights Agreement dates as of September 14, 2004 among the Company and Greywolf Capital Partners II, LP, Greywolf Capital Overseas Fund, Greywolf High Yield Masters Fund, Caspian Capital Partners, LP, Mariner LDC, Mariner Opportunities Fund, LP, Mariner Voyager Master Fund LTD, Riva Ridge Master Fund, LTD, Goldman, Sachs & Co. (incorporated by reference to the Company’s report on Form 8-K filed on September 15, 2004).

10.53	—	Investor Rights Agreement dates as of September 14, 2004 among the Company and Greywolf Capital Partners II, LP, Greywolf Capital Overseas Fund, Greywolf High Yield Masters Fund, Caspian Capital Partners, LP, Mariner LDC, Mariner Opportunities Fund, LP, Mariner Voyager Master Fund LTD, Riva Ridge Master Fund, LTD, Goldman, Sachs & Co. (incorporated by reference to the Company’s report on Form 8-K filed on September 15, 2004).

10.54	—	Amended and Restated Credit Agreement dated as of November 1, 2004 among Interpool Container Funding, SRL, the Company and Fortis Bank (Nederland) N.V. (incorporated by reference to the Company’s Form 10-Q for the quarter ended June 30, 2004 filed on November 12, 2004).

10.55	—	Form of Note Purchase Agreement dated as of November 29, 2004 among the Company and eight institutional investors (incorporated by reference to the Company’s report on Form 8-K filed on December 2, 2004).

10.56	—	Form of Notes Registration Rights Agreement dated as of November 29, 2004 between the Company and eight institutional investors (incorporated by reference to the Company’s report on Form 8-K filed on December 2, 2004).

10.57	—	2004 Stock Option Plan for Key Employees and Directors of Interpool, Inc (incorporated herein by reference to the Company’s Schedule 14A filed on November 24, 2004).

10.58	—	Interpool, Inc. 2004 Non-Qualified Stock Option Plan for Non-Employee, Non-Officer Directors (incorporated herein by reference to the Company's Schedule 14A filed on November 24, 2004).

10.59	—	Voting Agreement dated September 10, 2004 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2005).

10.60	—	Revolving Credit Agreement dated as of December 29, 2004 among Interpool Limited, DVB Bank N.V. and the Lenders named therein (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2005).

10.61	—	Security Agreement dated as of December 29, 2004 made by Interpool Limited in favor of DVB Bank N.V. (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2005).

10.62	—	Third Amended and Restated Credit Agreement dated as of March 15, 2005 among Interpool Container Funding, SRL, the Company, Fortis Bank (Netherland) N.V. and the Lenders named therein (incorporated by reference to the Company’s report on Form 8-K filed March 23, 2005).

10.63	—	Third Amended and Restated Servicing Agreement dated as of March 15, 2005 between Interpool Limited and Interpool Container Funding, SRL (incorporated by reference to the Company’s report on Form 8-K filed March 23, 2005).

10.64	—	Rule 10b5-1 Sales Plan between Martin Tuchman and Goldman, Sachs & Co., dated as of March 16, 2005 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2005).

10.65	—	Amendment, dated as of April 26, 2005, to Warrant Agreement dated as of September 14, 2004 between the Company and U.S. Bank, as warrant agent (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005).

10.66	—	Amendment, dated as of April 26, 2005, to Notes Registration Rights Agreements dated as of September 14, 2004 and November 29, 2004, by and among the Company and the Investors named therein (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005).

10.67	—	Amendment, dated as of April 26, 2005, to Investor Rights Agreement dated as of September 14, 2004, by and among the Company and Greywolf Capital Partners II, LP, Greywolf Capital Overseas Fund, Greywolf High Yield Masters Fund, Caspian Capital Partners, LP, Mariner LDC, Mariner Opportunities Fund, LP, Mariner Voyager Master Fund LTD, Riva Ridge Master Fund, LTD, Goldman, Sachs & Co. (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005).

12.1	—	Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1	—	Subsidiaries of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-71538)).

23.1	—	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).*

23.2	—	Consent of Independent Registered Public Accounting Firm.

24.1	—	Power of Attorney (included in signature page).

25.1	—	Statement of eligibility of trustee.

99.1	—	Form of Letter of Transmittal.

99.2	—	Form of Notice of Guaranteed Delivery.

99.3	—	Forms of Correspondence with Registered Holders of the Notes.

__________

* To be filed by amendment.

           (b) Financial Statement Schedules.

Schedule 2 —	INTERPOOL, INC. AND SUBSIDIARIES SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 and 2002 ALLOWANCE FOR DOUBTFUL ACCOUNTS

           All other financial statement schedules have been omitted because they are not required, not applicable or the information to be included in the financial statement schedules is included in the Consolidated Financial Statements or the notes thereto.

Item 22. Undertakings

           The undersigned registrant hereby undertakes as follows:

           (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

           (2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

           (3) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

           (4) to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

           Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on August 1, 2005.

INTERPOOL, INC. By: /s/ Martin Tuchman Martin Tuchman Chairman and Chief Executive Officer

POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin Tuchman and James F. Walsh, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

By /s/ Martin Tuchman Martin Tuchman	Chairman of the Board of Directors, Chief Executive Officer, President, Chief Operating Officer and Director	August 1, 2005

By /s/ James F. Walsh James F. Walsh	Executive Vice President and Chief Financial Officer	August 1, 2005

By /s/ Brian Tracey Brian Tracey	Senior Vice President (Chief Accounting Officer)	August 1, 2005

By /s/ Arthur L. Burns Arthur L. Burns	Executive Vice President, General Counsel and Director	August 1, 2005

By /s/ Warren L. Serenbetz, Jr. Warren L. Serenbetz, Jr.	Director	August 1, 2005

By /s/ Peter D. Halstead Peter D. Halstead	Director	August 1, 2005

By /s/ Joseph J. Whalen Joseph J. Whalen	Director	August 1, 2005

By /s/ Clifton H. W. Maloney Clifton H. W. Maloney	Director	August 1, 2005

By /s/ Michael S. Mathews Michael S. Mathews	Director	August 1, 2005

By /s/ William J. Shea, Jr. William J. Shea, Jr.	Director	August 1, 2005